As filed with the Securities and Exchange Commission on March 24, 2011

Registration No. 333-172205

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

PRE-EFFECTIVE AMENDMENT NO. 1
TO

Form S-11

FOR REGISTRATION UNDER THE
SECURITIES ACT OF 1933 OF SECURITIES
OF CERTAIN REAL ESTATE COMPANIES

AMERICAN REALTY CAPITAL PROPERTIES, INC.

(Exact name of registrant as specified in its governing instruments)

405 Park Avenue
New York, New York 10022
(212) 415-6500

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Nicholas S. Schorsch
Chief Executive Officer
American Realty Capital Properties, Inc.
405 Park Avenue
New York, New York 10022
(212) 415-6500

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Peter M. Fass, Esq.
Steven L. Lichtenfeld, Esq.
Proskauer Rose LLP
Eleven Times Square
New York, New York
10036-8299
Tel: (212) 969-3000
Fax: (212) 969-2900

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
Class A Common stock, par value $0.01 per share	$110,000,000	$12,771

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED MARCH 24, 2011

PROSPECTUS

5,400,000 Shares — minimum offering
8,800,000 Shares — maximum offering

AMERICAN REALTY CAPITAL
PROPERTIES, INC.

Class A Common Stock

American Realty Capital Properties, Inc. is a newly organized Maryland corporation focused on owning and acquiring single tenant freestanding commercial real estate properties subject to medium-term leases with high credit quality tenants. This is the initial public offering of our Class A Common Stock. We are offering a minimum of 5,400,000 and a maximum of 8,800,000 shares of our Class A Common Stock at $12.50 per share. All of the shares of Class A Common Stock being offered pursuant to this prospectus are being sold by us. We intend to elect and qualify to be taxed as a real estate investment trust for U.S. federal income tax purposes, or REIT, commencing with our taxable year ending December 31, 2011.

We have applied to have our Class A Common Stock listed on The NASDAQ Capital Market, or NASDAQ, under the symbol ARCP.

Shares of our common stock are subject to restrictions on ownership and transfer that are intended, among other purposes, to assist us in qualifying and maintaining our qualification as a REIT. Our charter, subject to certain exceptions, limits ownership to no more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding capital stock or our outstanding common stock.

Investing in our Class A Common Stock involves risks. See “Risk Factors” beginning on page 30 for a description of various risks you should consider in evaluating an investment in the shares.

	Per share	Minimum Offering	Maximum Offering
Public offering price of Class A Common Stock	$12.50	$67,500,000	$110,000,000
Selling commissions and dealer manager fees	$1.00	$5,400,000	$8,800,000
Proceeds, before expenses, to us	$11.50	$62,100,000	$101,200,000

We estimate the total expenses of this offering, excluding the selling commissions and the dealer manager fees, will be approximately $1,225,000 assuming we sell the minimum number of shares of Class A Common Stock in this offering and approximately $1,550,000 assuming we sell the maximum number of shares of Class A Common Stock in this offering. The dealer manager is not required to sell any specific number or dollar amount of our Class A Common Stock but will use its reasonable best efforts to arrange for the sale of all shares of Class A Common Stock offered. Reasonable best efforts means our dealer manager must use its good faith efforts and reasonable diligence to sell shares of our Class A Common Stock but is not otherwise obligated to purchase any specific number or dollar amount of such shares.

This offering will end no later than     , 2011, which is 60 days from the effective date of this offering (irrespective of whether we sell the maximum number of shares of Class A Common Stock in this offering). We will deposit subscription payments in an escrow account held by the escrow agent, Wells Fargo Bank, National Association, in trust for the subscriber’s benefit, pending release to us. 5,400,000 shares of Class A Common Stock must be sold within 60 days following commencement of this offering and our Class A Common Stock must be listed on NASDAQ at such time or we will terminate this offering and promptly return your subscription payments with your pro rata share of the interest earned on these funds in accordance with the provisions of the escrow agreement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of our Class A Common Stock sold in this offering will be ready for delivery on or about         , 2011.

Realty Capital Securities

The date of this prospectus is     , 2011.

You should rely only on the information contained in this prospectus and any free writing prospectus provided or approved by us. We have not, and the dealer manager has not, authorized anyone to provide you with additional information or information different from that contained in this prospectus and any free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, shares of our Class A Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and any free writing prospectus is accurate only as of the respective dates, regardless of the time of delivery of this prospectus or any free writing prospectus or of any sale of shares of our Class A Common Stock.

We use market data and industry forecasts and projections throughout this prospectus, including data from publicly available information and industry publications. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry and there can be no assurance that any of the projections will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information.

i

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company, including under the caption “Risk Factors” and the historical and pro forma financial statements, including the related notes, appearing elsewhere in this prospectus. Unless the context otherwise requires or indicates, references in this prospectus to “we,” “our,” “us,” “our company,” and “the company” refer to American Realty Capital Properties, Inc., a Maryland corporation, together with our consolidated subsidiaries, including ARC Properties Operating Partnership, L.P., a Delaware limited partnership of which we are the sole general partner, which we refer to in this prospectus as our “operating partnership”; “our Manager” refers to ARC Properties Advisors, LLC, a Delaware limited liability company, our external manager; “ARC” refers to American Realty Capital II, LLC and its affiliated companies, our sponsor; and “the contributor” refers to ARC Real Estate Partners, LLC, an affiliate of our sponsor, which will contribute its 100% indirect ownership interests in our continuing properties (as defined below) and our TRS properties (as defined below) to our operating partnership in the formation transactions described elsewhere in this prospectus. Our Class A Common Stock which will be issued in this offering and our Class B Common Stock, which will be issued in a private placement concurrently with the closing of this offering to our executive officers, who also are the members of our sponsor, are sometimes collectively referred to in this prospectus as our “common stock”. Reference to (1) our “continuing properties” refers to, collectively, the 60 properties that are presently leased to RBS Citizens Bank, N.A. and Citizens Bank of Pennsylvania, or collectively, Citizens Bank, and the property presently leased to Home Depot U.S.A., Inc., or Home Depot, indirect interests in which are being contributed to our operating partnership in the formation transactions, (2) our “TRS properties” refers to the two vacant properties that were formerly leased to Citizens Bank with respect to which strategic alternatives such as sale or lease are being considered by us, which will be transferred to one of our taxable REIT subsidiaries in the formation transactions and (3) our “properties” refers to collectively our 61 continuing properties and our TRS properties.

For accounting purposes, the existing entities that directly or indirectly owned our properties have been classified as “ARC Predecessor Companies”. In addition, unless the context otherwise requires or indicates, the information set forth in this prospectus assumes that (1) the formation transactions described elsewhere in this prospectus have been completed, (2) the Class A Common Stock to be sold in this offering is sold at $12.50 per share, (3) the common units of limited partnership interest in our operating partnership, which we refer to as “OP units,” to be issued in the formation transactions are valued at $12.50 per OP unit, and (4) all property information is as of December 31, 2010.

As used in this prospectus, the “principals” refers to Nicholas S. Schorsch and William M. Kahane, principals of ARC, and “fully diluted basis” assumes the exchange of all OP units for shares of our Class A Common Stock on a one-for-one basis, which is not the same as the meaning of “fully diluted” under generally accepted accounting principles, or GAAP. In addition, “pro forma,” “pro forma consolidated,” or “on a pro forma basis” means that the information presented gives effect to this offering, and the formation transactions (each as described herein), in each case as if such transactions had occurred on January 1, 2010, with respect to statement of operations data, and on December 31, 2010, with respect to balance sheet data, all as set forth in our unaudited pro forma condensed consolidated financial statements, which we call our “pro forma financials” or our “pro forma financial information.”

Our Company

We are a newly organized Maryland corporation that has been formed to own and acquire single tenant, freestanding commercial real estate that is net leased on a medium-term basis, primarily to investment grade credit rated and other credit worthy tenants. When we refer to properties that are net leased on a “medium-term basis,” we mean properties originally leased long term (10 years or longer) that are currently subject to net leases with remaining lease terms of generally three to eight years, on average. We were formed to continue and expand ARC’s business of investing in these types of properties. We refer to the ARC entities through which ARC conducted its medium-term net lease business as our “predecessor.” We use the term “net lease” throughout this prospectus. Under a net lease, the tenant occupying the leased property (usually as a single tenant) does so in much the same manner as if the tenant were the owner of the property. There are various forms of net leases, most typically classified as triple net or double net. Triple net leases typically require the tenant to pay all costs associated with a property, including real estate taxes, insurance, utilities and routine maintenance in addition to the base rent. Double net leases typically require the tenant to pay all the costs as triple net leases, but hold the landlord responsible for capital expenditures, including the repair or replacement of specific structural and/or bearing components of a property, such as the roof or structure of the building. Accordingly, the owner receives the rent “net” of these expenses, rendering the cash flow associated with the lease predictable for the term of the lease. Under a net lease, the tenant generally agrees to lease the property for a significant term and agrees that it will have either no ability or only limited ability to terminate the lease or abate rent prior to the expiration of the term of the lease as a result of real estate driven events such as casualty, condemnation or failure by the landlord to fulfill its obligations under the lease. Historically, our predecessor’s participation in net lease transactions has included investing in net leased properties where a significant portion of the terms of the leases have lapsed, leaving remaining lease terms of typically three to eight years, on average.

We will be externally managed and advised by ARC Properties Advisors, LLC, or our Manager, pursuant to the terms of a management agreement. We will also be relying on American Realty Capital II, LLC, our sponsor, for certain acquisition and debt capital services, pursuant to the terms of an acquisition and capital services agreement. Our Manager is controlled by Nicholas S. Schorsch, our chairman and chief executive officer, William M. Kahane, our president, chief operating officer and one of our directors, Peter M. Budko, our executive vice president and chief investment officer, Brian S. Block, our executive vice president and chief financial officer, and Edward M. Weil, Jr., our executive vice president and secretary. Our Manager is an affiliate of ARC, a privately held vertically integrated real estate company founded and controlled by Messrs. Schorsch and Kahane. Since its inception in 2006, and through December 31, 2010, ARC has originated, structured and closed over $1.5 billion in net lease transactions, involving more than 400 properties with more than 30 credit tenants. When we refer to a “credit tenant,” we mean a tenant that has entered into a lease and that we determine is creditworthy and may include tenants with an investment grade or below investment grade credit rating or unrated tenants. To the extent we determine that a tenant is a “credit tenant” even though it does not have an investment grade credit rating, we do so based on ARC’s reasonable determination that a tenant should have the financial wherewithal to honor its obligations under its lease with us. This reasonable determination is based on ARC’s substantial experience closing net lease transactions and is made after evaluating all tenant due diligence materials that are made available to us, including financial statements and operating data.

We focus on investing in properties that are net leased to (i) credit tenants, which are generally large public companies with investment grade or below investment grade ratings and (ii) governmental, quasi-governmental and not-for-profit entities. Our historical net lease investments include investments leased to tenants such as Citizens Bank and Home Depot. We intend to invest in the future in properties with tenants that reflect a diversity of industries, geographies, and sizes (although our current portfolio does not reflect a diversity of tenants or industries). A significant majority of our net lease investments have been and will continue to be in properties net leased to investment grade tenants, although at any particular time our portfolio may not reflect this. As of December 31, 2010, 100% of our continuing properties were leased to companies, or wholly-owned subsidiaries of companies, with an investment grade credit rating, as determined by major credit rating agencies. Although the parent of our Home Depot tenant has an investment grade credit rating, our Home Depot tenant is not rated by a major credit rating agency and accordingly does not have an investment grade credit rating.

As of December 31, 2010, our portfolio consisted of 63 single tenant, freestanding properties, located in 10 states and containing an aggregate of approximately 768,730 leasable square feet. Our continuing properties are 100% occupied and our overall portfolio is 99.1% occupied (based on total leasable square footage). Our continuing properties are subject to triple-net leases that, as of December 31, 2010, have a weighted average remaining lease term of 9.9 years (a weighed average lease term of 7.1 years with respect to our continuing properties leased to Citizens Bank and a lease term of 19.1 years with respect to our continuing property leased to Home Depot) to two different credit tenants. None of our leases on our continuing properties are scheduled to expire before July 2016. Both of our TRS properties are unoccupied and we are evaluating strategic alternatives, including re-leasing or selling the properties, to maximize their value to us. To date, we believe our track record has been excellent and there have been no delinquencies in rent payment on any of these net lease transactions since the ARC Predecessor Companies have owned the properties. To our knowledge, we will be one of the few public REITs that are traded on a national securities exchange, if not the only public REIT that is traded on a national securities exchange, focused on investing in single tenant, freestanding commercial real estate that is net leased on a medium-term basis, primarily to investment grade credit rated and other credit worthy tenants.

Although we are focused on acquiring single tenant, freestanding properties that are net leased on a medium-term basis, we are acquiring in the formation transactions a warehouse facility leased to Home Depot. The Home Depot property has a remaining lease term of 19.1 years, which is substantially longer than our target lease term range of three to eight years, on average. In making the decision to acquire this property, we balanced the long remaining lease duration against the fact that the property fits our target property profile, as it is a recently constructed property and is leased to a tenant wholly-owned by an investment grade rated company as indicated by a major credit rating agency. In addition, the Home Depot property increases our initial portfolio geographic and tenant diversification. The properties being contributed to us in the formation transactions, including the Home Depot property, are the only properties owned and controlled entirely by our principals other than six properties leased to Tractor Supply Company, or the Tractor Supply portfolio, with respect to which we hold a 10-year right of first offer. See “Business and Properties — Excluded Properties.” Accordingly, balancing the Home Depot property benefits with the fact that the remaining lease duration exceeds our target, our management determined to include the Home Depot property in the formation transactions.

We are a Maryland corporation that was formed on December 2, 2010. We conduct all of our business activities through our operating partnership, of which we are the sole general partner. We will commence operations upon the closing of this offering. We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2011.

Our Manager and ARC

We will be externally managed and advised by our Manager. We expect to benefit from the personnel of our Manager and ARC and the relationships and experience of our Manager’s and ARC’s management team and other personnel. Pursuant to the terms of a management agreement between our Manager and us, our Manager will provide us with our management team and appropriate support personnel. Pursuant to an acquisition and capital services agreement between us and ARC, we will have access to the personnel and resources of ARC necessary for the implementation and execution of our business and growth strategies.

Our Manager is an affiliate of ARC, a privately held real estate firm founded and controlled by Messrs. Schorsch and Kahane. ARC is almost exclusively focused on investing in single tenant properties net leased to credit tenants. Since its inception in 2006, and through December 31, 2010, ARC has invested over $1 billion in equity in over 400 net leased properties, with more than 30 credit tenants (representing approximately $1.5 billion in assets). As of December 31, 2010, ARC had approximately $1.3 billion of net leased properties under management. ARC also acts as advisor to eight other publicly-offered REITs whose shares do not trade on any exchange, which we refer to as a “non-traded REIT,” that also may invest generally in net leased real estate assets, but not primarily in our target assets, of which six are currently selling securities to the public.

Our ability to make investments in our target assets is governed by our acquisition and capital services agreement with ARC. Our acquisition and capital services agreement with ARC provides that no entity controlled by ARC or its affiliates, including its principals, will sponsor or manage any public or private U.S. investment vehicle that has as its principal investment strategy to invest in net leased properties that are subject to leases that have remaining terms of less than 10 years but not less than three years other than us for so long as either Mr. Schorsch or Mr. Kahane are affiliated with our Manager and our management agreement is in effect.

Our Manager will be able to draw upon the experience and expertise of ARC’s team of over 50 professionals and support personnel. Our Manager will also benefit from ARC’s dedicated asset management group and portfolio management, finance and administration functions, which address legal, compliance, investor relations and operational matters, asset valuation, risk management and information technologies in connection with the performance of our Manager’s duties.

We have structured the company’s arrangements with our Manager and ARC in a manner that we believe provides significant benefits to our stockholders. Our company will not be burdened by the high administrative expenses associated with employing our own management team and instead will rely on our Manager to provide these services in exchange for a management fee. In addition, these arrangements provide us access to a team of management, investment, capital markets and administrative personnel that, because we are newly formed, hold limited assets and have only a limited ability to pay substantial salaries and benefits, we believe is likely to be more capable and diverse than we would otherwise be able to attract. Through our acquisition and capital services agreement with ARC, we will be able to leverage off of ARC’s extensive net leased properties operating platform in order to execute our business and growth strategies. As demonstrated by ARC’s prior performance, ARC has a successful track record in acquiring and financing net leased properties and we will continue to be able to access ARC’s network of industry relationships in order to source and underwrite acquisition candidates in our target properties and ARC’s debt capital markets expertise in order to achieve an efficient execution of our financing and refinancing needs.

We will not have any employees. Our Manager and ARC will at all times be subject to the supervision and oversight of our board of directors and will have only such functions and authority as we delegate to each of them pursuant to the management agreement and acquisition and capital services agreement, respectively.

Market Opportunity

We believe that there is a significant market opportunity to earn attractive risk-adjusted returns by investing in the medium-term lease duration net lease market. Corporations and many other users of real estate utilize single tenant properties for a variety of purposes, including office buildings for corporate headquarters and regional operations, industrial facilities for the storage and distribution of goods, and freestanding retail stores such as major discount stores, drug stores, gas stations and convenience stores, casual dining and quick-service restaurants, automotive maintenance and repair, big box retail and home improvement stores. While investments in credit tenant net lease properties are subject to the same credit risk as unsecured bond obligations (the failure of the underlying tenant or bond issuer), we believe the yields on credit tenant net lease properties generally exceed the yields on comparably rated bonds. In addition, unlike unsecured bond obligations, the value of the real estate underlying a credit tenant and lease may increase recovery in any tenant bankruptcy or default, thereby providing an overall lower risk investment.

The U.S. net lease market is comprised of a wide range of property types and tenant operations and includes virtually every geographic market in the country. We will target properties net leased to investment grade and other credit worthy tenants, which are typically larger companies operating at multiple locations. The market overview below focuses on ten of the larger market segments (by annual sales) that we encounter when evaluating acquisition opportunities. We estimate that the combined total value of real estate used in these selected industries is approximately $1.2 trillion. We will target the acquisition of these net leased properties as the terms of the existing leases have been reduced to three to eight years. We estimate that of the total real estate in the table below, approximately 20 – 30% are operated or guaranteed by investment grade companies, or operators that we would consider credit tenants, which represents a total target market for us of approximately $240 billion to $350 billion. Further, we estimate that the typical initial lease duration for these types of properties is 15 to 25 years, with an average initial lease duration of 20 years. Accordingly, we believe that approximately 20 – 30% of these properties might have a remaining lease duration that matches our target remaining lease duration of three to eight years, or approximately $48 billion to $105 billion. Not all of these properties will be available for purchase or suitable for us. In addition, we will evaluate acquisition opportunities in many other market segments in addition to those described below.

Segment	Annual Sales ($ Million)	Number of Stores	Average Square Feet per Store	Estimated Value Per Square Foot(1)	Estimated Real Estate Value ($ Million)(2)
Banks	$700,000	98,500	4,000	$556	$219,064
Warehouse Clubs and Superstores	360,000	4,000	150,000	236	141,600
Convenience Stores	350,000	120,000	2,500	600	180,000
Drugstores	220,000	20,000	12,000	349	83,760
Automobile Parts Wholesale-Retail	200,000	35,000	7,000	284	69,580
Fast Food and Quick Service Restaurants	150,000	200,000	3,000	602	361,200
Home Improvement	150,000	23,000	10,000	64	14,720
Discount Stores	130,000	5,000	100,000	99	49,500
Gas Stations	115,000	22,000	3,000	542	35,772
Dollar Stores	50,000	33,000	8,000	140	36,960
Total					$1,192,156

(Source: First Research, Company data)

(1)	Represents ARC’s estimate of value per square foot based on its historical experience in valuing these types of assets.
(2)	Represents, with respect to each segment, ARC’s estimate of the product of (i) the number of stores times (ii) the average square feet per store times (iii) the estimated price per square foot.

Our primary business objective is to generate dependable monthly cash distributions from a consistent and predictable level of funds from operations, or FFO, per share and capital appreciation associated with extending expiring leases or repositioning our properties for lease to new credit tenants upon the expiration of a net lease. We believe that the acquisition of properties that are subject to remaining lease durations of between three and eight years, on average, will give us the best opportunity to meet our objectives by achieving recurring income and residual value. We expect to achieve these objectives by acquiring net leased properties that either (a) have in-place rental rates below current average asking rents in the applicable submarket and are located in submarkets with stable or improving market fundamentals, or (b) provide an essential location or infrastructure that is essential to the business operations of the tenant, which we believe will incent the existing tenant or a new credit tenant to re-lease the property at a higher rental rate upon the expiration of the existing lease. ARC has observed that the acquisition opportunities available in the net lease market are predominantly long term leases. Therefore, based on ARC’s experience, we believe that the market for net leased properties that are subject to leases with credit tenants and a medium term remaining lease duration is both limited and fragmented. We believe this creates a unique buying opportunity for the company given its differentiated strategy to exclusively focus on these types of properties.

In the past two years, fundamental changes in the real estate capital markets, combined with the severe decline in the U.S. economy, have resulted in many holders of real estate (including holders of net leased properties) to become much more risk averse. As a result, many traditional institutional type holders of net leased properties, including insurance companies, finance companies and real estate fund managers have determined to reduce their exposure to net leased properties that are subject to leases expiring in the medium-term. At the same time, the number of purchasers who are interested in acquiring these types of properties is both limited and fragmented. To our knowledge, we will be one of the few public REITs that are traded on a national securities exchange, if not the only public REIT that is traded on a national securities exchange, focused on investing in single tenant, freestanding commercial real estate that is net leased on a medium-term basis, primarily to investment grade credit rated and other credit worthy tenants. We expect to capitalize on these market dislocations and capital void by acquiring net leased properties that have medium-term remaining lease durations with less competition than when the real estate capital debt markets were more liquid and at prices where we believe the profile of the investment has the potential to provide not only recurring income but capital appreciation as well. We also expect to capitalize on value opportunities resulting from ARC’s reputation for historically closing substantially all transactions contemplated under definitive purchase and sale agreements.

Our Competitive Strengths

We will benefit from the deep experience and significant expertise of our Manager’s and ARC’s management team, headed by Nicholas S. Schorsch, our chairman and chief executive officer, William M. Kahane, our president and chief operating officer, Peter M. Budko, our executive vice president and chief investment officer, Brian S. Block, our executive vice president and chief financial officer, and Edward M. Weil, Jr., our executive vice president and secretary. Each of our chief executive officer, president and chief investment officer has more than 20 years of real estate experience.

The team has a successful investment track record in net leased properties as demonstrated by ARC’s prior performance. We believe the team’s relevant experience in commercial net leased property acquisition, ownership and operation across all major industry sectors will enable us to better identify and underwrite investment opportunities.

We believe that our Manager’s and ARC’s competitive strengths will enable us to generate attractive risk-adjusted returns for our stockholders. These strengths include the following:

Experienced and Well-Known Investment Team.  On behalf of ARC and as of December 31, 2010, our Manager’s management team has been responsible for sourcing, structuring, and acquiring over 2,900 net leased properties, representing approximately 40.5 million leasable square feet at a purchase price of over $5 billion. As of December 31, 2010, ARC had approximately $1.3 billion of net leased properties under management. As former president, chief executive officer and vice-chairman of American Financial Realty Trust, or AFRT, a NYSE listed REIT that invested in properties and assets net leased to the financial services industry, Mr. Schorsch enjoys long-standing relationships with both public and private owners of net leased properties, brokers, and other key industry participants that provide a source of transaction flow not otherwise available to the general investment community. Additionally, his broad operating and investing experience for approximately a fifth of a century gives him an ideal vantage point for steering our investment strategy.

Exceptional Domain Expertise.  Our Manager’s management team has particular expertise structuring and investing in net leased properties throughout all stages of real estate investment cycles, which is well matched to the opportunities in the current volatile real estate market. As exemplified by Mr. Schorsch’s prominent role in forming and managing AFRT, and Mr. Kahane’s role as a trustee of AFRT, this team has considerable expertise in organizing and managing publicly-traded vehicles investing in net leased properties and executing effective value realization strategies.

Expertise in Real Estate Capital Markets, Corporate Acquisitions and Operations.  Our Manager’s management team’s real estate capital markets, corporate acquisition and operating experience sets it apart from most traditional real estate investors. Our Manager’s management team has executed large corporate and portfolio transactions, demonstrating a sophisticated structuring capability and an ability to execute complex capital markets transactions. On behalf of ARC, members of our Manager’s management team have sponsored eight other real estate companies in addition to AFRT, including American Realty Capital Trust, Inc., American Realty Capital New York Recovery REIT, Inc., Phillips Edison — ARC Shopping Center REIT, Inc., American Realty Capital Healthcare Trust, Inc., American Realty Capital — Retail Centers of America, Inc., American Realty Capital Trust II, Inc., ARC — Northcliffe Income Properties, Inc. and American Realty Capital Trust III, Inc., of which American Realty Capital Trust, Inc., American Realty Capital New York Recovery REIT, Inc., Phillips Edison — ARC Shopping Center REIT, Inc., American Realty Capital Healthcare Trust, Inc. and American Realty Capital — Retail Centers of America, Inc. are currently selling securities to the public. Additionally, members of our Manager’s management team have sponsored Business Development Corporation of America, Inc., a publicly offered specialty finance company which has elected to be treated as a business development company under the Investment Company Act of 1940, as amended.

Focus on Capital Preservation.  On behalf of ARC, our Manager’s management team has placed a premium on protecting and preserving capital by performing a comprehensive risk-reward analysis on each investment, with a rigorous focus on relative values among the target assets that are available in the market. ARC utilizes appropriate leverage to enhance equity returns while avoiding unwarranted levels of debt or excessive interest rate or re-financing exposure. Our Manager intends to employ a similar capital preservation strategy for us.

Disciplined Approach to Underwriting and Due Diligence.  Before acquiring a property, ARC’s team of investment professionals, led by Mr. Budko, implements a disciplined underwriting and due diligence process. The focus of the due diligence falls into the following four primary areas: (1) credit and financial reviews of the tenant as well as an assessment of the tenant’s business, the overall industry segment and the tenant’s market position within the industry; (2) lease quality, including an analysis of the term, tenant termination and abatement rights, landlord obligations and other lease provisions; (3) a real estate fundamentals review and analysis, including an evaluation of the replacement cost of the property and assessment of alternative uses; and (4) an analysis of the risk adjusted returns on the investment.

Dedicated Asset Management Team and In-House Operational and Professional Services.  Attaining attractive returns from investing in real estate requires both wise investment decision making and prudent asset management. ARC has an in-house real estate services team that employs over 50 professionals. This team is responsible for managing all of the investments made by ARC. Through an acquisition and capital services agreement between us and ARC, we will be able to utilize ARC’s in-house asset management team and legal, accounting and tax capabilities on our behalf.

Established Investment and Portfolio Management Capabilities.  ARC has an experienced in-house team of investment professionals that source, structure, underwrite and close our transactions. In addition, ARC has developed an extensive national network of property owners, investment sale brokers, tenants, borrowers, mortgage brokers, lenders, institutional investors and other market participants that helps us to identify and evaluate a variety of single tenant net leased investment opportunities. ARC’s management team is comprised of individuals with expertise in commercial real estate, credit capital markets, asset management and legal.

Financing Expertise.  ARC’s management team has substantial experience in financing single tenant net leased assets. ARC has developed and continues to enhance financing structures that have enabled us to efficiently finance a portion of the acquired properties through term loan and securitization transactions. These financing structures enable us to enhance portfolio returns without reducing tenant credit quality in search of yield.

Reduced General and Administrative Expenses.  Under the administrative support agreement we expect to enter into with ARC concurrently with the closing of this offering, ARC will pay or reimburse us for our general administrative expenses, including, without limitation, legal fees, audit fees, board of director fees, insurance, marketing and investor relation fees, for a period of one year after the closing of the offering to the extent our modified FFO (as described under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Funds from Operations”) is insufficient to pay the distributions declared by us in respect of our OP units during such one year period.

Business and Growth Strategies

Our principal business objective is to generate attractive risk-adjusted investment returns by assembling a high-quality well located portfolio of net leased properties diversified by tenant, industry, geography and lease duration. We intend to pursue a fully-integrated origination and investment approach that will allow us to maximize cash flow and achieve sustainable long-term growth in FFO, thereby maximizing total return to our stockholders. We plan to expand our existing medium term net lease business and create a diversified portfolio of medium term net leased properties.

Because no leases in our initial portfolio of continuing properties expire before July 2016 and we will focus on acquisitions with remaining lease durations of not less than three years, we expect not to have any lease expirations until at least 2014. The anticipated stability of our cash flows during the next three years differentiates our portfolio from other publicly traded REITs that invest in net lease properties that have annual lease expirations that require management time and focus. We intend to focus all of our efforts during this period on expanding our business and creating a diversified portfolio of high quality properties with credit tenants.

Investing in High Quality Cash Flows.

Our portfolio of continuing properties consists of freestanding, single tenant net leased properties where 100% of the underlying tenants are of high credit quality (as determined by us based on the credit ratings of our Citizens Bank tenants and the parent of our Home Depot tenant) and it is our intention to continue to invest in properties leased to high credit quality tenants only. As of December 31, 2010, 100% of our continuing properties were leased to companies, or wholly-owned subsidiaries of companies, with an investment grade credit rating, as determined by major credit rating agencies. Although the parent of our Home Depot tenant has an investment grade credit rating, our Home Depot tenant is not rated by a major credit rating agency and accordingly does not have an investment grade credit rating. As such, the parent of our Home Depot tenant would not have any obligations to us if our Home Depot tenant defaulted in its obligations to us under its lease. Our Citizens Bank tenants each individually have an investment grade credit rating; however, neither their parent entity, Citizens Financial Group, Inc., or CFG, nor CFG’s parent entity, The Royal Bank of Scotland Group plc, would have any obligation to us if either of our Citizen’s Bank tenants defaulted under their respective leases with us. Investing in properties leased to credit tenants provides us with a stable and reliable source of cash flow from our properties.

Acquiring “Critical-Use” Properties Net Leased to Clients.

We intend to acquire and own commercial properties subject to net leases to credit tenants, with a focus on acquiring properties that are of “critical use” to the tenants occupying such properties or that have a clear alternative use. When we say that a property is of “critical use” to a tenant, we mean that we believe that because of its location and physical characteristics, it is positioned to be fundamentally important to our tenant’s business. We will be focused on acquiring net leased properties at or below replacement cost and in geographies where the market fundamentals will give us the flexibility to renew or extend the lease with the existing tenant or reposition the property for alternative uses.

Prior to effecting any acquisitions, we analyze the (1) property’s design, construction quality, efficiency, functionality and location with respect to the immediate sub-market, city and region; (2) lease integrity with respect to the term, rental rate increases, corporate guarantees and property maintenance provisions, if any; (3) present and anticipated conditions in the local real estate market; and (4) prospects for selling or re-leasing the property on favorable terms in the event of a vacancy. We also evaluate each potential tenant’s financial strength, growth prospects, competitive position within its respective industry and a property’s strategic location and function within a tenant’s operations or distribution systems. We believe that our comprehensive underwriting process is critical to the assessment of long-term profitability of any investment by us.

Strong Risk-Adjusted Cash Flows.

We intend to acquire net leased properties that have remaining lease terms of approximately three to eight years, on average. We believe that the competition to acquire net leased properties that have lease expirations in the medium-term is minimal and fragmented and, to our knowledge, we are one of the few public REITs that are traded on a national securities exchange, if not the only public REIT that is traded on a national securities exchange, focused exclusively on making investments of this type. We expect to acquire net leased properties that have medium-term remaining lease durations with less competition than when the real estate capital debt markets were more liquid and at prices where we believe the profile of the investment has the potential to provide not only recurring income but capital appreciation as well. We also expect to capitalize on value opportunities resulting from ARC’s reputation for historically closing substantially all transactions contemplated under definitive purchase and sale agreements.

We also believe smaller leased properties, that are approximately 3,000 to 10,000 square feet in size, represent an attractive investment opportunity in today’s real estate environment. Due to the complexities of acquiring and managing a large portfolio of relatively small assets, based on ARC’s experience, we believe these types of properties have not experienced significant institutional ownership interests or the corresponding yield reduction experienced by larger income producing properties. We believe the minimal property management required by net leases, coupled with the active management of a large portfolio of similar properties, is an effective investment strategy.

Diversification.

We will seek to assemble a high-quality well located portfolio of net leased properties diversified by tenant, industry, geography and lease duration. As of December 31, 2010, our 63 properties were located in 10 states and with leases with two different tenants in two different tenant industries.

Maximize Cash Flow Through Internal Growth.

We seek investments that provide for attractive returns initially and increasing returns over the remaining lease term with fixed rent escalations and/or percentage rent features that allow participation in the financial performance of the property. We have typically structured our property acquisitions to achieve a positive spread between our cost of capital and the rental amounts paid by our tenants. We have also embedded rental rate growth into our existing leases. During such lease term and any renewal periods, our leases typically provide for periodic increases in rent and/or percentage rent based upon a percentage of the tenant’s prior sales over a predetermined level. As of December 31, 2010, 100% of our leases relating to our continuing properties provided for periodic increases in rent, which increases average 2.38% per annum on a weighted average basis. We also have the opportunity to generate incremental revenue growth by rolling existing leases to market rents in many of our markets.

Aggressive Asset Management.

Unlike many owners of net leased properties who treat their assets more like corporate bonds, we and our Manager intend to implement an aggressive asset management approach for net leased properties in order to maximize our return on investment. Initially our Manager will create an asset specific management plan for each of our properties. Our Manager then intends to manage the properties aggressively against the plan with the goal of achieving a re-leasing of the property at an enhanced rent upon the expiration of the existing lease. As part of this plan, our team will be engaging in regular dialogues with our tenants to determine their ongoing property needs and how they can best position or reposition the property in order to meaningfully increase the likelihood that the existing tenant will renew its lease.

Value-Added Repositioning.

As part of our investment strategy, we will opportunistically make capital improvements to a property or offer rent abatements in order to induce an existing tenant to renew its lease or reposition the property to be leased to a new credit tenant. In the event we are successful in implementing this strategy, we may, on an opportunistic basis and subject to compliance with certain restrictions on selling properties applicable to REITs, resell such properties to buyers of long-term net leased properties. We are presently undertaking a strategic review of our two TRS properties to determine the optimal repositioning approach to maximize stockholder value for these assets.

Selectively Engaging in Gain-on-Sale Transactions.

On a limited and opportunistic basis, we intend to acquire and promptly resell medium-term net lease properties for immediate gain. To the extent we engage in these activities, to avoid adverse U.S. federal income tax consequences, we generally must do so through a taxable REIT subsidiary, or TRS. In general, a TRS is treated as a regular “C corporation” and therefore must pay corporate-level taxes on its taxable income. Thus, our yield on such activities will be reduced by such taxes borne by the TRS. Depending on the strategic alternative we ultimately decide to pursue, our two TRS properties may be an example of the execution of this strategy.

Scalable Operating Model.

We expect to leverage off of ARC’s experienced in-house team of investment professionals to source, structure, underwrite and close acquisitions of our target properties allowing for a rapid deployment of available funds earmarked for such purposes. In addition, ARC has developed an extensive national network of property owners, investment sale brokers, tenants, borrowers, mortgage brokers, lenders, institutional investors and other market participants that help it to identify and evaluate a variety of single tenant investment opportunities. ARC’s management team is comprised of individuals with expertise in commercial real estate, credit capital markets, asset management and legal. ARC also places significant focus on anticipating and meeting the needs of net leased tenants by focusing on their expansion, consolidation and relocation requirements. We believe that ARC’s presence, size and resources provide market intelligence that strengthens our growth and acquisition capabilities.

Our Portfolio

Our existing portfolio of properties consists of 63 freestanding net leased properties situated in 10 states. Our existing portfolio of properties is approximately 768,730 leasable square feet, of which approximately

465,600 leasable square feet comprises a distribution facility in the consumer retail industry, approximately 296,330 leasable square feet comprises properties in the retail banking industry and approximately 6,800 leasable square feet is vacant. As of December 31, 2010, our existing portfolio of properties was 99.1% occupied. Our real estate portfolio generated $9.1 million of rental revenue for the period ended December 31, 2010 on a historical combined basis.

The chart below presents a summary of our portfolio of properties:

Tenant/Property	Number of Properties	Total Leasable Square Footage (%)	Total Leasable Square Footage(1)	Average Annual Rent (in thousands)(2)	Percentage (%)(3)
Citizens Bank	60	38.6%	296,330	$6,780.6	75%
Home Depot	1	60.5%	465,600	$2,258.0	25%
TRS Properties(4)	2	0.9%	6,800	$0.0	0%
Total Portfolio	63	100%	768,730	$9,038.6	100%

Certain percentages and totals may not sum due to rounding.

(1)	Calculated as leasable square feet by tenant divided by the portfolio total of 761,930 leasable square feet.
(2)	Reflects average annual rent under the lease reflecting straight line rent adjustments associated with contractual rent increases in the leases as required under GAAP.
(3)	Calculated as Average Annual Rent divided by total Average Annual Rent of $9,038,600.
(4)	Tenant concessions are not reflected in this calculation because they were not incurred by either us or an ARC Predecessor Company. We are in the process of evaluating the strategic alternatives for maximizing the value of our two TRS properties, including re-leasing these properties or selling them with or without a tenant.

Financing Strategy

We intend to finance future acquisitions with the most advantageous source of capital available to us at the time of the transaction, which may include a combination of public and private offerings of our equity and debt securities, secured and unsecured corporate-level debt, property-level debt and mortgage financing and other public, private or bank debt. In addition, we may acquire properties in exchange for the issuance of our common stock or OP units.

We may also acquire a property subject to (and may assume) a fixed rate mortgage. We intend to enter into mortgage and financing arrangements that provide for amortization of part of the principal balance during the term, thereby reducing the refinancing risk at maturity, but also at the same time reducing our cash available for distribution. Some of our properties may be financed on a cross-defaulted or a cross-collateralized basis, and we may collateralize a single financing with more than one property.

We believe, based on preliminary conversations with lenders, that we will be able to refinance our existing $82.6 million (as of December 31, 2010) mortgage loan secured by our continuing properties leased to Citizens Bank and our two TRS properties with an anticipated new $55.0 million fixed rate mortgage loan secured only by our continuing properties leased to Citizens Bank. The specific principal amount of the new mortgage loan, including the loan maturity and interest rate, will be negotiated by us and the commercial lender or lenders providing the loan. This refinancing will be contingent upon the closing of this offering since a significant portion of the net proceeds of this offering will be utilized to satisfy the difference between the net proceeds of this mortgage loan and the existing mortgage debt encumbering these properties. To the extent this loan cannot be obtained at the closing of this offering, we will continue to seek to refinance this $82.6 million of mortgage indebtedness prior to its maturity on August 31, 2011, including by raising both additional debt or equity, or negotiating for a loan extension with the lender. See “Risk Factors — Sixty-two of our 63 properties are encumbered by mortgage indebtedness that is maturing in the short-term, which indebtedness we may not be able to refinance upon maturity.”

Our strategy is to finance our properties with, or acquire our properties subject to, secured long-term fixed rate non-recourse debt at a positive spread to the yield on those properties. We seek to finance our properties with, or acquire our properties subject to, non-recourse long-term fixed rate debt through “match-funded” or substantially “match-funded” debt, meaning that we seek to obtain debt whose maturity matches as closely as possible the lease maturity of the property financed. By doing so, we seek to lock-in the positive spread on the properties (representing the difference between our yield and our cost of financing) for the lease term. Through non-recourse debt, we seek to limit our overall exposure in the event we default on the debt to the amount we have invested in the property or properties financed.

For properties that have not yet been financed with long-term fixed rate debt, we may employ a hedging strategy to manage our exposure to interest rate fluctuations prior to the time we obtain permanent fixed rate financing. We will do so by entering into hedging transactions that we expect to offset changes in interest rates. As interest rates increase, the hedge transactions are intended to offset the increased interest cost on the expected financing with gains on the hedge positions. Our hedging transactions will consist primarily of forward starting interest rate swaps. Interest rate swaps are agreements between two parties to exchange, at particular intervals, payment streams calculated on a specified notional amount. We will not hedge those properties that we have financed with long-term fixed rate debt, as our yields and spreads on those properties are fixed and, therefore, not impacted by fluctuations in interest rates.

Upon completion of this offering, we expect to have approximately $39.7 million in cash available to execute our growth strategy assuming we sell the maximum number of shares of Class A Common Stock offered in this offering. Following completion of this offering, we also expect to incur indebtedness to supplement our equity capital. We expect that we will incur both corporate-level debt and property level debt. Although we are not required to maintain any particular leverage ratio, we expect to maintain an overall net debt to gross asset value of approximately 45% to 55%. However, our organizational documents do not limit the amount or percentage of debt that we may incur. The amount of leverage we will deploy for particular investments in our target assets will depend upon our or our Manager’s assessment of a variety of factors, which may include the anticipated liquidity and price volatility of the target assets in our investment portfolio, the potential for losses, the availability and cost of financing the assets, the creditworthiness of our tenants, the health of the U.S. economy and commercial mortgage markets, our outlook for the level, slope and volatility of interest rates, and the credit quality of the properties securing the applicable financing. Since this ratio is based, in part, upon market values of equity, it will fluctuate with changes in the market value of our Class A Common Stock. However, we believe that this ratio provides an appropriate indication of leverage for a company whose assets are primarily net leased properties with medium-term lease durations.

Summary Risk Factors

An investment in our Class A Common Stock involves various risks, and prospective investors should carefully consider the matters discussed in the section “Risk Factors” beginning on page 30 prior to deciding whether to invest in our Class A Common Stock. These risks include, but are not limited to, the following:

•	each of our continuing properties is leased to a single tenant and all of our continuing properties are leased to only two tenants (including for this purpose, all affiliates of such tenants) and, therefore, the financial failure of, or default by, one of these tenants under their leases is likely to cause a complete reduction in the cash flows of the properties subject to those leases;
•	the failure of any of our tenants with leases in multiple locations to make rental payments to us, because of a deterioration in its financial condition, bankruptcy or otherwise, or the termination or non-renewal of a lease by a major tenant, would have a material adverse effect on our cash from operations;
•	we may be unable to refinance the $82.6 million of non-recourse mortgage indebtedness secured by our 60 continuing properties leased to Citizens Bank and our two TRS properties that matures on August 31, 2011, which, if it occurs, could result in the loss of our entire investment in those properties;
•	each of the management agreement with our Manager and the acquisition and capital services agreement with ARC was not negotiated on an arm’s-length basis, including the term of each agreement which exceeds the term of most other externally advised REITs, and may not be as favorable to us as if each agreement had been negotiated with an unaffiliated third party, and each agreement may be difficult to terminate;
•	there are various conflicts of interest in our relationship with ARC, which could result in decisions that are not in the best interest of our stockholders;
•	we will be dependent on ARC and its key personnel who provide services to us through the management agreement and the acquisition and capital services agreement, and we may not find a suitable replacement for our Manager and ARC if the management agreement and the acquisition and capital services agreement are terminated, or for our key personnel if they leave ARC or otherwise become unavailable to us. Our Manager is not required to make available any particular individual personnel to us;
•	on behalf of ARC, members of our Manager’s management team have sponsored eight other real estate companies, of which seven are in the process of either having their offerings registered with the Securities and Exchange Commission, or SEC, or have only recently had their offerings declared effective by the SEC, and it is expected that such members of our Manager’s management team will be required to devote substantial time and attention to these other real estate companies which will divert from the time and attention such management team members can devote to us;
•	our management agreement with our Manager and the acquisition and capital services agreement with ARC is non-cancelable by us for a period of ten years following the offering, except for acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of our Manager’s or ARC’s duties, as applicable, and it may therefore be difficult to remove our Manager or ARC;
•	we may fund distributions from unlimited amounts of any source, including borrowing funds, using proceeds from this offering, issuing additional securities or selling assets in order to fund distributions if we are unable to make distributions with our cash flow from our operations, which distributions may reduce the amount of capital we ultimately invest in our target assets and adversely impact our operations and the market price of our Class A Common Stock;
•	our administrative support agreement with ARC, which requires ARC to pay our general and administrative expenses to the extent our MFFO is insufficient to cover the distributions declared in respect of our OP units, expires one year after the date of the closing of this offering, and, as a result, we may be required to reduce our distributions to stockholders following the expiration of this agreement;
•	our Manager and ARC will be paid substantial fees, most of which are payable regardless of the performance of our portfolio, for services performed for us pursuant to the management agreement and the acquisition and capital services agreement, which reduces the amount of cash available for investment in properties or distribution to stockholders;
•	the incentive fee payable to our Manager under the management agreement is paid quarterly and is based on our Core Earnings (as defined herein) and, therefore, may cause our Manager to select investments in more risky assets to increase its incentive compensation;
•	ARC will be paid acquisition fees and financing fees with respect to properties acquired and financings obtained after the date of this offering and, may in the future, receive property management fees, and, therefore, ARC may attempt to cause us to acquire properties and incur financings in order to earn these fees;
•	the right of the holders of the shares of Class B Common Stock to elect two-thirds of the board of directors (rounded down to the nearest director) and the right to maintain the voting rights and privileges of the Class B Common Stock in the event of a significant corporate transaction will limit the ability of holders of the shares of Class A Common Stock to influence corporate matters, including electing a new slate of directors if stockholders are unhappy with our performance;
•	our operating performance is subject to risks associated with the real estate industry;

•	our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and potentially state and local tax, and would adversely affect our operations and the market price of our Class A Common Stock;
•	we have not previously operated as a REIT or as a public company and, therefore, there can be no assurance that we will successfully and profitably operate our business in compliance with the regulatory requirements applicable to REITs and to public companies;
•	we rely on external sources of capital to fund future capital needs, and if we encounter difficulty in obtaining such capital, we may not be able to make future investments necessary to grow our business or meet maturing commitments;
•	our organizational documents have no limitation on the amount of indebtedness that we may incur, and as a result, we may become highly leveraged in the future, which could adversely affect our financial condition;
•	the cash available for distribution to stockholders may not be sufficient to make distributions, nor can we assure you of our ability to make distributions in the future;
•	the price we will pay for the properties to be acquired by us in the formation transactions may exceed their aggregate fair market value;
•	we expect to use leverage in executing our business strategy, which may adversely affect the return on our assets and may reduce cash available for distribution to our stockholders, as well as increase losses when economic conditions are unfavorable;
•	differences between the book value of the assets to be acquired in the formation transactions and the price paid for our Class A Common Stock will result in an immediate and material dilution of the book value of our Class A Common Stock.
•	we have agreed with the contributor, which contributed indirect interests in our properties to us, to indemnify it against adverse tax consequences if we were to sell, convey, transfer or otherwise dispose of all or any portion of these interests, in a taxable transaction, in these properties other than the two TRS properties for a period of 10 years after this offering. Although it may be in our stockholders’ best interest that we sell a property, it may be economically disadvantageous for us to do so because of these obligations. We have also agreed to make up to $25.0 million of debt available for the contributor to guarantee. As a result, we may be required to incur and maintain more debt than we would otherwise; and
•	there has been no public market for our Class A Common Stock prior to this offering.

Formation Transactions

Our portfolio consists of 63 properties, owned by 29 property subsidiaries that are indirectly owned by the contributor, an affiliate of our sponsor. In addition, two investment funds sponsored by ARC hold, as of December 31, 2010: (i) an aggregate of approximately $19,400,000 of unsecured indebtedness payable by ARC Income Properties, LLC, the owner of 28 of these property subsidiaries, and (ii) an aggregate of approximately $11,200,000 of unsecured indebtedness payable by ARC Income Properties III, LLC, the owner of one of these property subsidiaries. Prior to, or concurrently with, the completion of this offering, we will engage in a series of transactions, which we refer to as the formation transactions, that will consolidate our portfolio within our company and our operating partnership and will repay this indebtedness (together with prepayment penalties related thereto in the aggregate amount of approximately $306,000) and certain other mortgage indebtedness assumed in connection with the formation transactions.

Part of the formation transactions includes a contribution transaction whereby the contributor, which is the indirect owner of the ownership interests in the property subsidiaries described above, will exchange certain indirect ownership interests in the property subsidiaries owning our real estate portfolio for OP units pursuant to a contribution agreement. The contribution agreement is subject to customary closing conditions, including the completion of this offering.

Pursuant to the formation transactions, the following have occurred or will occur substantially concurrent with the completion of this offering.

•	We were formed as a Maryland corporation on December 2, 2010.
•	Our operating partnership was formed as a Delaware limited partnership on January 13, 2011.
•	We will sell a minimum of 5.4 million shares of our Class A Common Stock and a maximum of 8.8 million shares of our Class A Common Stock in this offering, and we will contribute the net proceeds from this offering to our operating partnership in exchange for 5.4 million OP units assuming we sell the minimum number of shares of Class A Common Stock offered in this offering, or 8.8 million OP units assuming we sell the maximum number of shares of Class A Common Stock offered in this offering.
•	We will sell an aggregate of 8,000 shares of Class B Common Stock to our executive officers, who also are the members of our sponsor, at a price of $12.50 per share in a private placement and we will contribute the net proceeds to our operating partnership in exchange for 8,000 OP units.
•	We and our operating partnership will then consolidate the ownership of our portfolio of properties by acquiring the indirect interests in each of the property subsidiaries through a contribution transaction. Pursuant to the contribution transaction, the contributor will contribute and exchange all of its indirect ownership interests in 29 property subsidiaries that own the entire interest in 63 properties to our operating partnership in exchange for approximately 310,000 OP units, with an aggregate value of approximately $3.9 million plus the assumption, as of December 31, 2010, of approximately $127 million of indebtedness. The properties will be contributed at carryover basis, which is cost, less accumulated depreciation and amortization, as required by GAAP; however, as of January 1, 2011, the investment value of the portfolio of our continuing properties, as determined by Butler Burgher Group, an independent third-party appraiser, was approximately $131 million. See the caption “Business and Properties — Investment Valuation of Portfolio” for a description of the methodology employed to determine this investment value.
•	Our operating partnership will transfer the two TRS properties into our wholly-owned TRS.
•	We will enter into a management agreement with our Manager, an acquisition and capital services agreement with ARC and an administrative support agreement with ARC.
•	Each property subsidiary we acquire in the formation transactions will make certain representations and warranties in the contribution agreement. However, these representations and warranties will not, subject to certain limited exceptions, survive the closing of the formation transactions. Further, neither ARC nor the property subsidiaries being acquired in the formation transactions will provide any indemnity with respect to such representations and warranties.
•	We will repay approximately $30.6 million of unsecured recourse indebtedness (together with prepayment penalties related thereto in the aggregate amount of approximately $306,000) incurred by two property subsidiaries that will be contributed to us by our contributor and that is owed to two private investment funds sponsored by ARC.
•	We anticipate repaying the $82.6 million of mortgage indebtedness encumbering our 60 continuing properties leased to Citizens Bank and our two TRS properties by utilizing approximately $27.6 million of net proceeds from this offering and the proceeds of an anticipated new $55.0 million mortgage loan we will obtain secured by our 60 continuing properties leased to Citizens Bank.
•	Our sponsor and Messrs. Schorsch and Kahane will be released from or indemnified by us against certain guarantees granted by them to the lenders holding the mortgage indebtedness encumbering our properties.
•	At no cost to us, we will enter into a 10-year right of first offer agreement with ARC Income Properties IV, LLC, an affiliate of our sponsor, to acquire the remaining six net leased properties owned and controlled entirely by ARC and that are leased to Tractor Supply.
•	In connection with the foregoing transactions, we expect to adopt a cash and equity-based incentive award plan and other incentive plans for our Manager, our Manager’s and ARC’s directors, officers,

employees and consultants. Concurrently with the completion of this offering, we will grant to our Manager an aggregate number of restricted shares equal to 3.0% of the number of shares sold in this offering, or 162,000 restricted shares assuming the sale of 5.4 million shares, the minimum number of shares offered in this offering, or 264,000 restricted shares assuming the sale of 8.8 million shares, the maximum number of shares offered in this offering. We will also reserve a total number of shares equal to 10.0% of the total number of issued and outstanding shares of Class A Common Stock (on a fully diluted basis assuming the redemption of all OP units for shares of Class A Common Stock) at any time under the Equity Plan for equity incentive awards other than the initial grant to our Manager. Accordingly, immediately following the completion of this offering, we will have reserved a minimum of 571,000 shares (assuming the sale of 5.4 million shares in this offering and the issuance of 310,000 OP units) and a maximum of 911,000 shares (assuming the sale of 8.8 million shares in this offering and the issuance of 310,000 OP units) under the Equity Plan. See “Management — Equity Incentive Plans”.

Our Structure

The following diagram depicts our ownership structure upon completion of this offering and the formation transactions, assuming the minimum number of shares offered in this offering are sold. Our operating partnership will own 100% of the properties, directly or indirectly, and in some cases through special purpose entities that were created in connection with various financings.

(1)	If the maximum number of shares of Class A Common Stock are sold in this offering, on a fully diluted basis, our public stockholders will own 97.0% of our common stock, our non-executive directors will own 0.1% of our common stock and our executive officers will own 0.1% of our common stock.
(2)	The shares of our Class B Common Stock have the right to elect 2/3 of our board of directors (rounded down to the nearest director) and, accordingly, our management will have effective control over us even though public stockholders may hold substantially all of the shares of our Class A Common Stock. See “Risk Factors — Risks Related to Our Organization and Structure — The rights of the holders of the shares of Class B Common Stock, including the right to elect 2/3 of the board of directors and the right to maintain the voting rights and privileges of the Class B Common Stock in the event of a significant corporate transaction and to vote as a separate class on our dissolution, will limit the ability of holders of the shares of Class A Common Stock to influence corporate matters, including electing a new slate of directors if stockholders are unhappy with our performance.”
(3)	Concurrently with the completion of this offering, we will grant to each of our non-executive directors 3,000 shares of Class A Common Stock, which will vest ratably in annual installments over a five-year period beginning on the first anniversary of the date we complete this offering, subject to the director’s continued service on our board of directors.
(4)	To the extent ARC decides to buy any shares of Class A Common Stock in this offering, the percentage of Class A Common Stock held by the public stockholders will be reduced. Under our directed share program, at our request, our dealer manager has reserved up to 50% of the Class A Common Stock being offered in this offering for sale to our directors, officers, employees and other individuals associated with us and members of their families, including holders of interests in ARC Income Properties, LLC and ARC Income Properties III, LLC, affiliates of ARC which hold certain unsecured indebtedness that will be repaid in the formation transactions at a purchase price of $11.50 per share, reflecting the fact that selling commissions and dealer manager fees will not be payable in connection with such sales. Accordingly, it is possible that ARC and its affiliates may also hold a substantial percentage of the shares of our Class A Common Stock. See “Plan of Distribution — Directed Share Program.”
(5)	Concurrently with the completion of this offering, we will grant our Manager a number of shares of Class A Common Stock equal to 3.0% of the number of shares of Class A Common Stock sold in this offering, which will vest ratably in quarterly installments over a three-year period beginning on the first day of the calendar quarter after we complete this offering.
(6)	If the maximum number of shares of Class A Common Stock are sold in this offering, on a fully diluted basis, the contributor will own 3.3% of the OP units.

Our principals may be deemed to be our “promoters” based on their ownership and various relationships with us, the property subsidiaries and our Manager.

Material Benefits to Related Parties

Upon the completion of this offering and the formation transactions, our principals and certain of our directors and executive officers will receive material financial and other benefits, as described below. For a more detailed discussion of these benefits see “Management” and “Certain Relationships and Related Party Transactions.”

•	In connection with the formation transactions, the contributor will exchange all of its indirect ownership interests in our property subsidiaries for OP units, as described below:

ARC Real Estate Partners, LLC	310,000 OP units (with a combined aggregate value of approximately $3.9 million) in exchange for indirect interests in the property subsidiaries having an aggregate net book value (deficit) attributable to such interests as of December 31, 2010 of approximately $(11.3) million. All the equity interests in the contributor are owned by our executive officers as follows: 66.5% are held by Mr. Schorsch, our chairman and chief executive officer, 14.1% are held by Mr. Kahane, our president and chief operating officer, 13.1% are held by Mr. Budko, our executive vice president and chief investment officer, 2.6% are held by Mr. Block, our executive vice president and chief financial officer and 3.7% are held by Mr. Weil, our executive vice president and secretary.
•	We will enter into a management agreement with our Manager, an entity that is controlled by our principals, under which our Manager will earn management fees and incentive fees.
•	One of our property subsidiaries that indirectly holds interests in 100% of our properties leased to Citizens Bank will be released from approximately $19,400,000 of recourse indebtedness owed to an investment fund sponsored by ARC in connection with the repayment of such loan.
•	One of our property subsidiaries that indirectly holds interests in 100% of our properties leased to Citizens Bank will be released from approximately $11,200,000 of recourse indebtedness owed to an investment fund sponsored by ARC in connection with the repayment of such loan.
•	We will enter into an acquisition and capital services agreement with ARC, an entity that is controlled by our principals, under which ARC will earn acquisition and financing fees.
•	In connection with the completion of this offering, we will enter into a registration rights agreement with regard to (i) the Class A Common Stock issuable in exchange for the OP units acquired by the contributor in the formation transactions, (ii) the shares of our Class A Common Stock that are issuable upon the vesting of the restricted shares to be granted to our Manager under our Equity Plan concurrently with the completion of this offering, (iii) any equity-based awards granted to our Manager under our Equity Plan in the future, and (iv) any shares of Class A Common Stock that our Manager may receive pursuant to the incentive fee provisions of the management agreement in the future.
•	We will enter into a tax protection agreement with the contributor pursuant to which we agree to indemnify the contributor against adverse tax consequences in connection with our sale of our continuing properties in a taxable transaction until the tenth anniversary of the closing of the formation transactions.
•	We intend to enter into indemnification agreements with certain of our directors and officers, including our principals.
•	We intend to adopt incentive award plans, under which we will grant to our Manager restricted shares equal to 3.0% of the number of shares sold in this offering, or 162,000 restricted shares assuming the sale of 5.4 million shares, the minimum number of shares offered in this offering, or 264,000 restricted shares assuming the sale of 8.8 million shares, the maximum number of shares offered in this offering, in connection with the formation transactions and this offering and in the future may grant cash or equity incentive awards to our Manager, our executive officers and our directors. See “Management — Equity Incentive Plans.”
•	We will sell an aggregate of 8,000 shares of Class B Common Stock to our executive officers at a price of $12.50 per share in a private placement, which shares will have material rights, including the right to elect two-thirds of the board of directors (rounded down to the nearest director) and the right to maintain the voting rights and privileges of the Class B Common Stock in the event of a significant corporate transaction. See the caption “Material Provisions of Maryland Law and of our Charter and Bylaws“ for a description of the Class B Common Stock.
•	We intend to seek to enter into agreements that provide for the release of, or indemnification in respect of, personal debt guaranties provided by our sponsor and our principals with respect to indebtedness that we assume.
•	We intend to repay the outstanding balance of approximately $30.6 million of unsecured recourse loans (together with prepayment penalties related thereto in the aggregate amount of approximately $306,000) made to the two property subsidiaries that will be contributed to us by our contributor by two investment funds sponsored by ARC.
•	In the future we may contract with ARC to perform property management and leasing services with respect to our properties in respect of which we will pay fees equal to 1.5% of gross revenues from such properties plus certain expense reimbursements.

Management Agreement

We will enter into a management agreement with our Manager effective upon the closing of this offering. Pursuant to the management agreement, our Manager will implement our business strategy and perform certain services for us, subject to oversight by our board of directors. Our Manager will be responsible for, among other duties, (1) performing all of our day-to-day functions, (2) determining our investment strategy and guidelines in conjunction with our board of directors, (3) sourcing, analyzing and executing investments, asset sales and financings, and (4) performing asset management duties.

The initial term of the management agreement will end ten years after the closing of this offering, with automatic one-year renewal terms that end on the anniversary of the closing of this offering. During the initial term of the management agreement, it may be terminated by us only for cause. Following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors based upon: (1) our Manager’s unsatisfactory performance that is materially detrimental to us, or (2) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We will provide our Manager with 180 days prior notice of such a termination. Our Manager may also decline to renew the management agreement by providing us with 180 days written notice.

The following table summarizes the fees we will pay to our Manager pursuant to the management agreement:

Type	Description
Management	We will pay our Manager a management fee equal to 0.50% per annum of our average unadjusted book value of our real estate assets, calculated and payable monthly in advance, provided that our securityholders have received the full amount of the distributions declared by us in respect of our OP units for the six immediately preceding months from modified FFO, or MFFO (as described under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Funds From Operations”). Our Manager will waive such portion of its management fee that, when added to our MFFO without regard to the waiver of the management fee, would increase our MFFO so that it equals the distributions declared by us in respect of our OP units for the prior six months. The management fee is payable in cash.

Type	Description
Incentive Fee	Our Manager will be entitled to an incentive fee with respect to each calendar quarter (or part thereof that the management agreement is in effect) in arrears. The incentive fee will be an amount, not less than zero, equal to the difference between (1) the product of (x) 20% and (y) the difference between (i) our Core Earnings (as defined below) for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price per share of our common stock of all of our public offerings multiplied by the weighted average number of all shares of common stock outstanding (including any restricted shares of common stock and other shares of common stock underlying awards granted under our equity incentive plans) in the previous 12-month period, and (B) 8.0%, and (2) the sum of any incentive fee paid to our Manager with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters is greater than zero. Core Earnings is a non-GAAP measure and is defined as GAAP net income (loss) excluding non-cash equity compensation expense, incentive fees, acquisition fees, depreciation and amortization, any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between our Manager and our independent directors and after approval by a majority of our independent directors.
The following example illustrates how we would calculate our quarterly incentive fee in accordance with the management agreement. Our actual results may differ materially from the following example.
Assume the following:
	•	Core Earnings for the 12-month period equals $6,000,000;
	•	5,579,000 shares of common stock are outstanding and the weighted average number of shares of common stock outstanding during the 12-month period is 5,579,000;
	•	weighted average price per share of common stock is $12.50;
	•	incentive fees paid during the first three quarters of such 12-month period are $50,000; and
	•	Core Earnings for the 12 most recently completed calendar quarters is $10,000,000.
Under these assumptions, the quarterly incentive fee payable to our Manager would be $34,200 as calculated below:
	1.	Core Earnings	$6,000,000
	2.	Weighted average price per share of common stock of $12.50 multiplied by the weighted average number of shares of common stock outstanding of 5,579,000 multiplied by 8%	$5,579,000
	3.	Excess of Core Earnings over amount calculated in 2 above	$ 421,000
	4.	20% of the amount calculated in 3 above	$ 84,200

Type	Description
	5.	Incentive fee equals the amount calculated in 4 above less the incentive fees paid during the first three quarters of such 12-month period ($84,200 – $50,000); the quarterly incentive fee is payable to our Manager as Core Earnings for the 12 most recently completed quarters is greater than zero	$ 34,200
Pursuant to the calculation formula, if Core Earnings increases and the weighted average share price and weighted average number of shares of common stock outstanding remain constant, the incentive fee will increase.
For purposes of calculating the incentive fee prior to the completion of a 12-month period following this offering, Core Earnings will be calculated on the basis of the number of days that the management agreement has been in effect on an annualized basis.
One half of each quarterly installment of the incentive fee will be payable in shares of our Class A Common Stock so long as the ownership of such additional number of shares by our Manager would not violate the 9.8% stock ownership limit set forth in our charter, after giving effect to any waiver from such limit that our board of directors may grant to our Manager in the future. The remainder of the incentive fee will be payable in cash.
The number of shares to be issued to our Manager will be equal to the dollar amount of the portion of the quarterly installment of the incentive fee payable in shares divided by the average of the closing prices of our Class A Common Stock on NASDAQ for the five trading days prior to the date on which such quarterly installment is paid.

Acquisition and Capital Services Agreement

We will enter into an acquisition and capital services agreement with ARC effective upon the closing of this offering. Pursuant to this agreement, we will be provided with access to ARC’s acquisition and debt capital markets team to acquire and finance our target properties. The services provided by ARC will include, among others, review and evaluation of all potential acquisitions, financial and market analysis, property underwriting, due diligence review, sourcing and negotiation of debt financing and preparation and distribution of materials relating to potential acquisitions and financings to our board of directors. See “Our Manager and ARC — Acquisition and Capital Services Agreement.”

The acquisition and capital services agreement will have an initial term of ten years commencing upon the closing of this offering, with automatic one-year renewal terms that end on the anniversary of the closing of this offering. Following the initial term, the acquisition and capital services agreement will be terminable by us or ARC upon 180 days prior written notice. We may also terminate the acquisition and capital services agreement at any time, including during the initial term, for cause. ARC may also decline to renew the acquisition and capital services agreement by providing us with 180 days written notice.

The following table summarizes the fees and expense reimbursements we will pay to ARC pursuant to the acquisition and capital services agreement:

Type	Description
Acquisition	We will pay ARC an acquisition fee equal to 1.0% of the contract purchase price (including assumed indebtedness) of each property that we acquire which is originated by ARC and evaluated following the commencement of this offering, but excluding the direct or indirect interests in any properties contributed to us in connection with the formation transactions. The acquisition fee is payable in cash at the closing of each acquisition.

Type	Description
Financing	We will pay ARC a financing fee equal to 0.75% of the amount available under any secured mortgage financing or refinancing that we obtain and use for the acquisition of properties that is arranged by ARC, but excluding any financing on the direct or indirect interests in the properties which were contributed to us in connection with the formation transactions and the contemplated refinancing of the mortgage indebtedness encumbering our 60 continuing properties leased to Citizens Bank and our two TRS properties. The financing fee is payable in cash at the closing of each financing.
Expense reimbursement	We will be required to reimburse ARC for all out of pocket costs actually incurred by ARC related to us, including without limitation, legal fees and expenses, due diligence fees and expenses, other third party fees and expenses, costs of appraisals, travel expenses, nonrefundable option payments and deposits on properties not acquired, accounting fees and expenses, title insurance premiums and other closing costs, personnel costs and miscellaneous expenses relating to the selection, acquisition and due diligence of properties. Our reimbursement obligation is not subject to any dollar limitation. Expenses will be reimbursed in cash on a monthly basis following the end of each month. However, we will not reimburse ARC for the salaries and other compensation of its personnel.

Registration Rights Agreement

We will enter into a registration rights agreement with regard to (i) the Class A Common Stock issuable in exchange for the OP units acquired by the contributor in the formation transactions, (ii) the shares of our Class A Common Stock that are issuable upon the vesting of the restricted shares to be granted to our Manager under our Equity Plan concurrently with the completion of this offering, (iii) any equity-based awards granted to our Manager under our Equity Plan in the future, and (iv) any shares of Class A Common Stock that our Manager may receive pursuant to the incentive fee provisions of the management agreement in the future, which we refer to collectively as the registrable shares. Pursuant to the registration rights agreement, we will grant the contributor, our Manager and its direct and indirect transferees:

•	unlimited demand registration rights to have the registrable shares registered for resale; and
•	in certain circumstances, the right to “piggy-back” the registrable shares in registration statements we might file in connection with any future public offering so long as we retain our Manager as our Manager under the management agreement.

Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

Conflicts of Interest and Related Policies

Class B Common Stock.  Our executive officers will own all of our outstanding Class B Common Stock. The Class B Common Stock has the right to elect 2/3 of our board of directors (rounded down to the nearest director). Messrs. Schorsch and Kahane collectively will own approximately 82% of our Class B Common Stock and, as a result, will be our controlling stockholders. The existence of the Class B Common Stock could delay, defer or prevent a change of control transaction that might involve a premium price for our shares of Class A Common Stock or otherwise be in the best interests of our stockholders, or prevent the election of an alternative board of directors even if a majority of the holders of our Class A Common Stock desire to make such a change.

Management.  We will be dependent on our Manager for our day-to-day management and we will not have any independent officers or employees. Messrs. Schorsch, Kahane, Budko, Block and Weil, who are our executive officers, are also executives of ARC. Each of our management agreement with our Manager and our acquisition and capital services agreement with ARC was negotiated between related parties and its terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated at arm’s length with an unaffiliated third party. In addition, the obligations of our Manager and ARC and their respective officers and personnel to engage in other business activities may reduce the time that our Manager and ARC and their respective officers and personnel spend managing us.

Future Investment Opportunity Allocation Provisions.  Pursuant to our acquisition and capital services agreement with ARC, no entity controlled by ARC or its affiliates, including its principals, will sponsor or manage any public or private U.S. investment vehicle that has as its principal investment strategy to invest in net leased properties that are subject to leases that have remaining terms of less than 10 years but not less than three years other than us for so long as either Mr. Schorsch or Mr. Kahane are affiliated with our Manager and our management agreement is in effect. However, ARC and its affiliates may sponsor or manage another public or private U.S. investment vehicle that invests generally in real estate assets but not primarily in our target assets, including net leased properties.

Transactions with ARC.  In order to avoid any actual or perceived conflicts of interest between our Manager, ARC, any of their affiliates or any investment vehicle sponsored or managed by ARC or any of its affiliates, which we refer to as the ARC parties, and us, the approval of a majority of our independent directors will be required to approve (i) any purchase of our assets by ARC, our principals or any of their respective affiliates, and (ii) any purchase by us of any assets of ARC, our principals or any of their respective affiliates.

Excluded Properties.  ARC and its affiliates, including our principals, will continue to own direct and indirect interests in the excluded properties, which consist entirely of interests in 34 freestanding, single tenant net leased properties containing an aggregate of 1.2 million leasable square feet. Twenty-eight of the excluded properties will not be contributed to us in connection with the formation transactions because they are not practical to be owned by us due to the fact that a third party holds a majority interest in the properties and such third party was unwilling to contribute the interests in such properties to us on terms which were acceptable to us. The remaining six excluded properties, which are leased to Tractor Supply, are not being contributed to us because they are subject to secured leverage of approximately 73% (on a loan-to-value basis) and the prepayment of this debt would involve the incurrence of a prepayment penalty, as of December 31, 2010, of approximately $2.0 million. The existence of this prepayment penalty, when added to the overall leverage encumbering the Tractor Supply portfolio of over 96% (on a loan-to-value basis), would result in the cost of these properties to us exceeding their then market value. At no cost to us, ARC has granted us a 10-year right of first offer to acquire the Tractor Supply portfolio should ARC desire to sell the portfolio.

Limitations on Personal Investments.  Shortly after the consummation of this offering, we expect that our board of directors will adopt a policy with respect to any proposed investments by our directors or officers or the officers of our Manager, which we refer to as the covered persons, in our target properties. We expect this policy to provide that any proposed investment by a covered person for his or her own account in any of our target properties will be permitted if the capital required for the investment does not exceed the lesser of (i) $5 million, or (ii) 1% of our total stockholders’ equity as of the most recent month end, or the personal investment limit. To the extent that a proposed investment exceeds the personal investment limit, we expect that our board of directors will only permit the covered person to make the investment (i) upon the approval of the disinterested directors, or (ii) if the proposed investment otherwise complies with terms of any other related party transaction policy our board of directors may adopt in the future.

Formation Transactions.  We did not conduct arm’s-length negotiations with our sponsor with respect to all of the terms of the formation transactions. In the course of structuring the formation transactions, our sponsor had the ability to influence the type and level of benefits that it, its affiliates (including our principals and our Manager) and our other officers will receive from us. In addition, although the portfolio of our continuing properties was subject to a recent independent third-party investment valuation, the portfolio was not subject to a recent appraisal and the price to be paid by us to our sponsor for the acquisition of the interests in our properties in the formation transactions may exceed the fair market value of the portfolio.

Lease Transactions.  Upon the expiration of a lease at one of our properties, the tenant at such property could seek to vacate the space at our property and lease competing space at one of ARC’s competing properties that is located in the same market. Similarly, if one of our properties becomes vacant we could be competing with another ARC-controlled or ARC Fund-controlled property for a new tenant at such property. We refer to all present and future REITs and funds managed by ARC as the “ARC Funds”. In such event, we may be competing with another ARC-controlled or ARC Fund-controlled property for a lease from the same tenant. In such an instance, the management agreement will require our Manager to advise our independent directors of this potential conflict. After being advised of this potential conflict, our independent directors will determine if the potential lease is in our best interests and, if so, our independent directors (and not our Manager) will take responsibility for negotiating the lease with the potential tenant.

Operating Partnership.  We have adopted policies that are designed to eliminate or minimize certain potential conflicts of interest, and the limited partners of our operating partnership have agreed that in the event of a conflict between the duties owed by our directors to our company and our company’s duties, in its capacity as the general partner of our operating partnership, to such limited partners, we are under no obligation to give priority to the interests of such limited partners. See “Policies with Respect to Certain Activities” and “Description of the Partnership Agreement of ARC Properties Operating Partnership, L.P.”

Restrictions on Transfer

Under the agreement governing our operating partnership, holders of OP units do not have redemption or exchange rights and may not otherwise transfer their OP units, except under certain limited circumstances, for a period of 12 months after completion of this offering.

Restrictions on Ownership of Our Stock

In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code of 1986, as amended, or the Code, among other purposes, our charter generally prohibits any person from actually or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding shares of capital stock or common stock, subject to certain exceptions. Subject to certain limitations, our charter permits exceptions to be made with the approval of our board of directors.

Tax Status

We intend to elect and qualify to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2011. Our qualification will depend upon our ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares of stock. We believe that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code and that our manner of operation will enable us to meet the requirements for qualification and taxation as a REIT. If we fail to qualify, or lose our qualification, as a REIT, we will be subject to U.S. federal income tax on our taxable income.

As a REIT, we generally will not be subject to U.S. federal income tax on our net taxable income that we distribute currently to our stockholders. To maintain our REIT qualification, we must meet a number of organizational and operational requirements, including a requirement that we distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. If we have previously qualified as a REIT and fail to qualify for taxation as a REIT in any subsequent taxable year and do not qualify for certain statutory relief provisions, our income for that year will be taxed at regular corporate rates, and we will be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property. See “Material U.S. Federal Income Tax Considerations.”

Distribution Policy

We intend to pay regular monthly dividends to holders of our common stock and make regular monthly distributions to holders of OP units in our operating partnership. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. We intend to pay a pro rata initial dividend in respect of the period from the closing of this offering through the end of the then-current fiscal month based on $0.0729 per share for a full month. On an annualized basis, this would be $0.875 per share, or an annual dividend rate of approximately 7.0%. We intend to maintain our initial dividend rate for the 12-month period following completion of this offering unless our actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. We have the ability to fund distributions from any source, including borrowing funds and using the proceeds of this offering. See “Risk Factors — Risks Related to this Offering — We may be unable to pay or maintain distributions, especially if we raise substantially more than the minimum offering, from cash available from operations or increase distributions over time.” Distributions made by us will be authorized by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and the capital requirements of our company.

Distributions that you receive (not designated as capital gain dividends or, for taxable years beginning before January 1, 2013, qualified dividend income) will be taxed as ordinary income to the extent they are paid from our earnings and profits (as determined for U.S. federal income tax purposes). However, distributions that we designate as capital gain dividends generally will be taxable as long-term capital gain to our stockholders to the extent that they do not exceed our actual net capital gain for the taxable year. Some portion of your distributions may not be subject to tax in the year in which they are received because depreciation expense reduces our earnings and profits, but does not reduce cash available for distribution. The portion of your distribution which is not designated as a capital gain dividend and is in excess of our current and accumulated earnings and profits is considered a return of capital for U.S. federal income tax purposes and will reduce the adjusted tax basis of your investment, but not below zero, deferring such portion of your tax until your investment is sold or our company is liquidated, at which time you will be taxed at capital gains rates. If such portion of your distribution exceeds the adjusted tax basis of your investment, such excess will be treated as capital gain if you hold your shares of common stock as a capital asset for U.S. federal income tax purposes. Please note that each stockholder’s tax considerations are different, therefore, you should consult with your own tax advisor and financial planners prior to making an investment in our shares. You also should review the section entitled “Material U.S. Federal Income Tax Considerations.”

Corporate Information

We were incorporated as a Maryland corporation on December 2, 2010 and intend to elect and qualify to be taxed as a REIT commencing with our taxable year ending December 31, 2011. Our corporate offices are located at 405 Park Avenue, New York, New York 10022. Our telephone number is (212) 415-6500. Additional information about us and ARC and its affiliates may be obtained at www.americanrealtycap.com. The information contained on, or accessible through, our website, or any other website of ARC, is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

The Offering

Class A Common Stock offered by us
5,400,000 Shares of Class A Common Stock — minimum offering
8,800,000 Shares of Class A Common Stock — maximum offering
Common Stock to be outstanding after the offering
5,571,000 Shares of Class A Common Stock and 8,000 Shares of Class B Common Stock — assuming minimum number of shares of Class A Common Stock offered is sold(1)
9,073,000 Shares of Class A Common Stock and 8,000 Shares of Class B Common Stock — assuming maximum number of shares of Class A Common Stock offered is sold(1)
Holders of a majority of the outstanding shares of Class A Common Stock will have the right to elect 1/3 of our board of directors (rounded up to the nearest director). Holders of a majority of the outstanding shares of Class B Common Stock, which are currently our executive officers, will have the right to elect the remaining 2/3 of our board of directors (rounded down to the nearest director). In addition, in connection with any reorganization, share exchange, consolidation, conversion or merger of us with or into another person, we may not adversely affect, alter, repeal, change or otherwise impair any of the powers, preferences, rights or privileges of the Class B Common Stock without the affirmative vote of the holders of not less than 662/3% of the shares of Class B Common Stock voting as a separate class. Additionally, our dissolution must be approved by the affirmative vote of the holders of a majority of the total voting power of all outstanding Class B Common Stock voting together as a separate class. This concentrated control limits the ability of the holders of shares of Class A Common Stock to influence corporate matters, including electing a new slate of directors if stockholders are unhappy with our performance, and, as a result, we may take actions that the Class A Common stockholders do not view as beneficial, including transactions with our Manager or affiliates of our Manager. Further, the right of the holders of the Class B Common Stock to maintain their rights and privileges in the event of a significant corporate transaction could delay, deter or prevent a change of control transaction that might otherwise involve a premium for our shares of Class A Common Stock or otherwise be in the best interests of our stockholders. See “Risk Factors — Risks Related to Our Organization and Structure — The rights of the holders of the shares of Class B Common Stock, including the right to elect 2/3 of the board of directors and the right to maintain the voting rights and privileges of the Class B Common Stock in the event of a significant corporate transaction and to vote as a separate class on our dissolution, will limit the ability of holders of the shares of Class A Common Stock to influence corporate matters, including electing a new slate of directors if stockholders are unhappy with our performance.” Shares of our Class A and Class B Common Stock will be treated the same for all other purposes, including distribution rights.
Common Stock and OP units (redeemable or, at our option, exchangeable into Class A Common Stock 12 months after the offering on a one-for-one basis) to be outstanding after the offering
5,571,000 Shares of Class A Common Stock, 8,000 shares of Class B Common Stock and 5,889,000 OP units assuming minimum number of shares of Class A Common Stock offered is sold(1)
9,073,000 Shares of Class A Common Stock, 8,000 shares of Class B Common Stock and 9,391,000 OP units assuming maximum number of shares of Class A Common Stock offered is sold(1)
Use of proceeds
We estimate that we will receive net proceeds from this offering of approximately $60.9 million assuming the sale of the minimum number of shares of Class A Common Stock offered in this offering or approximately $99.7 million assuming the sale of the maximum number of shares of Class A Common Stock offered in this offering, after deducting the selling commissions and dealer manager fees, and estimated expenses of the offering. We intend to use the net proceeds of this offering to make the property acquisitions described herein (to the extent we sell more than the minimum number of shares of Class A Common Stock), payoff property related indebtedness, pay refinancing related fees, prepayment penalties, assumption fees and other related expenses and for general working capital purposes.
Proposed NASDAQ Symbol
“ARCP”

(1)	Includes (a) an aggregate of 9,000 shares of our Class A Common Stock to be granted to our three director nominees concurrently with the completion of this offering, and (b) 162,000 shares of our Class A Common Stock (based on the sale of 5,400,000 shares of Class A Common Stock), or 264,000 shares of our Class A Common Stock (based on the sale of 8,800,000 shares of Class A Common Stock), as applicable, in each case that are issuable upon the vesting of the restricted stock to be granted to our Manager concurrently with the completion of this offering. Excludes an aggregate of 571,000 shares of our Class A Common Stock (based on the sale of 5,400,000 shares of Class A Common Stock and the issuance of 310,000 OP units), or 911,000 shares of our Class A Common Stock (based on the sale of 8,800,000 shares of Class A Common Stock and the issuance of 310,000 OP units), as applicable, which will be reserved for issuance under our Equity Plan upon completion of this offering.

Summary Selected Financial Data

The following table sets forth summary financial and operating data on a pro forma basis for American Realty Capital Properties, Inc. and on a historical basis for American Realty Capital Properties, Inc. and the ARC Predecessor Companies.

You should read the following summary of historical and pro forma financial data in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our unaudited pro forma condensed consolidated financial statements and related notes, and the combined financial statements and related notes of the ARC Predecessor Companies included elsewhere in this prospectus. The ARC Predecessor Companies include the accounting acquirer, and other entities and equity ownership interests being contributed to the operating partnership that are under the common control of Nicholas S. Schorsch and William M. Kahane.

The unaudited pro forma condensed consolidated balance sheet data is presented as if this offering and the formation transactions all had occurred on the balance sheet date, and the unaudited pro forma condensed consolidated statement of operations and other data for the years ended December 31, 2010 and 2009 is presented as if this offering and the formation transactions all had occurred at the beginning of the periods presented. Our unaudited pro forma condensed consolidated financial statements are presented based on the carryover basis of accounting as required by GAAP and include the effects of the contribution of the entities included in the ARC Predecessor Companies, a combination of entities and real estate assets that are under common management by the principals of ARC. All material intercompany balances have been eliminated in the unaudited pro forma consolidated financial statements. The pro forma financial information is not necessarily indicative of what our actual financial position or results of operations would have been as of and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

	American Realty Capital Properties, Inc. Pro forma(1)				Historical American Realty Capital Properties, Inc. and ARC Predecessor Companies
	Minimum Offering		Maximum Offering
	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Period Ending December 31,(2)
	2010	2009	2010	2009	2010	2009	2008
Revenues:
Rental income	$9,038,546	$9,038,654	$9,038,654	$9,038,654	$9,145,054	$5,682,845	$1,337,375
Operating expense reimbursement	—	—	—	—	—	5,130	—
Total revenues	9,038,654	9,038,654	9,038,654	9,038,654	9,145,054	5,687,975	1,337,375
Operating expenses:
Management fee	611,062	611,062	611,062	611,062	—	—	—
Acquisition and transaction related	—	—	—	—	10,000	3,705,364	—
General and administrative	545,000	545,000	545,000	545,000	345,825	77,321	4,875
Depreciation and amortization	5,385,386	5,385,386	5,385,386	5,385,386	5,386,387	3,731,317	909,140
Total operating expenses	6,541,448	6,541,448	6,541,448	6,541,448	5,742,212	7,514,002	914,015
Operating income (loss) income	2,497,206	2,497,206	2,497,206	2,497,206	3,402,842	(1,826,027)	423,360
Other income (expense):
Interest expense	(4,603,306)	(4,042,718)	(4,603,306)	(4,042,718)	(10,804,845)	(6,962,547)	(1,608,503)
Interest income	—	21,237	—	195,724	—	17,074	3,254
Other income	—	—	—	—	100,000	—	—
Total other income (expense)	(4,603,306)	(4,021,481)	(4,603,306)	(3,846,994)	(10,704,845)	(6,945,473)	(1,605,249)
Net loss before noncontrolling interest adjustment	(2,106,100)	(1,524,275)	(2,106,100)	(1,349,788)	(7,302,003)	(8,771,500)	(1,181,889)
Net loss attributable to noncontrolling interest holders	120,727	87,375	76,038	48,732	—	—	—
Net loss attributable to American Realty Capital Properties, Inc.	$(1,985,373)	$(1,436,900)	$(2,030,062)	$(1,301,056)	$(7,302,003)	$(8,771,500)	$(1,181,889)
Per Share Data:
Weighted average shares outstanding	5,408,000	5,408,000	8,808,000	8,808,000	—	—	—
Earnings per share basic and fully diluted	$(0.37)	$(0.27)	$(0.23)	$(0.15)	—	—	—

(1)	Pro forma financial information should be read in conjunction with the explanatory information and notes to the pro forma financial statements elsewhere in this prospectus.
(2)	Historical financial information for the ARC Predecessor Companies (i) with respect to our continuing properties leased to Citizens Bank, is for the year ended December 31, 2009 and the period from June 5, 2008 (the date of the inception of the applicable ARC Predecessor Company) to December 31, 2008 and (ii) with respect to our continuing property leased to Home Depot, is for the period from September 8, 2009 (the date of the inception of the applicable ARC Predecessor Company) to December 31, 2009.

	American Realty Capital Properties, Inc. Pro forma(1)		Historical American Realty Capital Properties, Inc. and ARC Predecessor Companies
	Minimum Offering	Maximum Offering
	December 31,	December 31,	December 31,
	2010	2010	2010	2009	2008
Assets
Real estate investments, at cost:
Land	$17,346,301	$17,346,301	$17,346,301	$17,346,301	$8,121,129
Buildings, fixtures and improvements	97,261,472	97,261,472	97,261,472	97,261,472	46,019,728
Acquired intangible lease assets	7,694,698	7,604,698	7,604,698	7,604,698	2,037,529
Total real estate investments, at cost	122,212,471	122,212,471	122,212,471	122,212,471	56,178,386
Less: accumulated depreciation and amortization	(10,008,368)	(10,008,368)	(10,008,368)	(4,640,457)	(909,140)
Total real estate investments, net	112,204,103	112,204,103	112,204,103	117,572,014	55,269,246
Cash and cash equivalents	1,491,237	40,266,237	614,442	922,746	315,018
Restricted cash	—	—	—	3,561,591	—
Prepaid expenses and other assets	686,789	687,789	687,789	245,712	84,801
Deferred offering costs	—	—	278,976	—	—
Deferred costs, net	1,585,706	1,585,706	2,266,060	3,421,831	1,537,194
Total assets	$115,968,835	$154,743,835	$116,051,370	$125,723,894	$57,206,259
Liabilities and Equity/Deficiency
Mortgage notes payable	$68,850,000	$68,850,000	$96,472,049	$97,556,389	$45,356,248
Long-term notes payable	—	—	30,626,146	30,780,311	10,680,494
Due to affiliates	—	—	—	845,362	321,628
Due to seller	—	—	—	2,068,888	—
Accounts payable and accrued expenses	746,724	746,724	1,025,700	1,007,952	643,037
Deferred rent and other liabilities	673,920	673,920	673,920	578,696	319,227
Total liabilities	70,270,644	70,270,644	128,797,815	132,837,598	57,320,634
Member’s deficiency	—	—	(12,746,445)	(7,113,704)	(114,375)
Preferred stock	—	—	—	—	—
Class A Common Stock	54,000	88,000	—	—	—
Class B Common Stock	80	80	—	—	—
Additional paid in capital	41,769,111	80,510,111	—	—	—
Total American Realty Capital Properties, Inc. equity	41,823,191	80,598,191	(12,746,445)	(7,113,704)	(114,375)
Noncontrolling interests	3,875,000	3,875,000	—	—	—
Total liabilities and equity	$115,968,835	$154,743,835	$116,051,370	$125,723,894	$57,206,259

(1)	Pro forma financial information should be read in conjunction with the explanatory information and notes to the pro forma financial statements elsewhere in this prospectus.

RISK FACTORS

Investing in our Class A Common Stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our Class A Common Stock. The following risks comprise all the material risks of which we are aware; however, these risks and uncertainties may not be the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also adversely affect our business or financial performance. If any of the following risks occur, our business, financial condition, liquidity, results of operations or business prospects could be materially and adversely affected. In that case, the trading price of our Class A Common Stock could decline, and you may lose some or all of your investment.

Risks Related to Our Properties and Operations

We may be unable to renew leases, lease vacant space or re-lease space as leases expire on favorable terms or at all, which could have a material adverse effect on our financial condition, results of operations, cash flow, cash available for distribution to our stockholders, per share trading price of our Class A Common Stock and our ability to satisfy our debt service obligations.

Because we compete with a number of real estate operators in connection with the leasing of our properties, the possibility exists that one or more of our tenants will extend or renew its lease with us when the lease term expires on terms that are less favorable to us than the terms of the then-expiring lease, or that such tenant or tenants will not renew at all. Because we depend, in large part, on rental payments from our tenants, if one or more tenants renews its lease on terms less favorable to us, does not renew its lease or we do not re-lease a significant portion of the space made available, our financial condition, results of operations, cash flow, cash available for distribution to our stockholders, per share trading price of our Class A Common Stock and ability to satisfy our debt service obligations could be materially adversely affected.

We are dependent on single tenant leases for our revenue and, accordingly, lease terminations or tenant defaults could have a material adverse effect on our results of operations.

We expect to focus our investment activities on ownership of freestanding, single-tenant commercial properties that are net leased to a single tenant. Therefore, the financial failure of, or other default in payment by, a single tenant under its lease is likely to cause a significant reduction in our operating cash flows from that property and a significant reduction in the value of the property, and could cause a significant reduction in our revenues. If a lease is terminated or defaulted on, we may experience difficulty or significant delay in re-leasing such property, or we may be unable to find a new tenant to re-lease the vacated space, which could result in us incurring a loss. The current economic conditions and the credit crisis may put financial pressure on and increase the likelihood of the financial failure of, or other default in payment by, one or more of the tenants to whom we have exposure.

Because we lease our properties to a limited number of tenants, and to the extent we depend on a limited number of tenants in the future, failure by any major tenant with leases in multiple locations to make rental payments to us, because of a deterioration of its financial condition or otherwise, or the termination or non-renewal of a lease by a major tenant, would have a material adverse effect on us.

As of December 31, 2010, we had two tenants (including for this purpose, all affiliates of such tenants) in 61 total continuing properties, all of which are single-tenant properties. We expect to derive substantially all of our revenue from a limited number of tenants. Therefore, our ability to generate cash from operations is dependent on the rents that we are able to charge and collect from our tenants. While we evaluate the creditworthiness of our tenants by reviewing available financial and other pertinent information, there can be no assurance that any tenant will be able to make timely rental payments or avoid defaulting under its lease. At any time, our tenants may experience an adverse change in their business. For example, the recent downturn in the global economy already may have adversely affected, or may in the future adversely affect, one or more of our tenants. If any of our tenants’ business experience significant adverse changes, they may decline to extend or renew leases upon expiration, fail to make rental payments when due, close a number of stores, exercise early termination rights (to the extent such rights are available to the tenant) or declare bankruptcy. If a tenant defaults, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment.

If any of the foregoing were to occur, it could result in the termination of the tenant’s leases and the loss of rental income attributable to the terminated leases. If a lease is terminated or defaulted on, we may be unable to find a new tenant to re-lease the vacated space at attractive rents or at all, which would have a material adverse effect on our results of operations and our financial condition. Furthermore, the consequences to us would be exacerbated if one of our major tenants were to experience an adverse development in their business that resulted in them being unable to make timely rental payments or to default under their lease. The occurrence of any of the situations described above would have a material adverse effect on our results of operations and our financial condition.

We rely significantly on two major tenants (including for this purpose, all affiliates of such tenants), and therefore, are subject to tenant credit concentrations that make us more susceptible to adverse events with respect to those tenants.

100% of our average annual rent is expected to be derived from two major tenants (including for this purpose, all affiliates of such tenants):

•	approximately 75% of our average annual rent is expected to be derived from Citizen’s Bank; and
•	approximately 25% of our average annual rent is expected to be derived from Home Depot.

Therefore, the financial failure of a major tenant is likely to have a material adverse effect on our results of operations and our financial condition. In addition, the value of our investment is historically driven by the credit quality of the underlying tenant, and an adverse change in a major tenant’s financial condition or a decline in the credit rating of such tenant may result in a decline in the value of our investments and have a material adverse effect on our results from operations.

Sixty-two of our 63 properties are encumbered by mortgage indebtedness that is maturing in the short-term, which indebtedness we may not be able to refinance upon maturity.

As of December 31, 2010 we had approximately $82.6 million of mortgage indebtedness that will mature on August 31, 2011. This mortgage indebtedness is secured by our 60 continuing properties leased to Citizens Bank and our two TRS properties. Although we have reserved approximately $27.6 million of net proceeds from this offering to assist in repaying this mortgage indebtedness at maturity, given current economic conditions including, but not limited to, the current limitation on the availability of credit and related adverse conditions, in the global financial markets, we may not be able to refinance this obligation on favorable terms, or at all. If we are unable to refinance this obligation prior to the maturity date, then we may be forced to seek liquidity through a variety of options, including, but not limited to, the sale of these properties at below market prices. Furthermore, if we are unsuccessful in selling these properties we could lose our interest in these properties as a result of a foreclosure by the lender.

If we are forced to sell these properties or we lose our interest in them due to foreclosure, our business, financial condition, results of operations, cash flow, per share trading price of our Class A Common Stock and ability to make distributions to our stockholders will be materially and adversely affected. In addition, any foreclosure on our properties could create taxable income without accompanying cash proceeds, which could adversely affect our ability to meet the REIT distribution requirements imposed by the Code.

Our net leases may require us to pay property related expenses that are not the obligations of our tenants.

Under the terms of all of our net leases, in addition to satisfying their rent obligations, our tenants are responsible for the payment of real estate taxes, insurance and ordinary maintenance and repairs. However, under the provisions of future leases with our tenants, we may be required to pay some expenses, such as the costs of environmental liabilities, roof and structural repairs, insurance, certain non-structural repairs and maintenance. If our properties incur significant expenses that must be paid by us under the terms of our leases, our business, financial condition and results of operations will be adversely affected and the amount of cash available to meet expenses and to make distributions to holders of our common stock may be reduced.

Any of our properties that incurs a vacancy could be difficult to sell or re-lease.

One or more of our properties may incur a vacancy either by the continued default of a tenant under its lease or the expiration of one of our leases. Certain of our properties may be specifically suited to the particular needs of a tenant (e.g., a retail bank branch or distribution warehouse) and major renovations and expenditures may be required in order for us to re-lease vacant space for other uses. We may have difficulty obtaining a new tenant for any vacant space we have in our properties, including our two TRS properties, which are presently vacant. If the vacancy continues for a long period of time, we may suffer reduced revenues resulting in less cash available to be distributed to stockholders. In addition, the resale value of a property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property.

We are subject to tenant industry concentrations that make us more susceptible to adverse events with respect to certain industries.

We are subject to industry concentrations, the most significant of which are the following as of December 31, 2010, on a pro forma basis:

•	approximately $91.0 million or 80%, of our net investments in real estate represent properties leased to companies in the financial industry (e.g., Citizens Bank); and
•	approximately $22.5 million, or 20%, of our net investments in real estate represent properties leased to companies in the home improvement industry (e.g., Home Depot).

Any downturn in one or more of these industries, or in any other industry in which we may have a significant credit concentration in the future, could result in a material reduction of our cash flows and/or material losses to our company.

Our properties may be subject to impairment charges.

We periodically evaluate our real estate investments for impairment indicators. The judgment regarding the existence of impairment indicators is based on factors such as market conditions, tenant performance and legal structure. For example, the early termination of, or default under, a lease by a tenant may lead to an impairment charge. Since our investment focus is on properties net leased to a single tenant, the financial failure of, or other default in payment by, a single tenant under its lease may result in a significant impairment loss. If we determine that an impairment has occurred, we would be required to make an adjustment to the net carrying value of the property, which could have a material adverse effect on our results of operations and FFO in the period in which the impairment charge is recorded.

Our real estate investments are relatively illiquid, and therefore we may not be able to dispose of properties when appropriate or on favorable terms.

The real estate investments made, and to be made, by us are relatively difficult to sell quickly. Return of capital and realization of gains, if any, from an investment generally will occur upon disposition or refinancing of a property. In addition, the Code imposes restrictions on the ability of a REIT to dispose of properties that are not applicable to other types of real estate companies. We may be unable to realize our investment objectives by disposition or refinancing of a property at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy. In particular, these risks could arise from weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located.

Our investments in properties backed by below investment grade credits will have a greater risk of default.

Our Home Depot tenant does not have an investment grade credit rating. We also may invest in other properties in the future where the underlying tenant’s credit rating is below investment grade. These investments will have a greater risk of default and bankruptcy than investments in properties leased exclusively to investment grade tenants.

Our investments in properties where the underlying tenant does not have a publicly available credit rating will expose us to certain risks.

Our Home Depot tenant does not have a publicly available credit rating. Additionally, if in the future we invest in additional properties where the underlying tenant does not have a publicly available credit rating, we will rely on our own estimates of the tenant’s credit rating and usually subsequently obtain a private rating from a reputable credit rating agency to allow us to finance the property as we had planned. If our lender or a credit rating agency disagrees with our ratings estimates, or our ratings estimates are inaccurate, we may not be able to obtain our desired level of leverage and/or our financing costs may exceed those that we projected. This outcome could have an adverse impact on our returns on that asset and hence our operating results.

Operating expenses of our properties could reduce our cash flow and funds available for future distributions.

For certain of our properties, we may be responsible for operating costs of the property. In these instances, our leases may require the tenant to reimburse us for all or a portion of these costs, either in the form of an expense reimbursement or increased rent. Our reimbursement may be limited to a fixed amount or a specified percentage annually. To the extent operating costs exceed our reimbursement, our returns and net cash flows from the property and hence our overall operating results and cash flows could be materially adversely affected.

We have greater exposure to operating costs if we invest in properties leased to the United States Government.

We may invest in properties leased to the United States Government. Any leases with the United States Government generally will be typical Government Services Administration type leases. These leases do not provide that the United States Government is wholly responsible for operating costs of the property, but include an operating cost component within the rent we receive that increases annually by an agreed upon percentage based upon the Consumer Price Index, or CPI. Thus, we will have greater exposure to operating costs on our properties leased to the United States Government, if any, because if the operating costs of the property increase faster than the CPI, we will bear those excess costs.

We would face potential adverse effects from tenant defaults, bankruptcies or insolvencies.

The bankruptcy of our tenants may adversely affect the income generated by our properties. If our tenant files for bankruptcy, we generally cannot evict the tenant solely because of such bankruptcy. In addition, a bankruptcy court could authorize a bankrupt tenant to reject and terminate its lease with us. In such a case, our claim against the tenant for unpaid and future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease, and it is unlikely that a bankrupt tenant would pay in full amounts it owes us under the lease. Any shortfall resulting from the bankruptcy of one or more of our tenants could adversely affect our cash flow and results of operations.

The price we will pay for the assets we intend to acquire in the formation transactions, all of which we intend to purchase from the contributor, an affiliate of our sponsor, may exceed their aggregate fair market value.

The amount of consideration we will pay the contributor, an affiliate of our sponsor, for the contributed properties may be greater than the value of such properties, as determined by a recent independent third-party investment valuation, because the amount of consideration for such properties was not determined as a result of arm’s-length negotiations. Further, we have not obtained a recent appraisal of the fair market value of the properties nor solicited third-party bids for the properties for purposes of creating a market check on their value. Conflicts of interest exist in connection with the transaction in which interests in these properties are being contributed to our operating partnership. There can be no assurance that the values reflected in the independent third-party investment valuation that we obtained reflect the fair market value of the properties were they to be sold in an arm’s-length transaction. The initial public offering price of our Class A Common Stock was determined in consultation with the dealer manager based on the history and prospects for the industry in which we compete, our financial information, our management and our business potential and earning prospects, the prevailing securities markets at the time of this offering, and the recent market prices of, and the demand for, publicly-traded shares of generally comparable companies. The initial public offering price does not necessarily bear any relationship to the book value or the fair market value of the assets we intend to acquire in the formation transactions. As a result, the price to be paid by us for the acquisition of the assets in the formation transactions may exceed the fair market value of those assets. The aggregate historical combined net book value of the real estate assets to be acquired by us in the formation transactions was approximately $113.5 million as of December 31, 2010.

We are assuming liabilities in connection with the formation transactions, including unknown liabilities.

As part of the formation transactions, we will assume existing liabilities of our property subsidiaries, including, but not limited to, liabilities in connection with our properties, some of which may be unknown or unquantifiable at the time this offering is consummated. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims of tenants or other persons dealing with the entities prior to this offering, tax liabilities, employment-related issues, and accrued but unpaid liabilities whether incurred in the ordinary course of business or otherwise. If the magnitude of such unknown liabilities is high, either singly or in the aggregate, they could adversely affect our business, financial condition, results of operations, cash flow, per share trading price of our Class A Common Stock and ability to satisfy our debt service obligations and to make distributions to our stockholders.

We face intense competition, which may decrease or prevent increases in the occupancy and rental rates of our properties.

We compete with numerous developers, owners and operators of retail, industrial and office real estate, many of which own properties similar to ours in the same markets in which our properties are located. If one of our properties becomes vacant and our competitors (which would include ARC or any ARC Fund) offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates below those we currently charge or to offer substantial rent abatements. As a result, our financial condition, results of operations, cash flow, per share trading price of our Class A Common Stock and ability to satisfy our debt service obligations and to make distributions to our stockholders may be adversely affected.

Our operating performance and value are subject to risks associated with our real estate assets and with the real estate industry.

Our real estate investments are subject to various risks and fluctuations and cycles in value and demand, many of which are beyond our control. Certain events may decrease cash available for distributions, as well as the value of our properties. These events include, but are not limited to:

•	adverse changes in international, national or local economic and demographic conditions such as the recent global economic downturn;
•	vacancies or our inability to rent space on favorable terms, including possible market pressures to offer tenants rent abatements, tenant improvements, early termination rights or tenant-favorable renewal options;
•	adverse changes in financial conditions of buyers, sellers and tenants of properties;
•	inability to collect rent from tenants;
•	competition from other real estate investors with significant capital, including other real estate operating companies, REITs and institutional investment funds;
•	reductions in the level of demand for commercial space generally, and freestanding net leased properties specifically, and changes in the relative popularity of our properties;
•	increases in the supply of freestanding single tenant properties;
•	fluctuations in interest rates, which could adversely affect our ability, or the ability of buyers and tenants of our properties, to obtain financing on favorable terms or at all;

•	increases in expenses, including, but not limited to, insurance costs, labor costs, energy prices, real estate assessments and other taxes and costs of compliance with laws, regulations and governmental policies, all of which have an adverse impact on the rent a tenant may be willing to pay us in order to lease one or more of our properties; and
•	changes in, and changes in enforcement of, laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning and tax laws, governmental fiscal policies and the Americans with Disabilities Act of 1990.

In addition, periods of economic slowdown or recession, such as the recent global economic downturn, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases. If we cannot operate our properties to meet our financial expectations, our business, financial condition, results of operations, cash flow, per share trading price of our Class A Common Stock and ability to satisfy our debt service obligations and to make distributions to our stockholders could be materially and adversely affected. We cannot assure you that we will achieve our return objectives.

A potential change in U.S. accounting standards regarding operating leases may make the leasing of our properties less attractive to our potential tenants, which could reduce overall demand for our leasing services.

Under current authoritative accounting guidance for leases, a lease is classified by a tenant as a capital lease if the significant risks and rewards of ownership are considered to reside with the tenant. Under capital lease accounting for a tenant, both the leased asset and liability are reflected on their balance sheet. If the lease does not meet any of the criteria for a capital lease, the lease is considered an operating lease by the tenant, and the obligation does not appear on the tenant’s balance sheet; rather, the contractual future minimum payment obligations are only disclosed in the footnotes thereto. Thus, entering into an operating lease can appear to enhance a tenant’s balance sheet in comparison to direct ownership. The Financial Accounting Standards Board, or the FASB, and the International Accounting Standards Board, or the IASB, conducted a joint project to re-evaluate lease accounting. In August 2010, the FASB and the IASB jointly released exposure drafts of a proposed accounting model that would significantly change lease accounting. The final standards are expected to be issued in 2011. Changes to the accounting guidance could affect both our accounting for leases as well as that of our current and potential tenants. These changes may affect how our real estate leasing business is conducted. For example, if the accounting standards regarding the financial statement classification of operating leases are revised, then companies may be less willing to enter into leases with us in general or desire to enter into leases with us with shorter terms because the apparent benefits to their balance sheets could be reduced or eliminated. This in turn could cause a delay in investing our offering proceeds and make it more difficult for us to enter into leases on terms we find favorable.

We will rely on external sources of capital to fund future capital needs, and if we encounter difficulty in obtaining such capital, we may not be able to make future acquisitions necessary to grow our business or meet maturing obligations.

In order to qualify as a REIT under the Code, we will be required, among other things, to distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. Because of this distribution requirement, we may not be able to fund, from cash retained from operations, all of our future capital needs, including capital needed to make investments and to satisfy or refinance maturing obligations.

We expect to rely on external sources of capital, including debt and equity financing to fund future capital needs. However, the recent U.S. and global economic slowdown has resulted in a capital environment characterized by limited availability, increasing costs and significant volatility. If we are unable to obtain needed capital on satisfactory terms or at all, we may not be able to make the investments needed to expand our business, or to meet our obligations and commitments as they mature.

Any additional debt we incur will increase our leverage. Our access to capital will depend upon a number of factors over which we have little or no control, including:

•	general market conditions;
•	the market’s perception of our growth potential;
•	our current debt levels;
•	our current and expected future earnings;
•	our cash flow and cash distributions; and
•	the market price per share of our Class A Common Stock.

We may not be in a position to take advantage of attractive investment opportunities for growth if we are unable to access the capital markets on a timely basis on favorable terms.

Our ability to sell equity to expand our business will depend, in part, on the market price of our Class A Common Stock, and our failure to meet market expectations with respect to our business could negatively affect the market price of our Class A Common Stock and limit our ability to sell equity.

The availability of equity capital to us will depend, in part, on the market price of our Class A Common Stock which, in turn, will depend upon various market conditions and other factors that may change from time to time, including:

•	the extent of investor interest;
•	our ability to satisfy the distribution requirements applicable to REITs;
•	the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;
•	our financial performance and that of our tenants;
•	analyst reports about us and the REIT industry;
•	general stock and bond market conditions, including changes in interest rates on fixed income securities, which may lead prospective purchasers of our Class A Common Stock to demand a higher annual yield from future distributions;
•	a failure to maintain or increase our dividend, which is dependent, to a large part, on FFO which, in turn, depends upon increased revenue from additional acquisitions and rental increases; and
•	other factors such as governmental regulatory action and changes in REIT tax laws.

Our failure to meet market expectations with regard to future earnings and cash distributions would likely adversely affect the market price of our Class A Common Stock and, as a result, the availability of equity capital to us.

We will have substantial amounts of indebtedness outstanding following this offering, which may affect our ability to make distributions, may expose us to interest rate fluctuation risk and may expose us to the risk of default under our debt obligations.

As of December 31, 2010, on a pro forma basis, our aggregate indebtedness would have been approximately $68.9 million. We may incur significant additional debt for various purposes including, without limitation, the funding of future acquisitions, capital improvements and leasing commissions in connection with the repositioning of a property.

Payments of principal and interest on borrowings may leave us with insufficient cash resources to make the distributions currently contemplated or necessary to maintain our REIT qualification. Our substantial outstanding indebtedness, and the limitations imposed on us by our debt agreements, could have other significant adverse consequences, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;
•	we may be unable to borrow additional funds as needed or on satisfactory terms, which could, among other things, adversely affect our ability to capitalize upon emerging acquisition opportunities or meet needs to fund capital improvements and leasing commissions;
•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;
•	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;
•	we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations;
•	certain of the property subsidiaries’ loan documents may include restrictions on such subsidiary’s ability to make distributions to us;
•	we may be unable to hedge floating rate debt, counterparties may fail to honor their obligations under our hedge agreements, these agreements may not effectively hedge interest rate fluctuation risk, and, upon the expiration of any hedge agreements, we would be exposed to then-existing market rates of interest and future interest rate volatility;
•	we may default on our obligations and the lenders or mortgagees may foreclose on our properties that secure their loans and receive an assignment of rents and leases; and
•	our default under any of our indebtedness with cross-default provisions could result in a default on other indebtedness.

If any one of these events were to occur, our business, financial condition, results of operations, cash flow, per share trading price of our Class A Common Stock and ability to satisfy our debt service obligations and to make distributions to our stockholders could be materially and adversely affected. In addition, any foreclosure on our properties could create taxable income without accompanying cash proceeds, which could adversely affect our ability to meet the REIT distribution requirements imposed by the Code.

Our existing loan agreements contain, and future financing arrangements will likely contain, restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

We are subject to certain restrictions pursuant to the restrictive covenants of our outstanding indebtedness, which may affect our distribution and operating policies and our ability to incur additional debt. Loan documents evidencing our existing indebtedness contain, and loan documents entered into in the future will likely contain, certain operating covenants that limit our ability to further mortgage the property or discontinue insurance coverage. In addition, future agreements may contain, and any future company credit facilities likely will contain, financial covenants, including certain coverage ratios and limitations on our ability to incur secured and unsecured debt, make distributions, sell all or substantially all of our assets, and engage in mergers and consolidations and certain acquisitions. Covenants under any future indebtedness may restrict our ability to pursue certain business initiatives or certain acquisition transactions. In addition, failure to meet any of these covenants, including the financial coverage ratios, could cause an event of default under or accelerate some or all of our indebtedness, which would have a material adverse effect on us.

Increases in interest rates would increase the amount of our variable-rate debt payments and could limit our ability to pay dividends to our stockholders.

If we incur indebtedness subject to floating interest rates, increases in interest rates on such indebtedness would reduce our cash flows and our ability to pay dividends to our stockholders. In addition, if we are required to repay existing debt during periods of higher interest rates, we may need to sell one or more of our investments in order to repay the debt, which might reduce the realization of the return on such investments.

Our organizational documents have no limitation on the amount of indebtedness that we may incur. As a result, we may become highly leveraged in the future, which could adversely affect our financial condition.

Our business strategy contemplates the use of both secured and unsecured debt to finance long-term growth. While we intend to limit our indebtedness to maintain an overall net debt to gross asset value of approximately 45% to 55%, provided that we may exceed this amount for individual properties in select cases where attractive financing is available, our governing documents contain no limitations on the amount of debt that we may incur, and our board of directors may change our financing policy at any time without stockholder approval. As a result, we may be able to incur substantial additional debt, including secured debt, in the future, which could result in an increase in our debt service and harm our financial condition.

Adverse global market and economic conditions may continue to adversely affect us and could cause us to recognize impairment charges or otherwise harm our performance.

Recent market and economic conditions have been challenging, with tighter credit conditions in 2008 through 2010. Continued concerns about the availability and cost of credit, the U.S. mortgage market, inflation, unemployment levels, geopolitical issues and declining equity and real estate markets have contributed to increased market volatility and diminished expectations for the U.S. economy. The commercial real estate sector in particular has been adversely affected by these market and economic conditions. These conditions may result in our tenants requesting rent reductions, declining to extend or renew leases upon expiration or renewing at lower rates. These conditions also have forced tenants, in some cases, to declare bankruptcy or vacate leased premises. We may be unable to re-lease vacated space at attractive rents or at all. We are unable to predict whether, or to what extent or for how long, these adverse market and economic conditions will persist. The continuation or intensification of these conditions may impede our ability to generate sufficient operating cash flow to pay expenses, maintain properties, make distributions and repay debt.

Uninsured losses or losses in excess of our insurance coverage could adversely affect our financial condition and cash flows, and there can be no assurance as to future costs and the scope of coverage that may be available under insurance policies.

Upon completion of this offering we plan to carry comprehensive liability, fire, extended coverage, business interruption and rental loss insurance covering all of the properties in our portfolio under a blanket insurance policy with policy specifications, limits and deductibles customarily carried for similar properties. In addition, we plan to carry professional liability and directors’ and officers’ insurance. We will select policy specifications and insured limits that we believe to be appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice. We will not carry insurance for certain losses, including, but not limited to, losses caused by riots or war. Certain types of losses may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots or acts of war. Should an uninsured loss occur, we could lose both our investment in and anticipated profits and cash flow from a property. If any such loss is insured, we may be required to pay a significant deductible on any claim for recovery of such a loss prior to our insurer being obligated to reimburse us for the loss, or the amount of the loss may exceed our coverage for the loss. In addition, future lenders may require such insurance, and our failure to obtain such insurance could constitute a default under our loan agreements. In addition, we may reduce or discontinue terrorism, earthquake, flood or other insurance on some or all of our properties in the future if the cost of premiums for any of these policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss. Our title insurance policies may not insure for the current aggregate market value of our portfolio, and we do not intend to increase our title insurance coverage as the market value of our portfolio increases. As a result, our business, financial condition, results of operations, cash flow, per share trading price of our Class A

Common Stock and ability to satisfy our debt service obligations and to make distributions to our stockholders may be materially and adversely affected.

If we or one or more of our tenants experiences a loss that is uninsured or which exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged.

If any of our insurance carriers become insolvent, we could be adversely affected.

We expect to carry several different lines of insurance, placed with several large insurance carriers. If any one of these large insurance carriers were to become insolvent, we would be forced to replace the existing insurance coverage with another suitable carrier, and any outstanding claims would be at risk for collection. In such an event, we cannot be certain that we would be able to replace the coverage at similar or otherwise favorable terms. Replacing insurance coverage at unfavorable rates and the potential of uncollectible claims due to carrier insolvency could adversely affect our results of operations and cash flows.

Terrorism and other factors affecting demand for our properties could harm our operating results.

The strength and profitability of our business depends on demand for and the value of our properties. Future terrorist attacks in the United States, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of terrorism or war could have a negative impact on our operations. Such terrorist attacks could have an adverse impact on our business even if they are not directed at our properties. In addition, the terrorist attacks of September 11, 2001 have substantially affected the availability and price of insurance coverage for certain types of damages or occurrences, and our insurance policies for terrorism include large deductibles and co-payments. The lack of sufficient insurance for these types of acts could expose us to significant losses and could have a negative impact on our operations.

We may be required to make significant capital expenditures to improve our properties in order to retain and attract tenants, causing a decline in operating revenue and reducing cash available for debt service and distributions to stockholders.

If adverse economic conditions continue in the real estate market and demand for freestanding single tenant properties remains low, we expect that, upon expiration of leases at our properties, we will be required to make rent or other concessions to tenants, and/or accommodate requests for renovations, build-to-suit remodeling and other improvements. As a result, we may have to make significant capital or other expenditures in order to retain tenants whose leases expire and to attract new tenants. Additionally, we may need to raise capital to make such expenditures. If we are unable to do so or capital is otherwise unavailable, we may be unable to make the required expenditures. This could result in non-renewals by tenants upon expiration of their leases, which would result in declines in revenue from operations and reduce cash available for debt service and distributions to stockholders.

Difficult conditions in the commercial real estate markets may cause us to experience market losses related to our holdings, and these conditions may not improve in the near future.

Our results of operations are materially affected by conditions in the real estate markets, the financial markets and the economy generally and may cause commercial real estate values, including the values of our properties, and market rental rates, including rental rates that we are able to charge, to decline significantly. Current economic and credit market conditions have contributed to increased volatility and diminished expectations for real estate markets, as well as adversely impacted inflation, energy costs, geopolitical issues and the availability and cost of credit, and will continue to do so going forward. The further deterioration of the real estate market may cause us to record losses on our assets, reduce the proceeds we receive upon sale or refinance of our assets or adversely impact our ability to lease our properties. Declines in the market values of our properties may adversely affect our results of operations and credit availability, which may reduce earnings and, in turn, cash available for distributions to our stockholders. Current economic and credit market conditions may also cause one or more of the tenants to whom we have exposure to fail or default in their payment obligations, which could cause us to record material losses or a material reduction in our cash flows.

Because we own real property, we are subject to extensive environmental regulation, which creates uncertainty regarding future environmental expenditures and liabilities.

Environmental laws regulate, and impose liability for, releases of hazardous or toxic substances into the environment. Under various provisions of these laws, an owner or operator of real estate, such as us, is or may be liable for costs related to soil or groundwater contamination on, in, or migrating to or from its property. In addition, persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of cleaning up contamination at the disposal site. Such laws often impose liability regardless of whether the person knew of, or was responsible for, the presence of the hazardous or toxic substances that caused the contamination. The presence of, or contamination resulting from, any of these substances, or the failure to properly remediate them, may adversely affect our ability to sell or lease our property or to borrow using such property as collateral. In addition, persons exposed to hazardous or toxic substances may sue us for personal injury damages. For example, certain laws impose liability for release of or exposure to asbestos-containing materials and contamination from past operations or from off-site sources. As a result, in connection with our current or former ownership, operation, management and development of real properties, we may be potentially liable for investigation and cleanup costs, penalties, and damages under environmental laws.

Although all of our properties were, at the time they were acquired by our predecessor, subjected to preliminary environmental assessments, known as Phase I assessments, by independent environmental consultants that identify certain liabilities, Phase I assessments are limited in scope, and may not include or identify all potential environmental liabilities or risks associated with the property. Further, any environmental liabilities that arose since the date the studies were done would not be identified in the assessments. Unless required by applicable laws or regulations, we may not further investigate, remedy or ameliorate the liabilities disclosed in the Phase I assessments.

We cannot assure you that these or other environmental studies identified all potential environmental liabilities, or that we will not incur material environmental liabilities in the future. If we do incur material environmental liabilities in the future, we may face significant remediation costs, and we may find it difficult to sell any affected properties.

As a result of becoming a public company, we must implement additional financial and accounting systems, procedures and controls which are applicable to such companies, which will increase our costs and require substantial management time and attention.

As a public company, we will incur significant legal, accounting and other expenses that our predecessor did not incur as a private company, including costs associated with public company reporting requirements and corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. As an example, in order to comply with such reporting requirements, we are evaluating our internal control systems in order to allow management to report on, and our independent registered public accounting firm to attest to, our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. If we fail to implement proper overall business controls, including as required to integrate the property subsidiaries and support our growth, our results of operations could be harmed or we could fail to meet our reporting obligations. In addition, if we identify significant deficiencies or material weaknesses in our internal control over financial reporting that we cannot remediate in a timely manner, or if we are unable to receive an unqualified report from our independent registered public accounting firm with respect to our internal control over financial reporting, investors and others may lose confidence in the reliability of our financial statements and the trading price of our Class A Common Stock and our ability to obtain any necessary equity or debt financing could suffer.

Furthermore, the design and effectiveness of our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements, or misrepresentations. Although management will continue to review the effectiveness of our disclosure controls and procedures and internal control over financial reporting, there can be no guarantee that our internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Deficiencies, including any material weaknesses, in our internal control over financial reporting which may occur in the future could result in misstatements of our results of operations, restatements of our financial statements, a decline in the trading price of our Class A Common Stock, or otherwise materially adversely affect our business, reputation, results of operations, financial condition, or liquidity.

We may be unable to complete acquisitions that would grow our business, and even if consummated, we may fail to successfully integrate and operate acquired properties.

Our growth strategy includes the disciplined acquisition of properties as opportunities arise. Our ability to acquire properties on satisfactory terms and successfully integrate and operate them is subject to the following significant risks:

•	we may be unable to acquire desired properties because of competition from other real estate investors with more capital, including other real estate operating companies, REITs and investment funds;
•	we may acquire properties that are not accretive to our results upon acquisition, and we may not successfully manage and lease those properties to meet our expectations;
•	competition from other potential acquirers may significantly increase the purchase price of a desired property;
•	we may be unable to generate sufficient cash from operations, or obtain the necessary debt or equity financing to consummate an acquisition or, if obtainable, financing may not be on satisfactory terms;
•	we may need to spend more than budgeted amounts to make necessary improvements or renovations to acquired properties;
•	agreements for the acquisition of properties are typically subject to customary conditions to closing, including satisfactory completion of due diligence investigations, and we may spend significant time and money on potential acquisitions that we do not consummate;
•	the process of acquiring or pursuing the acquisition of a new property may divert the attention of our Manager from our existing business operations;
•	we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations;
•	market conditions may result in future vacancies and lower than expected rental rates; and
•	we may acquire properties without any recourse, or with only limited recourse, for liabilities, whether known or unknown, such as clean-up of environmental contamination, claims by tenants, vendors or other persons against the former owners of the properties and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

If we cannot complete property acquisitions on favorable terms, or operate acquired properties to meet our goals or expectations, our business, financial condition, results of operations, cash flow, per share trading price of our Class A Common Stock and ability to satisfy our debt service obligations and to make distributions to our stockholders could be materially and adversely affected.

Payment of fees to our Manager and ARC reduces cash available for investment and distribution.

Our Manager and ARC will perform services for us in connection with the selection, acquisition, financing, leasing and management of us and our properties. Our Manager and ARC will be paid substantial fees for these services, which reduce the amount of cash available for investment in properties or distribution to stockholders. Such fees and reimbursements include: (i) a management fee payable to our Manager equal to 0.50% per annum of our average unadjusted book value of our real estate assets, calculated and payable monthly in advance, provided that our securityholders have received the full amount of the distributions declared by us in respect of our OP units for the six immediately preceding months from MFFO; (ii) incentive fees equal to the difference between (1) the product of (x) 20% and (y) the difference between (I) our Core Earnings (as defined below) for the previous 12-month period, and (II) the product of (A) the weighted average of the issue price per share of our common stock of all of our public offerings multiplied by the weighted average number of all shares of common stock outstanding (including any restricted shares of common stock and other shares of common stock underlying awards granted under our equity incentive plans) in the previous 12-month period, and (B) 8.00%, and (2) the sum of any incentive fee paid to our Manager with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters is greater than zero; (iii) an acquisition fee payable to ARC equal to 1.0% of the contract purchase price (including assumed indebtedness) of each property that we acquire which is originated by ARC and evaluated following the commencement of this offering, but excluding the direct or indirect interests in any properties contributed to us in connection with the formation transactions; (iv) a financing fee payable to ARC equal to 0.75% of the amount available under any secured mortgage financing or refinancing that we obtain and use for the acquisition of properties that is arranged by ARC, but excluding any financing on the direct or indirect interests in the properties which were contributed to us in connection with the formation transactions and the contemplated refinancing of the mortgage indebtedness encumbering our 60 continuing properties leased to Citizens Bank and of our two TRS properties; and (v) reimbursement for all out of pocket costs actually incurred by ARC in connection with the performance of services under the acquisition and capital services agreement, including without limitation, legal fees and expenses, due diligence fees and expenses, other third party fees and expenses, costs of appraisals, travel expenses, nonrefundable option payments and deposits on properties not acquired, accounting fees and expenses, title insurance premiums and other closing costs, personnel costs and miscellaneous expenses relating to the selection, acquisition and due diligence of properties. See “Our Manager and ARC — Management Agreement” and “— Acquisition and Capital Services Agreement.” Also, in the future we may contract with ARC to perform property management and leasing services with respect to our properties in respect of which we will pay fees equal to 1.5% of gross revenues from such properties plus certain expense reimbursements.

Risks Related to Our Relationship with Our Manager and ARC

We will be dependent on ARC and its key personnel, especially Messrs. Schorsch, Kahane, Budko, Block and Weil, who provide services to us through the management agreement and the acquisition and capital services agreement, and we may not find a suitable replacement for our Manager and ARC if the management agreement and the acquisition and capital services agreement is terminated, or for these key personnel if they leave ARC or otherwise become unavailable to us.

We will have no separate facilities and will be completely reliant on our Manager and ARC. Our chief executive officer, our president, our executive vice president and chief investment officer and our two other executive officers are executives of ARC. We do not expect to have any employees. Our Manager and ARC have significant discretion as to the implementation of our investment and operating policies and strategies. Accordingly, we believe that our success will depend to a significant extent upon the efforts, experience, diligence, skill and network of business contacts of the officers and key personnel of our Manager and ARC. The officers and key personnel of our Manager and ARC will evaluate, negotiate, close and monitor our investments; therefore, our success will depend on their continued service. The departure of any of the officers or key personnel of our Manager could have a material adverse effect on our performance and slow our future growth. We have not obtained and do not expect to obtain “key person” life insurance on any of our key personnel.

Neither our Manager nor ARC is obligated to dedicate any specific personnel exclusively to us. In addition, none of our officers or the officers of our Manager or ARC are obligated to dedicate any specific portion of their time to our business. Each of them has significant responsibilities for other investment vehicles currently managed by affiliates of ARC, including as a result of being part of the senior management or key personnel of the other eight ARC-sponsored REITs and their advisors. Three of the ARC-sponsored REITs have registration statements that are not yet effective and are in the development phase, and four of the ARC-sponsored REITs have registration statements that became effective recently. As a result, such REITs will have concurrent and/or overlapping fundraising, acquisition and operational phases as us, which may cause conflicts of interest to arise throughout the life of our company. Additionally, based on our sponsor’s experience, a significantly greater time commitment is required of senior management during the development stage when the REIT is being organized, funds are initially being raised and funds are initially being invested, and less time is required as additional funds are raised and the offering matures. As a result, these individuals may not always be able to devote sufficient time to the management of our business. Further, when there are turbulent conditions in the real estate markets or distress in the credit markets, the attention of our Manager’s and ARC’s personnel and our executive officers and the resources of ARC will also be required by the other investment vehicles managed by affiliates of ARC. In such situations, we may not receive the level of support and assistance that we may receive if we were internally managed.

In addition, we offer no assurance that our Manager will remain our investment manager or that we will continue to have access to ARC to provide us with acquisition and capital services following the initial term of the acquisition and capital services agreement. The initial term of our management agreement with our Manager and the acquisition and capital services agreement between us and ARC extends until the tenth anniversary of the closing of this offering, with automatic one-year renewals of our management agreement and our acquisition and capital services agreement, subject to a 180-day prior written notice of termination period. If the management agreement is terminated or the acquisition and capital services agreement is terminated and no suitable replacement is found to provide the services needed by us under those agreements, we may not be able to execute our business plan.

There are various conflicts of interest in our relationship with ARC and our Manager, which could result in decisions that are not in the best interests of our stockholders.

We are subject to conflicts of interest arising out of our relationship with ARC and our Manager. Specifically, Mr. Schorsch, our chief executive officer and the chairman of our board of directors, Mr. Kahane, our president and one of our directors, Mr. Budko, our executive vice president and chief investment officer, Mr. Block, our executive vice president and chief financial officer, and Mr. Weil, our executive vice president and secretary, are executives of ARC. Our Manager and executive officers may have conflicts between their duties to us and their duties to, and interests in, ARC and other ARC Funds. Our ability to make investments in our target assets is governed by an acquisition and capital services agreement with ARC. Our acquisition and capital services agreement with ARC provides that no entity controlled by ARC or its affiliates, including its principals, will sponsor or manage any public or private U.S. investment vehicle that has as its principal investment strategy to invest in net leased properties that are subject to leases that have remaining terms of less than 10 years but not less than three years other than us for so long as either Mr. Schorsch or Mr. Kahane are affiliated with our Manager and our management agreement is in effect. However, ARC and its affiliates may sponsor or manage another public or private U.S. investment vehicle that invests generally in real estate assets but not primarily in our target assets, including net leased properties.

Shortly after the consummation of this offering, we expect that our board of directors will adopt a policy with respect to any proposed investments by our directors or officers or the officers of our Manager, which we refer to as the covered persons, in our target properties. We expect this policy to provide that any proposed investment by a covered person for his or her own account in any of our target properties will be permitted if the capital required for the investment does not exceed the lesser of (i) $5 million, or (ii) 1% of our total stockholders’ equity as of the most recent month end, or the personal investment limit. To the extent that a proposed investment exceeds the personal investment limit, we expect that our board of directors will only permit the covered person to make the investment (i) upon the approval of the disinterested directors, or (ii) if the proposed investment otherwise complies with terms of any other related party transaction policy our board of directors may adopt in the future. Subject to compliance with all applicable laws, these individuals may make investments for their own account in our target properties which may present certain conflicts of interest not addressed by our current policies.

We may acquire properties in geographic areas where ARC or other ARC Funds own competing properties. Also, we may acquire properties from, or sell properties to, ARC or other ARC-sponsored programs. If ARC or any one of the other ARC-sponsored programs attracts a tenant that we are competing for, we could suffer a loss of revenue due to delays in locating another suitable tenant.

We will pay our Manager and ARC substantial management fees, incentive fees, acquisition fees and financing fees and may, in the future, pay them property management fees, most of which are payable regardless of the performance of our portfolio. Our Manager’s and ARC’s entitlement to such fees, which are not based upon performance metrics or goals, might reduce their incentive to devote their time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio. Additionally, the payment of acquisition fees and financing fees to ARC with respect to properties acquired and financings obtained after the date of this offering (excluding the initial refinancing of the mortgage indebtedness encumbering our continuing properties leased to Citizens Bank and our two TRS properties) and, therefore, ARC may attempt to cause us to acquire properties and incur financings in order to earn these fees. This in turn could hurt both our ability to make distributions to our stockholders and the market price of our Class A Common Stock.

ARC and its affiliates, including our principals, will continue to own direct and indirect interests in 34 net leased properties containing an aggregate of 1.2 million leasable square feet. See “Business and Properties  — Excluded Properties.” The ownership of these properties may create conflicts of interest relating to the amount of attention our principals devote to our business since they may be more focused on the financial success of these excluded properties.

Concurrently with the completion of this offering, we will grant to our Manager an aggregate number of restricted shares equal to 3.0% of the number of shares sold in this offering, or 162,000 restricted shares assuming the sale of 5.4 million shares, the minimum number of shares offered in this offering, or 264,000 restricted shares assuming the sale of 8.8 million shares, the maximum number of shares offered in this offering. This award will vest ratably in quarterly installments over a three-year period beginning on the first day of the calendar quarter after we complete this offering. Once vested, to the extent our Manager sells some of the shares, its interests may be less aligned with our interests.

Each of the management agreement with our Manager and the acquisition and capital services agreement with ARC was not negotiated on an arm’s-length basis and may not be as favorable to us as if each agreement had been negotiated with an unaffiliated third party and each agreement may be costly and difficult to terminate.

Our executive officers and two of our five directors are executives of ARC. Each of our management agreement with our Manager and the acquisition and capital services agreement with ARC was negotiated between related parties and their terms, including amounts payable under each agreement and the term of each agreement, which exceeds the term of most other externally advised REITs, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

Termination of the management agreement with our Manager and the acquisition and capital services agreement with ARC without cause is difficult. During the initial term of the management agreement, the management agreement may be terminated by us only for cause. Following the initial ten-year term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors based upon: (1) our Manager’s unsatisfactory performance that is materially detrimental to us, or (2) a determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. Our Manager will be provided 180 days prior written notice of any such termination. Additionally, the acquisition and capital services agreement with ARC has a ten year term and then continues on a yearly basis thereafter subject to 180 days prior written notice of any termination. These provisions may adversely affect our ability to terminate our Manager and ARC without cause.

Both our Manager and ARC are only contractually committed to serve us until the tenth anniversary of the closing of this offering. Thereafter, the management agreement and the acquisition and capital services agreement are each renewable for one-year terms; provided, however, that (1) our Manager may terminate the management agreement annually upon 180 days prior written notice and (2) ARC may terminate the acquisition and capital services agreement monthly upon 180 days prior written notice. If the management agreement is terminated or the acquisition and capital services agreement is terminated and, in each case, no suitable replacement is found to manage us or provide acquisition and capital services to us, we may not be able to execute our business plan.

Pursuant to each of the management agreement and the acquisition and capital services agreement, neither our Manager nor ARC will assume any responsibility other than to render the services called for thereunder and neither will be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Each of our Manager and ARC maintains a contractual as opposed to a fiduciary relationship with us. Under the terms of the management agreement and the acquisition and capital services agreement, none of our Manager, ARC, or any of their respective officers, members or personnel, any person controlling or controlled by our Manager or ARC or any person providing sub-advisory services to our Manager or ARC will be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement or the acquisition and capital services agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement or the acquisition and capital services agreement. In addition, we have agreed to indemnify our Manager, ARC and each of their respective officers, stockholders, members, managers, directors and personnel, any person controlling or controlled by our Manager or ARC and any person providing sub-advisory services to our Manager or ARC with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager or ARC not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement or the acquisition and capital services agreement.

The incentive fee payable to our Manager under the management agreement is payable quarterly and is based on our Core Earnings and therefore, may cause our Manager to select investments in more risky assets to increase its incentive compensation.

Our Manager is entitled to receive incentive compensation based upon our achievement of targeted levels of Core Earnings. In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on Core Earnings may lead our Manager to place undue emphasis on the maximization of Core Earnings at the expense of other criteria, such as preservation of capital, in order to achieve higher incentive compensation. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our investment portfolio.

The conflicts of interest policy we will adopt may not adequately address all of the conflicts of interest that may arise with respect to our investment activities and also may limit the allocation of investments to us.

In order to avoid any actual or perceived conflicts of interest with our Manager, ARC or any of the ARC parties, we will adopt a conflicts of interest policy prior to the closing of this offering to specifically address some of the conflicts relating to our investment opportunities. Although under this policy the approval of a majority of our independent directors will be required to approve (i) any purchase of our assets by any of the ARC parties and (ii) any purchase by us of any assets of any of the ARC parties, there is no assurance that this policy will be adequate to address all of the conflicts that may arise or will address such conflicts in a manner that is favorable to us. In addition, as a result of the investment opportunity allocation provisions applicable to us, other ARC Funds may in the future, participate in some of our investments. Participating investments will not be the result of arm’s length negotiations and will involve potential conflicts between our interests and those of the other participating ARC Funds in obtaining favorable terms. Since our executives are also executives of ARC, the same personnel may determine the price and terms for the investments for both us and these ARC Funds and there can be no assurance that any procedural protections, such as obtaining market prices or other reliable indicators of fair market value, will prevent the consideration we pay for these investments from exceeding their fair market value or ensure that we receive terms for a particular investment opportunity that are as favorable as those available from an independent third party.

Risks Related to this Offering

The historical performance of the ARC Predecessor Companies may not be indicative of our future results or an investment in our Class A Common Stock.

We have presented in this prospectus under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” certain information relating to the combined historical performance of the ARC Predecessor Companies. When considering this information you should bear in mind that the combined historical results of the ARC Predecessor Companies may not be indicative of the future results that you should expect from us or any investment in our Class A Common Stock. In particular, our results could vary significantly from these combined historical results due to the fact that:

•	we are acquiring the ownership interests in the property subsidiaries in the formation transactions from our sponsor at values that may be in excess of their book value and their fair market value;

•	we will not benefit from any value that was created in the properties that are being acquired in connection with the formation transactions prior to our acquisition;
•	we will be operating all of the acquired properties under one ongoing company, as opposed to individual investment partnerships with defined terms;
•	we will be operating as a public company, and, as such, our cost structure will vary from the historical cost structure of the ARC Predecessor Companies;
•	we may not incur indebtedness at the same level relative to the value of our properties as was incurred by the ARC Predecessor Companies;
•	our approaches to disposition and refinancing of properties and the use of proceeds of such transactions are likely to differ from those of the ARC Predecessor Companies;
•	our distribution policy will differ from that of the ARC Predecessor Companies;
•	the value realized by our stockholders will depend not only on the cash generated by our properties but also by the market price for our Class A Common Stock, which may be influenced by a number of other factors;
•	the size and type of investments that we make as a public company, and the relative riskiness of those investments, may differ materially from those of the ARC Predecessor Companies, which could significantly impact the rates of return expected from an investment in our Class A Common Stock; and
•	as described elsewhere in this prospectus, our future results are subject to many uncertainties and other factors that could cause our returns to be materially lower than the returns previously achieved by the ARC Predecessor Companies.

We may be unable to pay or maintain distributions, especially if we raise substantially more than the minimum offering, from cash available from operations or increase distributions over time.

There are many factors that can affect the availability and timing of cash distributions to stockholders. Distributions will be based principally on cash available from our operations, but we may be required to borrow funds, utilize proceeds from this offering or sell assets to fund these distributions. The amount of cash available for distributions is affected by many factors, such as our ability to buy properties, rental income from these properties and our operating expense levels, as well as many other variables. Actual cash available for distributions may vary substantially from estimates. We cannot assure you that we will be able to pay or maintain our anticipated level of distributions or that distributions will increase over time. We cannot give any assurance that rents from the properties we acquire will increase or that future acquisitions of real properties or other investments will increase our cash available for distributions to stockholders. Our actual results may differ significantly from the assumptions used by our board of directors in establishing the distribution rate to stockholders. We may not have sufficient cash from operations to make a distribution required to qualify for or maintain our REIT status. We may pay distributions from unlimited amounts of any source. We have not established any limit on the amount of proceeds from this offering that may be used to fund distributions, except in accordance with our organizational documents and Maryland law. Distributions from the proceeds of this offering or from borrowings also could reduce the amount of capital we ultimately invest in properties and other permitted investments. This, in turn, would reduce the value of your investment.

We may be required to reduce our distributions to stockholders following the expiration of the administrative support agreement.

Our administrative support agreement with ARC, pursuant to which ARC will pay or reimburse us for our general administrative expenses, including, without limitation, legal fees, audit fees, board of director fees, insurance, marketing and investor relation fees, for a period of one year after the closing of the offering to the extent our MFFO is insufficient to pay the distributions declared by us in respect of our OP units during such one year period, has a one year term. Upon expiration of this agreement, we may not have sufficient funds available to pay distributions at the rate we had paid distributions during prior periods and may be required to reduced the rate of distributions.

Differences between the book value of the assets to be acquired in the formation transactions and the price paid for our Class A Common Stock will result in an immediate and material dilution of the book value of our Class A Common Stock.

As of December 31, 2010, the aggregate historical net book value of the real estate assets to be acquired by us in the formation transactions was approximately $112.2 million, the outstanding property related debt totaled $127.1 million, and net member deficit totaled ($12.7) million, or a loss of $2.23 per share of our Class A Common Stock, assuming the exchange of OP units for shares of our Class A Common Stock on a one-for-one basis. As a result, the pro forma net book value per share of our Class A Common Stock after the completion of this offering and the formation transactions will be less than the initial public offering price. The purchasers of Class A Common Stock offered hereby will experience immediate and substantial dilution of $5.99 per share in the pro forma net book value per share of our Class A Common Stock assuming we sell the minimum number of shares of Class A Common Stock in this offering and $4.17 per share in the pro forma net book value per share of our Class A Common Stock assuming we sell the maximum number of shares of Class A Common Stock in this offering.

The number of shares of our Class A Common Stock available for future sale, including by ARC and other of our affiliates, could adversely affect the market price of our Class A Common Stock, and future sales by us of shares of our Class A Common Stock or issuances by our operating partnership of OP units may be dilutive to existing stockholders.

Sales of substantial amounts of shares of our Class A Common Stock in the public market, or upon exchange of OP units or exercise of any equity awards, or the perception that such sales might occur could adversely affect the market price of the shares of our Class A Common Stock. The exchange of OP units for Class A Common Stock, the vesting of any equity-based awards granted to certain directors, executive officers and other employees or us, our Manager and ARC under our Equity Plan, the issuance of our Class A Common Stock or OP units in connection with property, portfolio or business acquisitions and other issuances of our Class A Common Stock or OP units could have an adverse effect on the market price of the shares of our Class A Common Stock. Also, the contributor will hold 310,000 OP units on a pro forma basis and our Manager will hold a minimum of 162,000 and a maximum of 264,000 restricted shares, and the contributor and our Manager are party to a registration rights agreement that provides for registration rights. The exercise of these registration rights, which would require us to prepare, file and have declared effective a resale registration statement permitting the public resale of any shares issued upon redemption of such OP units, and shares of our Class A Common Stock issued upon the vesting of the restricted stock granted to our Manager could depress the price of our Class A Common Stock. The existence of these OP units and restricted shares, as well as additional OP units that may be issued in the future, equity awards, and shares of our common stock reserved for issuance as restricted shares or upon exchange of any such OP units and any related resales may adversely affect the market price of our Class A Common Stock and the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future sales by us of shares of our Class A Common Stock may be dilutive to existing stockholders.

Increases in market interest rates may result in a decrease in the value of our Class A Common Stock.

One of the factors that will influence the price of our Class A Common Stock will be the dividend yield on our common stock (as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates may lead prospective purchasers of our Class A Common Stock to expect a higher dividend yield and, if we are unable to pay such yield, the market price of our Class A Common Stock could decrease.

The market price of our Class A Common Stock could be adversely affected by our level of cash distributions.

The market’s perception of our growth potential and our current and potential future cash distributions, whether from operations, sales or refinancings, as well as the real estate market value of the underlying assets, may cause our Class A Common Stock to trade at prices that differ from our net asset value per share. If we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our Class A Common Stock. Our failure to meet the market’s expectations with regard to future earnings and distributions likely would adversely affect the market price of our Class A Common Stock.

There has been no public market for our common stock prior to this offering.

Prior to this offering, there has been no public market for our common stock. We have applied to list our Class A Common Stock on NASDAQ but we cannot assure you that an active trading market will develop or be sustained or that shares of our Class A Common Stock will be resold at or above the initial public offering price. The initial public offering price of our Class A Common Stock was determined by agreement among us and the dealer manager, but we cannot assure you that our Class A Common Stock will not trade below the initial public offering price following the completion of this offering and the formation transactions. See “Plan of Distribution.” The market value of our Class A Common Stock could be materially and adversely affected by general market conditions, including the extent to which a secondary market develops for our Class A Common Stock following the completion of this offering and the formation transactions, the extent of institutional investor interest in us, the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies), our financial performance and general stock and bond market conditions. Some other factors that could negatively affect our share price or result in fluctuations in the price of our Class A Common Stock include:

•	actual or anticipated variations in our quarterly operating results;
•	changes in our FFO or earnings estimates;
•	publication of research reports about us or the real estate industry;
•	increases in market interest rates, which may lead purchasers of our shares to demand a higher yield;
•	adverse market reaction to any increased indebtedness we incur in the future;
•	additions or departures of key personnel;
•	speculation in the press or investment community;
•	the realization of any other risk factors presented in this prospectus;
•	changes in accounting principles;
•	general market and economic conditions; and
•	passage of legislation or other regulatory developments that adversely affect us or our industry.

If securities analysts do not publish research or reports about our business or if they downgrade our Class A Common Stock or our sector, the price of our Class A Common Stock could decline.

The trading market for our Class A Common Stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our stock or our industry, or the stock of any of our competitors, the price of our Class A Common Stock could decline. If one or more of these analysts ceases coverage of our company, we could lose attention in the market, which in turn could cause the price of our Class A Common Stock to decline.

Risks Related to Our Organization and Structure

The rights of the holders of the shares of Class B Common Stock, including the right to elect  2/3 of the board of directors and the right to maintain the voting rights and privileges of the Class B Common Stock in the event of a significant corporate transaction and to vote as a separate class on our dissolution, will limit the ability of holders of the shares of Class A Common Stock to influence corporate matters, including electing a new slate of directors if stockholders are unhappy with our performance.

Our Class B Common Stock has the right to elect two-thirds of our board of directors (rounded down to the nearest director) and our Class A Common Stock has the right to elect one-third of our board of directors

(rounded up to the nearest director). Accordingly, our Class B Common Stock will have the right to elect 3 of our 5 directors comprising our initial board of directors. The holders of the shares of Class B Common Stock, currently our executive officers, therefore have significant influence over our management and affairs and over all matters requiring approval of our board of directors, including significant corporate transactions, such as a merger or other sale of our company or its assets, for the foreseeable future. In addition, in connection with any reorganization, share exchange, consolidation, conversion or merger of us with or into another person, we may not adversely affect, alter, repeal, change or otherwise impair any of the powers, preferences, rights or privileges of the Class B Common Stock without the affirmative vote of the holders of not less than 66 2/3% of the shares of Class B Common Stock voting as a separate class. Additionally, our dissolution must be approved by the affirmative vote of the holders of a majority of the total voting power of all outstanding Class B Common Stock voting together as a separate class. This concentrated control limits the ability of the holders of shares of Class A Common Stock to influence corporate matters, including electing a new slate of directors if stockholders are unhappy with our performance, and, as a result, we may take actions that the Class A Common stockholders do not view as beneficial, including transactions with our Manager or affiliates of our Manager. Further, the right of the holders of the Class B Common Stock to maintain their rights and privileges in the event of a significant corporate transaction could delay, deter or prevent a change of control transaction that might otherwise involve a premium for our shares of Class A Common Stock or otherwise be in the best interests of our stockholders. Additionally, the market price of our Class A Common Stock could be adversely affected because of the imbalance of control among the stockholders.

Our sponsor exercised significant influence with respect to the terms of the formation transactions, including transactions in which it determined the compensation our principals would receive.

We did not conduct arm’s-length negotiations with our sponsor with respect to the formation transactions. In the course of structuring the formation transactions, our sponsor had the ability to influence the type and level of benefits that it, its affiliates (including our principals and our Manager) and our other officers will receive from us. In addition, our principals had substantial pre-existing indirect ownership interests in the property subsidiaries and will receive substantial economic benefits as a result of the formation transactions. In addition, our principals have certain executive management and director positions with us, our Manager and ARC, for which they will receive certain other benefits such as any profits associated with the fees earned by our Manager and ARC and equity-based awards. See “Certain Relationships and Related Party Transactions — Formation Transactions.”

Our charter, the partnership agreement of our operating partnership and Maryland law contain provisions that may delay or prevent a change of control transaction.

Our charter contains a 9.8% ownership limit. Our charter, subject to certain exceptions, and commencing upon the completion of this offering, limits any person to actual or constructive ownership of no more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our capital stock and no more than 9.8% of the value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock. Our board of directors, in its sole discretion and upon receipt of certain representations and undertakings, may exempt a person (prospectively or retroactively) from the ownership limits. However, our board of directors may not, among other limitations, grant an exemption from the ownership limits to any person whose ownership, direct or indirect, of more than 9.8% of the value or number of the outstanding shares of our capital stock or the outstanding shares of our common stock would cause us to fail to qualify as a REIT. The ownership limits and the other restrictions on ownership and transfer of our stock contained in our charter may delay or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. See “Description of Stock — Restrictions on Ownership and Transfer.”

Tax protection provisions on certain properties could limit our operating flexibility.

We have agreed with the contributor, an affiliate of our sponsor, to indemnify it against adverse tax consequences if we were to sell, convey, transfer or otherwise dispose of all or any portion of the interests in the continuing properties being acquired by us in the formation transactions, in a taxable transaction. However, we can sell these properties in a taxable transaction if we pay the contributor cash in the amount of its tax liabilities arising from the transaction and tax payments. These tax protection provisions apply for a period expiring on the tenth anniversary of the closing of the formation transactions. Although it may be in our stockholders’ best interest that we sell a property, it may be economically disadvantageous for us to do so because of these obligations. We have also agreed to make up to $25.0 million of debt available for the contributor to guarantee. We agreed to these provisions in order to assist the contributor in preserving its tax position after its contribution of its interests in the continuing properties. As a result, we may be required to incur and maintain more debt than we would otherwise.

We may pursue less vigorous enforcement of the terms of the formation transactions and other agreements because of conflicts of interest with certain of our directors and officers.

Our principals and certain of our other executive officers and employees have indirect interests in all of the property subsidiaries that we will acquire in the formation transactions, which property subsidiaries will enter into the contribution agreement and other agreements with us in connection with such acquisitions. We may choose not to enforce, or to enforce less vigorously, our rights under these agreements due to our ongoing relationship with our principals and our other executive officers.

Tax consequences to holders of OP units upon a sale or refinancing of our properties may cause the interests of our principals to differ from the interests of our other stockholders.

As a result of the unrealized built-in gain that may be attributable to one or more of the contributed properties at the time of contribution, some holders of OP units, including our principals, may experience different tax consequences than holders of our common stock upon the sale or refinancing of the properties owned by our operating partnership, including disproportionately greater allocations of items of taxable income and gain upon a realization event. As those holders will not receive a correspondingly greater distribution of cash proceeds, they may have different objectives regarding the appropriate pricing, timing and other material terms of any sale or refinancing of certain properties, or whether to sell or refinance such properties at all, than those that would be in the best interests of our stockholders taken as a whole.

Our sponsor, the contributor and our principals will have significant influence over our affairs.

Upon completion of this offering and the formation transactions, (i) the contributor, an affiliate of our sponsor, will own approximately 5.3% of our operating partnership’s outstanding OP units assuming we sell the minimum number of shares offered, or 5.3% of our outstanding Class A Common Stock on a fully diluted basis, or approximately 3.3% of our operating partnership’s outstanding OP units assuming we sell the maximum number of shares offered, or 3.3% of our outstanding Class A Common Stock on a fully diluted basis and (ii) our Manager, which is wholly owned by our sponsor, will be granted (a) 162,000 shares of our Class A Common Stock assuming we sell the minimum number of shares offered, or (b) 264,000 shares of our Class A Common Stock assuming we sell the maximum number of shares offered, or, in each case, approximately 2.8% of our outstanding Class A Common Stock on a fully diluted basis, which will vest ratably in quarterly installments over a three-year period beginning on the first day of the calendar quarter after we complete this offering. If the contributor exercises its redemption rights with respect to its OP units and we issue Class A Common Stock in exchange therefor, and all of the restricted shares granted to our Manager vest, our sponsor, through its affiliation with the contributor and ownership and control of our Manager, will own collectively approximately 8.0% of our Class A Common Stock on a fully diluted basis assuming we sell the minimum number of shares offered, or approximately 6.1% of our Class A Common Stock on a fully diluted basis assuming we sell the maximum number of shares offered. In such an instance, our sponsor and/our the contributor will have influence over our affairs and could exercise such influence in a manner that is not in the best interests of our other stockholders, including by attempting to delay, defer or prevent a change of control transaction that might otherwise be in the best interests of our stockholders. In addition, under our directed share program, at our request, our dealer manager has reserved up to 50% of the Class A Common Stock being offered in this offering for sale to our directors, officers, employees and other individuals associated with us and members of their families, including holders of interests in ARC Income Properties, LLC and ARC Income Properties III, LLC, affiliates of ARC which hold certain unsecured indebtedness that will be repaid in the formation transactions at a purchase price of $11.50 per share, reflecting the fact that selling commissions and dealer manager fees will not be payable in connection with such sales. Accordingly, it is possible that ARC and its affiliates may also hold a substantial percentage of the shares of our Class A Common Stock. In addition, we expect our two principals to serve on our board of directors, and we expect our board of directors to consist of five persons upon the completion of this offering and the formation transactions. These indicia of control are in addition to the control our sponsor, our executive officers, who also are members of our sponsor, and our principals will have over our affairs attributable to their direct and indirect ownership interests in our Manager and the Class B Common Stock.

We are a holding company with no direct operations. As a result, we will rely on funds received from our operating partnership to pay liabilities and dividends, our stockholders’ claims will be structurally subordinated to all liabilities of our operating partnership and our stockholders will not have any voting rights with respect to our operating partnership’s activities, including the issuance of additional OP units.

We are a holding company and will conduct all of our operations through our operating partnership. We do not have, apart from our ownership of our operating partnership, any independent operations. As a result, we will rely on distributions from our operating partnership to pay any dividends we might declare on shares of our common stock. We will also rely on distributions from our operating partnership to meet any of our obligations, including tax liability on taxable income allocated to us from our operating partnership (which might make distributions to the company not equal to the tax on such allocated taxable income).

In addition, because we are a holding company, stockholders’ claims will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of our operating partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, claims of our stockholders will be satisfied only after all of our and our operating partnership’s and its subsidiaries’ liabilities and obligations have been paid in full.

After giving effect to this offering, we will own approximately 94.7% of the OP units in our operating partnership assuming the sale of the minimum number of shares offered or approximately 96.7% of the OP units in our operating partnership assuming the sale of the maximum number of shares offered. However, our operating partnership may issue additional OP units in the future. Such issuances could reduce our ownership percentage in our operating partnership. Because our common stockholders will not directly own any OP units, they will not have any voting rights with respect to any such issuances or other partnership level activities of our operating partnership.

Our board of directors may create and issue a class or series of common or preferred stock without stockholder approval.

Our board of directors is empowered under our charter to amend our charter from time to time to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have authority to issue, to designate and issue from time to time one or more classes or series of stock and to classify or reclassify any unissued shares of our common stock or preferred stock without stockholder approval. Our board of directors may determine the relative preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock issued. As a result, we may issue series or classes of stock with voting rights, rights to distributions or other rights, senior to the rights of holders of our common stock. The issuance of any such stock could also have the effect of delaying or preventing a change of control transaction that might otherwise be in the best interests of our stockholders.

Certain provisions in the partnership agreement of our operating partnership may delay or prevent unsolicited acquisitions of us.

Provisions in the partnership agreement of our operating partnership may delay or make more difficult unsolicited acquisitions of us or changes in our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some stockholders might consider such proposals, if made, desirable. These provisions include, among others:

•	redemption rights of qualifying parties;
•	transfer restrictions on the OP units;

•	the ability of the general partner in some cases to amend the partnership agreement without the consent of the limited partners;
•	the right of the limited partners to consent to transfers of the general partnership interest of the general partner and mergers or consolidations of our company under specified limited circumstances; and
•	restrictions relating to our qualification as a REIT under the Code.

Our charter and bylaws and the partnership agreement of our operating partnership also contain other provisions that may delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. See “Material Provisions of Maryland Law and of Our Charter and Bylaws — Removal of Directors,” “— Advance Notice of Director Nominations and New Business” and “Description of the Partnership Agreement of ARC Properties Operating Partnership, L.P.”

Certain rights which are reserved to our stockholders may allow third parties to enter into business combinations with us that are not in the best interest of the stockholders, without negotiating with our board of directors.

Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of requiring a third party seeking to acquire us to negotiate with our board of directors, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding voting stock or an affiliate or associate of our company who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding stock) or an affiliate of an interested stockholder for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and stockholder supermajority voting requirements on these combinations; and
•	“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder (except solely by virtue of a revocable proxy), entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

As permitted by the MGCL, our board of directors has by resolution exempted business combinations (1) between us and any person, provided that such business combination is first approved by our board of directors (including a majority of directors who are not affiliates or associates of such person) and (2) between us and our sponsor, our Manager, our operating partnership or any of their respective affiliates. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to such business combinations. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by us with the supermajority vote requirements and other provisions of the statute. This resolution, however, may be altered or repealed in whole or in part at any time by our board of directors. If this resolution is repealed, or our board of directors does not otherwise approve a business combination with a person other than our sponsor, our Manager, our operating partnership or any of their respective affiliates, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Pursuant to a provision in our bylaws, we have opted out of the control share provisions of the MGCL. However, we may, by amendment to our bylaws, opt in to the control shares provisions of the MGCL in the future.

Additionally, Title 3, Subtitle 8 of the MGCL permits our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain takeover defenses, such as a classified board, some of which we do not yet have. These provisions may have the effect of inhibiting a third-party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide our common stockholders with the opportunity to realize a premium over the then current market price. See “Material Provisions of Maryland Law and of Our Charter and Bylaws — Business Combinations, “— Control Share Acquisitions,” and “Policies with Respect to Certain Activities — Other Policies.”

Our fiduciary duties as sole general partner of our operating partnership could create conflicts of interest.

Upon the completion of this offering and the formation transactions, we, as the sole general partner of our operating partnership, will have fiduciary duties to our operating partnership and the limited partners in the operating partnership, the discharge of which may conflict with the interests of our stockholders. The limited partnership agreement of our operating partnership provides that, in the event of a conflict between the duties owed by our directors to our company and the duties that we owe, in our capacity as the sole general partner of our operating partnership, to such limited partners, our directors are under no obligation to give priority to the interests of such limited partners. In addition, those persons holding OP units will have the right to vote on certain amendments to the limited partnership agreement (which require approval by a majority in interest of the limited partners, including us) and individually to approve certain amendments that would adversely affect their rights, as well as the right to vote on mergers and consolidations of us in our capacity as sole general partner of the operating partnership in certain limited circumstances. These voting rights may be exercised in a manner that conflicts with the interests of our stockholders. For example, we cannot adversely affect the limited partners’ rights to receive distributions, as set forth in the limited partnership agreement, without their consent, even though modifying such rights might be in the best interest of our stockholders generally.

We have never operated as a REIT or as a public company and we cannot assure you that we will successfully and profitably operate our business in compliance with the regulatory requirements applicable to REITs and to public companies.

We have not previously operated as a publicly-traded REIT. In addition, certain members of our board of directors and certain of our executive officers have no experience in operating a publicly-traded REIT that is traded on a securities exchange. We cannot assure you that we will be able to successfully operate our company as a REIT or a publicly-traded company, including satisfying the requirements to timely meet disclosure requirements and complying with the Sarbanes-Oxley Act, including implementing effective internal controls. Failure to maintain our qualification as a REIT or comply with other regulatory requirements would have an adverse effect on our business, financial condition, results of operations, cash flow, per share trading price of our Class A Common Stock and ability to satisfy our debt service obligations and to make distributions to our stockholders.

Our board of directors may change significant corporate policies without stockholder approval.

Our investment, financing, borrowing and dividend policies and our policies with respect to other activities, including growth, debt, capitalization and operations, will be determined by our board of directors. These policies may be amended or revised at any time and from time to time at the discretion of the board of directors without a vote of our stockholders. See “Policies with Respect to Certain Activities.” In addition, the board of directors may change our policies with respect to conflicts of interest provided that such changes are consistent with applicable legal requirements. A change in these policies could have an adverse effect on our business, financial condition, results of operations, cash flow, per share trading price of our Class A Common Stock and ability to satisfy our debt service obligations and to make distributions to our stockholders.

We are highly dependent on information systems of ARC and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our Class A Common Stock and our ability to pay dividends.

Our business is highly dependent on communications and information systems of ARC. Any failure or interruption of ARC’s systems could cause delays or other problems in our securities trading activities, which could have a material adverse effect on our operating results and negatively affect the market price of our Class A Common Stock and our ability to pay dividends to our stockholders.

U.S. Federal Income Tax Risks

Our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and potentially state and local tax, and would adversely affect our operations and the market price of our Class A Common Stock.

We intend to elect and qualify to be taxed as a REIT commencing with our taxable year ending December 31, 2011. However, we may terminate our REIT qualification, if our board of directors determines that not qualifying as a REIT is in the best interests of our stockholders, or inadvertently. Our qualification as a REIT depends upon our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. We currently intend to structure our activities in a manner designed to satisfy all of the requirements for qualification as a REIT. However, the REIT qualification requirements are extremely complex and interpretation of the U.S. federal income tax laws governing qualification as a REIT is limited. Accordingly, we cannot be certain that we will be successful in operating so we can qualify or remain qualified as a REIT. Our ability to satisfy the asset tests depends on our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income or quarterly asset requirements also depends on our ability to successfully manage the composition of our income and assets on an ongoing basis. Accordingly, if certain of our operations were to be recharacterized by the Internal Revenue Service, or IRS, such recharacterization could jeopardize our ability to satisfy all of the requirements for qualification as a REIT. Furthermore, future legislative, judicial or administrative change to the U.S. federal income tax laws could be applied retroactively, which could result in our disqualification as a REIT.

If we fail to qualify as a REIT for any taxable year, and we do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT qualification. Losing our REIT qualification would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the dividends paid deduction, and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

Even if we qualify as a REIT, in certain circumstances, we may incur tax liabilities that would reduce our cash available for distribution to you.

Even if we qualify as a REIT, we may be subject to U.S. federal, state and local income taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction” under the Code) will be subject to a 100% tax. We may not make sufficient distributions to avoid excise taxes applicable to REITs. We also may decide to retain net capital gain we earn from the sale or other disposition of our property and pay U.S. federal income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability unless they file U.S. federal income tax returns and thereon seek a refund of such tax. We also may be subject to state and local taxes on our income or property, including franchise, payroll and transfer taxes, either directly or at the level of our operating partnership or at the level of the other companies through which we indirectly own our assets, such as TRSs, which are subject to full U.S. federal, state, local and foreign corporate-level income taxes. Any taxes we pay directly or indirectly will reduce our cash available for distribution to you.

To qualify as a REIT we must meet annual distribution requirements, which may force us to forgo otherwise attractive opportunities or borrow funds during unfavorable market conditions. This could delay or hinder our ability to meet our investment objectives and reduce your overall return.

In order to qualify as a REIT, we must distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. We will be subject to

U.S. federal income tax on our undistributed taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (a) 85% of our ordinary income, (b) 95% of our capital gain net income and (c) 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent on investments in real estate assets and it is possible that we might be required to borrow funds, possibly at unfavorable rates, or sell assets to fund these distributions. Although we intend to make distributions sufficient to meet the annual distribution requirements and to avoid U.S. federal income and excise taxes on our earnings while we qualify as a REIT, it is possible that we might not always be able to do so.

Certain of our business activities are potentially subject to the prohibited transaction tax, which could reduce the return on your investment.

For so long as we qualify as a REIT, our ability to dispose of property during the first few years following acquisition may be restricted to a substantial extent as a result of our REIT qualification. Under applicable provisions of the Code regarding prohibited transactions by REITs, while we qualify as a REIT, we will be subject to a 100% penalty tax on any gain recognized on the sale or other disposition of any property (other than foreclosure property) that we own, directly or through any subsidiary entity, including our operating partnership, but generally excluding our TRSs, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of trade or business. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. While we qualify as a REIT, we intend to avoid the 100% prohibited transaction tax by (a) conducting activities that may otherwise be considered prohibited transactions through a TRS (but such TRS will incur income taxes), (b) conducting our operations in such a manner so that no sale or other disposition of an asset we own, directly or through any subsidiary, will be treated as a prohibited transaction or (c) structuring certain dispositions of our properties to comply with a prohibited transaction safe harbor available under the Code for properties held for at least two years. However, despite our present intention, no assurance can be given that any particular property we own, directly or through any subsidiary entity, including our operating partnership, but generally excluding our TRSs, will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business. Our two TRS Properties will be held in a TRS because we are contemplating various strategies including selling them as a means of maximizing our value from those properties.

Our TRSs are subject to corporate-level taxes and our dealings with our TRSs may be subject to 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT, including gross income from operations pursuant to management contracts. We may use TRSs generally to hold properties for sale in the ordinary course of business or to hold assets or conduct activities that we cannot conduct directly as a REIT. Our TRSs will be subject to applicable U.S. federal, state, local and foreign income tax on its taxable income. In addition, the rules, which are applicable to us, also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

If our operating partnership failed to qualify as a partnership or is not otherwise disregarded for U.S. federal income tax purposes, we would cease to qualify as a REIT.

We intend to maintain the status of our operating partnership as a partnership or a disregarded entity for U.S. federal income tax purposes. However, if the IRS were to successfully challenge the status of our operating partnership as a partnership or disregarded entity for such purposes, it would be taxable as a corporation. In such event, this would reduce the amount of distributions that our operating partnership could make to us. This also would also result in our failing to qualify as a REIT, and becoming subject to a corporate level tax on our income. This substantially would reduce our cash available to pay distributions and the yield on your investment. In addition, if any of the partnerships or limited liability companies through which our operating partnership owns its properties, in whole or in part, loses its characterization as a partnership and is otherwise not disregarded for U.S. federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to the operating partnership. Such a recharacterization of an underlying property owner could also threaten our ability to maintain our REIT qualification.

We may choose to make distributions in our own stock, in which case you may be required to pay U.S. federal income taxes in excess of the cash dividends you receive.

In connection with our qualification as a REIT, we are required to distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. In order to satisfy this requirement, we may distribute taxable dividends that are payable in cash and shares of our Class A Common Stock at the election of each stockholder. Under IRS Revenue Procedure 2010-12, up to 90% of any such taxable dividend with respect to the taxable years 2010 and 2011 could be payable in our Class A Common Stock. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current or accumulated earnings and profits for U.S. federal income tax purposes. As a result, U.S. stockholders may be required to pay U.S. federal income taxes with respect to such dividends in excess of the cash dividends received. Accordingly, U.S. stockholders receiving a distribution of our shares may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution. If a U.S. stockholder sells the stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock, by withholding or disposing of part of the shares in such distribution and using the proceeds of such disposition to satisfy the withholding tax imposed. In addition, if a significant number of our stockholders determine to sell shares of our Class A Common Stock in order to pay taxes owed on dividends, such sale may put downward pressure on the trading price of our Class A Common Stock.

Further, while Revenue Procedure 2010-12 applies only to taxable dividends payable by us in a combination of cash and stock with respect to the taxable years 2010 and 2011, and it is unclear whether and to what extent we will be able to pay taxable dividends in cash and stock in later years. Moreover, various tax aspects of such a taxable cash/stock dividend are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose additional requirements in the future with respect to taxable cash/stock dividends, including on a retroactive basis, or assert that the requirements for such taxable cash/stock dividends have not been met.

The taxation of distributions to our stockholders can be complex; however, distributions that we make to our stockholders generally will be taxable as ordinary income.

Distributions that we make to our taxable stockholders out of current and accumulated earnings and profits (and not designated as capital gain dividends, or, for tax years beginning before January 1, 2013, qualified dividend income) generally will be taxable as ordinary income. However, a portion of our distributions may (1) be designated by us as capital gain dividends generally taxable as long-term capital gain to the extent that they are attributable to net capital gain recognized by us, (2) be designated by us, for taxable years beginning before January 1, 2013, as qualified dividend income generally to the extent they are attributable to dividends we receive from our TRSs, or (3) constitute a return of capital generally to the extent that they exceed our accumulated earnings and profits as determined for U.S. federal income tax purposes. A return of capital is not taxable, but has the effect of reducing the basis of a stockholder’s investment in our Class A Common Stock.

Dividends payable by REITs generally do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to qualified dividend income payable to U.S. stockholders that are individuals, trusts and estates has been reduced to 15% for tax years beginning before January 1, 2013. Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our Class A Common Stock.

If we were considered to actually or constructively pay a “preferential dividend” to certain of our stockholders, our status as a REIT could be adversely affected.

In order to qualify as a REIT, we must distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is pro rata among all outstanding shares of stock within a particular class, and in accordance with the preferences among different classes of stock as set forth in our organizational documents. Currently, there is uncertainty as to the IRS’s position regarding whether certain arrangements that REITs have with their stockholders could give rise to the inadvertent payment of a preferential dividend (e.g., the pricing methodology for stock purchased under a distribution reinvestment plan inadvertently causing a greater than 5% discount on the price of such stock purchased). There is no de minimis exception with respect to preferential dividends; therefore, if the IRS were to take the position that we inadvertently paid a preferential dividend, we may be deemed to have failed the 90% distribution test, and our status as a REIT could be terminated for the year in which such determination is made if we were unable to cure such failure. While we believe that our operations have been structured in such a manner that we will not be treated as inadvertently paying preferential dividends, we can provide no assurance to this effect.

Complying with REIT requirements may limit our ability to hedge our liabilities effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code may limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets, if properly identified under applicable Treasury Regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRSs would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in a TRS generally will not provide any tax benefit, except for being carried forward against future taxable income of such TRS.

Complying with REIT requirements may force us to forgo and/or liquidate otherwise attractive investment opportunities.

To qualify as a REIT, we must ensure that we meet the REIT gross income tests annually and that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and certain kinds of mortgage-related securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total securities can be represented by securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate assets from our portfolio or not make otherwise attractive investments in order to maintain our qualification as a REIT. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

The ability of our board of directors to revoke our REIT qualification without stockholder approval may subject us to U.S. federal income tax and reduce distributions to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. While we intend to elect and qualify to be taxed as a REIT, we may not elect to be treated as a REIT or may terminate our REIT election if we determine that qualifying as a REIT is no longer in the best interests of our stockholders. If we cease to be a REIT, we would become subject to U.S. federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders and on the market price of our Class A Common Stock.

We may be subject to adverse legislative or regulatory tax changes that could increase our tax liability, reduce our operating flexibility and reduce the market price of our Class A Common Stock.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of U.S. federal income tax laws applicable to investments similar to an investment in shares of our Class A Common Stock. Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect the taxation of a stockholder. Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets. You are urged to consult with your tax advisor with respect to the impact of recent legislation on your investment in our shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares. You also should note that our counsel’s tax opinion is based upon existing law, applicable as of the date of its opinion, all of which will be subject to change, either prospectively or retroactively.

Although REITs generally receive better tax treatment than entities taxed as regular corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be treated for U.S. federal income tax purposes as a corporation. As a result, our charter provides our board of directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a regular corporation, without the vote of our stockholders. Our board of directors has fiduciary duties to us and our stockholders and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders.

The share ownership restrictions of the Code for REITs and the 9.8% share ownership limit in our charter may inhibit market activity in our shares of stock and restrict our business combination opportunities.

In order to qualify as a REIT for each taxable year ending on or after December 31, 2011, five or fewer individuals, as defined in the Code, may not own, actually or constructively, more than 50% in value of our issued and outstanding shares of stock at any time during the last half of a taxable year. Attribution rules in the Code determine if any individual or entity actually or constructively owns our shares of stock under this requirement. Additionally, at least 100 persons must beneficially own our shares of stock during at least 335 days of a taxable year for each taxable year after December 31, 2011. To help insure that we meet these tests, among other purposes, our charter restricts the acquisition and ownership of our shares of stock.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT while we so qualify. Unless exempted by our board of directors, for so long as we qualify as a REIT, our charter prohibits, among other limitations on ownership and transfer of shares of our stock, any person from beneficially or constructively owning (applying certain attribution rules under the Code) more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock. Our board of directors may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of 9.8% of the value or number, whichever is more restrictive, of our outstanding shares would result in the termination of our qualification as a REIT. These restrictions on transferability and ownership will not apply, however, if our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT.

These ownership limits could delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of the stockholders.

Non-U.S. stockholders will be subject to U.S. federal withholding tax and may be subject to U.S. federal income tax on distributions received from us and upon the disposition of our shares.

Subject to certain exceptions, distributions received from us will be treated as dividends of ordinary income to the extent of our current or accumulated earnings and profits. Such dividends ordinarily will be subject to U.S. withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as “effectively connected” with the conduct by the non-U.S. stockholder of a U.S. trade or business. Capital gain distributions attributable to sales or exchanges of U.S. real property generally will be taxed to a non-U.S. stockholder as if such gain were effectively connected with a U.S. trade or business. However, a capital gain dividend will not be treated as effectively connected income if (a) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States; and (b) the non-U.S. stockholder does not own more than 5% of the class of our stock at any time during the one year period ending on the date the distribution is received. We anticipate that our shares will be “regularly traded” on an established securities market for the foreseeable future, although, no assurance can be given that this will be the case. See “Material U.S. Federal Income Tax Considerations — Taxation of Non-U.S. Stockholders.”

Gain recognized by a non-U.S. stockholder upon the sale or exchange of our Class A Common Stock generally will not be subject to U.S. federal income taxation unless such stock constitutes a “U.S. real property interest” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Our Class A Common Stock will not constitute a “U.S. real property interest” so long as we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT if at all times during a specified testing period, less than 50% in value of such REIT’s stock is held directly or indirectly by non-U.S. stockholders. We believe, but cannot assure you, that we will be a domestically-controlled qualified investment entity, and because our Class A Common Stock will be publicly traded, no assurance can be given that we will be a domestically-controlled qualified investment entity.

Even if we do not qualify as a domestically-controlled qualified investment entity at the time a non-U.S. stockholder sells or exchanges our Class A Common Stock, gain arising from such a sale or exchange would not be subject to U.S. taxation under FIRPTA as a sale of a U.S. real property interest if: (a) our common stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, and (b) such non-U.S. stockholder owned, actually and constructively, 5% or less of our common stock at any time during the five-year period ending on the date of the sale. See “Material U.S. Federal Income Tax Considerations — Taxation of Non-U.S. Stockholders — Sale of Shares.” We encourage you to consult your tax advisor to determine the tax consequences applicable to you if you are a non-U.S. stockholder. See “Material U.S. Federal Income Tax Considerations — Taxation of Non-U.S. Stockholders.”

Potential characterization of distributions or gain on sale may be treated as unrelated business taxable income to tax-exempt investors.

If (a) we are a “pension-held REIT,” (b) a tax-exempt stockholder has incurred debt to purchase or hold our common stock, or (c) a holder of common stock is a certain type of tax-exempt stockholder, dividends on, and gains recognized on the sale of, common stock by such tax-exempt stockholder may be subject to U.S. federal income tax as unrelated business taxable income under the Code.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “intends,” “plans,” “projects,” “estimates,” “anticipates” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following subjects may be impacted by a number of risks and uncertainties which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements:

•	our use of the proceeds of this offering;
•	our business and investment strategy;
•	our ability to renew leases as they expire;
•	the performance and economic condition of our tenants;
•	our ability to make additional investments in a timely manner or on acceptable terms;
•	current credit market conditions and our ability to obtain long-term financing for our property investments in a timely manner and on terms that are consistent with what we project when we invest in the property;
•	the effect of general market, real estate market, economic and political conditions, including the recent economic slowdown and dislocation in the global credit markets;
•	our ability to make scheduled payments on our debt obligations;
•	our ability to generate sufficient cash flows to make distributions to our stockholders;
•	the degree and nature of our competition;
•	the availability of qualified personnel;
•	our ability to maintain our qualification as a REIT; and
•	other subjects referenced in this prospectus, including those set forth under the caption “Risk Factors.”

The forward-looking statements contained in this prospectus reflect our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our Class A Common Stock.

For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see “Risk Factors.” We disclaim any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

USE OF PROCEEDS

We are offering shares of our Class A Common Stock at the initial public offering price of $12.50 per share. We estimate that we will receive net proceeds from this offering of approximately $60.9 million assuming the sale of the minimum number of shares offered in this offering or approximately $99.7 million assuming the sale of the maximum number of shares offered in this offering, after deducting selling commissions and dealer manager fees, and estimated expenses of the offering. We will contribute the net proceeds of this offering to our operating partnership in exchange for OP units.

The following table sets forth the estimated sources and the estimated uses of funds that we expect in connection with this offering. Some of the uses indicated in the following table could be funded from other sources, such as additional cash on hand.

	Minimum Offering Amount	Maximum Offering Amount
Gross offering proceeds	$67,500,000	$110,000,000
Uses:
Fees and expenses(1)	1,225,000	1,550,000
Selling commissions and dealer manager fees	5,400,000	8,800,000
Repay existing indebtedness(2)(3)	58,248,195	58,248,195
Property transfer, debt origination and transfer expenses(4)	1,750,000	1,750,000
Distribution reserve(5)	—	2,971,152
General working capital purposes	876,805	36,680,653	(6)
Total Uses	$67,500,000	$110,000,000

(1)	Includes repayment of start-up costs of $74,271 (as of December 31, 2010), consisting of $12,771 for SEC registration fees, $11,500 for FINRA registration fees and $50,000 for NASDAQ registration fees, previously paid by our sponsor.
(2)	As part of our formation transactions, we anticipate refinancing the mortgage indebtedness encumbering our 60 continuing properties leased to Citizen’s Bank and our two TRS properties in the principal amount, as of December 31, 2010, of approximately $82.6 million, with an interest rate of 6.3% per annum, and which matures in August 2011. In connection with this refinancing, we anticipate utilizing approximately $27.6 million of net proceeds from this offering to repay this mortgage indebtedness with the balance coming from an anticipated new $55.0 million mortgage loan that we will obtain that will be secured by our continuing properties leased to Citizen’s Bank.
(3)	In connection with our formation transactions, we will repay the outstanding indebtedness on (i) unsecured debt owed by 28 of our property subsidiaries in the principal amount of approximately $19.4 million (together with prepayment penalties related thereto in the amount of approximately $194,000) that has a weighted average interest rate of 9.94% and matures on July 11, 2011 (subject to two one-year extension options) and (ii) unsecured debt owed by one of our property subsidiaries in the principal amount of approximately $11.2 million (together with prepayment penalties related thereto in the amount of approximately $112,000) that has an interest rate of 8.50% and matures on September 8, 2013.
(4)	Includes approximately $1.0 million debt origination costs and related fees associated with the anticipated new mortgage loan that we will obtain that will be secured by our continuing properties leased to Citizens Bank, $306,000 of prepayment costs related to outstanding unsecured debt, $294,000 in property transfer taxes relating to the transfer of interests in our portfolio of properties to us and $150,000 debt transfer fees associated with the transfer of our Home Depot property to us subject to its existing mortgage financing of approximately $13.85 million.
(5)	Represents a reserve for the payment of distributions in respect of OP units during the one year period following the closing of this offering at an annual rate of 7% to the extent our cash flows provided by our operations are insufficient to fund these distributions. As described in the section of this prospectus entitled “Distribution Policy”, we estimate, on a pro forma basis, that our estimated cash available for the 12 months ended December 31, 2010 would be $5,007,098 and the aggregate distributions for that same period would equal $7,978,250, leaving a shortfall of $2,971,152.
(6)	We expect a significant portion of this amount to be available to fund the acquisition of new properties.

Pending the use of the net proceeds, we intend to invest the net proceeds in interest-bearing, short-term investment-grade securities, money-market accounts or other investments which are consistent with our intention to elect and qualify to be taxed as a REIT.

We do not intend to use any of the net proceeds from the offering to fund distributions to our stockholders, but to the extent we use the net proceeds to fund distributions, these payments will be treated as a return of capital to our stockholders for U.S. federal income tax purposes.

CAPITALIZATION

The following table presents capitalization information as of December 31, 2010 on (1) a historical basis for the ARC Predecessor Companies, (2) a pro forma as adjusted basis for our company taking into account the formation transactions, and (3) a pro forma as adjusted basis for our company taking into account both the formation transactions and the offering. The pro forma adjustments give effect to the formation transactions and the offering as if they had occurred on December 31, 2010 and the application of the net proceeds as described in “Use of Proceeds.”

You should read this table in conjunction with “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the more detailed information contained in the ARC Predecessor Companies’ combined financial statements and notes thereto included elsewhere in this prospectus.

	Historical ARC Predecessor Companies	Pro Forma Amercian Realty Capital Properties, Inc. (Formation Transactions)	Pro Forma American Realty Capital Properties, Inc. (Minimum Offering)	Pro Forma American Realty Capital Properties, Inc. (Maximum Offering)
	As of December 31, 2010
	(unaudited) (dollars in thousands)
Mortgages and notes payable	$127,098	$127,098	$68,850	$68,850
Stockholders’/members’ (deficit) equity:
Members’ (deficit)	(12,746)	—	—	—
Class A Common Stock, $0.01 par value per share, 249,990,000 shares authorized, 1,000 shares issued and outstanding, actual, 5,400,000 shares issued and outstanding on a pro forma basis assuming the minimum offering is completed and 8,800,000 shares issued and outstanding on a pro forma basis assuming the maximum offering is completed(1)	—	—	54	88
Class B Common Stock, $0.01 par value per share, 10,000 shares authorized, 8,000 shares issued and outstanding, actual, 8,000 shares issued and outstanding on a pro forma basis assuming the minimum offering is completed and 8,000 shares issued and outstanding on a pro forma basis assuming the maximum offering is completed	—	—	—	—
Additional paid-in capital	—	(16,621)	42,507	81,248
Total American Realty Capital Properties, Inc. equity		(16,621)	42,561	81,336
Noncontrolling interests	—	3,875	3,875	3,875
Total equity	(12,746)	(12,746)	46,436	85,211
Total capitalization	$115,771	$115,771	$115,286	$154,061

(1)	Does not include (i) a number of shares of Class A Common Stock equal to 3.0% of the number of shares of Class A Common Stock sold in this offering, or 162,000 shares of Class A Common Stock if the minimum offering is completed, or 264,000 shares of Class A Common Stock if the maximum offering is completed, that will be granted to our Manager concurrently with the completion of this offering, (ii) 310,000 shares of Class A Common Stock that may be issued, at our option, upon the redemption of OP units to be issued in the formation transactions and (iii) 9,000 unvested shares of Class A Common Stock to be issued to our independent directors concurrently with the completion of this offering. Also excludes 1,000 shares of common stock that we sold to our sponsor at $0.01 per share in connection with the formation transactions because we will repurchase those shares at their issue price shortly before the completion of this offering.

DILUTION

Purchasers of our Class A Common Stock offered by this prospectus will experience dilution to the extent of the difference between the initial public offering price per share and the tangible net book value per share. On a pro forma basis at December 31, 2010, after giving effect to the formation transactions (including the grant of Class A Common Stock to our Manager and our three director nominees, issuance of the Class B Common Stock and the issuance of OP units to the contributor in exchange for interests in our properties), the receipt by us of the net proceeds from the offering, the deduction of the selling commissions and dealer manager fees, and estimated offering expenses payable by us, our pro forma tangible net book value at December 31, 2010 would have been $37.2 million or $6.51 per share of common stock assuming the sale of the minimum number of shares of Class A Common Stock being offered or $76.0 million or $8.33 per share of common stock assuming the sale of the maximum number of shares of Class A Common Stock being offered. This would represent an increase in pro forma tangible net book value attributable to the sale of shares of Class A Common Stock to new investors of (i) $59.2 million or $10.35 per share and an immediate dilution in pro forma tangible net book value of $5.99 per share from the initial public offering price of $12.50 per share assuming the sale of the minimum number of shares of Class A Common Stock or $97.9 million or (ii) $10.73 per share and an immediate dilution in pro forma tangible net book value of $4.17 per share from the initial public offering price of $12.50 per share assuming the sale of the maximum number of shares of Class A Common Stock. The following table(1) illustrates this per share dilution:

	Minimum Offering		Maximum Offering
Initial public offering price per share	$12.50		$12.50
Tangible net book value per share as of December 31, 2010, before the formation transactions and the offering(2)	(3.84)		(2.40)
Increase in pro forma tangible net book value per share attributable to the formation transactions but before the offering(3)	—		—
Increase in pro forma tangible net book value per share attributable to the offering(4)	10.35		10.73
Net increase in pro forma net book value per share attributable to the formation transactions and the offering	10.35		10.73
Pro forma tangible net book value per share after the offering and the formation transactions	6.51	(5)	8.33	(6)
Dilution in pro forma tangible net book value per share to new investors(7)	$5.99		4.17

(1)	Excludes (a) an aggregate of 9,000 shares of our Class A Common Stock to be granted to our three director nominees concurrently with the completion of this offering, which will vest ratably in annual installments over a five-year period beginning on the first anniversary of the date we complete this offering, subject to the director’s continued service on our board of directors, and (b) 162,000 shares of our Class A Common Stock (based on the sale of 5,400,000 shares of Class A Common Stock), or 264,000 shares of our Class A Common Stock (based on the sale of 8,800,000 shares of Class A Common Stock), as applicable, to be granted to our Manager concurrently with the completion of this offering, which will vest ratably in quarterly installments over a three-year period beginning on the first day of the calendar quarter after we complete this offering. Assuming all the restricted shares granted to our three director nominees had vested on December 31, 2010, new investors would have experienced additional dilution of $0.01 per share attributable to such restricted shares. Assuming all the restricted shares granted to our Manager had vested on December 31, 2010, new investors would have experienced additional dilution of (i) $0.18 per share attributable to such restricted shares assuming 162,000 shares are issued to our Manager and (ii) $0.23 per share attributable to such restricted shares assuming 264,000 shares are issued to our Manager. Assuming all the restricted shares granted to our three director nominees and our Manager vested on December 31, 2010, new investors would have experienced additional dilution of (i) $0.19 per share attributable to such restricted shares assuming 162,000 shares are issued to our Manager and (ii) $0.24 per share attributable to such restricted shares assuming 264,000 shares are issued to our Manager.
(2)	Tangible net book value per share of our Class A Common Stock before the formation transactions and the offering is determined by dividing tangible net book value based on December 31, 2010 net book value of the tangible assets of the ARC Predecessor Companies, which totaled approximately ($21.9) million by the number of shares of Class A Common Stock to be issued in this offering (5,400,000 for the minimum offering and 8,800,000 for the maximum offering), and the shares of Class B Common Stock to be issued to our executive officers (8,000) and the number of OP units to be issued to the contributor (310,000) in the formation transactions.
(3)	The assets of the ARC Predecessor Companies will be contributed using the carryover basis of accounting as required by GAAP, therefore there is no change to the tangible net book value per share attributable to the formation transactions.
(4)	The increase in pro forma tangible net book value per share of our Class A Common Stock attributable to this offering is determined by dividing the difference between (a) the pro forma tangible net book value attributable to the purchasers in the offering after our formation transactions but before the offering and (b) the pro forma tangible net book value after our formation transactions and the offering, by the number of shares of Class A Common Stock to be issued in this offering, and the number of shares of Class B Common Stock to be issued to our executive officers and the number of OP units to be issued to the contributor in the formation transactions.
(5)	Determined by dividing pro forma net book value of approximately $37.2 million by the number of shares of Class A Common Stock to be issued in this offering (5,400,000 for the minimum offering and 8,800,000 for the maximum offering), and the number of shares of Class B Common Stock to be issued to our executive officers (8,000) and the number of OP units to be issued to the contributor (310,000) in the formation transactions.
(6)	Determined by dividing pro forma net book value of approximately $76.0 million by the number of shares of Class A Common Stock to be issued in this offering (5,400,000 for the minimum offering and 8,800,000 for the maximum offering), and the number of shares of Class B Common Stock to be issued to our executive officers (8,000) and the number of OP units to be issued to the contributor (310,000) in the formation transactions.
(7)	Determined by subtracting pro forma net book value per share of Class A Common Stock after the offering and the formation transactions from the initial public offering price paid by new investors for a share of Class A Common Stock.

DISTRIBUTION POLICY

We intend to pay regular monthly dividends to holders of our common stock and make regular monthly distributions to holders of OP units in our operating partnership. We intend to pay a pro rata initial dividend in respect of the period from the closing of this offering through the end of the then-current fiscal month based on $0.0729 per share for a full month. On an annualized basis, this would be $0.875 per share, or an annual dividend rate of approximately 7.0%. We intend to maintain our initial dividend rate for the 12-month period following completion of this offering unless our actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. Distributions made by us will be authorized by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law, the capital requirements of our company and meeting the distribution requirements necessary to maintain our qualification as a REIT. Actual distributions may be significantly different from the expected distributions.

The following table describes our pro forma net loss before noncontrolling interests for the 12-month period ended December 31, 2010, and the adjustments we have made thereto in order to estimate our initial cash available for distribution to the holders of our common stock and OP units for the 12-month period ended December 31, 2010. The table reflects our consolidated information, including the OP units. Each OP unit may be exchanged for cash or, at our option, one share of our Class A Common Stock, beginning 12 months after the completion of this offering.

	Minimum Offering	Maximum Offering

Pro forma net loss before noncontrolling interests for the 12 months ended December 31, 2010	$(2,106,100)	$(2,106,100)
Add: Pro forma real estate depreciation and amortization	4,178,895	4,178,895
Add: Amortization of in place leases	1,206,491	1,206,491
Add: Amortization of deferred financing costs	1,468,235	1,468,235
Less: Net effect of 2010 straight-line rents	(896,485)	(896,485)
Add: Asset management fees subordinated to distributions(1)	611,062	611,062
Add: General and administrative expenses reimbursed by our sponsor(2)	545,000	545,000
Pro forma cash flows provided by operations for the 12 months ended December 31, 2010	$5,007,098	$5,007,098
Estimated cash flows used in investing activities for the 12 months ended December 31, 2010	$—	$—
Estimated cash flows used in financing activities for the 12 months ended December 31, 2010	$—	$—
Estimated cash available for distribution for the 12 months ended December 31, 2010	$5,007,098	$5,007,098
Estimated annual distribution to unvested restricted stockholders for the 12 months ended December 31, 2010	—	—
Estimated annual distribution to noncontrolling interests for the 12 months ended December 31, 2010	271,250	271,250
Estimated annual distribution to common stockholders for the 12 months ended December 31, 2010	4,732,000	7,707,000
Estimated annual distribution for the 12 months ended December 31, 2010	$5,003,250	$7,978,250(3)
Estimated distribution per unvested restricted share for the 12 months ended December 31, 2010	$—	$—
Estimated distribution per OP unit for the 12 months ended December 31, 2010	$0.875	$0.875
Estimated distribution per common share for the 12 months ended December 31, 2010	$0.875	$0.875
Payout ratio based on estimated cash available for distribution to our holders of common stock / OP units	99.9%	159.3%

(1)	The management agreement with our Manager provides for payment of the asset management fee only if our securityholders have received the full amount of the distributions declared by us in respect of our OP units for the six immediately preceding months from MFFO. Our Manager will waive such portion of its management fee that, when added to our MFFO without regard to the waiver of the management fee, would increase our MFFO so that it equals the distributions declared by us in respect of our OP units for the prior six months.
(2)	Pursuant to our administrative support agreement with our sponsor, our sponsor has agreed to pay or reimburse us for certain of our general and administrative costs to the extent that our distributions declared during the one year period following the closing of this offering exceed MFFO, in order that such distributions to not exceed MFFO computed without regard to such general and administrative costs paid for, or reimbursed, by our sponsor.
(3)	Estimated cash available for distribution for the 12 months ended December 31, 2010 excludes any earnings that may generated by invested working capital, which working capital will be approximately $39.7 million if the maximum number of shares of our Class A Common Stock are sold in this offering. The $2,971,152 of estimated annual distributions in excess of estimated cash available for distributions will be paid for from earnings on the estimated $39.7 million working capital balance, or from the working capital itself. See “Use of Proceeds.”

It is possible that our distributions may exceed our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Therefore, a portion of our distributions may represent a return of capital for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations — Taxation of Stockholders” for more information.

United States federal income tax law generally requires that a REIT distribute annually to its stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain, and that it in general pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income, including net capital gain. For more information, see “Material U.S. Federal Income Tax Considerations-Annual Distribution Requirements.” Although we anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs, under some circumstances we may be required to borrow funds, utilize net proceeds of this offering, liquidate otherwise attractive investments or make taxable distributions of our stock or other property in order to meet these distribution requirements.

Distributions that you receive (not designated as capital gain dividends, or, for the taxable year beginning before January 1, 2013, qualified dividend income) will be taxed as ordinary income to the extent they are paid from our earnings and profits (as determined for U.S. federal income tax purposes). However, distributions that we designate as capital gain dividends generally will be taxable as long-term capital gain to our stockholders to the extent that they do not exceed our actual net capital gain for the taxable year. Some portion of your distributions may not be subject to tax in the year in which they are received because depreciation expense reduces the amount of taxable income, but does not reduce cash available for distribution. The portion of your distribution which is not designated as a capital gain dividend and is in excess of our current and accumulated earnings and profits is considered a return of capital for U.S. federal income tax purposes and will reduce the adjusted tax basis of your investment, but not below zero, deferring such portion of your tax until your investment is sold or our company is liquidated, at which time you will be taxed at capital gains rates. To the extent such portion of your distribution exceeds the adjusted tax basis of your investment, such excess will be treated as capital gain if you hold your shares of common stock as a capital asset for U.S. federal income tax purposes. Please note that each stockholder’s tax considerations are different, therefore, you should consult with your own tax advisor and financial planners prior to making an investment in our shares. You also should review the section entitled “Material U.S. Federal Income Tax Considerations.”

We cannot assure you that our estimated distributions will be made or sustained. See “Special Note Regarding Forward-Looking Statements.” Any distributions we pay in the future will depend upon our actual results of operations, economic conditions and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, our occupancy levels, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, see “Risk Factors.” If our properties do not generate sufficient cash flow to allow cash to be distributed by us, we may be required to fund distributions from working capital, borrowings, the net proceeds of this offering or reduce such distributions. See “Risk Factors — Risks Related to this Offering — We may be unable to pay or maintain distributions, especially if we raise substantially more than the minimum offering, from cash available from operations or increase distributions over time.”

SELECTED FINANCIAL DATA

The following table sets forth summary financial and operating data on a pro forma basis for American Realty Capital Properties, Inc. and on a historical basis for American Realty Capital Properties, Inc. and the ARC Predecessor Companies.

You should read the following summary of historical and pro forma financial data in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our unaudited pro forma condensed consolidated financial statements and related notes, and the combined financial statements and related notes of American Realty Capital Properties, Inc. and the ARC Predecessor Companies included elsewhere in this prospectus. The ARC Predecessor Companies include the accounting acquirer and other entities and equity ownership interests being contributed to the operating partnership that are under the common control of Nicholas S. Schorsch and William M. Kahane.

The unaudited pro forma condensed consolidated balance sheet data is presented as if this offering and the formation transactions all had occurred on the balance sheet date, and the unaudited pro forma condensed consolidated statement of operations and other data for the year ended December 31, 2010 and 2009, is presented as if this offering and the formation transactions all had occurred at the beginning of the periods presented. Our unaudited pro forma condensed consolidated financial statements are presented based on the carryover basis of accounting as required by GAAP and include the effects of the contribution of the entities included in the ARC Predecessor Companies, a combination of entities that are under common management by the principals of ARC. All material intercompany balances have been eliminated in the unaudited pro forma condensed consolidated financial statements. The pro forma financial information is not necessarily indicative of what our actual financial position or results of operations would have been as of and for the period indicated, nor purport to represent our future financial position or results of operations.

	American Realty Capital Properties, Inc. Pro forma(1)						Historical American Realty Capital Properties, Inc. and ARC Predecessor Companies
	Minimum Offering			Maximum Offering
	Year Ended December 31,		Year Ended December 31,	Year Ended December 31,		Year Ended December 31,	Year Ended December 31,	Period Ending December 31,(2)
	2010		2009	2010		2009	2010	2009	2008
Revenues:
Rental income	$9.038.654		$9,038,654	$9,038,654		$9,038,654	$9,145,054	$5,682,845	$1,337,375
Operating expense reimbursement	—		—	—		—	—	5,130	—
Total revenues	9,038,654		9,038,654	9,038,654		9,038,654	9,145,054	5,687,975	1,337,375
Operating expenses:
Management fee	611,062		611,062	611,062		611,062	—	—	—
Acquisition and transaction related	—		—	—		—	10,000	3,705,364	—
General and administrative	545,000		545,000	545,000		545,000	345,825	77,321	4,875
Depreciation and amortization	5,385,386		5,385,386	5,385,386		5,385,386	5,386,387	3,731,317	909,140
Total operating expenses	6,541,448		6,541,448	6,541,448		6,541,448	5,742,212	7,514,002	914,015
Operating income (loss) income	2,497,206		2,497,206	2,497,206		2,497,206	3,402,842	(1,826,027)	423,360
Other income (expense):
Interest expense	(4,603,306)		(4,042,718)	(4,603,306)		(4,042,718)	(10,804,845)	(6,962,547)	(1,608,503)
Interest income	—		21,237	—		195,724	—	17,074	3,254
Other Income	—		—	—		—	100,000	—	—
Total other income (expense)	(4,603,306)		(4,021,481)	(4,603,306)		(3,846,994)	(10,704,845)	(6,945,473)	(1,605,249)
Net loss before noncontrolling interest adjustment	(2,106,100)		(1,524,275)	(2,106,100)		(1,349,788)	(7,302,003)	(8,771,500)	(1,181,889)
Net loss attributable to noncontrolling interest holders	120,727		87,375	76,038		48,732	—	—	—
Net loss attributable to American Realty Capital Properties, Inc.	$(1,985,373)		$(1,436,900)	$(2,030,062)		$(1,301,056)	$(7,302,003)	$(8,771,500)	$(1,181,889)
Per Share Data:
Weighted average shares outstanding	5,408,000	(12)	5,408,000	8,808,000	(13)	8,808,000	—	—	—
Earnings per share basic and fully diluted	$(0.37)		$(0.27)	$(0.23)		$(0.15)	—	—	—

(1)	Pro forma financial information should be read in conjunction with the explanatory information and notes to the pro forma financial statements elsewhere in this prospectus.
(2)	Historical financial information for the ARC Predecessor Companies (i) with respect to our continuing properties leased to Citizens Bank, is for the year ended December 31, 2009 and the period from June 5, 2008 (the date of the inception of the applicable ARC Predecessor Company) to December 31, 2008 and (ii) with respect to our continuing property leased to Home Depot, is for the period from September 8, 2009 (the date of the inception of the applicable ARC Predecessor Company) to December 31, 2009.

	American Realty Capital Properties, Inc. Pro forma(1)		Historical American Realty Capital Properties, Inc. and ARC Predecessor Companies
	Minimum Offering	Maximum Offering
	December 31,	December 31,	December 31,
	2010	2010	2010	2009	2008
Assets
Real estate investments, at cost:
Land	$17,346,301	$17,346,301	$17,346,301	$17,346,301	$8,121,129
Buildings, fixtures and improvements	97,261,472	97,261,472	97,261,472	97,261,472	46,019,728
Acquired intangible lease assets	7,604,698	7,604,698	7,604,698	7,604,698	2,037,529
Total real estate investments, at cost	122,212,471	122,212,471	122,212,471	122,212,471	56,178,386
Less: accumulated depreciation and amortization	(10,008,368)	(10,008,368)	(10,008,368)	(4,640,457)	(909,140)
Total real estate investmets, net	112,204,103	112,204,103	112,204,103	117,572,014	55,269,246
Cash	1,491,237	40,266,237	614,432	922,746	315,018
Restricted cash	—	—	—	3,561,591	—
Prepaid expenses and other assets	687,789	687,789	687,789	245,712	84,801
Deferred offering costs	—	—	278,976	—	—
Deferred financing costs, net	1,585,706	1,585,706	2,266,060	3,421,831	1,537,194
Total assets	$115,968,835	$154,743,835	$116,051,370	$125,723,894	$57,206,259
Liabilities and Equity/Deficiency
Mortgage notes payable	$68,850,000	$68,850,000	$96,472,049	$97,556,389	$45,356,248
Long-term notes payable	—	—	30,626,146	30,780,311	10,680,494
Due to affiliates	—	—	—	845,362	321,628
Due to seller	—	—	—	2,068,888	—
Accounts payable and accrued expenses	746,724	746,724	1,025,700	1,007,952	643,037
Deferred rent and other liabilities	673,920	673,920	673,920	578,696	319,227
Total liabilities	70,270,644	70,270,644	128,797,815	132,837,598	57,320,634
Member’s deficiency	—	—	(12,746,455)	(7,113,704)	(114,375)
Preferred stock	—	—	—	—	—
Class A Common Stock	54,000	88,000	—	—	—
Class B Common Stock	80	80	—	—	—
Additional paid in capital	41,769,111	80,510,111	—	—	—
Total American Realty Capital Properties, Inc. equity	41,823,191	80,598,191	(12,746,455)	(7,113,704)	(114,375)
Noncontrolling interests	3,875,000	3,875,000	—	—	—
Total liabilities and equity	$115,968,835	$154,743,835	$116,051,370	$125,723,894	$57,206,259

(1)	Pro forma financial information should be read in conjunction with the explanatory information and notes to the pro forma financial statements elsewhere in this prospectus.

The above pro forma finanical statements are prepared using the carry over basis of accounting for the real estate investments, where the historical cost basis of the real estate less accumulated depreciation and amortization is used as the basis of the assets after contribution to us. The following condensed pro forma balance sheet details the condensed pro forma balance sheet of the company, as of December 31, 2010, had the assets and liabilities of the company been recorded at fair value. Accounting for our assets and liabilities utilizing their historical cost basis does not allow us to adjust our balance sheet to reflect the fair market value as of the date of their acquisition by us. As a result, we believe this pro forma balance sheet provides a more complete understanding of our balance sheet taking into account the fair market value of the interests in the properties and other assets and liabilities we will be acquiring in the formation transactions. However, this pro forma balance sheet does not represent the value of our properties as presented under GAAP and should not be considered an alternative to our GAAP-based balance sheet when evaluating our financial condition. This non-GAAP financial information should be considered in conjunction with the GAAP based financial information presented above and the audited financial information for American Realty Capital Properties, Inc. and the predecessor companies presented elsewhere in this prospectus.

	Minimum Offering	Maximun Offering
Assets
Real estate investments, at cost:
Land	$17,546,472	$17,546,472
Buildings, fixtures and improvements	99,430,010	99,430,010
Acquired intangible lease assets	13,996,713	13,996,713
Total real estate investments, at fair value	130,973,195	130,973,195
Other assets	3,764,732	42,539,732
Total assets	$134,737,927	$173,512,927
Liabilities and Equity
Mortgage notes payable, at fair value	$69,334,525	$69,334,525
Other liabilities	1,420,644	1,420,644
Total liabilities	70,755,169	70,755,169
Total American Realty Capital Properties, Inc. equity	60,107,758	98,882,758
Noncontrolling interests	3,875,000	3,875,000
Total liabilities and equity	$134,737,927	$173,512,927

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis is based on, and should be read in conjunction with, the audited financial statements and notes thereto of American Realty Capital Properties, Inc. and the ARC Predecessor Companies for the periods ended December 31, 2010, 2009 and 2008 and the unaudited pro forma condensed consolidated financial statements and related notes thereto. For more information regarding these companies, see “Selected Financial Data.” All significant intercompany balances and transactions have been eliminated in the financial statements discussed below.

Overview

We are a newly organized Maryland corporation that has been formed to own and acquire single tenant, freestanding commercial real estate that is net leased on a medium-term basis, primarily to investment grade credit rated and other credit worthy tenants. We were formed to continue and expand ARC’s business of investing in these types of properties. Historically, our predecessor’s participation in net lease transactions has included investing in net leased properties where a significant portion of the terms of the leases have lapsed, leaving remaining lease terms of typically three to eight years.

We will be externally managed and advised by our Manager pursuant to the terms of a management agreement. We will also be relying on our sponsor for certain acquisition and debt capital services pursuant to the terms of an acquisition and capital services agreement. Our Manager is controlled by Nicholas S. Schorsch, our chairman and chief executive officer, William M. Kahane, our president, chief operating officer and one of our directors, Peter M. Budko, our executive vice president and chief investment officer, Brian S. Block, our executive vice president and chief financial officer, and Edward M. Weil, Jr., our executive vice president and secretary. Our Manager is an affiliate of ARC, a privately held vertically integrated real estate company founded and controlled by Messrs. Schorsch and Kahane. Since its inception in 2006, and through December 31, 2010, ARC has originated, structured and closed over $1.5 billion in net lease transactions, involving more than 400 properties with more than 30 credit tenants.

Our principal business objective is to generate attractive risk-adjusted investment returns by assembling a high-quality well located portfolio of net leased properties diversified by tenant, industry, geography and lease duration. We intend to pursue a fully-integrated origination and investment approach that will allow us to maximize cash flow and achieve sustainable long-term growth in FFO, thereby maximizing total return to our stockholders. We plan to expand our existing medium term net lease business and create a diversified portfolio of medium term net leased properties.

We rely on leverage to allow us to invest in a greater number of assets and enhance our asset returns. Our pro forma overall portfolio leverage, defined as secured mortgage notes payable as a percentage of total real estate investments at cost, as of December 31, 2010, was approximately 79%. We expect our leverage levels to decrease over time, as a result of one or more of the following factors: recapitalization of certain existing outstanding debt with net proceeds from this offering, scheduled principal amortization on our debt and lower leverage on new asset acquisitions. We expect to continue to strengthen our balance sheet through debt repayment and/or repurchase and also opportunistically grow our portfolio through new property acquisitions.

Our portfolio financing strategy is to finance our assets with medium-term fixed rate debt as soon as practicable after we invest or by acquiring properties subject to medium- or long-term fixed rate debt, generally on a secured, non-recourse basis. Through non-recourse debt, we seek to limit the overall company exposure in the event of default on the debt to the amount we have invested in the asset or assets financed. We seek to finance our assets with “match-funded” or substantially “match-funded” debt, meaning that we seek to obtain debt whose maturity matches as closely as possible the lease maturity of the asset financed.

Business Environment

While conditions within the United States credit markets in general and United States real estate credit markets in particular have improved from the historic levels of dislocation and stress that began in the summer of 2007, these markets remain significantly stressed. We do not know when market conditions will normalize, if adverse conditions will intensify or the full extent to which the disruptions will affect us. If market weakness persists or intensifies, the trends discussed above may continue and we may be impacted in a variety of additional ways. For example, we may experience challenges in refinancing debt as it matures or raising additional capital, and impairment charges on our assets. Current economic and credit market conditions may cause commercial real estate values and market rental rates to decline significantly. These declines could adversely impact us in a number of ways, including by causing us to record losses on our assets, reducing the proceeds we receive upon sale or refinance of our assets or adversely impacting our ability to re-let, sell or refinance our properties. Current economic conditions have contributed to unexpected bankruptcies and rapid declines in the financial condition at a number of companies, particularly in the retail and financial sectors. Although our current tenants have performed positively in the fiscal year ended December 31, 2010, the conditions in the market could cause our current tenants and one or more of our future tenants to whom we have exposure to fail or default in their payment obligations, which could cause us to record material losses or a material reduction in our revenue and cash flows. See “Risk Factors — Risks Related to Our Properties and Operations — We would face potential adverse effects from tenant defaults, bankruptcies or insolvencies.” If any of our tenants are unable to satisfy their obligations under their leases with us we will be able to enforce all of the remedies available to us under the leases and will look for new tenants for our properties if necessary.

Taxation

We will commence operations upon completion of this offering. We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2011. Our current and continuing qualification as a REIT depends on our ability to meet various tax law requirements, including, among others, requirements relating to the sources of our income, the nature of our assets, the ownership of our stock and the timing and amount of distributions that we make.

If we qualify for taxation as a REIT, we will generally not be subject to U.S. federal corporate income tax on our net income that is currently distributed to stockholders. We may nevertheless be subject to certain state, local and foreign income and other taxes, and to U.S. federal income and excise taxes and penalties in certain situations, including taxes on our undistributed income. In addition, our stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which they or we transact business or reside. The state, local and foreign tax treatment of our stockholders and us may not conform to the U.S. federal income tax treatment.

If, in any taxable year, we fail to satisfy one or more of various requirements relating to REIT qualification, we could fail to qualify as a REIT. If we fail to qualify as a REIT for a particular tax year, our income in that year would be subject to U.S. federal corporate income tax (including any applicable alternative minimum tax), and we might need to borrow funds or liquidate certain investments in order to pay the applicable tax. In addition, we would no longer be required to make distributions to our stockholders. Unless entitled to relief under certain statutory provisions, we would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost.

Although we currently intend to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other developments may cause us to fail to qualify as a REIT, or may cause our board of directors to revoke the REIT election, which our board may do without stockholder approval. See “Material U.S. Federal Income Tax Considerations.”

Factors Impacting Our Operating Results

Factors which may influence our business and the business of our tenants

The primary source of our operating revenue is rental income from our properties. The primary sources of our expenses are interest expense on our financed properties, depreciation expense, and general and administrative expenses.

Factors affecting our tenants’ profitability

Our revenue is derived primarily from rents we receive from leases with our tenants. Certain economic factors present both opportunities and risks to our tenants and, therefore, may influence their ability to meet their obligations to us. These factors directly affect our tenants’ operations and, given our reliance on their performance under our leases, present risks to us that may affect our results of operations or ability to meet our financial obligations.

Trends which may influence results of operations

We believe that there is a significant market opportunity to earn attractive risk-adjusted returns by investing in the medium-term lease duration net lease market. Corporations and many other users of real estate utilize single tenant properties for a variety of purposes, including office buildings for corporate headquarters and regional operations, industrial facilities for the storage and distribution of goods, and freestanding retail stores such as major discount stores, drug stores, gas stations and convenience stores, casual dining and quick-service restaurants, automotive maintenance and repair, big box retail and home improvement stores. While investments in credit tenant net lease assets are subject to the same credit risk as unsecured bond obligations (the failure of the underlying tenant or bond issuer), we believe the yields on credit tenant net lease assets generally exceed the yields on comparably rated bonds. In addition, unlike unsecured bond obligations, the value of the real estate underlying a credit tenant and lease may increase recovery in any tenant bankruptcy or default, thereby providing an overall lower risk investment.

The U.S. net lease market is comprised of a wide range of property types and tenant operations and includes virtually every geographic market in the country. We will target properties net leased to investment grade and other credit worthy tenants, which are typically larger companies operating at multiple locations. The market overview below focuses on ten of the larger market segments (by annual sales) that we encounter when evaluating acquisition opportunities. We estimate that the combined total value of real estate used in these selected industries is approximately $1.2 trillion, approximately $48 billion to $105 billion of which matches our target remaining lease duration. We will target the acquisition of these net leased properties as the terms of the existing leases have been reduced to three to eight years. Not all of these properties will be available for purchase or suitable for us. In addition, we will evaluate acquisition opportunities in many other market segments in addition to those described below.

In the past two years, fundamental changes in the real estate capital markets, combined with the severe decline in the U.S. economy, have resulted in many holders of real estate (including holders of net leased properties) to become much more risk-averse. As a result, many traditional institutional type holders of net leased properties, including insurance companies, finance companies and real estate fund managers have determined to reduce their exposure to net leased properties that are subject to leases expiring in the medium term. At the same time the number of purchasers who are interested in acquiring these types of properties is both limited and fragmented. To our knowledge, we will be one of the few public REITs that are traded on a national securities exchange, if not the only public REIT that is traded on a national securities exchange, focused on investing in single tenant, freestanding commercial real estate that is net leased on a medium-term basis, primarily to investment grade credit rated and other credit worthy tenants. We expect to capitalize on these market dislocations and capital void by acquiring net leased properties that have remaining medium-term lease durations with less competition than when the real estate capital debt markets were more liquid and at prices where we believe the profile of the investment has the potential to provide not only recurring income but capital appreciation as well. We also expect to capitalize on value opportunities resulting from ARC’s reputation for historically closing substantially all transactions contemplated under definitive purchase and sale agreements.

Access to capital

To continue to raise capital necessary to expand our portfolio, we will rely on access to the capital markets on an ongoing basis for the funds to make investments as opportunities arise. Our indebtedness outstanding upon completion of this offering and the formation transactions will be comprised almost entirely of mortgages secured by our existing portfolio. On a pro forma basis, as of December 31, 2010, our aggregate indebtedness was approximately $68.9 million, which takes into account the contemplated refinancing of an $82.6 million mortgage loan as described below.

Further, we believe, based on preliminary conversations with lenders, that we will be able to refinance our existing $82.6 million (as of December 31, 2010) mortgage loan secured by our continuing properties leased to Citizens Bank and our two TRS properties with an anticipated new $55.0 million fixed rate mortgage loan secured only by our continuing properties leased to Citizens Bank. The balance of the proceeds needed to refinance this existing mortgage loan will be derived from the net proceeds from this offering. See “Use of Proceeds”. The specific principal amount of the new mortgage loan, including the loan maturity and interest rate, will be negotiated by us and the commercial lender or lenders providing the loan. This refinancing will be contingent upon the closing of this offering since a significant portion of the net proceeds of this offering will be utilized to satisfy the difference between the net proceeds of this mortgage loan and the existing mortgage debt encumbering these properties. To the extent this loan cannot be obtained at the closing of this offering, we will continue to seek to refinance this $82.6 million of mortgage indebtedness prior to its maturity on August 31, 2011, including by raising both additional debt or equity, or negotiating for a loan extension with the lender. See “Risk Factors — Sixty-two of our 63 properties are encumbered by mortgage indebtedness that is maturing in the short-term, which indebtedness we may not be able to refinance upon maturity.”

Significant Accounting Estimates and Critical Accounting Policies

Set forth below is a summary of the significant accounting estimates and critical accounting policies that management believes are important to the preparation of our consolidated financial statements. Certain of our accounting estimates are particularly important for an understanding of our financial position and results of operations. Our accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires management to use significant judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If management’s judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus, resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses. As a result, these estimates are subject to a degree of uncertainty.

These significant accounting estimates and critical accounting policies include:

Revenue Recognition

Our revenues, which are derived primarily from rental income, include rents that each tenant pays in accordance with the terms of each lease reported on a straight-line basis over the initial term of the lease. Since many of our leases provide for rental increases at specified intervals, straight-line basis accounting requires us to record a receivable, and include in revenues, unbilled rent receivables that we will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease.

We continually review receivables related to rent and unbilled rent receivables and determine collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is in doubt, we record an increase in our allowance for uncollectible accounts or record a direct write-off of the receivable in our consolidated statements of operations.

Investments in Real Estate

Investments in real estate are recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of up to forty years for buildings and improvements, five to ten years for fixtures and improvements and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in real estate, we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

We are required to present the operations related to properties that have been sold or properties that are intended to be sold as discontinued operations in the statement of operations for all periods presented, Properties that are intended to be sold are to be designated as “held for sale” on the balance sheet.

Long-lived assets are carried at cost and evaluated for impairment when events or changes in circumstances indicate such an evaluation is warranted or when they are designated as held for sale. Valuation of real estate is considered a “critical accounting estimate” because the evaluation of impairment and the determination of fair values involve a number of management assumptions relating to future economic events that could materially affect the determination of the ultimate value, and therefore, the carrying amounts of our real estate. Additionally, decisions regarding when a property should be classified as held for sale are also highly subjective and require significant management judgment.

Events or changes in circumstances that could cause an evaluation for impairment include the following:

•	a significant decrease in the market price of a long-lived asset;
•	a significant adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition;
•	a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset, including an adverse action or assessment by a regulator;
•	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset; and
•	a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset.

We review our portfolio on an on-going basis to evaluate the existence of any of the aforementioned events or changes in circumstances that would require us to test for recoverability. In general, our review of recoverability is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value expected, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. We are required to make subjective assessments as to whether there are impairments in the values of our investments in real estate. These assessments have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income.

Purchase Price Allocation

We allocate the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, buildings, equipment and tenant improvements on an as-if vacant basis. We utilize various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, which may include data from appraisals, comparable sales, discounted cash flow analysis and other methods. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships.

Amounts allocated to land, buildings, equipment and fixtures may be based on cost segregation studies performed by independent third-parties or on the Company’s analysis of comparable properties in its portfolio.

Depreciation is computed using the straight-line method over the estimated lives of forty years for buildings, five to ten years for building equipment and fixtures, and the shorter of the useful life or the remaining lease term for tenant improvements.

The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors we consider in our analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period, which typically ranges from six to 18 months. We also estimate costs to execute similar leases including leasing commissions, legal and other related expenses.

Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and our estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease intangibles are amortized as a decrease to rental income over the remaining term of the lease. The capitalized below-market lease values will be amortized as an increase to rental income over the remaining term and any fixed rate renewal periods provided within the respective leases. In determining the amortization period for below-market lease intangibles, we initially will consider, and periodically evaluate on a quarterly basis, the likelihood that a lessee will execute the renewal option. The likelihood that a lessee will execute the renewal option is determined by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.

The aggregate value of intangibles assets related to customer relationship is measured based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with the tenant. Characteristics we consider in determining these values include the nature and extent our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.

The value of in-place leases is amortized to expense over the initial term of the respective leases, which range primarily from 2 to 20 years. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

In making estimates of fair values for purposes of allocating purchase price, we may utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. We also consider information obtained about each property as a result of its pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed. The allocations presented in the accompanying consolidated balance sheets are substantially complete; however, there are certain items that we will finalize once the Company receives additional information. Accordingly, these allocations are subject to revision when final information is available, although we do not expect future revisions to have a significant impact on the Company’s financial position or results of operations.

Valuation of Real Estate Assets

We will continually monitor events and changes in circumstances that could indicate that the carrying amounts of our real estate and related intangible assets may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of real estate and related intangible assets may not be recoverable, we assess the recoverability of the assets by determining whether the carrying value of the assets will be recovered through the undiscounted future operating cash flows expected from the use of the assets and their eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, we will adjust the real estate and related intangible assets to the fair value and recognize an impairment loss.

Projections of expected future cash flows require us to estimate future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, discount rates, the number of months it takes to re-lease the property and the number of years the property is held for investment. The use of inappropriate assumptions in the future cash flow analysis would result in an incorrect assessment of the property’s future cash flow and fair value and could result in the overstatement of the carrying value of our real estate and related intangible assets and net income.

Our Manager will evaluate potential acquisitions of real estate and real estate related assets and engage in negotiations with sellers and borrowers on our behalf. Investors should be aware that after a purchase contract is executed that contains specific terms the property will not be purchased until the successful completion of due diligence and negotiation of final binding agreements. During this period, we may decide to temporarily invest any unused proceeds from this offering in certain investments that could yield lower returns than the properties. These lower returns may affect our ability to make distributions.

Our Revenue, Expenses and Cash Flow

Revenue

Our revenue consists primarily of the rents we bill to our tenants as stipulated in leases. In addition, rental and related revenue includes lease termination fees, non-cash charges and adjustments related to straight-lining of rents and amortization of acquired above- and below-market lease intangibles. Factors that affect our revenue include our occupancy and rental rates. For example, 100% of our continuing properties were occupied as of December 31, 2010. If our occupancy rates decrease, we will lose revenue from our existing portfolio.

Expenses

We recognize a variety of cash and non-cash charges in our financial statements. Our expenses consist primarily of the interest expense on the borrowings we incur in order to acquire our properties, acquisition expenses, depreciation expense and general and administrative expenses.

Cash flow

Cash Provided by (used in) Operating Activities.  Cash provided by (used in) operating activities is derived largely from net income by adjusting our revenue (i) for those amounts not collected in cash during the period in which the revenue is recognized, (ii) for cash collected that was billed in prior periods or will be billed in future periods and (iii) by adding back expenses charged during the period that are not paid in cash during the same period. We expect to make our distributions based largely on cash provided by operations.

Cash Used in Investing Activities.  Cash used in investing activities consists of cash that is used during a period for new acquisitions and capital expenditures.

Cash Provided by (used in) Financing Activities.  Cash provided by (used in) financing activities consists of cash we receive from issuances of debt and equity capital net of financing costs, offering costs and the repayment of debt principal. This cash provides the primary basis for the investments in new properties and capital expenditures. We may seek to raise additional debt or equity financing for our investment activity.

Results of Operations

We were formed in December 2010 to continue the business of the ARC Predecessor Companies. The following tables summarize the combined historical results of operations of American Realty Capital Properties, Inc. and the Predecessor Companies for the year ended December 31, 2010 and the periods ended December 31, 2009 and 2008.

	Historical American Realty Capital Properties, Inc. and ARC Predecessor Companies
	Year Ended December 31,	Period Ending December 31,(1)
	2010	2009	2008
Revenues:
Rental income	$9,145,054	$5,682,845	$1,337,375
Operating expense reimbursement	—	5,130	—
Total revenues	9,145,054	5,687,975	1,337,375
Operating expenses:
Management fee	—	—	—
Acquisition and transaction related	10,000	3,705,364	—
General and administrative	345,825	77,321	4,875
Depreciation and amortization	5,386,387	3,731,317	909,140
Total operating expenses	5,742,212	7,514,002	914,015
Operating income (loss) income	3,402,842	(1,826,027)	423,360
Other income (expense):
Interest expense	(10,804,845)	(6,962,547)	(1,608,503)
Interest income	—	17,074	3,254
Other income	100,000	—	—
Total other income (expense)	(10,704,845)	(6,945,473)	(1,605,249)
Net loss	$(7,302,003)	$(8,771,500)	$(1,181,889)

	Historical American Realty Capital Properties, Inc. and ARC Predecessor Companies
	December 31,	December 31,
	2010	2009	2008
Assets
Real estate investments, at cost:
Land	$17,346,301	$17,346,301	$8,121,129
Buildings, fixtures and improvements	97,261,472	97,261,472	46,019,728
Acquired intangible lease assets	7,604,698	7,604,698	2,037,529
Total real estate investments, at cost	122,212,471	122,212,471	56,178,386
Less: accumulated depreciation and amortization	(10,008,368)	(4,640,457)	(909,140)
Total real estate investmets, net	112,204,103	117,572,014	55,269,246
Cash	614,442	922,746	315,018
Restricted cash	—	3,561,591	—
Prepaid expenses and other assets	687,789	245,712	84,801
Deferred offering costs	278,976	—	—
Deferred financing costs, net	2,266,060	3,421,831	1,537,194
Total assets	$116,051,370	$125,723,894	$57,206,259
Liabilities and Equity/Deficiency
Mortgage notes payable	$96,472,049	$97,556,389	$45,356,248
Long-term notes payable	30,626,146	30,780,311	10,680,494
Due to affiliates	—	845,362	321,628
Due to setter	—	2,068,888	—
Accounts payable and accrued expenses	1,025,700	1,007,952	643,037
Deferred rent and other liabilities	673,920	578,696	319,227
Total liabilities	128,797,815	132,837,598	57,320,634
Member’s deficiency	(12,746,445)	(7,113,704)	(114,375)
Total liabilities and equity	$117,051,370	$125,723,894	$57,206,259

(1)	Historical financial information for the ARC Predecessor Companies (i) with respect to our continuing properties leased to Citizens Bank, is for the year ended December 31, 2009 and the period from June 5, 2008 (the date of inception of the applicable ARC Predecessor Company) to December 31, 2008 and (ii) with respect to our continuing property leased to Home Depot, is for the period from September 8, 2009 (the date of inception of the applicable ARC Predecessor Company) to December 31, 2009.

The discussion that follows provides a comparison of the historical combined results of operations for the periods noted below.

Period Ended December 31, 2010 Compared to Period Ended December 31, 2009

On a combined historical basis, we purchased 27 properties between January 1, 2009 and December 31, 2009 and one additional property during October 2009, therefore the period ended December 31, 2009 include the results of operations for a partial period for the properties purchased during that period. Accordingly, our results of operations for the period ended December 31, 2010 as compared to the period ended December 31, 2009 reflect significant increases in most categories.

Rental Income

Rental income increased by 61% to $9,145,054 for the year ended December 31, 2010 from $5,682,845 for the period ended December 31, 2009. Of this increase, $3,464,966 was attributable to rental revenue from properties purchased during 2009. Additionally, we had 35 properties that, on an aggregated same-store basis had reductions in rental revenue of $2,411 due to renegotiation of leases in August 2010. Rental revenue attributable to the two vacant TRS properties was $126,233 for the year ended December 31, 2010 compared to $79,841 for the period ended December 31, 2009 due to the purchase of the properties during 2009. Monthly rental income on the two TRS properties was approximately $18,000 per month. The aggregate same-store basis properties are properties owned by the company for the entire comparative period.

Operating Expense Reimbursements

Operating expense reimbursements of $5,130 in the period ended December 31, 2009 were related to reimbursements of insurance expenses paid on behalf of the property tenants.

Acquisition and Transaction Related Costs

We incurred acquisition and transaction related costs of $3,705,364 for the period ended December 31, 2009 related to acquisitions with a total cost of approximately $66,000,000. We incurred acquisition and transaction related costs of $10,000 for the year ended December 31, 2010. Acquisition and transaction costs are mainly comprised of legal costs, deed transfer costs and other costs related to real estate purchase transactions.

General and Administrative Expense

Our general and administrative expenses increased to $345,825 for the year ended December 31, 2010 from $77,321 for the period ended December 31, 2009. This increase was attributable to increased legal fees and other professional fees related to lease renewals and audit fees for the annual audits of the portfolios.

Depreciation and Amortization

Our depreciation and amortization expense increased by 44% to $5,386,387 for the year ended December 31, 2010 from $3,731,317 for the period ended December 31, 2009. The increase in depreciation and amortization expense was the result of our acquisition of properties during 2009. These properties were placed into service when acquired and are being depreciated for the period held.

Interest Expense

Our interest expense increased by 55% to $10,804,845 for the year ended December 31, 2010 from $6,962,547 for the period ended December 31, 2009. This increase in interest expense was due to increased borrowings during 2009 to finance property acquisitions. And the write-off of $149,343 of deferred financing costs in the year ended December 31, 2010 related to a mortgage that was refinanced during the period.

Interest Income

Interest income was $17,074 for the period ended December 31, 2009 and was the result of the proceeds from the sale of long-term notes held in interest bearing accounts prior to use for property acquisitions.

Other Income

Other income was $100,000 for the year ended December 31, 2010 and a fee collected for the early termination of the two TRS properties leases.

Period Ended December 31, 2009 Compared to Period Ended December 31, 2008

On a combined historical basis, we purchased 35 properties between January 1, 2008 and December 31, 2008 and we purchased an additional 28 properties between January 1, 2009 and December 31, 2009, therefore the period ended December 31, 2008 includes the results of operations for a partial period for the properties purchased during that year and exclude the results of operations related to properties purchased in 2009. Accordingly, our results of operations for the period ended December 31, 2009 as compared to the period ended December 31, 2008 reflect significant increases in most categories.

The historical financial information of the ARC Predecessor Companies includes the historical financial information of our continuing properties leased to Citizens Bank and our continuing property leased to Home Depot. Historical financial information for our continuing properties leased to Citizens Bank is for the year ended December 31, 2009 and the period from June 5, 2008 (the date of the inception of the applicable ARC Predecessor Company) to December 31, 2008. Historical financial information for our continuing property leased to Home Depot is for the period from September 8, 2009 (the date of the inception of the applicable ARC Predecessor Company) to December 31, 2009.

Rental Income

Rental income increased by 325% to $5,682,845 for the period ended December 31, 2009 from $1,337,375 for the period ended December 31, 2008. This increase was attributable to rental revenue from properties purchased during 2008 and 2009.

Operating Expense Reimbursements

Operating expense reimbursements of $5,130 in the period ended December 31, 2009 were related to reimbursements of insurance expenses paid on behalf of the property tenants.

Acquisition and Transaction Related Costs

We incurred acquisition and transaction related costs of $3,705,364 for the period ended December 31, 2009 related to acquisitions with a total cost of approximately $69,000,000. Prior to January 1, 2009, acquisition costs were capitalized as part of the purchase price of the assets acquired in accordance with generally accepted accounting principles in the United States. Acquisition and transaction costs are mainly comprised of legal costs, deed transfer costs and other costs related to real estate purchase transactions.

General and Administrative Expense

Our general and administrative expenses increased to $77,321 for the period ended December 31, 2009 from $4,875 for the period ended December 31, 2008. This increase was attributable to increased legal fees and other professional fees related to corporate matters and audit fees for the annual audits of the portfolios.

Depreciation and Amortization

Our depreciation and amortization expense increased by 310% to $3,731,317 for the period ended December 31, 2009 from $909,140 for the period ended December 31, 2008. The increase in depreciation and amortization expense was the result of our acquisition of real estate during 2008 and 2009. These properties were placed into service when acquired and are being depreciated for the period held.

Interest Expense

Our interest expense increased by 333% to $6,962,547 for the period ended December 31, 2009 from $1,608,503 for the period ended December 31, 2008. This increase in interest expense was due to increased borrowings during 2008 and 2009 to finance property acquisitions.

Interest Income

Interest income was $17,074 for the period ended December 31, 2009, an increase from $3,254 for the period ended December 31, 2008, and was the result of the proceeds from the sale of long-term notes held in interest bearing accounts prior to use for property acquisitions.

Funds From Operations and Modified Funds From Operations

We consider funds from operations, or FFO, a useful indicator of the performance of a REIT. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs in our peer group. Accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the use of FFO, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trusts, or NAREIT, definition (as we do) or may interpret the current NAREIT definition differently than we do. Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.

We believe that modified funds from operations, or MFFO, is also helpful to investors as a measure of operating performance because it excludes charges that management considers more reflective of investing activities or non-operating valuation changes. By providing FFO and MFFO, we present information that assists investors and analysts in aligning their analysis with management’s analysis of long-term operating activities. We believe fluctuations in MFFO are indicative of changes in operating activities and provide comparability in evaluating our performance over time and as compared to other real estate companies that may not be affected by impairments, write-offs of capitalized costs or have acquisition activities. As explained below, management’s evaluation of our operating performance excludes from FFO the following items when calculating MFFO:

•	Acquisition-related costs. In evaluating investments in real estate, management’s investment models and analysis differentiate costs to acquire the investment from the operations derived from the investment. Prior to 2009, acquisition costs for these types of investments were capitalized; however beginning in 2009 acquisition costs related to business combinations are expensed. We believe by excluding expensed acquisition costs, MFFO provides useful supplemental information that is comparable with other companies that do not currently engage in acquisition activities and is consistent with management’s analysis of the investing and operating performance of our properties.
•	Other infrequent charges not related to the operating performance or our properties. Impairment charges, write-offs of previously capitalized assets, such as costs associated with financing activities and other infrequent charges, if any, may be excluded from MFFO if we believe these charges are not useful in the evaluation of our operating performance. An impairment charge represents a downward adjustment to the carrying amount of a long-lived asset to reflect the current valuation of the asset even when the asset is intended to be held long-term. Such adjustment, when properly recognized under GAAP, may lag the underlying consequences related to rental rates, occupancy and other operating performance trends. The valuation is also based, in part, on the impact of current market fluctuations and estimates of future capital requirements and long-term operating performance that may not be directly attributable to current operating performance. Other charges such as the write-off of capitalized financing costs upon the early disposition of a debt obligation or other non-recurring charges are adjustments excluded from MFFO because we believe that MFFO provides useful supplemental information by focusing on the changes in our operating fundamentals rather than on market valuation changes or other infrequent events not related to our normal operations.

FFO and MFFO are non-GAAP financial measures and do not represent net income as defined by GAAP. FFO and MFFO do not represent cash flows from operations as defined by GAAP, are not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with GAAP, for purposes of evaluating our operating performance.

Our calculation of FFO, which we believe is consistent with the calculation of FFO as defined by NAREIT, and MFFO is presented in the following table for the applicable periods:

	Minimum Offering	Maximum Offering	Minimum Offering	Maximum Offering
	Pro Forma Year Ended December 31,		Pro Forma Year Ending December 31,		Historical Year Ended December 31,
	2010		2009		2010	2009	2008
Net loss	$(1,981,449)	$(1,857,862)	$(716,726)	$(564,672)	$(7,302,003)	$(8,771,500)	$(1,181,889)
Add:
Depreciation of real estate assets	4,178,895	4,178,895	4,178,895	4,178,895	4,161,418	2,803,305	668,736
Amortization of intangible lease assets	1,206,491	1,206,491	1,206,491	1,206,491	1,224,969	928,012	240,404
Noncontrolling interest adjustment	(308,704)	(194,432)	(308,704)	(194,432)	—	—	—
FFO	3,095,233	3,333,092	4,359,956	4,626,282	(1,915,616)	(5,040,183)	(272,749)
Acquisition and transaction related costs	—	—	—	—	10,000	3,705,364	—
Modified FFO	$3,095,233	$3,333,092	$4,359,956	$4,626,282	$(1,905,616)	$(1,334,819)	$(272,749)

Liquidity and Capital Resources

We expect to use the gross proceeds raised in this offering in excess of the minimum offering amount primarily to refinance the loan secured by our continuing properties leased to Citizens Bank and our two TRS properties, acquire additional medium term net leased properties that we believe generate attractive risk-adjusted investment returns and, to a lesser extent, to fund distributions. We expect to leverage these acquisitions by incurring debt financing at a debt to gross asset value ratio of approximately 45-55% at then-current market interest rates. We expect to meet our short-term liquidity requirements, such as near-term debt maturities and operating expenses, generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings. We believe that the net cash provided by operations will be adequate to fund our operating requirements, debt service and the payment of dividends required for us to qualify as a REIT for one year after the completion of this offering. We expect to meet our long-term liquidity requirements, such as scheduled debt maturities and property acquisitions, through long-term secured and unsecured borrowings, public and private offerings of equity and debt securities or, in connection with acquisitions of additional properties, the issuance of OP units of our operating partnership. However, the recent U.S. and global economic slowdown has resulted in a capital environment characterized by limited availability, increasing costs and significant volatility. The continued persistence of these conditions could limit our ability to raise debt and equity capital on favorable terms or at all which, in turn, could adversely impact our ability to finance future investments and react to changing economic and business conditions.

We believe, based on preliminary conversations with lenders, that we will be able to refinance our existing $82.6 million (as of December 31, 2010) mortgage loan secured by our continuing properties leased to Citizens Bank and our two TRS properties with an anticipated new $55.0 million fixed rate mortgage loan secured only by our continuing properties leased to Citizens Bank. The specific principal amount of the new mortgage loan, including the loan maturity and interest rate, will be negotiated by us and the commercial lender or lenders providing the loan. This refinancing will be contingent upon the closing of this offering since a significant portion of the net proceeds of this offering will be utilized to satisfy the difference between the net proceeds of this mortgage loan and the existing mortgage debt encumbering these properties. To the extent this loan cannot be obtained at the closing of this offering, we will continue to seek to refinance this $82.6 million of mortgage indebtedness prior to its maturity on August 31, 2011, including by raising both additional debt or equity, or negotiating for a loan extension with the lender. See “Risk Factors — Sixty-two of our 63 properties are encumbered by mortgage indebtedness that is maturing in the short-term, which indebtedness we may not be able to refinance upon maturity.”

As a REIT, we will be required generally to distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. Therefore, as a general matter, it is unlikely that, after the net proceeds of this offering are expended, we will have substantial cash balances that could be used to meet liquidity needs. Instead, these needs will likely need to be met from cash generated from operations, proceeds from sales of properties and external sources of capital.

Our primary long-term liquidity requirement is repayment of our debt obligations. We intend generally to manage our debt maturities by refinancing or repaying the related debt at maturity. We expect to utilize a combination of (i) cash on hand, (ii) cash from sales of assets which may include the collateral for the debt, and (iii) cash from future debt or equity capital raises to fund any liquidity needed to satisfy these obligations. These actions, however, may not enable us to generate sufficient liquidity to satisfy our borrowings and, therefore, we cannot provide any assurance we will be able to refinance or repay our debt obligations as they come due. Our ability to refinance debt, sell assets and/or raise capital on favorable terms will be highly dependent upon prevailing market conditions. See “Risk Factors — Risks Related to Our Properties and Operations — We will have substantial amounts of indebtedness outstanding following this offering, which may affect our ability to make distributions, may expose us to interest rate fluctuation risk and may expose us to the risk of default under our debt obligations” and “— Sixty-two of our 63 properties are encumbered by mortgage indebtedness that is maturing in the short-term which indebtedness we may not be able to refinance upon maturity.”

As an owner of commercial real estate, we will be required to make capital expenditures to maintain and upgrade our properties. We expect the vast majority of these expenditures will be made as the leases mature and we renew existing leases or find new tenants to occupy the property because most of our leases will be triple-net, requiring that such recurring expenses incurred during the lease term be paid for by the tenant. Any estimates we make of expected capital expenditures are highly subjective and actual amounts we spend may differ materially and will be impacted by a variety of factors, including market conditions which are beyond our control. Our ability to satisfy our long-term liquidity requirements could be materially adversely affected by capital expenditures we make on our properties.

We intend to use the net proceeds of this offering to payoff property related indebtedness, pay refinancing related fees, prepayment penalties, assumption fees and other related expenses and for general working capital purposes (which if we sell more than the minimum number of shares could involve making acquisitions in our target properties). We also intend to invest in properties on a going-forward basis as suitable opportunities arise and adequate sources of financing are available. We are currently reviewing for potential acquisition several net leased properties. These potential acquisitions remain preliminary in nature and are not subject to any letter of intent or other agreements and, accordingly there can be no assurance as to whether or when any portion of these acquisitions will be completed. See “Business and Properties — Our Portfolio” for further discussion. Our ability to complete acquisitions is subject to a number of risks and variables, including our ability to negotiate mutually agreeable terms with the counterparties and our satisfaction with the results of due diligence inquiries related to the acquisition target. We expect that future acquisitions of properties will depend on and will be financed by, in whole or in part, our existing cash, the proceeds from additional issuances of common stock, issuances of OP units or other securities or borrowings.

Indebtedness

All of the properties in our existing portfolio are encumbered by first mortgage liens. These mortgages were provided by securitized lenders, insurance companies, and banks prior to the date hereof and may remain in place after the completion of this offering and the formation transactions. Within our existing portfolio of 63 properties, we have 29 mortgage loans, some of which encumber more than one property and are cross-collateralized.

Our indebtedness outstanding upon the completion of this offering and the formation transactions will be comprised almost entirely of mortgage indebtedness secured by properties in our existing portfolio. The following table sets forth the current terms of our indebtedness on our existing portfolio with balances outstanding as of December 31, 2010:

Property	Secured/ Unsecured	Balance at 12/31/10	Fixed Interest Rate		Amortization Period (Yrs)		Maturity	Balance at Maturity
Citizens Bank Portfolio(1)	Secured	$82,622,049	6.30%		Interest only		August 31, 2011	$82,622,048	(2)
Home Depot	Secured	13,850,000	5.25%		30 year	(3)	July 6, 2015	$13,487,560
Citizens Bank Portfolio subordinated loan	Unsecured	19,408,013	9.94	%(4)	None		July 11, 2011	$19,408,013	(5)
Citizens Bank Portfolio subordinated loan	Unsecured	11,218,133	8.50%		None		September 8, 2013	$11,218,133	(6)
Total		$127,098,195

(1)	We have 28 mortgage loans encumbering our 60 continuing properties leased to Citizens Bank and our two TRS properties, which we anticipate refinancing as part of our formation transactions. None of these mortgage loans is individually significant and all of these loans bear the same interest rate, amortization period and maturity date. Accordingly, we have presented information with respect to the mortgage indebtedness encumbering our 60 continuing properties leased to Citizens Bank and our two TRS properties on a portfolio basis.
(2)	As part of our formation transactions, we anticipate refinancing this mortgage indebtedness, which encumbers our 60 continuing properties leased to Citizen’s Bank and our two TRS properties. In connection with this refinancing, we anticipate utilizing approximately $27.6 million of net proceeds from this offering to repay this mortgage indebtedness with the balance coming from an anticipated new $55.0 million mortgage loan that we will obtain that will be secured by our continuing properties leased to Citizen’s Bank.
(3)	Commencing in July 2013, principal will begin amortizing on a 30 year amortization schedule.
(4)	Represents the average interest rate on the indebtedness. Interest rates range from 9.625% to 10.0%.
(5)	In connection with our formation transactions, we will repay this outstanding unsecured indebtedness, together with $194,080 of prepayment penalties.
(6)	In connection with our formation transactions, we will repay this outstanding unsecured indebtedness, together with $112,218 of prepayment penalties.

Contractual obligations

The following table shows the amounts due in connection with the contractual obligations described below as of December 31, 2009 (including future interest payments):

		Payments due by period
Obligation	Total	2011	2012	2013	2014	2015	Thereafter
Mortgage notes payable principal(1)	$96,472,049	$82,622,049	$—	$74,008	$189,075	$13,586,917	$—
Mortgage notes payable interest(1)	14,252,838	5,580,942	739,244	736,588	728,687	418,533	—
Long-term debt principal(2)	30,780,311	19,537,178	—	11,243,133	—	—	—
Long-term debt interest(2)	6,488,809	1,936,308	989,076	637,765	—	—	—
Total	$147,994,007	$109,676,477	$1,728,320	$12,691,494	$917,762	$14,005,450	—

(1)	Includes $82.6 million of mortgage indebtedness which encumbers our 60 continuing properties leased to Citizen’s Bank and our two TRS properties that we anticipate refinancing as part of our formation transactions. In connection with this refinancing, we anticipate utilizing approximately $27.6 million of net proceeds from this offering to repay this mortgage indebtedness with the balance coming from an anticipated new $55.0 million mortgage loan that we will obtain that will be secured by our continuing properties leased to Citizen’s Bank.
(2)	In connection with our formation transactions, we will repay this outstanding unsecured indebtedness (together with prepayment penalties related thereto in an aggregate amount of approximately $306,000) owed by our two property subsidiaries that will be contributed to us by our contributor.

Off Balance Sheet Arrangements

We have no off balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Cash Flows

The following tables summarize the combined historical cash flows of the ARC Predecessor Companies for the years ended December 31, 2010, 2009 and 2008.

	Year Ended December 31, 2010	Period Ended December 31,(1)
		2009	2008
Net cash provided by (used in) operating activities	$(1,928,764)	$(3,039,128)	$1,154,129
Net cash provided by (used in) investing activities	1,492,703	(14,419,303)	(9,754,624)
Net cash provided by financing activities	127,757	18,066,068	8,915,513

(1)	Historical financial information for the ARC Predecessor Companies (i) with respect to our continuing properties leased to Citizens Bank, is for the year ended December 31, 2009 and the period from June 5, 2008 (the date of the inception of the applicable ARC Predecessor Company) to December 31, 2008 and (ii) with respect to our continuing property leased to Home Depot, is for the period from September 8, 2009 (the date of the inception of the applicable ARC Predecessor Company) to December 31, 2009.

Cash used in operating activities

Cash used in operating activities was $1,928,764 for the year ended December 31, 2010, compared to $3,039,128 for the period ended December 31, 2009, a decrease of 39%. The decrease of cash used by operating activities was primarily attributable to increases in cash revenues from the larger portfolio.

Cash provided by (used in) investing activities

Cash provided by investing activities was $1,492,703 for the year ended December 31, 2010 related primarily to the finalization of the purchase price for a property purchased in 2009. Cash used in investing activities of $14,419,303 for the period ended December 31, 2009 was for property purchases.

Cash provided by financing activities

Cash provided by financing activities was $127,757 for the year ended December 31, 2010 related primarily to equity contribution by an affiliate in 2010. Cash provided by financing activities of $18,066,068 for the period ended December 31, 2009 related primarily to proceeds from mortgage financing and long term notes used for the purchase of property and payment of closing costs on such properties.

Period Ended December 31, 2009 Compared to Period Ended December 31, 2008

Cash provided by (used by) operating activities

Cash used by operating activities was $3,039,128 for the period ended December 31, 2009, compared to cash provided by operating activities of $1,154,159 for the period ended December 31, 2008. The increase in 2009 of cash used in operating activities was primarily attributable to increase in operating and interest expenses to support the larger portfolio of properties.

Cash used in investing activities

Cash used in investing activities was $14,419,303 for the period ended December 31, 2009, compared to $9,754,624 for the period ended December 31, 2008, an increase of 48% and was attributable to purchases of property.

Cash provided by financing activities

Cash provided by financing activities was $18,066,068 for the period ended December 31, 2009 compared to cash provided by financing activities of $8,915,513 for the period ended December 31, 2008, an increase of 103%. The increase in 2009 was primarily attributable to increases in proceeds from mortgage financing and long term notes used for the purchase of property and payment of closing costs on such properties.

BUSINESS AND PROPERTIES

Overview

We are a newly organized Maryland corporation that has been formed to own and acquire single tenant freestanding commercial real estate that is net leased on a medium-term basis primarily to investment grade credit rated and other credit worthy tenants. When we refer to properties that are net leased on a “medium-term basis,” we mean properties originally leased long term (10 years or longer) that are currently subject to net leases with remaining lease terms of generally three to eight years, on average. We were formed to continue and expand ARC’s business of investing in these types of properties. We refer to the ARC entities through which it conducted its medium-term net lease business as our “predecessor.” We use the term “net lease” throughout this prospectus. Under a net lease, the tenant occupying the leased property (usually as a single tenant) does so in much the same manner as if the tenant were the owner of the property. There are various forms of net leases, most typically classified as triple net or double net. Triple net leases typically require the tenant to pay all costs associated with a property, including real estate taxes, insurance, utilities and routine maintenance in addition to the base rent. Double net leases typically require the tenant to pay all the costs as triple net leases, but hold the landlord responsible for capital expenditures, including the repair or replacement of specific structural and/or bearing components of a property, such as the roof or structure of the building. Accordingly, the owner receives the rent “net” of these expenses, rendering the cash flow associated with the lease predictable for the term of the lease. Under a net lease, the tenant generally agrees to lease the property for a significant term and agrees that it will have either no ability or only limited ability to terminate the lease or abate rent prior to the expiration of the term of the lease as a result of real estate driven events such as casualty, condemnation or failure by the landlord to fulfill its obligations under the lease. Historically, our predecessor’s participation in net lease transactions has included investing in net leased properties where a significant portion of the terms of the leases have lapsed, leaving remaining lease terms of typically three to eight years, on average.

We will be externally managed and advised by our Manager pursuant to the terms of a management agreement. We will also be relying on our sponsor for certain acquisition and debt capital services, pursuant to the terms of an acquisition and capital services agreement. Our Manager is controlled by Nicholas S. Schorsch, our chairman and chief executive officer, William M. Kahane, our president, chief operating officer and one of our directors, Peter M. Budko, our executive vice president and chief investment officer, Brian S. Block, our executive vice president and chief financial officer, and Edward M. Weil, Jr., our executive vice president and secretary. Our Manager is an affiliate of ARC, a privately held vertically integrated real estate company founded and controlled by Messrs. Schorsch and Kahane. Since its inception in 2006, and through December 31, 2010, ARC has originated, structured and closed over $1.5 billion in net lease transactions, involving more than 400 properties with more than 30 credit tenants.

We focus on investing in properties that are net leased to (i) credit tenants, which are generally large public companies with investment grade or below investment grade ratings and (ii) governmental, quasi-governmental and not-for-profit entities. When we refer to a “credit tenant,” we mean a tenant that has entered into a long-term lease and that we determine is creditworthy and may include tenants with an investment grade or below investment grade credit rating or unrated tenants. To the extent we determine that a tenant is a “credit tenant” even though it does not have an investment grade credit rating, we do so based on ARC’s reasonable determination that a tenant should have the financial wherewithal to honor its obligations under its lease with us. This reasonable determination is based on ARC’s substantial experience closing net lease transactions and is made after evaluating all tenant due diligence materials that are made available to us, including financial statements and operating data. Our historical net lease investments include investments leased to tenants such as Citizens Bank and Home Depot. We intend to invest in the future in properties with tenants that reflect a diversity of industries, geographies, and sizes (although our current portfolio does not reflect a diversity of tenants or industries). A significant majority of our net lease investments have been and will continue to be in properties net leased to investment grade tenants, although at any particular time our portfolio may not reflect this. As of December 31, 2010, 100% of our continuing properties were leased to companies, or wholly-owned subsidiaries of companies, with an investment grade credit rating, as determined by major credit rating agencies. Although the parent of our Home Depot tenant has an investment grade credit rating, our Home Depot tenant is not rated by a major credit rating agency and accordingly does not have an investment grade credit rating.

As of December 31, 2010, our portfolio consisted of 63 single tenant, freestanding properties, located in 10 states and containing an aggregate of approximately 768,730 leasable square feet. Our continuing properties are 100% occupied and our overall portfolio is 99.1% occupied (based on total leasable square footage). Our continuing properties are subject to triple-net leases that, as of December 31, 2010, have a weighted average remaining lease term of 9.9 years (a weighed average lease term of 7.1 years with respect to our continuing properties leased to Citizens Bank and a lease term of 19.1 years with respect to our continuing property leased to Home Depot) to two different credit tenants. None of our leases on our continuing properties are scheduled to expire before July 2016. Both of our TRS properties are unoccupied and we are evaluating strategic alternatives, including re-leasing or selling the properties, to maximize their value to us. To date, we believe our track record has been excellent and there have been no delinquencies in rent payment on any of these net lease transactions since the ARC Predecessor Companies have owned the properties. To our knowledge, we will be one of the few public REITs that are traded on a national securities exchange, if not the only public REIT that is traded on a national securities exchange, focused on investing in single tenant, freestanding commercial real estate that is net leased on a medium-term basis, primarily to investment grade credit rated and other credit worthy tenants.

Although we are focused on acquiring single tenant, freestanding properties that are net leased on a medium-term basis, we are acquiring in the formation transactions a warehouse facility leased to Home Depot. The Home Depot property has a remaining lease term of 19.1 years, which is substantially longer than our target lease term range of three to eight years. In making the decision to acquire this property, we balanced the long remaining lease duration against the fact that the property fits our target property profile, as it is a recently constructed property and is leased to a tenant wholly-owned by an investment grade rated company as indicated by a major credit rating agency. In addition, the Home Depot property increases our initial portfolio geographic and tenant diversification. The properties being contributed to us in the formation transactions, including the Home Depot property, are the only properties owned and controlled entirely by our principals other than six properties leased to Tractor Supply, with respect to which we hold a 10-year right of first offer. See “Excluded Properties” below. Accordingly, balancing the Home Depot property benefits with the fact that the remaining lease duration exceeds our target, our management determined to include the Home Depot property in the formation transactions.

If we issue more than the minimum number of shares of Class A Common Stock in this offering, we expect to use certain net proceeds from this offering to acquire additional net lease properties. We are presently reviewing several investment acquisition opportunities through ARC. These potential investments remain preliminary in nature and are not subject to any letter of intent or other agreements and, accordingly, there can be no assurance that we will purchase any of them.

We are a Maryland corporation that was formed on December 2, 2010. We conduct all of our business activities through our operating partnership, of which we are the sole general partner. We will commence operations upon the closing of this offering. We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2011.

Our primary business objective is to generate dependable monthly cash distributions from a consistent and predictable level of FFO per share and capital appreciation associated with extending expiring leases or repositioning our properties for lease to new credit tenants upon the expiration of a net lease. We believe that the acquisition of properties that are subject to remaining lease durations of three to eight years, on average, will give us the best opportunity to meet our objectives by achieving recurring income and residual value. We expect to achieve these objectives by acquiring net leased properties that either (a) have in-place rental rates below current average asking rents in the applicable submarket and are located in submarkets with stable or improving market fundamentals or (b) provide an essential location or infrastructure that is essential to the business operations of the tenant, which we believe will incent the existing tenant or a new credit tenant to re-lease the property at a higher rental rate upon the expiration of the existing lease. ARC has observed that the acquisition opportunities available in the net lease market are predominantly long term leases. Therefore, based on ARC’s experience, we believe that the market for net leased properties that are subject to leases with credit tenants and a medium term remaining lease duration is both limited and fragmented. We believe this creates a unique buying opportunity for the company given its differentiated strategy to exclusively focus on these types of properties.

Market Opportunity

We believe that there is a significant market opportunity to earn attractive risk-adjusted returns by investing in the medium-term lease duration net lease market. Corporations and many other users of real estate utilize single tenant properties for a variety of purposes, including office buildings for corporate headquarters and regional operations, industrial facilities for the storage and distribution of goods, and freestanding retail stores such as major discount stores, drug stores, gas stations and convenience stores, casual dining and quick-service restaurants, automotive maintenance and repair, big box retail and home improvement stores. While investments in credit tenant net lease properties are subject to the same credit risk as unsecured bond obligations (the failure of the underlying tenant or bond issuer), we believe the yields on credit tenant net lease properties generally exceed the yields on comparably rated bonds. In addition, unlike unsecured bond obligations, the value of the real estate underlying a credit tenant and lease may increase recovery in any tenant bankruptcy or default, thereby providing an overall lower risk investment.

The U.S. net lease market is comprised of a wide range of property types and tenant operations and includes virtually every geographic market in the country. We will target properties net leased to investment grade and other credit worthy tenants, which are typically larger companies operating at multiple locations. The market overview below focuses on ten of the larger market segments (by annual sales) that we encounter when evaluating acquisition opportunities. We estimate that the combined total value of real estate used in these selected industries is approximately $1.2 trillion. We estimate that of the total real estate in the table below, approximately 20 – 30% are operated or guaranteed by investment grade companies, or operators that we would consider credit tenants, which represents a total target market for us of approximately $240 billion to $350 billion. Further, we estimate that the typical initial lease duration for these types of properties is 15 to 25 years, with an average initial lease duration of 20 years. Accordingly, we believe that approximately 20 – 30% of these properties might have a remaining lease duration that matches our target remaining lease duration of three to eight years, or approximately $48 billion to $105 billion. Not all of these properties will be available for purchase or suitable for us. In addition, we will evaluate acquisition opportunities in many other market segments in addition to those described below.

Segment	Annual Sales ($ Million)	Number of Stores	Average Square Feet per Store	Estimated Price Per Square Foot(1)	Estimated Real Estate Value ($ Million)(2)
Banks	$700,000	98,500	4,000	$556	$219,064
Warehouse Clubs and Superstores	360,000	4,000	150,000	236	141,600
Convenience Stores	350,000	120,000	2,500	600	180,000
Drugstores	220,000	20,000	12,000	349	83,760
Automobile Parts Wholesale – Retail	200,000	35,000	7,000	284	69,580
Fast Food and Quick Service Restaurants	150,000	200,000	3,000	602	361,200
Home Improvement	150,000	23,000	10,000	64	14,720
Discount Stores	130,000	5,000	100,000	99	49,500
Gas Stations	115,000	22,000	3,000	542	35,772
Dollar Stores	50,000	33,000	8,000	140	36,960
Total					$1,192,156

(Source: First Research, Company data)

(1)	Represents ARC’s estimate of value per square foot based on its historical experience in valuing these types of assets.

(2)	Represents, with respect to each segment, ARC’s estimate of the product of (i) the number of stores times (ii) the average square feet per store times (iii) the estimated price per square foot.

Banks

The U.S. banking industry consists of approximately 6,800 commercial banks, 1,200 savings banks, and 8,000 credit unions with combined annual revenue of approximately $700 billion. The industry is concentrated: the 50 largest firms generate 70% of revenue. Major financial institutions include Bank of America, Citibank, JPMorgan Chase and Wells Fargo. Commercial banks account for approximately 80% of industry revenue; savings banks account for approximately 15% of industry revenue; and credit unions account for approximately 5% of industry revenue. This summary focuses on commercial and savings banks, which the Federal Deposit Insurance Corporation reports operated more than 98,500 branches in the United States as of June 30, 2010.

Demand for banking services is closely tied to economic activity and the level of interest rates. Large economies of scale exist in some segments of the industry, which has encouraged industry consolidation. Smaller banks can compete successfully in segments where customer service or knowledge of the local market is more important. Major products include bank loans, account services, brokerage services, credit card and leasing services, trust management and investment services. Bank loans provide approximately 60% of industry revenue, securities financing provide approximately 12% of industry revenue, and the other major services each provide less than 5% of industry revenue. Commercial banks and savings institutions provide many of the same products. However, commercial banks generate a large percentage of their revenue from services, while savings banks generate a majority of their revenue from loans. Banks generate revenue primarily through interest income and service fees. For commercial banks, interest income generates more than half of total revenues.

Commercial banks receive their revenue from both commercial customers and consumers. Revenue comes from the gathering and lending of deposits as well as from fees for providing a wide range of services. Banks are one of the largest sources of real estate lending, including home mortgages, land commercial construction loans, and commercial mortgages. On average, about half of a commercial bank loan portfolio consists of real estate loans, a third consists of commercial and industrial loans, and a fifth consists of consumer loans (e.g., credit cards and auto loans).

Savings institutions, also known as thrifts, include savings banks and savings and loan associations. Under tight oversight, savings institutions are largely restricted to investing in U.S. treasury securities or mortgage-backed securities. The main purpose of thrifts is to provide mortgage loans to homeowners, funded by consumer deposits. Many thrifts are becoming increasingly diversified, and offer an array of financial products and services, such as retail banking operations and commercial lending. A typical thrift loan portfolio consists of approximately 70% residential mortgages, approximately 20% commercial real estate loans, approximately 5% warehouse loans, and approximately 5% consumer loans. To raise new funds, mortgages are often sold to the Federal National Mortgage Association (FNMA or “Fannie Mae”) and the Federal Home Loan Mortgage Corporation (FHLMC or “Freddie Mac”). Most thrifts belong to the private Federal Home Loan Bank system, which extends credit to its members.

Warehouse Clubs and Superstores

Warehouse clubs and superstores sell products across many categories, including food, and compete with grocery stores, mass merchandisers, department stores, drugstores, specialty retailers, and wholesalers. The U.S. warehouse club and superstore industry consists of approximately 20 companies with approximately 4,000 stores and combined annual revenue of approximately $360 billion. Major companies include Sam’s Club (Wal-Mart); Costco Wholesale; BJ’s Wholesale Club; and Meijer. The industry is highly concentrated: the top four companies hold over 90% of sales.

Warehouse clubs differ from superstores by requiring a membership to shop. Superstores typically offer a wide range of products, while warehouse clubs offer a limited selection. Warehouse clubs offer multiple types of membership plans, including programs for both consumers and businesses. Annual fees range from $35 to $50 for a standard membership and $90 to $100 for a premium membership. Renewals are important; the renewal rate for Costco members is over 85%. Membership figures range from approximately 10 million members for smaller warehouse chains to more than 50 million members for larger chains.

Demographics and small business growth drive demand, and spending in warehouse clubs generally resists economic cycles. Major products sold by warehouse clubs include: groceries (35% of revenue); drug, health, and beauty aids (10% of revenue); children’s apparel (8% of revenue); and toys, games, and hobby goods (8%). Other products include cleaning products, electronics, and appliances. Most products are available only in large sizes or bulk quantity. Warehouse clubs may also have onsite gas stations, pharmacies, optical centers, or food courts. Profitability depends on high volume sales, low-cost purchasing, and efficient distribution.

Warehouse clubs have grown rapidly. Industry sales increased at an annual average rate of 20% between 1999 and 2009, compared to 5% for all general merchandise stores. Some retailers, such as Wal-Mart, operate warehouse and superstores as well as traditional discount stores. Warehouse clubs demand a large amount of real estate space; most retail locations range from 110,000 to 190,000 square feet. A typical BJ’s, including parking, requires about 14 acres of land.

Convenience Stores

The convenience store industry includes gas station/convenience store combinations (80%) as well as convenience stores that do not sell fuel (20%). The U.S. convenience store industry consists of approximately 120,000 stores, with combined annual sales of more than $350 billion. Major companies include 7-Eleven, Circle K, and The Pantry, although the industry is highly fragmented and includes national chains, franchises and independent retailers.

Convenience stores sell more than 80% of the gas sold in the United States, and fuel typically comprises more than 70% of sales. Typical non-fuel merchandise includes high volume goods (e.g., beverages and cigarettes); impulse items (e.g., snacks and candy); staples (e.g., milk); and prepared foods (e.g., sandwiches, pizzas, and hot dogs). Fuel sales, which have very low margins, typically drive traffic and the sales of other products, which contribute approximately 2/3 of gross margin dollars.

Oil companies, traditionally a large owner of convenience stores, are increasingly divesting their holdings, converting company-owned stores to franchises or independently owned dealers. Moreover, convenience stores are facing increased competition from various retailers for gas sales, including grocery stores, mass merchandisers and warehouse clubs. Convenience store operators are responding by increasing offerings of high margin products, including prepared foods and coffee.

Drugstores

The U.S. drugstores industry is a growing segment with demand driven by the aging of the population and advances in medical treatment. The industry consists of approximately 20,000 stores with combined annual revenue of approximately $220 billion, excluding pharmacy locations inside discount stores and grocery stores. Major companies include Walgreens, CVS Caremark and Rite Aid. Because large companies have economies of scale in purchasing and access to large groups of customers through medical insurance groups, the industry is concentrated: the 50 largest companies generate approximately 70% of revenue.

Drugstores sell two types of products: prescription drugs and “front-store” products, including over-the-counter (OTC) drugs, health and beauty aids, greeting cards, photo-finishing services, and general merchandise. Prescription drugs draw customers to the store, and stores focus their efforts on the number of new prescriptions they fill. The larger drugstore chains typically generate approximately 70% of their sales from prescriptions, while front-end items account for approximately 30% of sales. The number of front-end items has increased in recent years, as stores have started to offer a wider variety of items to customers.

Many stores are freestanding, contain approximately 12,000 square feet of space, and generally include a drive-through window to more easily accommodate customers. A convenient location is often the most important factor that draws customers. Most pharmacies also offer free shipping of prescriptions to customers who want prescriptions mailed to them. Traditional chain drugstores make up approximately 50% of the market. Since drugstores generally make most of their prescription drug sales from repeat customers, they typically emphasize friendly, helpful, and discrete service. Other services offered may include in-store clinics, health condition management programs, or online refill services.

Automobile Parts — Wholesale and Retail

The automobile parts — wholesale and retail industry sells parts and other products used to maintain and repair cars and trucks and counts two primary groups of customers: do-it-yourself (DIY) customers, who work on their own cars; and do-it-for-me (DIFM) customers, which include commercial installers such as auto repair shops, gas stations, fleet operators, and car dealer service departments. The U.S. market consists of approximately 35,000 companies with combined annual revenue of approximately $200 billion. Top companies include Advance Auto Parts, AutoZone, Genuine Parts, O’Reilly Automotive, and The Pep Boys.

Retail automobile parts stores may inventory as many as 20,000 different parts, while a wholesale store may stock as many as 400,000 different parts. Products include “hard parts” such as brakes, mufflers, batteries, starters, alternators, and pumps; maintenance items including oil, oil filters, lubricants, additives, spark plugs, fuel injectors, lights, wipers, paints, waxes, and hoses; tools such as wrenches and diagnostic equipment; and accessories such as trim, wheel covers, and audio systems.

Demand for aftermarket parts is driven by the age and mileage of vehicles in use and generally increases when fewer new cars are sold and older cars are kept on the road longer. The profitability of individual companies depends largely on inventory management and marketing. Large companies have economies of scale in purchasing and distribution. The DIFM market represents the largest growth segment and is less price-sensitive. Many retailers are adding DIFM services to increase sales and profits.

Fast Food and Quick Service Restaurants

The U.S. fast food and quick service restaurant industry consists of more than 200,000 restaurant locations with combined annual revenue of approximately $150 billion. Major companies include Burger King, Chickfil-A, McDonald’s, Wendy’s/Arby’s Group, and YUM! Brands. The industry is highly fragmented, with the 50 largest companies accounting for approximately 20% of the market, but many independent operators are franchises of large national chains, such as Popeyes, Quiznos, and Subway. The industry includes limited service restaurants, which differ from full-service restaurants in that customers generally order at a counter and pay before eating. Most quick service restaurants serve simple, average quality food, which is typically packaged “to-go” for consumption off-premise.

Fast food and quick service restaurant demand is driven by demographics, consumer tastes, and personal income. Profitability depends on efficient operations, high traffic locations and high volume sales. Operators typically specialize in certain types of cuisine or entrée items. Hamburger restaurants represent approximately 45% of industry revenue, while pizza parlors account for approximately 15% of industry revenue. Other restaurants serve chicken items, Mexican food, and submarine-style sandwiches. The industry includes national and regional chains, franchises, and independent operators. Many chains heavily promote their use of organic ingredients and healthy cooking techniques in order to set themselves apart from other fast food concepts. Operators also seek to drive traffic during non-peak periods by offering snack menu items. Snack sales account for almost 20% of traffic at quick service restaurants, reports QSR Magazine (quoting research from NPD Group).

Most quick service restaurants have a food preparation area, dining area, and parking lot, and many have a drive-thru; some have children’s play areas. The average size of a quick service restaurant varies, depending on seating and equipment requirements. For example, a typical Burger King location averages between 1,900 and 4,300 square feet with seating for 40 to 120 customers; and a Domino’s Pizza delivery unit, with no in-store seating, ranges between 1,000 and 1,300 square feet. Some companies may also operate kiosks with no seating area in high-traffic locations such as airports and retail area food courts.

Home Centers and Hardware Stores

The U.S. home center and hardware store, or home improvement retail, industry consists of approximately 23,000 hardware stores and home centers with combined annual revenue of approximately $150 billion. Home centers account for approximately 30% of retail locations but approximately 85% of industry revenue; hardware stores account for approximately 15% of revenues and approximately 70% of retail locations. Major home center companies include The Home Depot and Lowe’s Companies; major hardware store companies include True Value Company and Ace Hardware. The home center segment of the industry is highly concentrated, while the hardware store segment of the industry is more fragmented.

Home remodeling and repair and new homebuilding drive sales for home improvement retailers. Home centers offer more building supplies (such as lumber and flooring) and appliances than hardware stores. Major products for home centers include lumber and building supplies (35% of sales); hardware, tools, and plumbing and electrical supplies (20% of sales); and lawn and garden products (10% of sales); and paint and sundries (10% of sales). Hardware stores tend to make more of their sales (approximately 60%) from hardware, tools, plumbing, and electrical supplies. Home centers often carry a full line of appliances. Companies may also offer installation, delivery, design, or tool rental services, which are typically provided by third-party contractors.

Large stores require significant amounts of real estate space and are typically located in major retail centers to capitalize on heavy traffic. Locations for independent retailers include secondary strip malls and small town centers. A typical hardware store is approximately 9,000 square feet, and averages approximately $150 in sales per square foot, according to Hardware Retailing. Home centers are approximately 12,000 square feet and average approximately $320 in sales per square foot.

Gas Stations

The U.S. gas station industry consists of approximately 22,000 establishments (single-location companies and units of multi-location companies) with combined annual revenue of approximately $115 billion. Although no major companies dominate, large oil companies own many stations. The industry is fragmented: the top 50 companies hold approximately 30% of industry sales. Operators include regional chains, independent retailers, and corporate-owned stations. The industry includes some truck stops but excludes establishments that are combination gas station/convenience stores (see “— Convenience Stores” above).

The volume of consumer and commercial driving generates gas station sales. Fuel for motor vehicles accounts for more than 80% of industry sales. Major products sold include unleaded regular gas (approximately 60% of fuel sales) and diesel fuel (approximately 30% of fuel sales). Gas stations also sell unleaded mid-grade and unleaded premium gas. Truck stops tend to sell more diesel fuel, since most commercial vehicles run on diesel. The profitability of individual companies depends on the ability to secure high-traffic locations, generate high-volume sales, and buy gas at the lowest possible cost. Large companies have advantages in purchasing and finance whereas small companies can compete effectively by having superior locations. As more retailers add gas to their merchandising mix, the competitive landscape for gas stations has expanded to include convenience stores, mass merchandisers, warehouse clubs, and grocery stores.

Common locations include high-traffic intersections, major highways, interstates, and resort markets. Sites near highway entrance and exit ramps are popular due to ease of access. Because high-volume traffic is critical, competing gas stations may be located adjacent to one another at the same intersection. Almost all are self-service and allow customers to pump their own gas. Many stations operate 24 hours a day, 7 days a week. Truck stops serve much larger vehicles than traditional gas stations and require significantly more space. Truck stops may have weigh stations to help truckers minimize overweight violations. Many truck stops dedicate fuel lanes for trucks, and most allow truckers to park overnight. Some truck stops offer food, phones, showers, and lounges. Gas stations without convenience stores can still provide ancillary products and services to boost sales and traffic. Many stations provide ATMs, car washes, and food items, which can improve margins. Providing car repair services can be lucrative and offer customers a more convenient alternative to car dealers or repair shops.

Discount Stores

Discount stores aim to provide “one-stop shopping” for price-conscious consumers by providing a wide range of merchandise at low prices. The U.S. discount department store industry consists of approximately 5,000 stores with combined annual revenue of approximately $130 billion. Major companies include Kmart, Kohl’s, Target, and Wal-Mart and the industry is highly concentrated: the eight largest companies have nearly 100% of the market.

Population growth and consumer spending drive sales for discount stores. Major products sold include apparel (20% of sales); personal care products (15% of sales); groceries (7% of sales); and toys (6% of sales). Apparel includes women’s, men’s, and children’s apparel. Companies may also sell electronics, kitchenware, sporting goods, towels and sheets, and footwear. Discount department stores may have in-store pharmacies, photo processing services, or restaurants. Discount department stores occupy a big footprint and require large amounts of real estate space, with the average size approximately 100,000 square feet.

Most companies also have a superight format, which averages approximately 200,000 square feet and offers a more extensive merchandise selection and a complete grocery section (see “— Warehouse Clubs and Superstores” above). The popularity of this store format is increasing, as offering a full selection of groceries helps drive traffic. At the same time, smaller format stores are also being used to drive growth, especially in large urban centers with high real estate costs. Companies are also seeking to increase sales and margins by offering private-label and co-branded products.

Dollar Stores

The dollar and other general merchandise stores industry includes single-price merchandisers as well as general merchandise stores. The U.S. market is comprised of approximately 33,000 retail outlets with combined annual revenue of approximately $50 billion. Major companies include Dollar General, Family Dollar, and Dollar Tree. The industry is concentrated, as these three companies account for nearly 60% of the retail establishments.

Demand is driven by consumer spending, particularly among less affluent consumers, as most companies target the lower- to middle-income demographic. Typical customers are low or middle-income residents of communities that surround the stores. The profitability of individual companies depends on their ability to effectively locate stores, to maintain value in the eyes of the consumer, and to maximize their revenue per square foot. The industry is highly competitive, as companies must compete within the industry, as well as with other retail categories such as discount department stores (e.g., Wal-Mart and Target), grocery stores, and drug stores. Increasingly, some stores are targeting higher income patrons depending on their location and their merchandise mix (some products have a wider appeal).

Many stores in the industry follow a “fixed-price” strategy, selling most products for a fixed amount, typically $1. Stores also offer products at other price points, but usually less than $10 per item. Major products are consumables (primarily food items), housewares, seasonal items, and clothing. Consumables are the biggest sellers, accounting for up to 70% of some companies’ annual sales. Market share of housewares, seasonal items, and apparel varies, with each accounting for between 10% and 15% of sales, depending on the store. Store managers generally have the flexibility to order merchandise that is particularly relevant for one location. Stores in the industry range in size from 7,000 to 10,000 square feet, depending on the specific location and the size of the surrounding community.

Business and Growth Strategies

Our principal business strategy is to generate attractive risk-adjusted investment returns by assembling a high-quality well located portfolio of net leased properties diversified by tenant, industry, geography and lease duration. We intend to pursue a fully-integrated origination and investment approach that will allow us to maximize cash flow and achieve sustainable long-term growth in FFO thereby maximizing total return to our stockholders. We plan to expand our existing medium term net lease business and create a diversified portfolio of medium term net leased properties.

Because no leases in our initial portfolio of continuing properties expire before July 2016 and we will focus on acquisitions with remaining lease durations of not less than three years, we expect not to have any lease expirations until at least 2014. The anticipated stability of our cash flows during the next three years differentiates our portfolio from other publicly traded REITs that invest in net lease properties that have annual lease expirations that require management time and focus. We intend to focus all of our efforts during this period on expanding our business and creating a diversified portfolio of high quality properties with credit tenants.

Investing in High Quality Cash Flows

Our portfolio of continuing properties consists of freestanding, single tenant net leased properties where 100% of the underlying tenants are of high credit quality (as determined by us based on the credit ratings of our Citizens Bank tenants and the parent of our Home Depot tenant) and it is our intention to continue to invest in properties leased to high credit quality tenants only. As of December 31, 2010, 100% of our continuing properties were leased to companies, or wholly-owned subsidiaries of companies, with an investment grade credit rating, as determined by major credit rating agencies. Although the parent of our Home Depot tenant has an investment grade credit rating, our Home Depot tenant is not rated by a major credit rating agency and accordingly does not have an investment grade credit rating. As such, the parent of our Home Depot tenant would not have any obligations to us if our Home Depot tenant defaulted in its obligations to us under its lease. Our Citizens Bank tenants each individually have an investment grade credit rating; however, neither their parent entity, Citizens Financial Group, Inc., or CFG, nor CFG’s parent entity, The Royal Bank of Scotland Group plc, would have any obligation to us if either of our Citizen’s Bank tenants defaulted under their respective leases with us. Investing in properties leased to credit tenants provides us with a stable and reliable source of cash flow from our properties.

Acquiring “Critical Use” Properties Net Leased to Clients

We intend to acquire and own commercial properties subject to net leases to credit tenants, with a focus on acquiring properties that are of “critical use” to the tenants occupying such properties or that have a clear alternative use. When we say that a property is of “critical use” to a tenant, we mean that we believe that because of its location and physical characteristics, it is positioned to be fundamentally important to our tenant’s business. We will be focused on acquiring net leased properties at or below replacement cost and in geographies where the market fundamentals will give us the flexibility to renew or extend the lease with the existing tenant or reposition the property for alternative uses.

Prior to effecting any acquisitions, we analyze the (1) property’s design, construction quality, efficiency, functionality and location with respect to the immediate sub-market, city and region; (2) lease integrity with respect to the term, rental rate increases, corporate guarantees and property maintenance provisions, if any; (3) present and anticipated conditions in the local real estate market; and (4) prospects for selling or re-leasing the property on favorable terms in the event of a vacancy. We also evaluate each potential tenant’s financial strength, growth prospects, competitive position within its respective industry and a property’s strategic location and function within a tenant’s operations or distribution systems. We believe that our comprehensive underwriting process is critical to the assessment of long-term profitability of any investment by us.

We also believe smaller leased properties, that are approximately 3,000 to 10,000 square feet in size, represent an attractive investment opportunity in today’s real estate environment. Due to the complexities of acquiring and managing a large portfolio of relatively small assets, based on ARC’s experience, we believe these types of properties have not experienced significant institutional ownership interests or the corresponding yield reduction experienced by larger income producing properties. We believe the minimal property management required by net leases, coupled with the active management of a large portfolio of similar properties, is an effective investment strategy.

Strong Risk-Adjusted Cash Flows

We intend to acquire net leased properties that have remaining lease terms of approximately three to eight years, on average. We believe that the competition to acquire net leased properties that have lease expirations in the medium-term is minimal and fragmented and, to our knowledge, we are one of the few public REITs that are traded on a national securities exchange, if not the only public REIT that is traded on a national securities exchange, focused exclusively on making investments of this type. We expect to acquire net leased properties that have medium-term remaining lease durations with less competition than when the real estate capital debt markets were more liquid and at prices where we believe the profile of the investment has the potential to provide not only recurring income but capital appreciation as well. We also expect to capitalize on value opportunities resulting from ARC’s reputation for historically closing substantially all transactions contemplated under definitive purchase and sale agreements.

Diversification

We will seek to assemble a high-quality well located portfolio of net leased properties diversified by tenant, industry, geography and lease duration. As of December 31, 2010, our 63 properties were located in 10 states and with leases with two different tenants in two different tenant industries. However, our two TRS Properties are currently vacant.

Maximize Cash Flow Through Internal Growth

We seek investments that provide for attractive returns initially and increasing returns over the remaining lease term with fixed rent escalations and/or percentage rent features that allow participation in the financial performance of the property. We have typically structured our property acquisitions to achieve a positive spread between our cost of capital and the rental amounts paid by our tenants. We have also embedded rental rate growth in our existing leases. During such lease term and any renewal periods, our leases typically provide for periodic increases in rent and/or percentage rent based upon a percentage of the tenant’s prior sales over a predetermined level. As of December 31, 2010, 100% of our leases relating to our continuing properties provided for periodic increases in rent, which increases average 2.38% per annum on a weighted average basis. We also have the opportunity to generate incremental revenue growth by rolling existing leases to market rents in many of our markets.

Aggressive Asset Management

Unlike many owners of net leased properties who treat their assets more like corporate bonds, we and our Manager intend to implement an aggressive asset management approach for net leased properties in order to maximize our return on investment. Initially our Manager will create an asset specific management plan for each of our properties. Our Manager then intends to manage the properties aggressively against the plan with the goal of achieving a releasing of the property at an enhanced rent upon the expiration of the existing lease. As part of this plan, our team will be engaging in regular dialogues with our tenants to determine their ongoing property needs and how they can best position or reposition the property in order to meaningfully increase the likelihood that the existing tenant will renew its lease.

Value-Added Repositioning

As part of our investment strategy, we will opportunistically make capital improvements or offer rent abatements to a property in order to induce an existing tenant to renew its lease or reposition the property to be leased to a new credit tenant. In the event we are successful in implementing this strategy, we may, on an opportunistic basis and subject to compliance with certain restrictions on selling properties applicable to REITs, resell such properties to buyers of long-term net leased properties. We are presently undertaking a strategic review of our two TRS properties to determine the optimal repositioning approach to maximize stockholder value for these assets.

Selectively Engaging in Gain-on-Sale Transactions

On a limited and opportunistic basis, we may acquire and promptly resell medium-term net lease assets for immediate gain. To the extent we engage in these activities, to avoid adverse U.S. federal income tax consequences, we generally must do so through a TRS. In general, a TRS is treated as a regular “C corporation” and therefore must pay corporate-level taxes on its taxable income. Thus, our yield on such activities will be reduced by such taxes borne by the TRS. Depending on the strategic alternative we ultimately decide to pursue, our two TRS properties may be an example of the execution of this strategy.

Scalable Operating Model

We expect to leverage off of ARC’s experienced in-house team of investment professionals to source, structure, underwrite and close acquisitions of our target properties allowing for a rapid deployment of available funds, if any, earmarked for such purposes. In addition, ARC has developed an extensive national network of property owners, investment sale brokers, tenants, borrowers, mortgage brokers, lenders, institutional investors and other market participants that helps it to identify and evaluate a variety of single tenant investment opportunities. ARC’s management team is comprised of individuals with expertise in commercial real estate, credit capital markets, asset management and legal. ARC also places significant focus on anticipating and meeting the needs of net leased tenants by focusing on their expansion, consolidation and relocation requirements. We believe that ARC’s presence, size and resources provide market intelligence that strengthens our growth and acquisition capabilities.

Our Competitive Strengths

We will benefit from the deep experience and significant expertise of our Manager’s and ARC’s management team, headed by Nicholas S. Schorsch, our chairman and chief executive officer, William M.

Kahane, our president and chief operating officer, Peter M. Budko, our executive vice president and chief investment officer, Brian S. Block, our executive vice president and chief financial officer, and Edward M. Weil, Jr., our executive vice president and secretary. Each of our chief executive officer, president and chief investment officer has more than 20 years of real estate experience.

The team has a successful investment track record in net leased properties as demonstrated by ARC’s prior performance. We believe the team’s relevant experience in commercial net leased property acquisition, ownership and operation across all major industry sectors will enable us to better identify and underwrite investment opportunities.

We believe that our Manager’s and ARC’s competitive strengths will enable us to generate attractive risk-adjusted returns for our stockholders. These strengths include the following:

Experienced and Well-Known Investment Team.  On behalf of ARC and as of December 31, 2010, our Manager’s management team has been responsible for sourcing, structuring, and acquiring over 2,900 net leased properties, representing approximately 40.5 million leasable square feet at a purchase price of over $5 billion. As of December 31, 2010, ARC had approximately $1.3 billion of net leased properties under management. As former president, chief executive officer and vice-chairman of AFRT, a NYSE listed REIT that invested in properties and assets net leased to the financial services industry, Mr. Schorsch enjoys long-standing relationships with both public and private owners of net leased properties, brokers, and other key industry participants that provide a source of transaction flow not otherwise available to the general investment community. Additionally, his broad operating and investing experience for approximately a fifth of a century gives him an ideal vantage point for steering our investment strategy.

Exceptional Domain Expertise.  Our Manager’s management team has particular expertise structuring and investing in net leased properties throughout all stages of real estate investment cycles, which is well matched to the opportunities in the current volatile real estate market. As exemplified by Mr. Schorsch’s prominent role in forming and managing AFRT, and Mr. Kahane’s role as a trustee of AFRT, this team has considerable expertise in organizing and managing publicly-traded vehicles investing in net leased properties and executing effective value realization strategies.

Expertise in Real Estate Capital Markets, Corporate Acquisitions and Operations.  Our Manager’s management team’s real estate capital markets, corporate acquisition and operating experience sets it apart from most traditional real estate investors. Our Manager’s management team has executed large corporate and portfolio transactions, demonstrating a sophisticated structuring capability and an ability to execute complex capital markets transactions. On behalf of ARC, members of our Manager’s management team have sponsored eight other real estate companies in addition to AFRT, including American Realty Capital Trust, Inc., or ARCT, American Realty Capital New York Recovery REIT, Inc., or NYRR, Phillips Edison — ARC Shopping Center REIT, Inc., or PEARC, American Realty Capital Healthcare Trust, Inc., or ARC HT, American Realty Capital — Retail Centers of America, Inc., or ARC RCA, American Realty Capital Trust II, Inc., or ARCT II, ARC — Northcliffe Income Properties, Inc., or ARC — Northcliffe, and American Realty Capital Trust III, Inc., or ARCT III, of which ARCT, NYRR, PEARC, ARC HT and ARC RCA are currently selling securities to the public. Additionally, members of our Manager’s management team have sponsored Business Development Corporation of America, Inc., or Business Development Corporation, a publicly offered specialty finance company which has elected to be treated as a business development company under the Investment Company Act of 1940, as amended, or the Investment Company Act.

Focus on Capital Preservation.  On behalf of ARC, our Manager’s management team has placed a premium on protecting and preserving capital by performing a comprehensive risk-reward analysis on each investment, with a rigorous focus on relative values among the target assets that are available in the market. Amplifying this capital preservation strategy further, on our behalf our Manager expects to utilize appropriate leverage to enhance equity returns while avoiding unwarranted levels of debt or excessive interest rate or re-financing exposure.

Disciplined Approach to Underwriting and Due Diligence.  Before acquiring a property, ARC’s team of investment professionals, led by Mr. Budko, implements a disciplined underwriting and due diligence process. The focus of the due diligence falls into the following four primary areas: (1) credit and financial reviews of the tenant as well as an assessment of the tenant’s business, the overall industry segment and the tenant’s market position within the industry; (2) lease quality, including an analysis of the term, tenant termination and abatement rights, landlord obligations and other lease provisions; (3) a real estate fundamentals review and analysis, including an evaluation of the replacement cost of the property and assessment of alternative uses; and (4) an analysis of the risk adjusted returns on the investment.

Dedicated Asset Management Team and In-House Operational and Professional Services.  Attaining attractive returns from investing in real estate requires both wise investment decision making and prudent asset management. ARC has an in-house real estate services team that employs over 50 professionals. This team is responsible for managing all of the investments made by ARC. Through an acquisition and capital services agreement between us and ARC, we will be able to utilize ARC’s in-house asset management team and legal, accounting and tax capabilities on our behalf.

Established Investment and Portfolio Management Capabilities.  ARC has an experienced in-house team of investment professionals that source, structure, underwrite and close our transactions. In addition, ARC has developed an extensive national network of property owners, investment sale brokers, tenants, borrowers, mortgage brokers, lenders, institutional investors and other market participants that helps us to identify and evaluate a variety of single tenant net leased investment opportunities. ARC’s management team is comprised of individuals with expertise in commercial real estate, credit capital markets, asset management and legal.

Reduced General and Administrative Expenses.  Under the administrative support agreement we expect to enter into with ARC concurrently with the closing of this offering, ARC will pay or reimburse us for our general administrative expenses, including, without limitation, legal fees, audit fees, board of director fees, insurance, marketing and investor relation fees, for a period of one year after the closing of the offering to the extent our MFFO (as described under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Funds from Operations”) is insufficient to pay the distributions declared by us in respect of our OP units during such one year period.

Financing Expertise.  ARC’s management team has substantial experience in financing single tenant net leased assets. ARC has developed and continues to enhance financing structures that have enabled us to efficiently finance a portion of the acquired properties through term loan and securitization transactions. These financing structures enable us to enhance portfolio returns without reducing tenant credit quality in search of yield.

Our Portfolio

Our existing portfolio of properties consists of 63 free standing net leased properties situated in 10 states. Our real estate portfolio generated $9.1 million of rental revenue for the period ended December 31, 2010 on a historical combined basis. Because substantially all rental revenue is derived from triple net leases, the average annual rent from our portfolio (taking into account expenses relating to our two TRS properties, which are vacant) was $9.1 million for the year ended December 31, 2010, which translates into an initial capitalization rate (which is average annual rent (as defined below) divided by the purchase price of $131 million) of 6.9% in connection with our acquisition of this portfolio.

The table below presents a summary of our portfolio of continuing properties:

Tenant/Property	Number of Properties	Total Leasable Square Footage (%)	Total Leasable Square Footage(1)	Average Annual Rent (in thousands)(2)	Percentage (%)(3)
Citizens Bank	60	38.6%	296,330	$6,780.6	75%
Home Depot	1	60.5%	465,600	$2,258.0	25%
TRS Properties(4)	2	0.9%	6,800	$0.0	0%
Total Portfolio	63	100%	768,730	$9,038.6	100%

Certain percentages and totals may not sum due to rounding.

(1)	Calculated as leasable square feet by tenant divided by the portfolio total of 761,930 leasable square feet.
(2)	Reflects average annual rent under the lease reflecting straight line rent adjustments associated with contractual rent increases in the leases as required under GAAP.

(3)	Calculated as Average Annual Rent divided by total Average Annual Rent of $9,038,600.
(4)	Tenant concessions are not reflected in this calculation because they were not incurred by either us or an ARC Predecessor Company.

The following table sets forth information regarding our two TRS properties that are currently vacant. We are currently evaluating strategic alternatives for maximizing the value of our two TRS properties, including re-leasing these properties or selling them with or without a tenant. Real estate taxes, insurance and routine annualized maintenance on our two TRS properties aggregated approximately $70,000 (annualized since the date such properties became vacant).

Location	Property Type	Leaseable Square Feet	Form of Ownership	Vacant Since
Worth, IL	Free standing/Bank	3,200	Fee simple	August 1, 2010
Havertown, PA	Free standing/Bank	3,600	Fee simple	August 1, 2010

We invest in commercial property types (e.g., office, warehouse and retail), and our investment underwriting includes an analysis of the credit quality of the underlying tenant and the strength of the related lease. We also analyze the property’s real estate fundamentals, including location and type of the property, vacancy rates and trends in vacancy rates in the property’s market, rental rates within the property’s market, recent sales prices and demographics in the property’s market. We believe that over time, the value of our owned real estate will appreciate. For more detail on our underwriting process, please see “— Underwriting and Due Diligence Process” below. We target properties that have one or more of the following characteristics:

•	flexible asset type that will facilitate a re-let of the property if the tenant does not renew;
•	barriers to entry in the property’s market, such as zoning restrictions or limited land for future development; and
•	core facility of the tenant.

As of December 31, 2010, on a pro forma basis, we had an approximately $122.2 million property portfolio, at cost, with a fair value of approximately $131 million. We believe the strength of this portfolio is exhibited by the following:

•	as of December 31, 2010, 100% of our continuing properties were occupied;
•	61 continuing properties in 10 states and leases with two different tenants;
•	100% of tenants are companies, or wholly-owned subsidiaries of companies, with an investment grade credit rating;
•	weighted average remaining lease term of approximately 9.9 years; and
•	reasonably diversified portfolio by geography.

Tenant Industry Diversification

The following table sets forth certain information regarding the tenant industry concentrations in our property portfolio as of December 31, 2010.

Industry	Number of Tenants	Credit Rating		Investment (in thousands)	Percent of Total
Home Improvement	1	Not Assigned	(1)	$30,400	23%
Financial	1	Investment Grade		$100,600	77%
Total	2			$131,000	100%

(1)	The tenant under the lease is a wholly-owned subsidiary of The Home Depot, Inc., which has an investment grade credit rating, but the tenant itself is not rated by a major credit rating agency and accordingly does not have an investment grade credit rating.

Leases by Tenant

Citizens Bank

We lease 60 of our continuing properties under triple net leases with Citizens Bank. These properties contain an aggregate of approximately 296,330 square feet and are located in nine states. The following table sets forth certain information regarding properties in our portfolio leased to Citizens Bank. Each of the properties in the following table located in Pennsylvania is leased to Citizens Bank of Pennsylvania and all the other properties in the following table are leased to RBS Citizens, N.A.

Location	Property type/ Principal nature of business	Leaseable square feet	Leaseable square feet occupied (%)	Lease maturity	Renewal options	Form of ownership	Average annual rent (in thousands)(3)
Whitehall, NY(1)	Financial	4,410	100%	7/31/2016	NA	Fee Simple	$55.1
New London, CT	Financial	1,100	100%	1/31/2017	3 x 5 yrs	Fee Simple	43.4
Smyrna, DE	Financial	4,610	100%	1/31/2017	3 x 5 yrs	Fee Simple	90.9
Alsip, IL	Financial	4,850	100%	1/31/2017	3 x 5 yrs	Fee Simple	105.2
Chicago, IL	Financial	6,000	100%	1/31/2017	3 x 5 yrs	Fee Simple	124.3
Chicago, IL	Financial	3,600	100%	1/31/2017	3 x 5 yrs	Fee Simple	88.7
Evergreen Park, IL	Financial	2,686	100%	1/31/2017	3 x 5 yrs	Fee Simple	77.5
Detroit, MI	Financial	3,156	100%	1/31/2017	3 x 5 yrs	Fee Simple	52.9
Detroit, MI	Financial	5,782	100%	1/31/2017	3 x 5 yrs	Fee Simple	96.9
Harper Woods, MI	Financial	3,792	100%	1/31/2017	3 x 5 yrs	Fee Simple	98.2
Highland Park, MI(2)	Financial	4,227	100%	1/31/2017	3 x 5 yrs	Fee Simple	70.9
Richmond, MI	Financial	2,850	100%	1/31/2017	3 x 5 yrs	Fee Simple	79.4
Greene, NY(2)	Financial	8,062	100%	1/31/2017	3 x 5 yrs	Fee Simple	107.3
Port Jervis, NY	Financial	4,092	100%	1/31/2017	3 x 5 yrs	Fee Simple	71.6
Schenectady, NY	Financial	9,097	100%	1/31/2017	3 x 5 yrs	Fee Simple	143.5
Boardman, OH	Financial	3,602	100%	1/31/2017	3 x 5 yrs	Fee Simple	133.2
Brunswick, OH	Financial	3,000	100%	1/31/2017	3 x 5 yrs	Fee Simple	88.7
Cleveland, OH(2)	Financial	4,125	100%	1/31/2017	3 x 5 yrs	Fee Simple	113.9
Cleveland, OH	Financial	3,895	100%	1/31/2017	3 x 5 yrs	Fee Simple	99.9
Cleveland, OH	Financial	5,848	100%	1/31/2017	3 x 5 yrs	Fee Simple	86.5
Massillon, OH	Financial	6,100	100%	1/31/2017	3 x 5 yrs	Fee Simple	100.8
Mentor, OH	Financial	2,812	100%	1/31/2017	3 x 5 yrs	Fee Simple	83.2
Poultney, VT	Financial	4,444	100%	1/31/2017	3 x 5 yrs	Fee Simple	74.5
White River Junct., VT	Financial	5,144	100%	1/31/2017	3 x 5 yrs	Fee Simple	91.3
Higganum, CT	Financial	4,492	100%	1/31/2018	3 x 5 yrs	Fee Simple	80.8
Lyons, IL	Financial	3,705	100%	1/31/2018	3 x 5 yrs	Fee Simple	100.8
Wilmington, IL	Financial	13,675	100%	1/31/2018	3 x 5 yrs	Fee Simple	163.9
Dearborn, MI	Financial	5,614	100%	1/31/2018	3 x 5 yrs	Fee Simple	190.6
Dearborn, MI	Financial	6,313	100%	1/31/2018	3 x 5 yrs	Fee Simple	214.4
Southfield, MI	Financial	3,825	100%	1/31/2018	3 x 5 yrs	Fee Simple	113.6
Warren, MI	Financial	3,169	100%	1/31/2018	3 x 5 yrs	Fee Simple	83.9
Pittsfield, NH	Financial	5,044	100%	1/31/2018	3 x 5 yrs	Fee Simple	75.6
Rollinsford, NH	Financial	1,828	100%	1/31/2018	3 x 5 yrs	Fee Simple	36.5
East Aurora, NY	Financial	3,600	100%	1/31/2018	3 x 5 yrs	Fee Simple	81.8
Johnstown, NY	Financial	3,600	100%	1/31/2018	3 x 5 yrs	Fee Simple	82.7
Whitesboro, NY	Financial	3,234	100%	1/31/2018	3 x 5 yrs	Fee Simple	67.0
Lakewood, OH	Financial	3,665	100%	1/31/2018	3 x 5 yrs	Fee Simple	98.8
Louisville, OH	Financial	5,328	100%	1/31/2018	3 x 5 yrs	Fee Simple	91.8
Massillon, OH	Financial	8,664	100%	1/31/2018	3 x 5 yrs	Fee Simple	138.4
Wadsworth, OH	Financial	4,000	100%	1/31/2018	3 x 5 yrs	Fee Simple	75.9
Ambridge, PA	Financial	5,400	100%	1/31/2018	3 x 5 yrs	Fee Simple	107.9
Monesson, PA	Financial	5,000	100%	1/31/2018	3 x 5 yrs	Fee Simple	99.9
St. Albans, VT	Financial	2,904	100%	1/31/2018	3 x 5 yrs	Fee Simple	71.1
Elmwood Park, IL	Financial	6,525	100%	1/31/2019	3 x 5 yrs	Fee Simple	219.4
Clinton Township, MI	Financial	7,474	100%	1/31/2019	3 x 5 yrs	Fee Simple	257.0
Grosse Pointe, MI	Financial	5,395	100%	1/31/2019	3 x 5 yrs	Fee Simple	195.1
Lathrup Village, MI	Financial	4,184	100%	1/31/2019	3 x 5 yrs	Fee Simple	135.4

Location	Property type/ Principal nature of business	Leaseable square feet	Leaseable square feet occupied (%)	Lease maturity	Renewal options	Form of ownership	Average annual rent (in thousands)(3)
Livonia, MI	Financial	3,296	100%	1/31/2019	3 x 5 yrs	Fee Simple	126.7
St. Clair Shores, MI	Financial	4,350	100%	1/31/2019	3 x 5 yrs	Fee Simple	150.7
Utica, MI	Financial	4,487	100%	1/31/2019	3 x 5 yrs	Fee Simple	178.1
Albany, NY	Financial	5,060	100%	1/31/2019	3 x 5 yrs	Fee Simple	117.7
Amherst (Buffalo), NY	Financial	5,300	100%	1/31/2019	3 x 5 yrs	Fee Simple	121.9
Rochester, NY	Financial	3,478	100%	1/31/2019	3 x 5 yrs	Fee Simple	85.3
Vails Gate, NY	Financial	6,442	100%	1/31/2019	3 x 5 yrs	Fee Simple	143.4
Alliance, OH	Financial	5,250	100%	1/31/2019	3 x 5 yrs	Fee Simple	99.6
Broadview Heights, OH	Financial	3,630	100%	1/31/2019	3 x 5 yrs	Fee Simple	102.8
Northfield, OH	Financial	6,000	100%	1/31/2019	3 x 5 yrs	Fee Simple	151.7
Rocky River, OH	Financial	8,172	100%	1/31/2019	3 x 5 yrs	Fee Simple	142.7
Willoughby, OH	Financial	7,500	100%	1/31/2019	3 x 5 yrs	Fee Simple	189.7
Narberth, PA	Financial	9,443	100%	1/31/2019	3 x 5 yrs	Fee Simple	210.2
Totals		296,330					$6,780.6

(1)	This lease has been assigned to Community Bank, N.A. RBS Citizens, N.A. remains liable under this lease until July 31, 2011, at which time Community Bank, N.A. will become the primary tenant under a lease that will mature on July 31, 2016.
(2)	The tenant under this lease has the option to terminate without penalty commencing on July 31, 2013, provided we have received notice by July 31, 2012.
(3)	Reflects average annual rent under leases with the applicable tenants reflecting straight line rent adjustments required under GAAP.

RBS Citizens, N.A. and Citizens Bank of Pennsylvania are subsidiaries of Citizens Financial Group, Inc., or CFG. CFG is owned by The Royal Bank of Scotland Group plc (NYSE: RBS), or RBS. Neither CFG nor RBS provides any credit support for, or otherwise guarantees, our leases with RBS Citizens, N.A. and Citizens Bank of Pennsylvania.

The following are tables containing summary financial data regarding RBS Citizens, N.A. and Citizens Bank of Pennsylvania:

RBS Citizens, N.A.

	Nine Months Ended	For the Fiscal Year Ended
($ in thousands)	December 31, 2010	Dec. 31, 2009	Dec. 29, 2008	Dec. 30, 2007
Consolidated Statements of Operations
Net interest income	$2,131,227	$2,131,227	$3,385,779	$3,268,127
Bank net income (loss)	(65,121)	(600,401)	(760,706)	1,135,531

	As of	As of the Fiscal Year Ended
	December 31, 2010	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2007
Consolidated Balance Sheets
Total assets	$114,464,649	$116,921,115	$129,725,957	$128,863,082
Long-term debt	14,442,513	16,768,325	27,881,237	15,433,665
Shareholders’ equity	16,812,688	16,599,869	15,806,730	17,853,396

(Source: Federal Deposit Insurance Corporation)

Citizens Bank of Pennsylvania

	For the Fiscal Year Ended
($ in thousands)	Dec. 31, 2010	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2007
Consolidated Statements of Operations
Net interest income	$445,995	$566,121	$743,415	$842,067
Bank net income (loss)	52,132	(92,870)	(92,200)	287,732

	As of the Fiscal Year Ended
	Dec. 31, 2010	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2007
Consolidated Balance Sheets
Total assets	$33,985,779	$32,464,003	$34,712,685	$39,643,178
Long-term debt	3,932,262	1,728,626	5,502,916	4,336,621
Shareholders’ equity	4,493,516	4,403,816	4,276,598	4,501,917

(Source: Federal Deposit Insurance Corporation)

Home Depot

In addition to leasing to Citizens Bank, we lease one of our continuing properties under a triple net lease with Home Depot. This property is 465,600 square feet and is located in West Columbia, South Carolina. The following table sets forth certain information regarding the property leased to Home Depot.

Location	Property type/ Principal nature of business	Leasable square feet	Leasable square feet occupied (%)	Lease maturity	Renewal options	Form of ownership	Average annual rent(1)
West Columbia, SC	Retail/ Distribution Facility	465,600	100	11/30/2029	2 x 5 yrs	Fee Simple	$2,258.0

(1)	Reflects average annual rent under the lease taking into account straight line rent adjustments required under GAAP.

Our Home Depot tenant is a wholly owned subsidiary of The Home Depot, Inc. According to The Home Depot, Inc.’s annual report for its fiscal year ended January 31, 2010, our Home Depot tenant does business as “The Home Depot”. The Home Depot, Inc. is the world’s largest home improvement specialty retailer with, as of January 31, 2010, 2,242 retail stores in the United States (including Puerto Rico and the U.S. Virgin Islands), Canada, Mexico and China that generated reported net sales of $66.2 billion. The Home Depot, Inc.’s stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor’s 500 index. The Home Depot, Inc. reports its annual financial statements on a consolidated basis for “The Home Depot, Inc. and Subsidiaries”, which includes our Home Depot tenant. However, separate financial statements for our Home Depot tenant are neither reported nor available to us. Although The Home Depot, Inc., the parent of our Home Depot tenant, has an investment grade credit rating, our Home Depot tenant is not rated by a major credit rating agency and accordingly does not have an investment grade credit rating.

Lease Expirations

The following table sets forth certain information regarding scheduled lease expirations in our portfolio as of December 31, 2010.

Year of Lease Expiration	Number of leases expiring	Square feet subject to expiring lease(1)	Square feet subject to expiring lease (%)(2)	Average Annual Rent(3)	Average Annual Rent (%)(4)	Average Annual Rent per expiring square feet
2016	1	4,410	0.76%	$55,125	0.61%	$12.50
2017	23	102,874	13.49%	$2,122,839	23.49%	$20.64
2018	19	93,060	12.20%	$1,975,345	21.85%	$21.23
2019	17	95,986	12.58%	$2,627,346	29.07%	$27.37
2029	1	465,600	60.97%	$2,257,998	24.98%	$4.85

(1)	Leasable square feet represents the contracted square footage upon expiration.
(2)	Calculated as leasable square feet expiring divided by the portfolio total of 761,930 leaseable square feet.
(3)	Reflects average annual rent under leases with the applicable tenants reflecting straight line rent adjustments required under GAAP.
(4)	Calculated as Average Annual Rent divided by total Average Annual Rent of $9,038,654.

Percent Leased and Rent of Certain Properties

Citizens Bank

The following table sets forth the percentage leased and effective annual rent per leased square foot for the continuing properties leased to Citizens Bank as of the dates indicated below:

Date*	Percent leased	Effective Annual Rent Per Leased Square Foot(1)
December 31, 2010	100%	$20.66
December 31, 2009	100%	$19.17
December 31, 2008	100%	$19.17

*	Occupancy and rent information with respect to these properties has not been included for prior years because the ARC Predecessor Companies did not acquire the initial group of properties until July 2, 2008 and prior historical occupancy and rental rate information is not available to us.
(1)	Calculated as (i) the historical rent under this lease during the applicable year, divided by (ii) 296,330 square feet.

Home Depot

The following table sets forth the percentage leased and effective annual rent per leased square foot for the property leased to Home Depot as of the dates indicated below:

Date*	Percent leased	Effective Annual Rent Per Leased Square Foot(1)
December 31, 2010	100%	$4.08
December 31, 2009	100%	$4.00

*	Operations with respect to this property commenced on December 1, 2009.
(1)	Calculated as (i) the historical rent under this lease during the applicable year, divided by (ii) 465,600 square feet.

Depreciation

The following table sets forth for each material property in our portfolio and component thereof upon which depreciation is taken, the (i) tax basis for U.S. federal income tax purposes upon consummation of the offering and the formation transactions which, as required by GAAP, is a carryover basis from the ARC

Predecessor Companies, (ii) method, and (iii) life claimed with respect to such property or component thereof for purposes of depreciation. Neither our continuing properties leased to Citizens Bank nor our TRS properties are individually material; accordingly, this depreciation related information is only being provided with respect to our continuing property leased to Home Depot.

Property	Address	City	State	Asset Description	Federal Tax Basis	Method(1)	Life Claimed (years)
Home Depot	420 Foster Brothers Drive	Columbia	SC	BUILDING	$13,194,996	MACRS	39
Home Depot	420 Foster Brothers Drive	Columbia	SC	FURNITURE AND FIXTURES	3,178,797	MACRS	5
Home Depot	420 Foster Brothers Drive	Columbia	SC	LAND	3,408,393	NOT APPLICABLE	—
Home Depot	420 Foster Brothers Drive	Columbia	SC	LAND IMPROVMENTS	4,670,097	MACRS STRAIGHT-LINE	15

(1)	Depreciation methods and life claimed for each property and component thereof is determined by reference to the IRS-mandated method for depreciating assets placed into service after 1986, known as the Modified Accelerated Cost Recovery System (MACRS). The depreciation rates vary over the depreciable life of the asset.

Investment Valuation of Portfolio

General

As of January 1, 2011, the investment value of the portfolio of our continuing properties, as determined by Butler Burgher Group, was $131 million. Butler Burgher Group, an independent third-party appraiser, was engaged by our sponsor to render its opinion of the investment value of the leased fee interest in this portfolio, which is owned by the 29 property subsidiaries indirectly owned by the contributor which are being contributed to our operating partnership in exchange for 310,000 OP units (valued at approximately $3.9 million) plus the assumption, as of December 31, 2010, of approximately $127.0 million of indebtedness in the contribution transaction.

Butler Burgher Group has delivered a written summary of its analysis, based upon the review, analysis, scope, assumptions, qualifications and limitations described therein, as to the investment value of the leased fee interest in the subject portfolio as of January 1, 2011, or the Portfolio Valuation. Some of the material assumptions, qualifications and limitations to the Portfolio Valuation are described below. Neither we, our sponsor nor the contributor made any contacts with any outside party regarding the preparation by Butler Burgher Group of the Portfolio Valuation.

Experience of Butler Burgher Group.  Butler Burgher Group is a full service provider of commercial property valuation products ranging from specialized due diligence and consulting services to full self-contained appraisals. Butler Burgher Group’s management team has over 100 years of combined leadership experience in the commercial valuation industry and a network of over 200 appraisers nationwide. Butler Burgher Group was formed in April 2009 as a successor to LandAmerica Valuation Corporation.

Summary of Methodology.  At the request of our sponsor, Butler Burgher Group evaluated the investment value of the leased fee interest in the subject portfolio of our continuing properties utilizing the income capitalization approach to valuation. The investment value of a property is the specific value of an investment to a particular investor or class of investors based on individual investment requirements, which is different than the market value of a property or portfolio of properties.

Due to the type of real estate assets comprising the portfolio of our continuing properties, Butler Burgher Group was engaged to provide the investment value of the portfolio based on the income capitalization approach. The income capitalization approach is a process of estimating the value of real estate based upon the principal that the value is directly related to the present value of all future net income attributable to a property. The value of the real property is therefore derived by capitalizing net income either by direct capitalization or a discounted cash flow analysis. Regardless of the capitalization technique employed, the appraiser must attempt to estimate a reasonable net operating income based upon the best available market data; therefore, the derivation of this estimate requires the appraiser to (1) project potential gross income based upon a comparison of the subject property to competing properties, (2) project income loss from vacancy and collection loss based primarily upon supply and demand relationships in the subject property’s market, (3) derive effective gross income by subtracting the vacancy and collection income loss from potential gross income, (4) project the operating expenses associated with the production of the income stream by comparison of the subject property to similar competing properties, and (5) derive net operating income by subtracting the operating expenses from effective gross income.

Our sponsor, the contributor and we believe that use of the income capitalization approach in estimating the investment value of a portfolio of properties is the most appropriate way of assessing investment value of the subject portfolio of properties because, based on our sponsor’s experience, the method is consistent with that generally used by real estate brokers in marketing properties for sale and by purchasers valuing net leased properties. Butler Burgher Group concluded that the use of the income capitalization approach was reasonable and appropriate.

In conducting the Portfolio Valuation, representatives of Butler Burgher Group reviewed and relied upon, without independent verification, the leases and amendments thereto on the subject properties. In addition, Butler Burgher Group discussed with our sponsor our specific investment criteria.

The properties subject to the Portfolio Valuation were not subject to site inspections or an appraisal of their fair market values. The properties subject to the Portfolio Valuation were originally inspected and appraised by Butler Burgher Group’s predecessor, LandAmerica Valuation Corporation, in 2008.

The data was then analyzed to arrive at a conclusion of an investment value based on the income capitalization approach. The results of this analysis were reconciled into an investment value conclusion for the individual properties and the portfolio as a whole based on our stated investment criteria. The analysis assumed a stated required annual rate of return for investors of 6.25%, which we informed Butler Burgher Group was an appropriate initial market rate of return institutional investors such as ourselves would require when investing in the types of properties that were the subject of the Portfolio Valuation.

Conclusion as to Value.  Based on the valuation methodology described above, Butler Burgher Group estimated the investment value of the subject portfolio of properties as follows:

•	approximately $100,600,000 for our 60 continuing properties leased to Citizens Bank; and
•	approximately $30,400,000 for our continuing property leased to Home Depot.

Assumptions, Limitations and Qualifications.  The Portfolio Valuation report was prepared on a limited summary basis. As such, the report differs from a self-contained report in that the data is limited to the summary data and conclusions presented, and the investment value of the leased fee interest in the subject portfolio of properties utilizing the income capitalization approach to valuation is presented and not an appraisal of the market value of the subject properties on a standalone basis or the subject portfolio of properties as a whole. Additionally, the overall rate utilized within the Portfolio Valuation is based upon the analysis of the stated required initial return investors would seek to receive from an investment in these types of properties, i.e., those with net leases to the tenants with fixed annual rent increases and their specific investment criteria, and should not be construed as a market derived overall rate. The Portfolio Valuation report also is subject to customary general assumptions and limiting conditions.

The Portfolio Valuation represents Butler Burgher Group’s opinion of the estimated investment value of the subject portfolio of properties as of January 1, 2011 based on information available on such date and does not reflect the prices that would be realized in a sale of the properties. Actual prices could be higher or lower than the investment value of the portfolio. Events occurring after the valuation date and before the closing of the contribution transaction could affect the properties or the assumptions used in preparing the Portfolio Valuation. Butler Burgher Group has no obligation to update the Portfolio Valuation on the basis of subsequent events. In connection with the preparation of the Portfolio Valuation, Butler Burgher Group did not prepare a written report or compendium of its analysis for internal or external use by us, the contributor or our sponsor beyond the analysis set forth in the report of the Portfolio Valuation. Butler Burgher Group will not deliver any additional written summary of the analysis other than the Portfolio Valuation.

Compensation and Material Relationships.  Our sponsor advanced to Butler Burgher Group on our behalf an aggregate fee of $91,500 for preparing the Portfolio Valuation. In connection with the formation transactions, we will reimburse our sponsor for the fee it advanced to Butler Burgher Group. In addition, Butler Burgher Group is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in preparing the Portfolio Valuation. Butler Burgher Group is also entitled to indemnification against liabilities, including liabilities under federal securities laws. The fee was negotiated between our sponsor and Butler Burgher Group and payment thereof is not dependent upon completion of the contribution transaction. ARC has previously retained Butler Burgher Group to perform services with respect to its properties, including preparing an appraisal of the market value of the properties subject to the Portfolio Valuation in 2008.

Excluded Properties

ARC and its affiliates, including our principals, will continue to own direct and indirect interests in the excluded properties, which consist entirely of interests in 34 freestanding, single tenant net leased properties containing an aggregate of 1.2 million leasable square feet. Twenty-eight of the excluded properties will not be contributed to us in connection with the formation transactions because they are not practical to be owned by us due to the fact that a third party holds a majority interest in the properties and such third party was unwilling to contribute the interests in such properties to us on terms which were acceptable to us. The remaining six excluded properties, which are leased to Tractor Supply, are not being contributed to us because they are subject to secured leverage of approximately 73% (on a loan-to-value basis) and the prepayment of this debt would involve the incurrence of a prepayment penalty, as of December 31, 2010, of approximately $2.0 million. The existence of this prepayment penalty, when added to the overall leverage encumbering the Tractor Supply portfolio of over 96% (on a loan-to-value basis), would result in the cost of these properties to us exceeding their then market value. At no cost to us, ARC has granted us a 10-year right of first offer to acquire the Tractor Supply portfolio should ARC desire to sell the portfolio.

Financing Strategy

We intend to finance future acquisitions with the most advantageous source of capital available to us at the time of the transaction, which may include a combination of public and private offerings of our equity and debt securities, secured and unsecured corporate-level debt, property-level debt and mortgage financing and other public, private or bank debt. In addition, we may acquire properties in exchange for the issuance of common stock or OP units.

We may also acquire a property subject to (and may assume) a fixed rate mortgage. We intend to enter into mortgage and financing arrangements that provide for amortization of part of the principal balance during the term, thereby reducing the refinancing risk at maturity, but also at the same time reducing our cash available for distribution. Some of our properties may be financed on a cross-defaulted or a cross-collateralized basis, and we may collateralize a single financing with more than one property.

We believe, based on preliminary conversations with lenders, that we will be able to refinance our existing $82.6 million (as of December 31, 2010) mortgage loan secured by our continuing properties leased to Citizens Bank and our two TRS properties with an anticipated new $55.0 million fixed rate mortgage loan secured only by our continuing properties leased to Citizens Bank. The specific principal amount of the new mortgage loan, including the loan maturity and interest rate, will be negotiated by us and the commercial lender or lenders providing the loan. This refinancing will be contingent upon the closing of this offering since a significant portion of the net proceeds of this offering will be utilized to satisfy the difference between the net proceeds of this mortgage loan and the existing mortgage debt encumbering these properties. To the extent this loan cannot be obtained at the closing of this offering, we will continue to seek to refinance this $82.6 million of mortgage indebtedness prior to its maturity on August 31, 2011, including by raising both additional debt or equity, or negotiating for a loan extension with the lender. See “Risk Factors — Sixty-two of our 63 properties are encumbered by mortgage indebtedness that is maturing in the short-term, which indebtedness we may not be able to refinance upon maturity.”

Our strategy is to finance our properties with, or acquire our properties subject to, secured medium-term fixed rate non-recourse debt at a positive spread to the yield on those properties. We seek to finance our properties with, or acquire our properties subject to, non-recourse long-term fixed rate debt through “match-funded” or substantially “match-funded” debt, meaning that we seek to obtain debt whose maturity matches as closely as possible the lease maturity of the property financed. By doing so, we seek to lock-in the positive spread on the properties (representing the difference between our yield and our cost of financing) for the lease term. Through non-recourse debt, we seek to limit the overall Company exposure in the event we default on the debt to the amount we have invested in the property or properties financed.

Upon completion of this offering, we expect to have approximately $39.0 million in cash available to execute our growth strategy assuming we sell the maximum number of shares of Class A Common Stock offered in this offering. Following completion of this offering, we also expect to incur indebtedness to supplement our equity capital. We expect that we will incur both corporate-level debt and property level debt. Although we are not required to maintain any particular leverage ratio, we expect to maintain an overall net debt to gross asset value of approximately 45% to 55%. However, our organizational documents do not limit the amount or percentage of debt that we may incur. The amount of leverage we will deploy for particular investments in our target assets will depend upon our or our Manager’s assessment of a variety of factors, which may include the anticipated liquidity and price volatility of the target assets in our investment portfolio, the potential for losses, the availability and cost of financing the assets, the creditworthiness of our tenants, the health of the U.S. economy and commercial mortgage markets, our outlook for the level, slope and volatility of interest rates, and the credit quality of the properties securing the applicable financing. Since this ratio is based, in part, upon market values of equity, it will fluctuate with changes in the market value of our Class A Common Stock. However, we believe that this ratio provides an appropriate indication of leverage for a company whose assets are primarily net lease properties with medium-term lease durations.

We are not dependent on the structured credit markets for financing. The net lease asset class has long-attracted institutional financing and we expect that the deep contacts developed over each of our principals’ more than 20 years in the business will provide us with a wide variety of financing opportunities.

We have financed certain of our portfolio properties pursuant to an unsecured recourse loan from two investment funds sponsored by ARC. As of December 31, 2010, we had approximately $30.6 million outstanding under this loan. Prior to, or concurrently with, the completion of this offering, we will repay this indebtedness (together with prepayment penalties related thereto in the aggregate amount of approximately $306,000).

As of December 31, 2010, the following statistics summarize our overall portfolio financing position based on the adjusted book value of the properties:

•	leverage of approximately 79%, which includes only secured debt;
•	leverage of approximately 104%, which includes secured and unsecured debt;
•	$96.5 million of non-recourse first mortgage debt at a weighted average coupon of 5.93%; and
•	$30.6 million of recourse other unsecured debt at a weighted average coupon of 9.41%.

The following table sets forth certain information regarding our outstanding indebtedness as of December 31, 2010.

Property	Secured/ Unsecured	Balance at 12/31/10	Fixed Interest Rate		Amortization Period (Yrs)		Maturity	Balance at Maturity
Citizens Bank Portfolio(1)	Secured	$82,622,049	6.30%		Interest only		August 31, 2011	$82,622,048	(2)
Home Depot(4)	Secured	13,850,000	5.25%		30 year	(3)	July 6, 2015	$13,487,560
Citizens Bank Portfolio subordinated loan	Unsecured	19,408,013	9.94	%(5)	None		July 11, 2011	$19,408,013	(6)
Citizens Bank Portfolio subordinated loan	Unsecured	11,218,133	8.50%		None		September 8, 2013	$11,218,133	(7)
Total		$127,098,195

(1)	We have 28 mortgage loans encumbering our 60 continuing properties leased to Citizens Bank and our two TRS properties, which we anticipate refinancing as part of our formation transactions. None of these mortgage loans is individually significant and all of these loans bear the same interest rate, amortization period and maturity date. Accordingly, we have presented information with respect to the mortgage indebtedness encumbering our 60 continuing properties leased to Citizens Bank and our two TRS properties on a portfolio basis.
(2)	As part of our formation transactions, we anticipate refinancing this mortgage indebtedness, which encumbers our 60 continuing properties leased to Citizen’s Bank and our two TRS properties. In connection with this refinancing, we anticipate utilizing approximately $27.6 million of net proceeds from this offering to repay this mortgage indebtedness with the balance coming from an anticipated new $55.0 million mortgage loan that we will obtain that will be secured by our continuing properties leased to Citizen’s Bank.
(3)	Commencing in July 2013, principal will begin amortizing on a 30 year amortization schedule.
(4)	In connection with the formation transactions, we will acquire our Home Depot property subject to this mortgage indebtedness and, in connection therewith, we anticipate paying lender transfer fees and other costs equal to approximately $150,000.
(5)	Represents the average interest rate on the indebtedness. Interest rates range from 9.625% to 10.0%.
(6)	In connection with our formation transactions, we will repay this outstanding unsecured indebtedness, together with $194,080 of prepayment penalties.
(7)	In connection with our formation transactions, we will repay this outstanding unsecured indebtedness, together with $112,218 of prepayment penalties.

Description of Prepayment Provisions of Certain Debt

The following is a summary of the prepayment provisions of the loan agreements evidencing our material debt to be outstanding upon the closing of this offering and the consummation of the formation transactions. The following is only a summary of the prepayment provisions and it does not include all of the provisions of such agreements:

•	Citizens Bank Portfolio. The borrower under each of the loan agreements for the Citizens Bank portfolio may, on 30 days’ prior written notice, prepay the entire outstanding principal balance of the loan without any additional consideration on or after the date that is 3 months prior to the stated maturity date, or May 31, 2011. The borrower also may, on 30 days’ prior written notice, prepay the entire outstanding principal balance of the loan prior to May 31, 2011, but along with any such prepayment, the borrower must also pay an amount equal to the present value of what would have been received under the loan through the stated maturity date.
•	Home Depot. The borrower may, on 15 days’ prior written notice, prepay the entire outstanding principal balance of the loan without any additional consideration on or after the date that is 4 months prior to the stated maturity date.
•	Unsecured Loans: The borrower may prepay the loan in whole or in part at any time following the first anniversary of the applicable issuance date of the notes. If repaid on or before the second anniversary of the issuance date, the borrower must pay 2% of the remaining amount due on the loan as a prepayment premium. If repaid after the second anniversary of the issuance date but before the third anniversary of the issuance date, the borrower must pay 1% of the remaining amount due on the loan as a prepayment premium. Because these loans have been incurred for more than 2 years, the prepayment premium we expect to pay in the formation transactions will equal 1% of the aggregate outstanding balance of these loans, or $306,000. Notwithstanding the foregoing, the borrower has the right to repay the amount due under the loan in whole or in part without premium or penalty within ninety days of the maturity date. The borrower will not have the right to prepay the amount due under the loan during the two optional extension periods available thereunder.

Investment Network

Our level of new investment activity is influenced by market conditions. Our Manager maintains a comprehensive marketing, advertising and public relations program that supports our investment efforts. The objective of the program is to build our name recognition and credibility. We believe, based upon ARC’s experience, ARC’s current net lease assets under management of $1.3 billion and responses from customers, that ARC has been successful in achieving such objectives of market awareness and prominence and that our Manager and we will continue to do so.

ARC enjoys long-standing relationships with both public and private owners of net leased properties and other key industry participants that provide a source of transaction flow not otherwise available to the general investment community. We will leverage ARC’s relationships within the net leased commercial real estate industry to further develop relationships with investment sale brokers, through which we will primarily identify real properties for purchase. We will also source property acquisition opportunities directly from developers and owners or investors in real estate assets.

Underwriting and Due Diligence Process

Once a prospective investment opportunity is identified, the potential transaction will undergo a comprehensive underwriting and due diligence process that is overseen by our Manager’s investment committee. The focus of the due diligence falls into four primary areas:

•	credit and financial reviews of the tenant as well as an assessment of the tenant’s business, the overall industry segment and the tenant’s market position within the industry;
•	lease quality, including an analysis of the term, tenant termination and abatement rights, landlord obligations and other lease provisions;
•	a real estate fundamentals review and analysis; and
•	an analysis of the risk adjusted returns on the investment.

The credit quality of the tenant under the lease is an important aspect of the due diligence of the transaction. Prior to entering into any transaction, we will conduct a review of the tenant’s credit quality. This review may include reviews of publicly available information, including any public credit ratings, financial statements, debt and equity analyst reports, and reviews of corporate credit spreads, stock prices, market capitalization and other financial metrics.

While we have no defined minimum credit rating or balance sheet size for tenants, we anticipate that a significant majority of the tenants underlying our investments will have, or be wholly-owned subsidiaries of companies that have, investment grade or implied investment grade credit ratings (as determined by third parties that calculate the probability of a company defaulting on its obligations based on the market value of its assets, its volatility and its current capital structure). For those tenants that either are below investment grade or are unrated, we may conduct additional due diligence, including additional financial reviews of the tenant and a more comprehensive review of the business segment and industry in which the tenant operates.

Assuming that the credit of the tenant under the lease is satisfactory, a thorough review is then conducted into the quality of the lease, focusing primarily on the landlord’s obligations under the lease and those provisions of the lease that would permit the tenant to terminate or abate rent prior to the conclusion of the primary lease term. We will analyze the lease to ensure that all or substantially all of the property expenses are borne by the tenant to assure that we can realize a predictable cash flow from the property. In addition, each lease will be reviewed by outside counsel and a lease summary will be provided to us for use in evaluating the transaction.

Finally, we will conduct a review with respect to the quality of the real estate subject to the lease. In all cases, the property will be reviewed from a traditional real estate perspective, including quality of construction and maintenance, location and value of the real estate and technical issues such as title, survey and environmental. Appraisals and environmental and, as necessary, engineering reports will be obtained from third-parties and reviewed by our Manager and/or legal counsel. We also will thoroughly review the property’s real estate fundamentals, including location and type of the property, vacancy rates and trends in vacancy rates in the property’s market, rental rates within the property’s market, recent sales prices and demographics in the property’s market. As described in detail under “— Our Portfolio” above, we target properties with one or more of the following: flexible asset type, barriers to entry in the market, and a core facility of the tenant. In addition, we may evaluate, or engage a third-party provider to evaluate, alternative uses for the real estate and the costs associated with converting to such alternative uses, as well as examine the surrounding real estate market in greater detail.

In addition to our review of the quality of any individual transaction, our Manager also will:

•	evaluate our current portfolio, including consideration of how the subject transaction affects asset diversity and credit concentrations in the tenant, industry or credit level;
•	determine whether we can implement appropriate legal and financial structures, including our ability to control the asset in a variety of circumstances, such as an event of default by the tenant;
•	evaluate the leveraged and unleveraged yield on the property and how that yield compares to our target yields for that property type and our analysis of the risk profile of the investment; and
•	determine our plans for repositioning the property for future growth upon the expiration of the tenant’s lease.

We will use integrated systems such as customized software and models to support our decisions on pricing and structuring investments. Before issuing any final form of commitment to acquire a property, the transaction must be approved by our Manager’s investment committee. The committee meets frequently and on an as-needed basis to evaluate potential investments.

Asset Management

Our Manager is responsible for, among other duties, day-to-day management of our properties, including without limitation:

•	meeting periodically with our tenants;
•	monitoring lease expirations and tenant space requirements and renewing or re-letting space as leases mature;
•	monitoring the financial condition and credit ratings of our tenants;
•	performing physical inspections of our properties;
•	making periodic improvements to properties where required;
•	monitoring portfolio concentrations (e.g., tenant, industry and credit); and
•	monitoring real estate market conditions where we own properties.

Asset Surveillance System

We also have created an on-going asset surveillance system that:

•	tracks the status of our investments and investment opportunities;
•	maintains the underlying property acquisition documents;
•	monitors actual cash flows on each property;
•	identifies issues such as non-payment of rent; and
•	routinely monitors the credit ratings and financial conditions of underlying tenants.

Through this system we are able to track and document the entire lifecycle of our properties.

Closing Process

From the time we begin to consider an investment until the investment is closed, the prospective transaction undergoes a variety of defined steps and procedures. In connection with the closing process, we will typically need to rely on certain third parties not under our control, including tenants, sellers, lenders, brokers, outside counsel, insurance companies, title companies, environmental consultants, appraisers, engineering consultants and other product or service providers. Our Manager will carefully manage the closing process and has developed a streamlined set of procedures, checklists and relationships with many of the third-party providers with whom we do business on an on-going basis.

As set forth under “— Underwriting and Due Diligence Process” above, each transaction will go through a multi-stage process, including review by our Manager’s investment committee. All of our transactions will be closed by our Manager’s in-house closing staff, in some instances with the assistance of outside counsel. That staff will seek to close our property acquisitions two to four weeks after a purchase and sale agreement is signed, while at the same time maintaining our acquisition standards.

Insurance

We plan to carry comprehensive liability, fire, extended coverage, business interruption and rental loss insurance covering all of the properties in our portfolio under a blanket insurance policy. In addition, it is our practice to carry environmental coverage on properties we believe are at higher risk of environmental issues due to use or location. We will select the policy specifications and insured limits that we believe are appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice; however, our insurance coverage may not be sufficient to fully cover our losses. We will not carry insurance for certain losses, including, but not limited to, losses caused by riots or war. Some of our policies, like those covering losses due to terrorism, earthquakes and floods, may be insured subject to limitations involving substantial self insurance portions and significant deductibles and co-payments for such events. We may reduce or discontinue terrorism, earthquake, flood or other insurance on some or all of our properties in the future if the cost of premiums for any of these policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss. In addition, our title insurance policies may not insure for the current aggregate market value of our portfolio, and we do not intend to increase our title insurance coverage as the market value of our portfolio increases.

Competition

We are subject to competition in the acquisition of properties and intense competition in the leasing of our properties. We compete with a number of developers, owners and operators of industrial and office real estate, many of which own properties similar to ours in the same markets in which our properties are located, in the leasing of our properties. We also may face new competitors and, due to our focus on single tenant properties located throughout the United States, and because many of our competitors are locally and/or regionally focused, we will not encounter the same competitors in each region of the United States.

Many of our competitors have greater financial and other resources and may have other advantages over our company. Our competitors may be willing to accept lower returns on their investments and may succeed in buying the properties that we have targeted for acquisition. We may also incur costs on unsuccessful acquisitions that we will not be able to recover.

Environmental Matters

Under various federal, state and local environmental laws, a current owner of real estate may be required to investigate and clean up contaminated property. Under these laws, courts and government agencies have the authority to impose cleanup responsibility and liability even if the owner did not know of and was not responsible for the contamination. For example, liability can be imposed upon us based on the activities of our tenants or a prior owner. In addition to the cost of the cleanup, environmental contamination on a property may adversely affect the value of the property and our ability to sell, rent or finance the property, and may adversely impact our investment in that property.

Prior to acquisition of a property, we will obtain Phase I environmental reports. These reports will be prepared in accordance with an appropriate level of due diligence based on our standards and generally include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property’s chain of title and review of historic aerial photographs and other information on past uses of the property and nearby or adjoining properties. We may also obtain a Phase II investigation which may include limited subsurface investigations and tests for substances of concern where the results of the Phase I environmental reports or other information indicates possible contamination or where our consultants recommend such procedures.

To our knowledge, we believe that our portfolio is in compliance in all material respects with all federal, state and local laws and regulations regarding hazardous or toxic substances and other environmental matters.

At December 31, 2010, we were not aware of any environmental concerns that would have a material adverse effect on our financial position or results of operations.

Employees

As of December 31, 2010, we did not have any employees and do not expect to have any employees in the future. Our chief executive officer, our president, our executive vice president and chief investment officer and our two other executive officers are executives of ARC.

MANAGEMENT

Our Directors, Director Nominees and Executive Officers

Currently, Messrs. Schorsch and Kahane are our only directors. Upon completion of this offering, our board of directors is expected to be comprised of five members, two of which will be executives of ARC. Our directors will each be elected to serve a term of one year and until their successors are duly elected and qualify. We expect our board of directors to determine that each of the three director nominees listed in the table below satisfy the listing standards for independence of NASDAQ. Upon the completion of this offering and the formation transactions, we do not expect that there will be any familial relationship between any of our directors and executive officers.

Our bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than the minimum number required by the MGCL nor more than 15. Our charter provides that holders of the outstanding shares of Class B Common Stock will have the right to elect  2/3 of our board of directors (rounded down to the nearest director) and holders of the outstanding shares of Class A Common Stock will have the right to elect the remaining  1/3 of our board of directors (rounded up to the nearest director). Directors are elected by a plurality of all the votes cast. Any director may resign at any time. A Class A Director may be removed, with or without cause, by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all our outstanding Class A Common Stock. A Class B Director may be removed from office, with or without cause, by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all our outstanding Class B Common Stock. Any vacancy created by the death, resignation or removal of a director may be filled, if a Class A Director, only by a vote of a majority of the remaining Class A Directors, and if a Class B Director, only by a vote of a majority of the remaining Class B Directors. Any vacancy created by an increase in the number of directors shall first be filled by the Class B Directors until they have elected such number of directors that, when added to the existing Class B Directors, equals  2/3 of the board of directors (rounded down to the nearest director) with any remaining vacancy to be filled by the Class A Directors until they have elected such number of directors that, when added to the existing Class A Directors, equals  1/3 of the board of directors (rounded up to the nearest director). If at any time there are no directors in office, successor directors shall be elected in accordance with the MGCL. Each director will be bound by the charter and the bylaws.

The following sets forth certain information with respect to our directors, director nominees, and executive officers:

Name	Age	Position(s)
Nicholas S. Schorsch	50	Chairman of the Board of Directors (a Class B Director) and Chief Executive Officer
William M. Kahane	62	President, Chief Operating Officer and Class B Director
Peter M. Budko	51	Executive Vice President and Chief Investment Officer
Brian S. Block	39	Executive Vice President and Chief Financial Officer
Edward M. Weil, Jr.	44	Executive Vice President and Secretary
*		Independent Class A Director Nominee
*		Independent Class A Director Nominee
*		Independent Class B Director Nominee

*	We expect our board of directors to determine that this director is independent for purposes of NASDAQ corporate governance listing requirements.

Set forth below is biographical information for our directors, director nominees and executive officers.

Nicholas S. Schorsch has served as chairman of the board and chief executive officer of our company since its formation in December, 2010. In such capacity, Mr. Schorsch will serve as a Class B Director. Mr. Schorsch also has been the chairman and chief executive officer of our Manager since its formation in November, 2010. Mr. Schorsch has served as chairman of the board and chief executive officer of ARCT since its formation in 2007 and chairman of the board and chief executive officer of ARCT’s advisor and property manager since their formation in 2007. Since October 2009, Mr. Schorsch has also served as chairman of the board and chief executive officer of NYRR and chief executive officer of the property manager and advisor of NYRR. Mr. Schorsch has been the chairman and chief executive officer of ARC RCA and chief executive officer of the ARC RCA’s advisor since their formation in July and May 2010, respectively. Mr. Schorsch has been the chairman and chief executive officer of ARC HT and chief executive officer of the ARC HT’s advisor and property manager since their formation in August 2010. Mr. Schorsch has been chairman and the chief executive officer of Business Development Corporation since its formation in May 2010. Mr. Schorsch has been the chairman and chief executive officer of ARCT II and the chief executive officer of the advisor and property manager of ARCT II since their formation in September 2010. Mr. Schorsch has been the president and director of ARC — Northcliffe since its formation in September 2010. Mr. Schorsch has been the chairman and chief executive officer of ARCT III and the chief executive officer of the advisor and property manager of ARCT III since their formation in October 2010. Mr. Schorsch also founded and formerly served as president, chief executive officer and vice-chairman of AFRT since its inception as a REIT in September 2002 until August 2006. AFRT was a publicly traded REIT that invested exclusively in offices, operation centers, bank branches, and other operating real estate assets net leased to tenants in the financial services industry, such as banks and insurance companies. Through American Financial Resource Group, or AFRG, and its successor corporation, now AFRT, Mr. Schorsch executed in excess of 1,000 acquisitions, both in acquiring businesses and real estate with transactional value of approximately $5 billion. In 2003, Mr. Schorsch received the Entrepreneur of the Year award from Ernst & Young. From 1995 to September 2002, Mr. Schorsch served as chief executive officer and president of AFRG, a private equity firm founded for the purpose of acquiring operating companies and other assets in a number of industries. Prior to AFRG, Mr. Schorsch served as president of a non-ferrous metal product manufacturing business, Thermal Reduction. From approximately 1990 until the sale of his interests in Thermal Reduction in 1994, Mr. Schorsch was involved in purchasing and leasing several commercial real estate properties in connection with the growth of Thermal Reduction’s business. He successfully built the business through mergers and acquisitions and ultimately sold his interests to Corrpro in 1994. Mr. Schorsch attended Drexel University. We believe that Mr. Schorsch’s current experience as chairman and chief executive officer of ARCT, NYRR, ARC RCA, ARC HT, ARCT II and ARCT III and as president and a director of ARC — Northcliffe, his previous experience as president, chief executive officer and vice chairman of AFRT and his significant real estate acquisition experience make him well qualified to serve as our chairman of the board.

William M. Kahane has served as president, chief operating officer and a director of our company since its formation in December, 2010. In such capacity, Mr. Kahane will serve as a Class B Director. He has been active in the structuring and financial management of commercial real estate investments for over 25 years. Mr. Kahane has also been the president and chief operating officer of our Manager since its formation in November, 2010. Mr. Kahane has served as a director and president, chief operating officer and treasurer of ARCT since its formation in 2007 and as president, chief operating officer and treasurer of ARCT’s advisor and property manager since their formation in 2007. Since October 2009, Mr. Kahane has also served as the president, treasurer and director of NYRR and president, chief operating officer and treasurer of both the property manager and advisor of NYRR. Mr. Kahane has been a director of PEARC since its formation in October 2009. Mr. Kahane has been a director and the president and chief operating officer of ARC RCA since its formation in July 2010. Mr. Kahane has been the president and chief operating officer of ARC RCA’s advisor since its formation in May 2010. Mr. Kahane has been a director and the president and treasurer of ARC HT since its formation in August 2010. Mr. Kahane has been the president and chief operating officer of ARC HT’s advisor and property manager since their formation in August 2010. Mr. Kahane has been a director, president and chief operating officer of Business Development Corporation since its formation in May 2010. Mr. Kahane has been a director and the president and treasurer of ARCT II since its formation in September 2010. Mr. Kahane has been the president and treasurer of the advisor and property manager for ARCT II since their formation in September 2010. Mr. Kahane has been the chief operating officer of ARC — Northcliffe since its formation in September 2010. Mr. Kahane has been a director and the president and treasurer of ARCT III since its formation in October 2010. Mr. Kahane has been the president and treasurer of the advisor and property manager for ARCT III since their formation in October 2010. Mr. Kahane began his career as a real estate lawyer practicing in the public and private sectors from 1974 to 1979. From 1981 to 1992, Mr. Kahane worked at Morgan Stanley & Co., specializing in real estate, becoming a Managing Director in 1989. In 1992, Mr. Kahane left Morgan Stanley to establish a real estate advisory and asset sales business known as Milestone Partners which continues to operate and of which Mr. Kahane is currently the chairman. Mr. Kahane worked very closely with Mr. Schorsch while a trustee at AFRT (April 2003 to August 2006), during which time Mr. Kahane served as chairman of the finance committee of AFRT’s board of trustees. Mr. Kahane has been a managing director of GF Capital Management & Advisors LLC, a New York-based merchant banking firm, where he has directed the firm’s real estate investments since 2001. GF Capital offers comprehensive wealth management services through its subsidiary, TAG Associates LLC, a leading multi-client family office and portfolio management services company with approximately $5 billion of assets under management. Mr. Kahane also was on the board of directors of Catellus Development Corp., an NYSE growth-oriented real estate development company, where he served as chairman. Mr. Kahane received a B.A. from Occidental College, a J.D. from the University of California, Los Angeles Law School and an MBA from Stanford University’s Graduate School of Business. We believe that Mr. Kahane’s current experience as president, chief operating officer and treasurer of ARCT, NYRR, ARC RCA, ARC HT, ARCT II and ACRT III, as a director of PEARC and as chief operating officer of ARC — Northcliffe, his prior experience as chairman of the board of Catellus Development Corp. and his significant investment banking experience in real estate make him well qualified to serve as a member of our board of directors.

Peter M. Budko has served as executive vice president and chief investment officer of our company since our formation in December, 2010. Mr. Budko has also been the executive vice president and chief investment officer of our Manager since its formation in November, 2010. Mr. Budko has served as executive vice president and chief investment officer of ARCT since its formation in 2007 and as executive vice president and chief investment officer of ARCT’s advisor and property manager since their formation in 2007. Since October 2009, Mr. Budko has also served as executive vice president and chief operating officer of NYRR and executive vice president of both the property manager and advisor of NYRR. Mr. Budko has served as executive vice president and chief investment officer of ARC RCA since its formation in July 2010. Mr. Budko has served as executive vice president and chief investment officer of ARC RCA’s advisor since its formation in May 2010. Mr. Budko has served as executive vice president and chief investment officer of ARC HT since its formation in August 2010. Mr. Budko has served as executive vice president and chief investment officer of ARC HT’s advisor and property manager since their formation in August 2010. Mr. Budko has served as executive vice president and the chief investment officer of Business Development Corporation since its formation in May 2010. Mr. Budko has served as executive vice president and chief investment officer of ARCT II since its formation in September 2010. Mr. Budko has served as executive vice president and chief investment officer of the advisor and property manager for ARCT II since their formation in September 2010. Mr. Budko has served as executive vice president and chief investment officer of ARCT III since its formation in October 2010. Mr. Budko has served as executive vice president and chief investment officer of the advisor and property manager for ARCT III since their formation in October 2010. From January 2007 to July 2007, Mr. Budko was chief operating officer of ARC. Mr. Budko founded and formerly served as managing director and group head of the Structured Asset Finance Group, a division of Wachovia Capital Markets, LLC, from February 1997 to January 2006. The Wachovia Structured Asset Finance Group structured and invested in real estate net leased to corporate tenants. While at Wachovia, Mr. Budko acquired over $5 billion of net leased real estate assets. From 1987 to 1997, Mr. Budko worked in the Corporate Real Estate Finance Group at NationsBank Capital Markets (predecessor to Bank of America Securities), becoming head of the group in 1990. Mr. Budko received a B.A. in Physics from the University of North Carolina.

Brian S. Block has served as executive vice president and chief financial officer of our company since its formation in December, 2010. Mr. Block also has been executive vice president and chief financial officer of our Manager since its formation in November, 2010. Mr. Block has served as executive vice president and chief financial officer of ARCT since its formation in 2007 and as executive vice president and chief financial officer of ARCT’s advisor and property manager since their formation in 2007. He is also executive vice president and chief financial officer of American Realty Capital, LLC and American Realty Capital Properties, LLC. Since October 2009, Mr. Block has also served as executive vice president and chief financial officer of NYRR and of both the property manager and advisor of NYRR. Mr. Block has served as executive vice president and chief financial officer of ARC RCA since its formation in July 2010. Mr. Block has served as executive vice president and chief financial officer of ARC RCA’s advisor since its formation in May 2010. Mr. Block has served as executive vice president and chief financial officer of ARC HT since its formation in August 2010. Mr. Block has served as executive vice president and chief financial officer of ARC HT’s advisor and property manager since their formation in August 2010. Mr. Block has served as executive vice president and the chief financial officer of Business Development Corporation since its formation in May 2010. Mr. Block has served as executive vice president and chief financial officer of ARCT II since its formation in September 2010. Mr. Block has served as executive vice president and chief financial officer of the advisor and property manager for ARCT II since their formation in September 2010. Mr. Block has served as executive vice president and chief financial officer of ARC — Northcliffe since its formation in September 2010. Mr. Block has served as executive vice president and chief financial officer of ARCT III since its formation in October 2010. Mr. Block has served as executive vice president and chief financial officer of the advisor and property manager for ARCT III since their formation in October 2010. Mr. Block also is responsible for the accounting, finance and reporting functions at ARC. He has extensive experience in SEC reporting requirements, as well as REIT tax compliance matters. Mr. Block has been instrumental in developing ARC’s infrastructure and positioning the organization for growth. Mr. Block began his career in public accounting at Ernst & Young and Arthur Andersen from 1994 to 2000. Subsequently, Mr. Block was the chief financial officer of a venture capital-backed technology company for several years prior to joining AFRT in 2002. While at AFRT, Mr. Block served as senior vice president and chief accounting officer and oversaw the financial, administrative and reporting functions of the organization. He is a certified public accountant and is a member of the AICPA and PICPA. Mr. Block serves on the REIT Committee of the Investment Program Association. Mr. Block received a B.S. from Albright College and an MBA from La Salle University.

Edward M. Weil, Jr. has served as executive vice president and secretary of our company since our formation in December, 2010. Mr. Weil has also been executive vice president of our Manager since its formation in November, 2010. Mr. Weil has been the chief executive officer of Realty Capital Securities, the dealer manager for this offering, since December 2010. Mr. Weil has served as executive vice president and secretary of ARCT since its formation in 2007 and as executive vice president and secretary of ARCT’s advisor and property manager since their formation in 2007. Since October 2009, Mr. Weil has also served as executive vice president and secretary of NYRR and of both the property manager and advisor of NYRR. Mr. Weil has served as executive vice president and secretary of ARC RCA since its formation in July 2010. Mr. Weill has served as executive vice president and secretary of ARC RCA’s advisor since its formation in May 2010. Mr. Weil has served as executive vice president and secretary of ARC HT since its formation in August 2010. Mr. Weil has served as executive vice president and secretary of ARC HT’s advisor and property manager since their formation in August 2010. Mr. Weil has served as executive vice president and secretary of ARCT II since its formation in September 2010. Mr. Weil has served as executive vice president and secretary of the advisor and property manager for ARCT II since their formation in September 2010. Mr. Weil has served as executive vice president and secretary of ARCT III since its formation in October 2010. Mr. Weil has served as executive vice president and secretary of the advisor and property manager for ARCT III since their formation in October 2010. He was formerly the senior vice president of sales and leasing for AFRT (as well as for its predecessor, AFRG) from April 2004 to October 2006, where he was responsible for the disposition and leasing activity for a 33 million square foot portfolio of properties. Under the direction of Mr. Weil, his department was the sole contributor in the increase of occupancy and portfolio revenue through the sales of over 200 properties and the leasing of over 2.2 million square feet, averaging 325,000 square feet of newly executed leases per quarter. From October 2006 to May 2007, Mr. Weil was managing director of Milestone Partners Limited. Mr. Weil also was president of Plymouth Pump & Systems Co. from July 1987 to April 2004. Mr. Weil attended George Washington University.

Corporate Governance — Board of Directors and Committees

Our business is managed by our Manager, subject to the supervision and oversight of our board of directors, which has established investment guidelines described in “Business and Properties” for our Manager to follow in its day-to-day management of our business. A majority of our board of directors is “independent,” as determined by the requirements of NASDAQ and the regulations of the SEC. Our directors keep informed about our business by attending meetings of our board of directors and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Upon completion of this offering, our board of directors will form an audit committee, a compensation committee and a nominating and corporate governance committee and adopt charters for each of these committees. Each of these committees will have      directors and will be composed exclusively of independent directors, as defined by the listing standards of NASDAQ. Moreover, the compensation committee will be composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Code, qualify as outside directors for purposes of Section 162(m) of the Code.

Audit Committee

The audit committee will be comprised of          ,        and        , each of whom will be an independent director and “financially literate” under the rules of NASDAQ.        will chair our audit committee. We expect that          will be designated as our audit committee financial expert, as that term is defined by the SEC, in our proxy statement for our 2010 annual meeting of stockholders.

The committee will assist the board of directors in overseeing:

•	our financial reporting, auditing and internal control activities, including the integrity of our financial statements;
•	our compliance with legal and regulatory requirements;
•	the independent auditor’s qualifications and independence; and
•	the performance of our internal audit function and independent auditor.

The audit committee will also be responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

The compensation committee will be comprised of        ,        and        , each of whom will be an independent director.          will chair our compensation committee.

The principal functions of the compensation committee will be to:

•	review and approve on an annual basis the corporate goals and objectives relevant to chief executive officer compensation, if any, evaluate our chief executive officer’s performance in light of such goals and objectives and, either as a committee or together with our independent directors (as directed by the board of directors), determine and approve the remuneration of our chief executive officer based on such evaluation;
•	review and oversee management’s annual process, if any, for evaluating the performance of our senior officers and review and approve on an annual basis the remuneration of our senior officers;
•	oversee our equity incentive plans;
•	assist the board of directors and the chairman in overseeing the development of executive succession plans; and
•	determine from time to time the remuneration for our non-executive directors.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will be comprised of      ,      and        , each of whom will be an independent director.      will chair our nominating and corporate governance committee.

The nominating and corporate governance committee will be responsible for the following:

•	providing counsel to the board of directors with respect to the organization, function and composition of the board of directors and its committees;
•	overseeing the self-evaluation of the board of directors and the board of director’s evaluation of management;
•	periodically reviewing and, if appropriate, recommending to the board of directors changes to, our corporate governance policies and procedures; and
•	identifying and recommending to the board of directors potential director candidates for nomination.

Investment Committee of Our Board of Directors

Messrs. Schorsch and Kahane will serve as members of the investment committee of our board of directors. This committee will generally be responsible for the supervision of our Manager’s compliance with our investment guidelines and will also periodically review our investment portfolio at least on a quarterly basis or more frequently as necessary.

In addition, any proposed investment must be approved by a majority of our independent directors (or a committee established by our independent directors for this purpose). If a proposed investment is for less than $10 million, such approval may be sought via electronic board meetings, which entails emailing of the applicable materials to the independent directors (or the members of the committee established by our independent directors for this purpose) and any questions to be addressed in advance of voting on the proposed investment and requesting a response for approval, and whereby the independent directors (or the members of the committee established by our independent directors for this purpose) cast their votes in favor or against a proposed acquisition via email.

Executive and Director Compensation

Compensation of Directors

A member of our board of directors who is also an employee of ARC is referred to as an executive director. Executive directors will not receive compensation for serving on our board of directors. Each non-executive director will receive an annual fee for his or her services of $30,000, payable in quarterly installments in conjunction with quarterly meetings of the board of directors, plus $2,000 for each board or board committee meeting the director attends in person ($2,500 for attendance by the chairperson of the audit committee at each meeting of the audit committee) and $1,500 for each meeting the director attends by telephone. If there is a meeting of the board and one or more committees in a single day, the fees will be limited to $2,500 per day ($3,000 for the chairperson of the audit committee if there is a meeting of such committee). Each non-executive director also will receive an annual award of 3,000 restricted shares of our Class A Common Stock. Each of our non-executive directors may elect to forego receipt of all or any portion of the cash or equity compensation payable to them for service as one of our directors and direct that we pay such amounts to a charitable cause or institution designated by such director. We will also reimburse each of our directors for their travel expenses incurred in connection with their attendance at full board of directors and committee meetings. We have not made any payments to any of our directors or director nominees to date.

Concurrently with the closing of this offering, we will grant 3,000 restricted shares of our Class A Common Stock to each of our three director nominees, each of whom will be a non-executive director, pursuant to our Director Stock Plan (described below under “— Director Stock Plan”). Awards of restricted stock will vest ratably over a five-year period following the first anniversary of the date of grant in increments of 20% per annum, subject to the director’s continued service on our board of directors, and shall provide for “distribution equivalents” with respect to this restricted stock, whether or not vested, at the same time and in the same amounts as distributions are paid to our stockholders.

Executive Compensation

Because our management agreement provides that our Manager is responsible for managing our affairs, our chief executive officer and each of our other executive officers, each of whom is an executive of ARC, do not receive cash compensation from us for serving as our executive officers. Instead we will pay our Manager the management fees described in “Our Manager and ARC — Management Agreement — Management Fee” and, in the discretion of the compensation committee of our board of directors, we may also grant our Manager equity based awards pursuant to our Equity Plan described below.

In their capacities as executive officers, each executive officer will devote such portion of their time to our affairs as is necessary to enable us to operate our business.

We will adopt equity incentive plans for our officers, our non-employee directors, our Manager and our Manager’s personnel and other service providers to encourage their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel. See “— Equity Incentive Plans” for detailed descriptions of our equity incentive plans.

Equity Incentive Plans

Prior to the completion of this offering, we will adopt equity incentive plans to provide incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel, including our Manager and affiliates and personnel of our Manager and its affiliates, and any joint venture affiliates of ours. All of our equity incentive plans will be administered by the compensation committee of our board of directors. The compensation committee, as appointed by our board of directors, has the full authority (1) to administer and interpret the equity incentive plans, (2) to authorize the granting of awards, (3) to determine the eligibility of directors, officers, advisors, consultants and other personnel, including our Manager and affiliates and personnel of our Manager and its affiliates, and any joint venture affiliates of ours, to receive an award, (4) to determine the number of shares of Class A Common Stock to be covered by each award (subject to the individual participant limitations provided in the applicable equity incentive plan), (5) to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the applicable equity incentive plan), (6) to prescribe the form of instruments evidencing such awards, and (7) to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the applicable equity incentive plan or the administration or interpretation thereof; however, neither the compensation committee nor the board of directors may take any action under any of our equity incentive plans that would result in a repricing of any stock option without having first obtained the consent of our stockholders.

In connection with this authority, the compensation committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. From and after the consummation of this offering, the compensation committee will consist solely of non-executive directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director and will, at such times as we are subject to Section 162(m) of the Code, qualify as an outside director for purposes of Section 162(m) of the Code, or, if no committee exists, the board of directors. The total number of shares that may be made subject to awards under our Equity Plan (described below) will be equal to 10.0% of the total number of issued and outstanding shares of Class A Common Stock (on a fully diluted basis assuming the redemption of all OP units for shares of Class A Common Stock) at any time other than the initial grant of 3.0% of the shares of Class A Common Stock sold in this offering to our Manager which will also be granted under the Equity Plan. Accordingly, immediately following the completion of this offering, we will have reserved a minimum of 571,000 shares (assuming the sale of 5.4 million shares in this offering and the issuance of 310,000 OP units) and a maximum of 911,000 shares (assuming the sale of 8.8 million shares in this offering and the issuance of 310,000 OP units) under the Equity Plan (other than the initial grant of our Class A Common Stock to our Manager described above). We will also reserve a total of 99,000 shares of our Class A Common Stock for issuance under our Director Stock Plan.

Equity Plan

We will adopt the American Realty Capital Properties, Inc. Equity Plan, which will provide for the grant of stock options, restricted shares of common stock, restricted stock units, dividend equivalent rights and other equity-based awards to our Manager, non-executive directors, officers and other employees and independent contractors, including employees or directors of the Manager and its affiliates who are providing services to us. As noted above, under “— Equity Incentive Plans,” the maximum number of shares that may be made subject to awards under the Equity Plan will be equal to 10% of the total number of issued and outstanding shares of Class A Common Stock (on a fully diluted basis assuming the redemption of all OP units for shares of Class A Common Stock) at any time other than the initial grant to our Manager. If any vested awards under the Equity Plan are paid or otherwise settled without the issuance of Class A Common Stock, or any shares of Class A Common Stock are surrendered to or withheld by us as payment of the exercise price of an award and/or withholding taxes in respect of an award, the shares that were subject to such award will not be available for re-issuance under the Equity Plan. If any awards under the Equity Plan are cancelled, forfeited or otherwise terminated without the issuance of shares of Class A Common Stock (except as described in the immediately preceding sentence), the shares that were subject to such award will be available for re-issuance under the Equity Plan. Shares issued under the Equity Plan may be authorized but unissued shares or shares that have been reacquired by us. In the event that the compensation committee determines that any dividend or other distribution (whether in the form of cash, common stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Class A Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Equity Plan, then the compensation committee will make equitable changes or adjustments to any or all of: (i) the number and kind of shares of stock or other property (including cash) that may thereafter be issued in connection with awards; (ii) the number and kind of shares of stock or other property (including cash) issued or issuable in respect of outstanding awards; (iii) the exercise price, base price or purchase price relating to any award and (iv) the performance goals, if any, applicable to outstanding awards. In addition, the compensation committee may determine that any such equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including but not limited to shares of stock). Awards under the Equity Plan are intended to either be exempt from, or comply with, Section 409A of the Code.

Unless otherwise determined by the compensation committee and set forth in an individual award agreement, upon termination of an award recipient’s services to us, any then unvested awards will be cancelled and forfeited without consideration. Upon a change in control of us (as defined under the Equity Plan), any award that was not previously vested will become fully vested and/or payable, and any performance conditions imposed with respect to the award will be deemed to be fully achieved, provided, that with respect to an award that is subject to Section 409A of the Code, a change in control of us must constitute a “change of control” within the meaning of Section 409A of the Code.

In the event that a participant in the Equity Plan is subject to an excise tax on “parachute payments” under Section 280G of the Code as the result of any payments or benefits received by the participant in connection with a change in control of us (as defined under the Equity Plan) we will provide the participant with a gross-up payment, except that such gross-up payment will not be payable if the amount of the parachute payment exceeds the Section 280G threshold by 10% or less, in which case the amounts and benefits payable or to be provided to the participant shall be subject to reduction to the extent necessary to avoid the excise tax if the participant would benefit from such reduction as opposed to paying the excise tax.

Initial Grant of Equity Compensation to Our Manager

Under our Equity Plan, our compensation committee (or our board of directors, if no such committee is designated by the board) is authorized to approve grants of equity-based awards to our Manager. Concurrently with the closing of this offering, we will grant to our Manager a number of restricted shares equal to 3.0% of the number of shares sold in this offering, or 162,000 restricted shares assuming the sale of 5.4 million shares, the minimum number of shares offered in this offering, or 264,000 restricted shares assuming the sale of 8.8 million shares, the maximum number of shares offered in this offering. This award of restricted shares will vest ratably on a quarterly basis over a three-year period beginning on the first day of the calendar quarter after we complete this offering. Once vested, this award of restricted stock will be settled in shares of our

Class A Common Stock. Our Manager will be entitled to receive “distribution equivalents” with respect to this restricted stock, whether or not vested, at the same time and in the same amounts as distributions are paid to our stockholders, commencing on the first anniversary of the date of grant. Our Manager will defer any distributions payable to it in connection with the restricted stock that it is granted under our Equity Plan until such time as we are covering the payment of distributions to our stockholders with FFO.

Other Grants of Equity Compensation under the Equity Plan

We will also authorize and reserve a total number of shares equal to 10.0% of the total number of issued and outstanding shares of Class A Common Stock (on a fully diluted basis assuming the redemption of all OP units for shares of Class A Common Stock) at any time under the Equity Plan for equity incentive awards other than the initial grant to our Manager. Accordingly, immediately following the completion of this offering, we will have authorized and reserved a minimum of 571,000 shares (assuming the sale of 5.4 million shares in this offering and the issuance of 310,000 OP units) and a maximum of 911,000 shares (assuming the sale of 8.8 million shares in this offering and the issuance of 310,000 OP units) under the Equity Plan. All such awards of shares will vest ratably on an annual basis over a three-year period beginning on the first anniversary of the date of grant and shall provide for “distribution equivalents” with respect to this restricted stock, whether or not vested, at the same time and in the same amounts as distributions are paid to our stockholders.

Director Stock Plan

We will adopt the American Realty Capital Properties, Inc. Non-Executive Director Stock Plan (referred to below as the Director Stock Plan), which will provide for the issuance of restricted or unrestricted shares of our common stock or restricted stock units. The Director Stock Plan is intended, in part, to implement our program of non-executive director compensation described above under “— Executive and Director Compensation — Compensation of Directors.” We will authorize and reserve a total of 99,000 shares of Class A Common Stock for issuance under the Director Stock Plan. Awards of restricted stock under the Director Stock Plan will vest ratably over a five-year period following the first anniversary of the date of grant in increments of 20% per annum, subject to the director’s continued service on our board of directors, and shall provide for “distribution equivalents” with respect to this restricted stock, whether or not vested, at the same time and in the same amounts as distributions are paid to our stockholders. If any awards under the Equity Plan are cancelled, forfeited or otherwise terminated, the shares that were subject to such award will be available for re-issuance under the Director Stock Plan. Shares issued under the Director Stock Plan may be authorized but unissued shares or shares that have been reacquired by us. In the event that the compensation committee determines that any dividend or other distribution (whether in the form of cash, common stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Class A Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Director Stock Plan, then the compensation committee will make equitable changes or adjustments to any or all of: (i) the number and kind of shares of stock or other property (including cash) that may thereafter be issued in connection with awards; (ii) the number and kind of shares of stock or other property (including cash) issued or issuable in respect of outstanding awards; and (iii) the performance goals, if any, applicable to outstanding awards. In addition, the compensation committee may determine that any such equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including but not limited to shares of stock). Awards under the Director Stock Plan are intended to either be exempt from, or comply with, Section 409A of the Code.

Each award of restricted stock or restricted stock units will be subject to such restrictions as will be set forth in the applicable award agreement. Unless otherwise determined by the compensation committee, upon a non-executive director’s removal or resignation from our board of directors, the director will forfeit any as yet unvested awards granted under the Director Stock Plan. Upon a change in control of us (as defined under the Director Stock Plan), any award that was not previously vested will become fully vested and/or payable, and any performance conditions imposed with respect to the award will be deemed to be fully achieved, provided, that with respect to an award that is subject to Section 409A of the Code, a change in control of us must constitute a “change of control” within the meaning of Section 409A of the Code.

In the event that a participant in the Director Stock Plan is subject to an excise tax on “parachute payments” under Section 280G of the Code as the result of any payments or benefits received by the participant in connection with a change in control of us (as defined under the Director Stock Plan) we will provide the participant with a gross-up payment, except that such gross-up payment will not be payable if the amount of the parachute payment exceeds the Section 280G threshold by 10% or less, in which case the amounts and benefits payable or to be provided to the participant shall be subject to reduction to the extent necessary to avoid the excise tax if the participant would benefit from such reduction as opposed to paying the excise tax.

Code of Business Conduct and Ethics

Our board of directors has established a code of business conduct and ethics that applies to our officers and directors and to our Manager’s officers and any personnel of ARC when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with applicable governmental laws, rules and regulations;
•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our executive officers or directors may be made only by our board of directors or one of our board committees and will be promptly disclosed as required by law or NASDAQ regulations.

Limitation of Liability and Indemnification

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision and limits the liability of our directors and officers to the maximum extent permitted by Maryland law.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer of our company or (2) any individual who, while serving as our director or officer and at our request, serves or has served another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his service in such capacity or capacities. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer of our company who is made or threatened to be made a party to the proceeding by reason of his service in that capacity or (2) any individual who, while serving as our director or officer and at our request, serves or has served another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served any predecessor of our company in any of the capacities described above and to any employee or agent of our company or of any predecessor for an adverse judgement.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgement in a suit by or in the right of the corporation or for a judgement of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the appropriate standard of conduct was not met.

OUR MANAGER AND ARC

General

We will be externally managed and advised by our Manager. Each of our Manager’s, and our, executive officers is an executive officer of ARC. The executive offices of our Manager are located at 405 Park Avenue, New York, New York 10022, and the telephone number of our Manager’s executive offices is 212-415-6500.

Our Manager may be required to register as an investment adviser under the Investment Advisers Act of 1940 in July 2011.

Officers of Our Manager

The following sets forth certain information with respect to each of the executive officers of our Manager:

Name	Age	Position(s)
Nicholas S. Schorsch	50	Chairman and Chief Executive Officer
William M. Kahane	62	President and Chief Operating Officer
Peter M. Budko	51	Executive Vice President and Chief Investment Officer
Brian S. Block	39	Chief Financial Officer
Edward M. Weil, Jr.	44	Executive Vice President

The backgrounds of Messrs. Schorsch, Kahane, Budko, Block and Weil are described in the “Management — Our Directors, Director Nominees and Executive Officers” section of this prospectus.

Investment Committee of Our Manager

Our Manager has an investment committee which will initially be comprised of Mr. Schorsch, the chairman of the committee, Mr. Kahane and Mr. Budko. Our Manager’s investment committee will meet periodically, at least every quarter, to discuss investment opportunities. The investment committee will review our investment portfolio and its compliance with our investment guidelines at least on a quarterly basis or more frequently as necessary.

Management Agreement

Upon completion of this offering, we will enter into a management agreement with our Manager pursuant to which it will provide for the day-to-day management of our operations. The management agreement will require our Manager to manage our business affairs in conformity with the investment guidelines and other policies that are approved and monitored by our board of directors. Our Manager’s role as Manager will be under the supervision and direction of our board of directors.

Management Services

Our Manager will be responsible for, among other duties, (1) performing all of our day-to-day functions, (2) determining our investment strategy and guidelines in conjunction with our board of directors, (3) sourcing, analyzing and executing investments, financings, and dispositions of investments, and (4) performing asset management duties, which may include, without limitation, the following:

•	serving as our consultant with respect to the periodic review of the investment guidelines and other parameters for our investments, financing activities and operations, any modification to which will be approved by a majority of our independent directors;
•	investigating, analyzing and selecting possible investment opportunities and acquiring, financing, retaining, selling, restructuring or disposing of investments consistent with the investment guidelines;
•	with respect to prospective purchases, sales or exchanges of investments, conducting negotiations on our behalf with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;
•	with respect to prospective lease transactions, conducting negotiations on our behalf with current and prospective tenants;

•	analyzing prospective opportunities to reposition properties for alternative uses or make capital improvements or in order to retain existing tenants or attract new tenants at our properties;
•	serving as our consultant with respect to decisions regarding any of our financings or borrowings undertaken by us, including (1) sourcing financing alternatives, (2) assisting us in developing criteria for debt and equity financing that is specifically tailored to our investment objectives, and (3) advising us with respect to obtaining appropriate financing for our investments;
•	engaging and supervising, on our behalf and at our expense, independent contractors that provide investment banking, securities brokerage, mortgage brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) as may be required relating to our operations or investments (or potential investments);
•	coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with the joint venture or co-investment partners;
•	providing executive and administrative personnel, office space and office services required in rendering services to us;
•	administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including, without limitation, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;
•	communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;
•	counseling us in connection with policy decisions to be made by our board of directors;
•	counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause us to qualify for taxation as a REIT;
•	furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our Manager;
•	monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;
•	investing and reinvesting any moneys and securities of ours (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners) and advising us as to our capital structure and capital raising;
•	causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, TRSs, and to conduct quarterly compliance reviews with respect thereto;
•	assisting us in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;
•	assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act, or by NASDAQ;
•	assisting us in taking all necessary action to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Code applicable to REITs;
•	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations (other than with our Manager or its affiliates), subject to such limitations or parameters as may be imposed from time to time by the board of directors;
•	using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the board of directors from time to time;
•	advising us with respect to and structuring long-term financing vehicles for our portfolio of properties, and offering and selling securities publicly or privately in connection with any such structured financing;
•	forming an investment committee, which will propose investment guidelines to be approved by a majority of our independent directors;
•	providing us with portfolio management;
•	arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;
•	performing such other services as may be required from time to time for management and other activities relating to our properties and business, as our board of directors shall reasonably request or our Manager shall deem appropriate under the particular circumstances; and
•	using commercially reasonable efforts to cause us to comply with all applicable laws.

Our Manager may retain a property manager and/or leasing agent for the purpose of managing and leasing our properties. Our Manager will pay such property manager and/or leasing agent market rates for the services provided. If our Manager wishes to retain a property manager and/or leasing agent affiliated with it, such property manager and/or leasing agent, as applicable, will receive a fee from us equal to 1.5% of gross revenues from the properties subject to such property management arrangement plus the reimbursement of customary expenses.

Liability and Indemnification

Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager maintains a contractual as opposed to a fiduciary relationship with us. Under the terms of the management agreement, our Manager, its officers, stockholders, members, managers, directors and personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts or omissions constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify our Manager, its officers, stockholders, members, managers, directors and personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Our Manager has agreed to indemnify us, our directors, officers, personnel and agents and any persons controlling or controlled by us with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement or any claims by our Manager’s personnel relating to the terms and conditions of their employment by our Manager. Our Manager will carry errors and omissions and other customary insurance upon the completion of this offering.

Management Team

Pursuant to the terms of the management agreement, our Manager is required to provide us with our management team, including a chief executive officer, president and chief financial officer, along with appropriate support personnel, to provide the management services to be provided by our Manager to us. None of the officers or employees of our Manager will be dedicated exclusively to us. Members of our management team will be required to devote such time as is necessary and appropriate commensurate with the level of our activity.

Our Manager is required to refrain from any action that, in its sole judgment made in good faith, (1) is not in compliance with the investment guidelines, (2) would adversely and materially affect our status as a REIT under the Code, or (3) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or that would otherwise not be permitted by our charter or bylaws. If our Manager is ordered to take any action by our board of directors, our Manager will promptly notify the board of directors if it is our Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or our charter or bylaws. Our Manager, its directors, members, officers, stockholders, managers, personnel and employees and any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, our board of directors or our stockholders, partners or members, for any act or omission by our Manager, its directors, officers, stockholders or employees except as provided in the management agreement.

Term and Termination

The management agreement may be amended or modified by agreement between us and our Manager. The initial term of the management agreement will end ten years after the closing of this offering, with automatic one-year renewal terms that end on the anniversary of the closing of this offering. During the initial term of the management agreement, it may be terminated by us only for cause. Following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors based upon: (1) our Manager’s unsatisfactory performance that is materially detrimental to us, or (2) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We will provide our Manager with 180 days prior notice of such a termination. Our Manager may also decline to renew the management agreement by providing us with 180 days written notice. Our Manager may decline to renew the management agreement by providing us with 180 days written notice.

Assignment

Our Manager may assign the agreement in its entirety or delegate certain of its duties under the management agreement to any of its affiliates without the approval of our independent directors if such assignment or delegation does not require our approval under the Investment Advisers Act of 1940.

We may not assign our rights or responsibilities under the management agreement without the prior written consent of our Manager, except in the case of assignment to another REIT or other organization which is our successor, in which case such successor organization will be bound under the management agreement and by the terms of such assignment in the same manner as we are bound under the management agreement.

Management Fee

We do not expect to maintain an office or directly employ personnel. Instead we will rely on the facilities and resources of our Manager to manage our day-to-day operations.

We will pay our Manager a management fee in an amount equal to 0.50% of the average unadjusted book value of our properties, calculated and payable monthly in advance, provided that our securityholders have received the full amount of the distributions declared by us in respect of our OP units for the six immediately preceding months from MFFO. Our Manager will waive such portion of its management fee that, when added to our MFFO without regard to the waiver of the management fee, would increase our MFFO so that it equals the distributions declared by us in respect of our OP units for the prior six months. Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us. The management fee is payable independent of the performance of our portfolio.

The management fee of our Manager shall be calculated promptly after the end of each month and such calculation shall be promptly delivered to us. We are obligated to pay the management fee in cash within five business days after delivery to us of the written statement of our Manager setting forth the computation of the management fee for such month.

Incentive Fee

We will pay our Manager an incentive fee with respect to each calendar quarter (or part thereof that the management agreement is in effect) in arrears. The incentive fee will be an amount, not less than zero, equal to the difference between (1) the product of (x) 20% and (y) the difference between (i) our Core Earnings (as defined below) for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price per share of our common stock of all of our public offerings of common stock multiplied by the number of all shares of common stock outstanding (including any restricted shares of common stock and any other shares of common stock underlying awards granted under our equity incentive plans) in the previous 12-month period, and (B) 8% and (2) the sum of any incentive fee paid to our Manager with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters is greater than zero.

Core Earnings is a non-GAAP measure and is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee, acquisition fees, depreciation and amortization, any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between our Manager and our independent directors and after approval by a majority of our independent directors.

The following example illustrates how we would calculate our quarterly incentive fee in accordance with the management agreement. Our actual results may differ materially from the following example.

Assume the following:

•	Core Earnings for the 12-month period equals $6,000,000;
•	5,579,000 shares of common stock are outstanding and the weighted average number of shares of common stock outstanding during the 12-month period is 5,579,000;
•	weighted average price per share of common stock is $12.50;
•	incentive fees paid during the first three quarters of such 12-month period are $50,000; and
•	Core Earnings for the 12 most recently completed calendar quarters is $10,000,000.

Under these assumptions, the quarterly incentive fee payable to our Manager would be $34,200 as calculated below:

1. Core Earnings	$6,000,000
2. Weighted average price per share of common stock of $12.50 multiplied by the weighted average number of shares of common stock outstanding of 5,579,000 multiplied by 8%	$5,579,000
3. Excess of Core Earnings over amount calculated in 2 above	$421,000
4. 20% of the amount calculated in 3 above	$84,200
5. Incentive fee equals the amount calculated in 4 above less the incentive fees paid during the first three quarters of such 12-month period ($84,200 – $50,000); the quarterly incentive fee is payable to our Manager as Core Earnings for the 12 most recently completed quarters is greater than zero	$34,200

Pursuant to the calculation formula, if Core Earnings increases and the weighted average share price and weighted average number of shares of common stock outstanding remain constant, the incentive fee will increase.

For purposes of calculating the incentive fee prior to the completion of a 12-month period following this offering, Core Earnings will be calculated on the basis of the number of days that the management agreement has been in effect on an annualized basis.

One half of each quarterly installment of the incentive fee will be payable in shares of our Class A Common Stock so long as the ownership of such additional number of shares by our Manager would not violate the 9.8% stock ownership limit set forth in our charter, after giving effect to any waiver from such limit that our board of directors may grant to our Manager in the future. The remainder of the incentive fee will be payable in cash.

The number of shares to be issued to our Manager will be equal to the dollar amount of the portion of the quarterly installment of the incentive fee payable in shares divided by the average of the closing prices of our Class A Common Stock on NASDAQ for the five trading days prior to the date on which such quarterly installment is paid.

Initial Grant of Equity Compensation to Our Manager

Under our Equity Plan, our compensation committee (or our board of directors, if no such committee is designated by the board) is authorized to approve grants of equity-based awards to our Manager. Concurrently with the closing of this offering, we will grant to our Manager a number of restricted shares equal to 3.0% of the number of shares sold in this offering, or 162,000 restricted shares assuming the sale of 5.4 million shares, the minimum number of shares offered in this offering, or 264,000 restricted shares assuming the sale of 8.8 million shares, the maximum number of shares offered in this offering. This award of restricted shares will vest ratably on a quarterly basis over a three-year period beginning on the first day of the calendar quarter after we complete this offering. Once vested, this award of restricted stock will be settled in shares of our Class A Common Stock. Our Manager will be entitled to receive “distribution equivalents” with respect to this restricted stock, whether or not vested, at the same time and in the same amounts as distributions are paid to our stockholders, commencing on the first anniversary of the date of grant. Our Manager will defer any distributions payable to it in connection with the restricted stock that it is granted under our Equity Plan until such time as we are covering the payment of distributions to our stockholders with FFO. This award was intended to further align the interests of our Manager and ARC with our stockholders.

Upon termination of the management agreement by us for cause or by our Manager for any reason other than for cause or due to a change in our Manager’s compensation under the management agreement, any then unvested restricted shares held by our Manager will be immediately forfeited and cancelled without consideration. Upon any other termination of the management agreement or change in control of us (as defined under the Equity Plan), any award that was not previously vested will become fully vested and/or payable, and any performance conditions imposed with respect to the award will be deemed to be fully achieved, provided, that with respect to an award that is subject to Section 409A of the Code, a change in control of us must constitute a “change of control” within the meaning of Section 409A of the Code.

In addition to the restricted stock that we will grant to our Manager concurrently with the completion of this offering, we may from time to time grant additional equity incentive awards to our Manager pursuant to the Equity Plan. Our Manager may, in the future, allocate a portion of these awards or ownership or profits interests in it to officers of our Manager or other personnel of ARC in order to provide incentive compensation to them. See “Management — Equity Incentive Plans.”

Acquisition and Capital Services Agreement

We will enter into an acquisition and capital services agreement with ARC effective upon the closing of this offering. Pursuant to this agreement, our Manager will be provided with access to, among other things, ARC’s portfolio management, asset valuation, risk management and asset management services, as well as administration services addressing legal, compliance, investor relations and information technologies necessary for the performance of our Manager’s duties in exchange for the fees and expense reimbursements described below.

Fees and Expenses

We will pay ARC (i) an acquisition fee equal to 1.0% of the contract purchase price (including assumed indebtedness) of each property that we acquire which is originated by ARC and evaluated following the commencement of this offering, but excluding the direct or indirect interests in any properties contributed to us in connection with the formation transactions; and (ii) a financing fee equal to 0.75% of the amount available under any secured mortgage financing or refinancing that we obtain and use for the acquisition of properties that is arranged by ARC, but excluding any financing on the direct or indirect interests in the properties which were contributed to us in connection with the formation transactions and the contemplated refinancing of the mortgage indebtedness encumbering our 60 continuing properties leased to Citizens Bank and our two TRS properties. The acquisition fee and the financing fee are payable in cash at the closing of each respective acquisition or financing, as applicable.

Reimbursement of Expenses

We will be required to reimburse ARC for all out of pocket costs actually incurred by ARC related to us. Expense reimbursements to ARC will be made in cash on a monthly basis following the end of each month. Our reimbursement obligation is not subject to any dollar limitation. The expenses required to be paid by us include, but are not limited to:

•	expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of our investments;
•	costs of legal, tax, accounting, consulting, auditing and other similar services rendered for us by providers retained by ARC or, if provided by ARC’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;
•	the compensation and expenses of our directors and the cost of liability insurance to indemnify our directors and officers;
•	costs associated with the establishment and maintenance of any of our credit facilities, other financing arrangements, or other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of our securities offerings;
•	expenses connected with communications to holders of our securities or of our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our stock on NASDAQ, the fees payable by us to NASDAQ in connection with its listing of our stock, costs of preparing, printing and mailing our annual report to our stockholders and proxy materials with respect to any meeting of our stockholders;

•	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for us;
•	expenses incurred by managers, officers, personnel and agents of ARC for travel on our behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of ARC in connection with the purchase, financing, refinancing, sale or other disposition of an investment or establishment and maintenance of any of our securitizations or any of our securities offerings;
•	costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;
•	compensation and expenses of our custodian and transfer agent, if any;
•	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;
•	all taxes and license fees;
•	all insurance costs incurred in connection with the operation of our business except for the costs attributable to the insurance that ARC elects to carry for itself and its personnel;
•	all due diligence fees and expenses;
•	costs of appraisals, title insurance premiums and other closing costs;
•	non-refundable option payments on properties not acquired;
•	costs and expenses incurred in contracting with third parties;
•	all other costs and expenses relating to our business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;
•	expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for us or our investments separate from the office or offices of ARC;
•	expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the board of directors to or on account of holders of our securities or of our subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;
•	any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us or any subsidiary, or against any trustee, director, partner, member or officer of us or of any subsidiary in his capacity as such for which we or any subsidiary is required to indemnify such trustee, director, partner, member or officer by any court or governmental agency; and
•	all other expenses actually incurred by ARC which are reasonably necessary for the performance by ARC of its duties and functions under the management agreement.

We will not reimburse ARC for the salaries and other compensation of its personnel.

Term and Termination

The acquisition and capital services agreement will have an initial term of ten years commencing upon the closing of this offering, with automatic one-year renewal terms that end on the anniversary of the closing of this offering. Following the initial term, the acquisition and capital services agreement will be terminable by us or ARC upon 180 days prior written notice.

Our independent directors will review ARC’s performance annually and, following the initial term, the acquisition and capital services agreement may be terminated upon the affirmative vote of at least two-thirds of our independent directors based upon: (1) ARC’s unsatisfactory performance that is materially detrimental to us, or (2) our determination that the fees payable to ARC under the acquisition and capital services agreement are not fair, subject to ARC’s right to prevent termination based on unfair fees by accepting a reduction of fees agreed to by at least two-thirds of our independent directors. We will provide ARC with 180 days prior notice of such a termination. We may also terminate the acquisition and capital services agreement at any time, including during the initial term, for cause. ARC may decline to renew the acquisition and capital services agreement by providing us with 180 days written notice.

Investment Opportunity Allocation Provisions

Our ability to make investments in our target assets is governed by our acquisition and capital services agreement with ARC. Our acquisition and capital services agreement with ARC provides that no entity controlled by ARC or its affiliates, including its principals, will sponsor or manage any public or private U.S. investment vehicle that has as its principal investment strategy to invest in net leased properties that are subject to leases that have remaining terms of less than 10 years but not less than three years other than us for so long as either Mr. Schorsch or Mr. Kahane are affiliated with our Manager and our management agreement is in effect. However, ARC and its affiliates may sponsor or manage another public or private U.S. investment vehicle that invests generally in real estate assets but not primarily in our target assets, including net leased properties.

Conflicts of Interest and Related Policies

We are dependent on our Manager for our day-to-day management and do not have any independent officers or employees. Messrs. Schorsch, Kahane, Budko, Block and Weil, who are our executive officers, are also executives of ARC. Each of our management agreement with our Manager and our acquisition and capital services agreement with ARC was negotiated between related parties and their respective terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated at arm’s length with an unaffiliated third party.

The obligations of our Manager and its officers and personnel to engage in other business activities, including for ARC, may reduce the time that our Manager and its officers and personnel spend managing us and result in other conflicts of interest. Each of our executive officers and the officers of our Manager are part of the senior management or key personnel of the other eight ARC-sponsored REITs and their advisors. In addition, all of our executive officers also are officers of our Manager, our dealer manager and other affiliated entities. Based on our sponsor’s experience in sponsoring REITs that are in their operational stage, a significantly greater time commitment is required of senior management during the development stage when the REIT is being organized, funds are initially being raised and funds are initially being invested, and less time is required as additional funds are raised and the offering matures. We refer to the “development stage” of a REIT as the time period from the inception of the REIT until it raises a sufficient amount of funds to break escrow under its registration statement.

The management of multiple REITs, especially REITs in the development stage, may significantly reduce the amount of time our executive officers are able to spend on activities related to us. Additionally, given that three of the ARC-sponsored REITs have registration statements that are not yet effective and are in the development phase, and four of the ARC-sponsored REITs have registration statements that became effective recently, in which our executive officers are involved, and will have concurrent and/or overlapping fundraising, acquisition and operational phases, conflicts of interest related to these REITs will arise throughout the life of our company. As a result, these individuals may not always be able to devote sufficient time to the management of our business.

These individuals also owe fiduciary duties to these other entities and their stockholders and limited partners, which fiduciary duties may conflict with the duties that they owe to us and our stockholders. Their loyalties to these other entities could result in actions or inactions that are detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities. If we do not successfully implement our business strategy, we may be unable to generate cash needed to make distributions to you and to maintain or increase the value of our assets. If these individuals act or fail to act in a manner that is detrimental to our business or favor one entity over another, they may be subject to liability for breach of fiduciary duty.

Although our executive officers face conflicts of interest as a result of the foregoing, the following factors tend to ameliorate the effect of the resulting potential conflicts of interest. Some of the other ARC-sponsored REITs have sub-advisors or dedicated management teams who have the primary responsibility for investment activities of the REIT, which may mitigate some of these conflicts of interest. Five senior members, all of which are our executive officers, collectively indirectly own interests in the dealer manager and the sponsors or co-sponsors of the ARC-sponsored investment programs. Controlling interests in the dealer manager and the sponsors or co-sponsors of the ARC-sponsored investment programs are owned by Nicholas S. Schorsch and William M. Kahane. These members share responsibility for overseeing key management functions, including general management, investing, asset management, financial reporting, legal and accounting activities, marketing strategy and investor relations. This “bench” of senior members provides depth of management and is designed with succession planning in mind. Nonetheless, the competing time commitments resulting from managing multiple development stage REITs may impact our investment activities and our executive officers’ ability to oversee these activities.

We have established policies with respect to conflicts of interest between us, our officers and directors, our Manager and its officers and directors, and ARC and its affiliates. For a description of such policies, see “Policies With Respect to Certain Activities — Conflicts of Interest and Related Policies.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Formation Transactions

Our real estate portfolio consists of 63 properties, owned by 29 property subsidiaries that are owned indirectly by the contributor, an affiliate of our sponsor. In addition, two investment funds sponsored by ARC hold, as of December 31, 2010: (i) an aggregate of approximately $19,400,000 of unsecured indebtedness payable by ARC Income Properties, LLC, the owner of 28 of these property subsidiaries, that has a weighted average interest rate of 9.94% and is interest-only until maturity ($1,934,867 in interest payments were paid from December 31, 2009 to December 31, 2010) and (ii) an aggregate of approximately $11,200,000 of unsecured indebtedness payable by ARC Income Properties III, LLC, the owner of one of these property subsidiaries, that has an interest rate of 8.50%, and is interest-only until maturity ($985,000 in interest payments were paid from December 31, 2009 to December 31, 2010). Prior to, or concurrently with, the completion of this offering, we will engage in a series of transactions, which we refer to as the formation transactions, that will consolidate our real estate portfolio within our company and our operating partnership and will repay this indebtedness (together with prepayment penalties related thereto in the aggregate amount of approximately $306,000) and certain other mortgage indebtedness assumed in connection with the formation transactions.

Part of the formation transactions includes a contribution transaction whereby the contributor, which is the indirect owner of the ownership interests in the property subsidiaries described above, will exchange certain indirect ownership interests in the property subsidiaries owning our real estate portfolio for OP units pursuant to a contribution agreement. The contribution agreement is subject to customary closing conditions, including the completion of this offering. In connection with the formation transactions, the contributor will exchange all of its indirect ownership interests in our property subsidiaries for OP units, as described below:

ARC Real Estate Partners, LLC	310,000 OP units (with a combined aggregate value of approximately $3.9 million) in exchange for indirect interests in the property subsidiaries having an aggregate net book value (deficit) attributable to such interests as of December 31, 2010 of approximately $(11.3) million. All the equity interests in the contributor are owned by our executive officers as follows: 66.5% are held by Mr. Schorsch, our chairman and chief executive officer, 14.1% are held by Mr. Kahane, our president and chief operating officer, 13.1% are held by Mr. Budko, our executive vice president and chief investment officer, 2.6% are held by Mr. Block, our executive vice president and chief financial officer and 3.7% are held by Mr. Weil, our executive vice president and secretary. As a result of such ownership interests: Mr. Schorsch will indirectly receive 206,150 OP units with a value of $2,576,875, Mr. Kahane will indirectly receive 43,710 OP units with a value of $546,375, Mr. Budko will indirectly receive 40,610 OP units with a value of $507,625, Mr. Block will indirectly receive 8,060 OP units with a value of $100,750 and Mr. Weil will indirectly receive 11,470 OP units with a value of $143,375.

In addition to the OP units to be received in connection with the formation transactions, our sponsor, our principals and our executive officers will also benefit from the following:

•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against them as an officer and/or director of our company;
•	registration rights afforded by a registration rights agreement (see “Shares Eligible for Future Sale — Registration Rights” and “— Registration Rights Agreement”);

•	release of, or indemnification in respect of, certain personal guarantees related to real estate loans secured by our existing portfolio properties (see “Structure and Formation of our Company — The Financing Transactions”);
•	tax protection afforded under the tax protection agreement (see “— Tax Protection Agreement); and
•	two ARC-sponsored investment funds will be repaid approximately $30.6 million of unsecured recourse indebtedness (together with prepayment penalties related thereto in the aggregate amount of approximately $306,000) which was outstanding as of December 31, 2010.

Class B Common Stock Issuance

We will issue in a private placement an aggregate of 8,000 shares of our Class B Common Stock concurrently with the closing of this offering for total gross proceeds to us of $100,000 to our executive officers, who also are members of our sponsor. The Class B Common Stock has the right to elect  2/3 of our board of directors (rounded down to the nearest director). The existence of the Class B Common Stock could delay, defer or prevent a change of control transaction that might involve a premium price for our shares of Class A Common Stock or otherwise be in the best interest of our stockholders, or prevent the election of an alternative board of directors even if a majority of the holders of our Class A Common Stock desire to make such a change.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that limits such liability to the maximum extent permitted by Maryland law.

The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgement in a suit by or in the right of the corporation or for a judgement of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer of our company who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or
•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company, including the ARC Predecessor Companies.

Following completion of this offering, we may enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law. In addition, our charter provides that our officers and directors are indemnified to the fullest extent permitted by law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Certain Relationships and Related Transactions with ARC Prior to the Formation Transactions

Prior to the completion of the formation transactions, the day-to-day operations for our existing portfolio were managed by ARC and its affiliates, which included diverse entities that have separate ownership from the ownership of the property subsidiaries, pursuant to the terms and conditions of written agreements between the relevant services companies, on the one hand, and the property subsidiaries, on the other hand. For the year ended December 31, 2010, total fees collected by related parties were $148,000 million, representing primarily fees for the arrangement of mortgage financing. For further information on related party transactions and arrangements, see Note 7 to the financial statements of the ARC Predecessor Companies.

Our principals may be deemed to be our “promoters” based on their ownership and various relationships with us and the property subsidiaries.

Restricted Common Stock and Other Equity-Based Awards

Under our Equity Plan, our compensation committee (or our board of directors, if no such committee is designated by the board) is authorized to approve grants of equity-based awards to our Manager. Concurrently with the closing of this offering, we will grant to our Manager a number of restricted shares equal to 3.0% of the number of shares sold in this offering, or 162,000 restricted shares assuming the sale of 5.4 million shares, the minimum number of shares offered in this offering, or 264,000 restricted shares assuming the sale of 8.8 million shares, the maximum number of shares offered in this offering. This award of restricted shares will vest ratably on a quarterly basis over a three-year period beginning on the first day of the calendar quarter after we complete this offering. Our Manager will be entitled to receive “distribution equivalents” with respect to this restricted stock, whether or not vested, at the same time and in the same amounts as distributions are paid to our stockholders, commencing on the first anniversary of the date of grant. Our Manager will defer any distributions payable to it in connection with the restricted stock that it is granted under our Equity Plan until such time as we are covering the payment of distributions to our stockholders with FFO. In addition to the restricted stock that we will grant to our Manager concurrently with the completion of this offering, we may from time to time grant additional equity incentive awards to our Manager pursuant to the Equity Plan. Our Manager may, in the future, allocate a portion of these awards or ownership or profits interests in it to officers of our Manager or other personnel of ARC in order to provide incentive compensation to them. See “Management — Equity Incentive Plans.”

We will also authorize and reserve a total number of shares equal to 10.0% of the total number of issued and outstanding shares of Class A Common Stock (on a fully diluted basis assuming the redemption of all OP units for shares of Class A Common Stock) at any time under the Equity Plan for equity incentive awards other than the initial grant to our Manager. Accordingly, immediately following the completion of this offering, we will have authorized and reserved a minimum of 571,000 shares (assuming the sale of 5.4 million shares in this offering and the issuance of 310,000 OP units) and a maximum of 911,000 shares (assuming the sale of 8.8 million shares in this offering and the issuance of 310,000 OP units) under the Equity Plan. All such awards of shares will vest ratably on an annual basis over a three-year period beginning on the first anniversary of the date of grant and shall provide for “distribution equivalents” with respect to this restricted stock, whether or not vested, at the same time and in the same amounts as distributions are paid to our stockholders. See “Management — Equity Incentive Plans.”

In addition, 99,000 shares of Class A Common Stock are authorized and reserved for issuance under our Director Stock Plan, 9,000 shares of which will be granted to our three independent director nominees concurrently with the completion of this offering. See “Management — Executive and Director Compensation — Executive Compensation”.

Related Party Transaction Policies

Transactions with ARC.  In order to avoid any actual or perceived conflicts of interest between our Manager, ARC, any of their affiliates or any investment vehicle sponsored or managed by ARC or any of its affiliates, which we refer to as the ARC parties, and us, the approval of a majority of our independent directors will be required to approve (i) any purchase of our assets by any of the ARC parties, and (ii) any purchase by us of any assets of any of the ARC parties.

Limitations on Personal Investments.  Shortly after the consummation of this offering, we expect that our board of directors will adopt a policy with respect to any proposed investments by our directors or officers or the officers of our Manager, which we refer to as the covered persons, in our target properties. We expect this policy to provide that any proposed investment by a covered person for his or her own account in any of our target properties will be permitted if the capital required for the investment does not exceed the lesser of (i) $5 million, or (ii) 1% of our total stockholders’ equity as of the most recent month end, or the personal investment limit. To the extent that a proposed investment exceeds the personal investment limit, we expect that our board of directors will only permit the covered person to make the investment (i) upon the approval of the disinterested directors, or (ii) if the proposed investment otherwise complies with the terms of any other related party transaction policy our board of directors may adopt in the future.

Lease Transactions.  In the event we are competing with another ARC-controlled or ARC Fund-controlled property for a lease from the same tenant, the management agreement will require our Manager to advise our independent directors of this potential conflict. After being advised of this potential conflict, our independent directors will determine if the potential lease is in our best interests and, if so, our independent directors (and not our Manager) will take responsibility for negotiating the lease with the potential tenant.

Operating Partnership.  We have adopted policies that are designed to eliminate or minimize certain potential conflicts of interest, and the limited partners of our operating partnership have agreed that in the event of a conflict between the duties owed by our directors to our company and our company’s duties, in its capacity as the general partner of our operating partnership, to such limited partners, we are under no obligation to give priority to the interests of such limited partners. See “Policies with Respect to Certain Activities” and “Description of the Partnership Agreement of ARC Properties Operating Partnership.”

Investment Opportunity Allocation Provisions

Our ability to make investments in our target assets is governed by our acquisition and capital services agreement with ARC. Our acquisition and capital services agreement with ARC provides that no entity controlled by ARC or its affiliates, including its principals, will sponsor or manage any public or private U.S. investment vehicle that has as its principal investment strategy to invest in net leased properties that are subject to leases that have remaining terms of less than 10 years but not less than three years other than us for so long as either Mr. Schorsch or Mr. Kahane are affiliated with our Manager and our management agreement is in effect. However, ARC and its affiliates may sponsor or manage another public or private U.S. investment vehicle that invests generally in real estate assets but not primarily in our target assets, including net leased properties.

Tax Protection Agreement

In connection with the formation transactions and this offering, we will enter into a tax protection agreement with the contributor. Under this agreement, we will indemnify the contributor for its tax liabilities (plus an additional amount equal to the taxes incurred as a result of such indemnity payment) attributable to its built-in gain, as of the closing of the formation transactions, with respect to its interests in the contributed properties (other than the TRS properties), if we sell, convey, transfer or otherwise dispose of all or any portion of these interests in a taxable transaction during the ten-year period after the closing of the formation transactions. The sole and exclusive rights and remedies of the contributor under the tax protection agreement will be a claim against our operating partnership for the contributor’s tax liabilities as calculated in the tax protection agreement, and the contributor shall not be entitled to pursue a claim for specific performance or bring a claim against any person that acquires a protected party from our operating partnership in violation of the tax protection agreement. See “Risk Factors — Tax protection provisions on certain properties could limit our operating flexibility.”

Registration Rights Agreement

We will enter into a registration rights agreement with regard to (i) the Class A Common Stock issuable in exchange for the OP units acquired by the contributor in the formation transactions, (ii) the shares of our Class A Common Stock that are issuable upon the vesting of the restricted shares to be granted to our Manager under our Equity Plan concurrently with the completion of this offering, (iii) any equity-based awards granted to our Manager under our Equity Plan in the future, and (iv) any shares of Class A Common Stock that our Manager may receive pursuant to the incentive fee provisions of the management agreement in the future, which we refer to collectively as the registrable shares. Pursuant to the registration rights agreement, we will grant the contributor, our Manager and its direct and indirect transferees:

•	unlimited demand registration rights to have the registrable shares registered for resale; and
•	in certain circumstances, the right to “piggy-back” the registrable shares in registration statements we might file in connection with any future public offering so long as we retain our Manager as our Manager under the management agreement.

Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

Right of First Offer Agreement

At no cost to us, we will enter into a right of first offer agreement with ARC with respect to the six properties leased to Tractor Supply in which ARC and its affiliates, including our principals, own direct and indirect interests, or the Tractor Supply portfolio. Under this agreement, during the ten-year period following the closing of this offering, if ARC or any of its affiliates desire to sell, convey, transfer or otherwise dispose of either the Tractor Supply portfolio or all or any portion of their direct or indirect interest in the Tractor Supply portfolio (other than to an affiliate of ARC), the seller will notify us of its intention to sell such interests. We will have 30 days from the receipt of such notice to deliver a proposal to the seller setting forth the material terms, including, without limitation, the proposed purchase price, any additional fees or other consideration and the date for the sale, and indicating that such proposal constitutes a binding offer to purchase the interests being sold at the price and on the terms set forth in our proposal. If the seller rejects our proposal, it will have 180 days from the date of our proposal to sell all, but not less than all, of the Tractor Supply portfolio or the interests offered to us to any person at a price which is not less than 95% of the offer price and on terms and conditions generally no less favorable than the terms and conditions in our proposal. If the seller does not consummate the sale with a third-party within such 180 day period, then any subsequent attempt to sell, convey, transfer or otherwise dispose of either the Tractor Supply portfolio or all or any portion of the direct or indirect interest in the Tractor Supply portfolio (other than to an affiliate of ARC) will be subject to our right of first offer under this agreement.

Administrative Support Agreement

Concurrently with the closing of this offering, at no cost to us, we will enter into an administrative support agreement with ARC. Under this agreement, ARC will agree to pay or reimburse us for our general and administrative expenses, including, without limitation, legal fees, audit fees, board of director fees, insurance, marketing and investor relation fees, for a period of one year after the closing of the offering to the extent our MFFO (as described under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Funds from Operations”) is insufficient to pay the distributions declared by us in respect of our OP units during such one year period. This agreement will have a term of one year from the closing of this offering and expire automatically at the end of the term.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

Any change in our investment objectives or the policies discussed below requires the approval of our board of directors, but does not require stockholder approval.

Investment Policies

Investments in real estate or interests in real estate

We will conduct all of our investment activities through our operating partnership and its subsidiaries. Our primary business objectives are to generate dependable monthly cash distributions from a consistent and predictable level of FFO per share and capital appreciation associated with extending expiring leases and repositioning properties for lease to new credit tenants upon the expiration of a net lease. We have not established a specific policy regarding the relative priority of our investment objectives. In order to achieve these objectives, we will seek to maximize cash flow from our portfolio, capitalize on acquisition opportunities and recycle capital efficiently. We may seek to expand or upgrade our portfolio of properties if appropriate to protect or increase our potential for long-term capital appreciation. Our business will be focused primarily on acquiring commercial real estate that is net leased on a medium-term basis primarily to single tenants with investment grade credit ratings and other credit worthy tenants. For a discussion of our properties and our business and other strategic objectives, see “Business and Properties.” Historically, we have conducted our business through investments in real property through our property subsidiaries. Such real estate investments have historically involved wholly-owning the various entities holding the properties. See “Structure and Formation of Our Company.”

We may enter into joint ventures from time to time, if we determine that doing so would be the most cost-effective and efficient means of raising capital. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over our equity interest in such property.

We do not have any specific policy as to the amount or percentage of our assets which will be invested in any specific property, other than the requirements under REIT qualification rules. We currently anticipate that our real estate investments will continue to be diversified in multiple net leased single tenant properties and in multiple geographic markets. As of December 31, 2010, our portfolio of investments included 63 freestanding properties, located in 10 states and containing an aggregate of approximately 768,730 leasable square feet.

Purchase and sale of investments

We may deliberately and strategically dispose of properties in the future and redeploy funds into new acquisitions that align with our strategic objectives. Further, on a limited and opportunistic basis, we intend to acquire and promptly resell medium-term net lease assets for immediate gain. To the extent we engage in these activities, to avoid adverse U.S. federal income tax consequences, we generally must do so through a TRS. In general, a TRS is treated as a regular “C corporation” and therefore must pay corporate-level taxes on its taxable income. Thus, our yield on such activities will be reduced by such taxes borne by the TRS. Depending on the strategic alternative we ultimately decide to pursue, our two TRS properties may be an example of the execution of this strategy.

Investments in Real Estate Mortgages

While our current portfolio consists of, and our business objectives emphasize, equity investments in real estate, we may, at the discretion of our board of directors and without a vote of our stockholders, invest in mortgages and other types of real estate interests consistent with our qualification as a REIT. We do not presently intend to invest in mortgages or deeds of trust, other than in a manner that is ancillary to an equity investment. Investments in real estate mortgages run the risk that one or more borrowers may default under the mortgages and that the collateral securing those mortgages may not be sufficient to enable us to recoup our full investment. Investments in mortgages are also subject to our policy not to be treated as an “investment company” under the Investment Company Act.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the asset tests and income tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers (including partnership interests, limited liability company interests, common stock and preferred stock), where such investment would be consistent with our investment objectives, including for the purpose of exercising control over such entities. We have no current plans to invest in entities that are not engaged in real estate activities. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests we must meet in order to qualify as a REIT under the Code. We do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act, and we would generally divest appropriate securities before any such registration would be required.

Financing policies

We rely on leverage to allow us to invest in a greater number of assets and enhance our asset returns. We expect our leverage levels to decrease over time, as a result of one or more of the following factors: scheduled principal amortization on our debt and lower leverage on new asset acquisitions. We expect to continue to strengthen our balance sheet through debt repayment and/or repurchase and also opportunistically grow our portfolio through new property acquisitions.

We intend to finance future acquisitions with the most advantageous source of capital available to us at the time of the transaction, which may include a combination of public and private offerings of our equity and debt securities, secured and unsecured corporate-level debt, property-level debt and mortgage financing and other public, private or bank debt. In addition, we may acquire properties in exchange for the issuance of common stock or OP units and in many cases we may acquire properties subject to existing mortgage indebtedness.

We believe, based on preliminary conversations with lenders, that we will be able to refinance our existing $82.6 million (as of December 31, 2010) mortgage loan secured by our continuing properties leased to Citizens Bank and our two TRS properties with an anticipated new $55.0 million fixed rate mortgage loan secured only by our continuing properties leased to Citizens Bank. The specific principal amount of the new mortgage loan, including the loan maturity and interest rate, will be negotiated by us and the commercial lender or lenders providing the loan. This refinancing will be contingent upon the closing of this offering since a significant portion of the net proceeds of this offering will be utilized to satisfy the difference between the net proceeds of this mortgage loan and the existing mortgage debt encumbering these properties. To the extent this loan cannot be obtained at the closing of this offering, we will continue to seek to refinance this $82.6 million of mortgage indebtedness prior to its maturity on August 31, 2011, including by raising both additional debt or equity, or negotiating for a loan extension with the lender. See “Risk Factors — Sixty-two of our 63 properties are encumbered by mortgage indebtedness that is maturing in the short-term, which indebtedness we may not be able to refinance upon maturity.”

We generally seek to finance our properties with or acquire properties subject to long-term, fixed rate, non-recourse debt, effectively locking in the spread we expect to generate on our properties and isolating the default risk to solely the properties financed. Through non-recourse debt, we seek to limit the overall company exposure in the event we default on the debt to the amount we have invested in the asset or assets financed. We seek to finance our assets with “match-funded” or substantially “match-funded” debt, meaning that we seek to obtain debt whose maturity matches as closely as possible the lease maturity of the asset financed. We expect that the leverage available on net leased properties with medium-term remaining lease durations will be approximately 45% to 55% of the property value.

If we sell more than the minimum number of shares of Class A Common Stock in this offering, we will utilize a portion of the net proceeds of this offering to fund acquisitions. We also may obtain secured debt to acquire properties, and we expect that our financing sources will include banks and life insurance companies. Although we intend to maintain a conservative capital structure, with limited reliance on debt financing, our charter does not contain a specific limitation on the amount of debt we may incur and our board of directors may implement or change target debt levels at any time without the approval of our stockholders.

Lending policies

We do not have a policy limiting our ability to make loans to other persons, although we may be so limited by applicable law, such as the Sarbanes-Oxley Act. Subject to REIT qualification rules, we may make loans to unaffiliated third parties. For example, we may consider offering purchase money financing in connection with the disposition of properties in instances where the provision of that financing would increase the value to be received by us for the property sold. We have not engaged in any lending activities in the past. We do not expect to engage in any significant lending in the future. We may choose to guarantee debt of certain joint ventures with third parties. Consideration for those guarantees may include, but is not limited to, fees, long-term management contracts, options to acquire additional ownership interests and promoted equity positions. Our board of directors may, in the future, adopt a formal lending policy without notice to or consent of our stockholders.

Other Policies

Issuance of additional securities

If our board of directors determines that obtaining additional capital would be advantageous to us, we may, without stockholder approval, issue debt or equity securities, including causing our operating partnership to issue additional OP units, retain earnings (subject to the REIT distribution requirements for U.S. federal income tax purposes) or pursue a combination of these methods. As long as our operating partnership is in existence, the proceeds of all equity capital raised by us will be contributed to our operating partnership in exchange for additional OP units, which will dilute the ownership interests of the limited partners therein.

We may offer shares of our common stock, OP units, or other debt or equity securities in exchange for cash, properties or other investment targets, and to repurchase or otherwise re-acquire shares of our common stock, OP units or other debt or equity securities. We may issue preferred stock from time to time, in one or more classes or series, as authorized by our board of directors without the need for stockholder approval. We have not adopted a specific policy governing the issuance of senior securities at this time.

Repurchase of our securities

We may repurchase shares of our common stock or OP units from time to time. In addition, certain holders of OP units have the right, beginning 12 months after completion of this offering, to require us to redeem their OP units in exchange for cash or, at our option, shares of common stock. See “Shares Eligible for Future Sale — Redemption/Exchange Rights.”

Reporting policies

We intend to make available to our stockholders audited annual financial statements and annual reports. Upon the completion of this offering, we will become subject to the information reporting requirements of the Exchange Act, pursuant to which we will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Stockholder rights plans

We have not adopted a stockholder rights plan, and we do not intend to adopt a stockholder rights plan at this time. If we adopt a stockholder rights plan in the future, such plan will automatically terminate if it is not approved and/or ratified by our stockholders within 12 months of our adoption of such plan.

Policies Related to Conflicts of Interest

We have adopted policies with respect to conflicts of interest and related party transactions. For details on such policies, see “Certain Relationships and Related Party Transactions — Related Party Transaction Policies” and “— Investment Opportunity Allocation Provisions.”

STRUCTURE AND FORMATION OF OUR COMPANY

Overview

Our real estate portfolio of 63 properties is owned by 29 property subsidiaries that are owned indirectly by the contributor, an affiliate of our sponsor. In addition, two investment funds sponsored by ARC hold, as of December 31, 2010, an aggregate of approximately $19,400,000 and approximately $11,200,000 of unsecured indebtedness payable by ARC Income Properties, LLC, and ARC Income Properties III, LLC, respectively, the owners of these property subsidiaries. Prior to, or concurrently with, the completion of this offering, we will engage in the formation transactions, which will consolidate our real estate portfolio within our company and our operating partnership and will repay this indebtedness (together with prepayment penalties related thereto in the aggregate amount of approximately $306,000) and certain other mortgage indebtedness assumed in connection with the formation transactions.

Part of the formation transactions includes a contribution transaction whereby the contributor, which is the indirect owner of the ownership interests in the property subsidiaries described above, will exchange certain indirect ownership interests in the property subsidiaries owning our real estate portfolio for OP units pursuant to a contribution agreement. The contribution agreement is subject to customary closing conditions, including the completion of this offering.

The significant elements of the formation transactions undertaken in connection with the offering include:

•	formation of our company and our operating partnership;
•	the contribution transaction;
•	the repayment of certain indebtedness (together with prepayment penalties related thereto) held by two investment funds sponsored by ARC and that relate to a portion of our portfolio and certain other mortgage indebtedness encumbering our 60 continuing properties leased to Citizens Bank and our two TRS properties;
•	entering into an anticipated new $55.0 million mortgage loan secured by our 60 continuing properties leased to Citizens Bank;
•	the assumption by us of indebtedness related to our existing portfolio (including the $13.85 million mortgage, as of December 31, 2010, secured by our continuing property leased to Home Depot), the release of, or providing indemnity in respect of, certain guarantees made by our sponsor and our principals in respect of such indebtedness and our anticipated refinancing of the $82.6 million (as of December 31, 2010) mortgage loan encumbering our continuing properties leased to Citizens Bank and our two TRS properties, which we refer to as the financing transactions;
•	the sale of 8,000 shares of Class B Common Stock to our executive officers at a price of $12.50 per share in a private placement and the contribution of the net proceeds to our operating partnership in exchange for 8,000 OP units;
•	the transfer of the two TRS properties by our operating partnership into our wholly-owned TRS, which will provide us with more flexibility in pursuing strategic alternatives for these properties (including their sales) without violating the rules applicable to REITs;
•	entering into a management agreement with our Manager and an acquisition and capital services agreement with ARC; and
•	entering into a right of first offer agreement with ARC Income Properties IV, LLC, an affiliate of our sponsor, at no cost to us, to acquire the remaining six net leased properties owned and controlled entirely by ARC and that are leased to Tractor Supply.

Formation of Our Company and Our Operating Partnership

Our company, American Realty Capital Properties, Inc., was incorporated on December 2, 2010 under the laws of the State of Maryland. We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2011. Our operating partnership, ARC Properties Operating Partnership, L.P., was organized as a limited partnership under the laws of the State of

Delaware on January 13, 2011. We are and will continue to act as our operating partnership’s sole general partner and will hold general partner interests in our operating partnership. We will also hold OP units in our operating partnership. The combined number of general partner units and limited partnership units held by us in our operating partnership will equal the number of shares of our Class A Common Stock outstanding upon completion of this offering.

We will establish a TRS that will be owned by our operating partnership that will hold our TRS properties and, in the future, we may establish one or more TRSs that will be owned by our operating partnership. We expect that our TRSs will earn income and engage in activities that might otherwise jeopardize our qualification as a REIT or that would cause us to be subject to a 100% tax on prohibited transactions. A TRS is taxed as a regular “C” corporation and its net income therefore will be subject to federal, state and local level corporate tax. Any income earned by our TRSs will not be included for purposes of the 90% distribution requirement discussed under “Material U.S. Federal Income Tax Considerations —  Annual Distribution Requirements,” unless such income is actually distributed to us. For a further discussion of TRSs, see “Material U.S. Federal Income Tax Considerations — Taxation of Our Company.”

Formation Transactions

Contribution and exchange of interests in the existing entities

Pursuant to the contribution transaction, the contributor, which is the indirect owner of the ownership interests in the 29 property subsidiaries that own the entire interest in 63 properties, will exchange certain indirect ownership interests in the property subsidiaries owning our real estate portfolio for approximately 310,000 OP units, with an aggregate value of approximately $3.9 million plus the assumption, as of December 31, 2010, of approximately $127 million of indebtedness, pursuant to a contribution agreement. The properties will be contributed at carryover basis, which is cost, less accumulated depreciation and amortization, as required by GAAP; however, as of January 1, 2011, the investment value of the portfolio of our continuing properties, as determined by Butler Burgher Group, an independent third-party appraiser, was approximately $131 million. See the caption “Business and Properties — Investment Valuation of Portfolio” for a description of the methodology used to determine this investment value. Our sponsor and the contributor do not believe any lender consent is required in order to effectuate the transfer of the interests in our 60 continuing properties leased to Citizens Bank and our two TRS properties to our operating partnership. The contributor is currently seeking the consent of the lender holding the mortgage indebtedness encumbering our continuing property leased to Home Depot to the transfer of the interests in such property to our operating partnership pursuant to the formation transactions, which consent shall be obtained prior to the closing of this offering.

Valuation

Although our portfolio of continuing properties was subject to a recent independent third-party investment valuation, we have not obtained any independent third-party property appraisals or fairness opinions in connection with the formation transactions. Further, we have not solicited third party bids for the properties for purposes of creating a market check on their value. The value of the portfolio was determined by Butler Burgher Group, an independent third-party appraiser. The required consents from the owners of interests in these properties to the contribution transaction have been received. See “Risk Factors — Risks Related to Our Properties and Operations — The price we will pay for the assets we intend to acquire in the formation transactions, all of which we intend to purchase from the contributor, an affiliate of our sponsor, may exceed their aggregate fair market value.”

The initial public offering price of our Class A Common Stock was determined in consultation with the dealer manager based on the history and prospects for the industry in which we compete, our financial information, our management and our business potential and earning prospects, the prevailing securities markets at the time of this offering, and the recent market prices of, and the demand for, publicly-traded shares of generally comparable companies. The initial public offering price does not necessarily bear any relationship to the book value or the fair market value of the assets we intend to acquire in the formation transactions.

Consideration paid in formation transactions

In the formation transactions, in consideration for the acquisition of interests in our 29 property subsidiaries owning 63 properties that are owned indirectly by the contributor, we expect to issue OP units having an aggregate value of approximately $3.9 million. Our principals hold an approximately 82% interest in the contributor.

Acquisition Pipeline

We are currently reviewing for potential acquisition several net leased properties being sold by third-party owners no longer interested in holding them as the remaining lease terms have been reduced to less than 10 years. These properties generally were not listed on the market and have been sourced by our Manager through its relationships with a wide spectrum of net lease property owners and brokers.

The Financing Transactions

Treatment of existing financing

In connection with the formation transactions, we will assume or otherwise become liable for certain existing property-related indebtedness and related obligations. The indebtedness and related obligations we will assume or otherwise become liable for will include indebtedness and related obligations of existing entities owning our existing portfolio. Where required by the applicable documents, instruments and agreements evidencing or securing existing indebtedness, we are in the process of obtaining such modifications, approvals and consents as we have deemed necessary or appropriate in connection with the formation transactions.

In addition, two investment funds sponsored by ARC hold, as of December 31, 2010, an aggregate of approximately $19,400,000 and approximately $11,200,000 of unsecured indebtedness payable by ARC Income Properties, LLC, and ARC Income Properties III, LLC, respectively, the owners of these property subsidiaries. Prior to, or concurrently with, the completion of this offering, we will repay this indebtedness (together with prepayment penalties related thereto in the aggregate amount of approximately $306,000).

Release of certain guarantees

Our sponsor has provided customary guarantees of certain exceptions to the non-recourse provisions typically included in mortgage loans, such as fraud, misrepresentation of a material fact, misappropriation, material waste of the property, failure to deliver insurance or condemnation proceeds or awards or any security deposit to the lender, gross negligence, willful misconduct or criminal acts negatively impacting the property, filing for bankruptcy, and violation of any transfer covenants. We will assume these guarantees or otherwise become liable for them in connection with the formation transactions. In connection with the assumption of the Home Depot loan by us, we have requested that the lender with respect to such indebtedness release our sponsor from liability under its guaranty upon completion of the formation transactions. To the extent we cannot obtain this release, we have agreed to provide a guaranty of our operating partnership in consideration of such release. We have agreed to indemnify our sponsor and our principals from any liability (contingent or otherwise) for indebtedness and related obligations we will assume or otherwise become liable for in connection with the formation transactions.

New mortgage loan

We believe, based on preliminary conversations with lenders, that we will be able to refinance our existing $82.6 million (as of December 31, 2010) mortgage indebtedness secured by our continuing properties leased to Citizens Bank and our two TRS properties with an anticipated new $55.0 million fixed rate mortgage loan secured only by our continuing properties leased to Citizens Bank. The specific principal amount of the new mortgage loan, including the loan maturity and interest rate, will be negotiated by us and the commercial lender or lenders providing the loan. This refinancing will be contingent upon the closing of this offering since a significant portion of the net proceeds of this offering will be utilized to satisfy the difference between the net proceeds of this mortgage loan and the existing mortgage debt encumbering these properties. To the extent this loan cannot be obtained at the closing of this offering, we will continue to seek to refinance this $82.6 million of mortgage indebtedness prior to its maturity on August 31, 2011, including by raising both additional debt or equity, or negotiating for a loan extension with the lender. See “Risk

Factors — Sixty-two of our 63 properties are encumbered by mortgage indebtedness that is maturing in the short-term, which indebtedness we may not be able to refinance upon maturity.”

Consequences of this Offering, the Formation Transactions and the Financing Transactions

The completion of this offering, the formation transactions and the financing transactions will have the following consequences:

•	our operating partnership will directly or indirectly own our real estate portfolio, including the continuing properties and the two TRS properties, and the properties we acquire from our acquisition pipeline;
•	if the minimum number of shares of Class A Common Stock are sold in this offering, on a fully diluted basis, our public stockholders will own 96.9% of our common stock, and our sponsor will own 0.1% of our common stock (assuming for this purpose that the shares of our Class A Common Stock issued to our Manager and our non-executive directors are fully vested);
•	if the minimum number of shares of Class A Common Stock are sold in this offering, on a fully diluted basis, our Manager will own 2.9% of our common stock (assuming for this purpose that the shares of our Class A Common Stock issued to our Manager and our non-executive directors are fully vested);
•	our executive officers collectively will own 100% of Class B Common Stock;
•	if the minimum number of shares of Class A Common Stock are sold in this offering, on a fully diluted basis, our sponsor will own 5.3% of the OP units (assuming for this purpose that the shares of our Class A Common Stock issued to our Manager and our non-executive directors are fully vested); and
•	we expect to have total consolidated indebtedness, pursuant to our pro forma financial statements, of approximately $68.9 million.

PRINCIPAL STOCKHOLDERS

The following table presents information regarding the beneficial ownership of our common stock, following the completion of this offering and the formation transactions, with respect to:

•	each person who beneficially owns more than 5% of our outstanding common stock;
•	each of our directors and director nominees;
•	each of our named executive officers; and
•	all directors, director nominees and executive officers as a group.

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

	Percentage of Class A Common Stock
	Minimum Offering		Maximum Offering
Name of Beneficial Owner(1)	Shares Owned(2)	Percentage	Shares Owned(2)	Percentage
Nicholas S. Schorsch(3)	—	*	—	*
William M. Kahane	—	*	—	*
Brian S. Block	—	*	—	*
Peter M. Budko	—	*	—	*
Edward M. Weil, Jr.	—	*	—	*
Independent Class A Director Nominee(4)	3,000	*	3,000	*
Independent Class A Director Nominee(4)	3,000	*	3,000	*
Independent Class B Director Nominee(4)	3,000	*	3,000	*
All directors, director nominees and executive officers as a group(5)	9,000	*	9,000	*

	Percentage of Class B Common Stock
	Minimum Offering		Maximum Offering
Name of Beneficial Owner(1)	Shares Owned(2)	Percentage	Shares Owned(2)	Percentage
Nicholas S. Schorsch	5,310	66.4%	5,310	66.4%
William M. Kahane	1,208	15.1%	1,208	15.1%
Peter M. Budko	913	11.4%	913	11.4%
Edward M. Weil, Jr.	314	3.9%	314	3.9%
Brian S. Block	255	3.2%	255	3.2%

*	Represents less than 1% of the shares of Class A Common Stock outstanding upon the closing of this offering.
(1)	The address for each of the persons named in this table is c/o American Realty Capital Properties, Inc., 405 Park Avenue, New York, New York 10022.
(2)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power of investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.
(3)	Excludes 310,000 shares issuable upon the redemption of 310,000 OP units that will become redeemable 12 months after the completion of this offering, attributable to Mr. Schorsch’s controlling interest in the contributor which will receive such OP units in connection with the formation transaction.
(4)	Represents a grant of restricted Class A Common Stock to the director nominee concurrently with the completion of this offering.
(5)	Excludes the initial grant of restricted Class A Common Stock equal to 3.0% of the number of shares of Class A Common Stock sold in this offering, or 162,000 restricted shares assuming the sale of 5.4 million shares, the minimum number of shares offered in this offering, or 264,000 restricted shares assuming the sale of 8.8 million shares, the maximum number of shares offered in this offering.

DESCRIPTION OF STOCK

The information in this section describes our capital structure and the terms of our governing documents as we expect that they will be at the time of the completion of this offering and the formation transactions.

Our authorized stock consists of 350,000,000 shares, consisting of 249,990,000 shares of Class A Common Stock, par value $0.01 per share, 10,000 shares of Class B Common Stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. Our charter authorizes our board of directors, with the approval of a majority of the entire board and without any action on the part of our stockholders, to amend our charter from time to time to increase or decrease the aggregate number of shares of stock that we are authorized to issue or the number of authorized shares of any class or series. On February 2, 2011, we had 1,000 shares of common stock outstanding that we sold to our sponsor at $0.01 per share in connection with our formation. We will repurchase these shares at their issue price concurrently with the completion of this offering.

Common Stock

Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, the holders of our common stock:

•	have the right to receive ratably any distributions from funds legally available therefor, when, as and if authorized by our board of directors and declared by us; and
•	are entitled to share ratably in all of our assets available for distribution to holders of our common stock upon liquidation, dissolution or winding up of our affairs.

The following is a summary of the differences between the rights of holders of Class A Common Stock and the holders of Class B Common Stock. This section does not purport to be a complete description of the terms of our common stock. The following summary is qualified in its entirety by the relevant provisions of Maryland law, our charter and our bylaws. You are urged to read carefully the relevant provisions of Maryland law, our charter and our bylaws and this entire section and the section of this prospectus entitled “Material Provisions of Maryland Law and of Our Charter and Bylaws.”

	Rights of Class A Common Stockholders	Rights of Class B Common Stockholders
Change of powers, preferences, rights and privileges	No special voting rights.	We may not adversely affect, alter, repeal, change or otherwise impair any of the powers, preferences, rights or privileges of the Class B Common Stock without the affirmative vote of the holders of not less than 66 2/3% of the shares of Class B Common Stock voting as a separate class.
Voting for directors	Holders of shares of Class A Common Stock shall be entitled to vote as a single class for the election of the Class A Directors who shall constitute one-third of the members of the board of directors (rounded up to the nearest director) and shall not be entitled to vote for the election of	Holders of shares of Class B Common Stock shall be entitled to vote as a single class for the election of Class B Directors who shall constitute two-thirds of the members of the board of directors (rounded down to the nearest director) and shall not be entitled to vote for the election of any Class A

	Rights of Class A Common Stockholders	Rights of Class B Common Stockholders
	any Class B Directors. If at any time there are no shares of Class A Common Stock outstanding, then all the members of the board of directors shall be elected by the holders of shares of Class B Common Stock.	Directors. If at any time there are no shares of Class B Common Stock outstanding, then all the members of the board of directors shall be elected by the holders of shares of Class A Common Stock.
Removal of directors	Class A Directors may be removed from office, with or without cause, by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding Class A Common Stock of the company.	Class B Directors may be removed from office, with or without cause, by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding Class B Common Stock of the company.
Filling of vacancies resulting from resignation, removal or otherwise and newly created directorships resulting from an increase in the number of directors	If a Class A Director, by a majority of the Class A Directors then in office (although less than a quorum).	If a Class B Director, by a majority of the Class B Directors then in office (although less than a quorum).
Conversion to other class of common stock	None.	Holders of Class B Common Stock may submit a request to the company that shares of Class B Common Stock be converted into Class A Common Stock, for automatic conversion on a one-for-one basis of such holder’s shares of Class B Common Stock for shares of Class A Common Stock.
Voting on amending or repealing provisions of our charter	No separate class vote.	The affirmative vote of the holders of a majority of the shares of Class B Common Stock voting as a separate class.
Dissolution	Not without the affirmative vote of the holders of a majority of the total voting power of all outstanding Class A Common Stock, voting as a separate class.	Not without the affirmative vote of the holders of a majority of the total voting power of all outstanding Class B Common Stock, voting as a separate class.
Appraisal rights	None unless the board of directors determines that appraisal rights apply.	Entitled to exercise appraisal rights in the event of significant transactions involving us, such as mergers, consolidations, share exchanges and sales of all or substantially all of our assets.

All shares of our common stock now outstanding are fully paid and nonassessable and the shares of Class A Common Stock to be issued in this offering and the shares of Class B Common Stock to be issued in a private placement concurrently with this offering will be fully paid and nonassessable. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of our common stock. Shares of our Class A and Class B Common Stock have equal distribution, liquidation and other rights.

Subject to the provisions of our charter relating to the restrictions on ownership and transfer of our stock and except as may otherwise be provided in the terms of any class or series of common stock, holders of our common stock are entitled to one vote per share on all matters on which holders of our common stock are entitled to vote at all meetings of our stockholders. The holders of our common stock do not have cumulative voting rights.

Except as described above, the holders of common stock shall vote together as a single class on all matters. Any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is elected and qualifies or until his or her earlier death, resignation or removal.

Power to Reclassify and Issue Stock

Our board of directors may classify any unissued shares of preferred stock, and reclassify any unissued shares of common stock or any previously classified but unissued shares of preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to voting rights, distributions or upon liquidation, and authorize us to issue the newly-classified shares. Prior to the issuance of shares of each class or series, our board of directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption for each such class or series. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. As of the date hereof, no shares of preferred stock are outstanding and we have no present plans to issue any preferred stock.

Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

We believe that the power of our board of directors to amend our charter from time to time to increase the aggregate number of authorized shares of stock or the number of shares of stock of any class or series that we have the authority to issue, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Shares of additional classes or series of stock, as well as additional shares of common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities are then listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series of common stock or preferred stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interest.

Meetings and Special Voting Requirements

Subject to our charter restrictions on ownership and transfer of our stock and the terms of each class or series of stock, including with respect to the vote by the Class A Common Stock as a single class for the election of the Class A Directors and the vote by the Class B Common Stock as a single class for the election of the Class B Directors, each holder of common stock is entitled at each meeting of stockholders to one vote per share owned by such stockholder on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of shares of our outstanding Class A Common Stock can elect all the Class A Directors then standing for election and the holders of the remaining shares of Class A Common Stock will not be able to elect any directors. Likewise, the holders of a majority of shares of our outstanding Class B Common Stock can elect all the Class B Directors then standing for election and the holders of the remaining shares of Class B Common Stock will not be able to elect any directors.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter. Our charter provides for a lesser percentage in certain situations. In addition, our charter provides that in connection with any reorganization, share exchange, consolidation, conversion or merger of the company with or into another person, the company may not adversely affect, alter, repeal, change or otherwise impair any of the powers, preferences, rights or privileges of the Class B Common Stock (whether directly or by the filing of articles supplementary, by reorganization, share exchange, consolidation, conversion or merger or otherwise), including without limitation (1) any of the voting rights of the holders of the Class B Common Stock, and (2) the requisite vote or percentage required to approve or take any action set forth in our charter or described in our bylaws, without in each case the affirmative vote of the holders of not less than 66 2/3% of the shares of Class B Common Stock voting as a separate class. Our charter further provides that we may not (a) amend or repeal the provisions of our charter without (i) the affirmative vote of the holders of a majority of the total voting power of all outstanding securities of the company then entitled to vote generally on matters other than the election of directors, voting together as a single class, and (ii) the affirmative vote of the holders of a majority of the shares of Class B Common Stock voting as a separate class, (b) amend, waive, alter or repeal any provision of (or add any provision to) our charter or bylaws that would adversely affect, alter, repeal, change or otherwise impair any of the powers, preferences, rights or privileges of the Class B Common Stock (whether directly or by the filing of articles supplementary, by reorganization, share exchange, consolidation, conversion or merger or otherwise), including without limitation (i) any of the voting rights of the holders of the Class B Common Stock, and (ii) the requisite vote or percentage required to approve or take any action set forth in our charter or described in our bylaws, without in each case the affirmative vote of the holders of not less than 66 2/3% of the shares of Class B Common Stock voting as a separate class or (c) dissolve without the affirmative vote of the holders of a majority of the total voting power of all outstanding Class A Common Stock, voting as a separate class, and the affirmative vote of the holders of a majority of the shares of Class B Common Stock voting together as a separate class.

An annual meeting of our stockholders will be held each year. Special meetings of stockholders may be called upon the request of a majority of our directors, the chairman of the board, the president or the chief executive officer and must be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast at least a majority of the votes entitled to be cast on such matter at the meeting (subject to the stockholders’ compliance with certain procedures set forth in our bylaws). The presence of stockholders entitled to cast at least a majority of all the votes entitled to be cast at such meeting on any matter, either in person or by proxy, will constitute a quorum.

One or more persons who together are and for at least six months have been stockholders of record of at least five percent of the outstanding shares of any class of our stock are entitled to receive a copy of our stockholder list upon request in accordance with Maryland law. The list provided by us will include each stockholder’s name and address and the number of shares owned by each stockholder and will be made available within 20 days of the receipt by us of the request. Stockholders and their representatives shall also be given access to our bylaws, the minutes of stockholder proceedings, our annual statements of affairs and any voting trust agreements on file at our principal office during usual business hours. We have the right to request that a requesting stockholder represent to us that the list and records will not be used to pursue commercial interests.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, under Section 856(h) of the Code, a REIT cannot be “closely-held.” In this regard, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of shares of our common stock and other outstanding shares of stock. The relevant sections of our charter provide that, subject to the exceptions described below, upon the completion of this offering, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% by number or value, whichever is more restrictive, of the outstanding shares of our common stock, which we refer to as the common share ownership limit, or 9.8% by number or value, whichever is more restrictive, of the outstanding shares of our stock, which we refer to as the aggregate share ownership limit. We refer to the common share ownership limit and the aggregate share ownership limit collectively as the “ownership limits.”

The constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% by number or value, whichever is more restrictive, of the outstanding shares of our common stock or 9.8% by number or value, whichever is more restrictive, of the outstanding shares of our stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of our stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to violate the ownership limits.

Our board of directors may, upon receipt of certain representations, undertakings and agreements and in its sole discretion, exempt (prospectively or retroactively) any person from the ownership limits or establish a different limit, or excepted holder limit, for a particular person if the person’s ownership in excess of the ownership limits will not then or in the future result in our being “closely held” under Section 856(h) of the Code (without regard to whether the person’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT. In order to be considered by our board of directors for exemption, a person also must not own, actually or constructively, an interest in one of our tenants (or a tenant of any entity which we own or control) that would cause us to own, actually or constructively, more than a 9.9% interest in the tenant unless the revenue derived by us from such tenant is sufficiently small that, in the opinion of our board of directors, rent from such tenant would not adversely affect our ability to qualify as a REIT. The person seeking an exemption must represent and covenant to the satisfaction of our board of directors that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer to a trust of the shares of stock causing the violation. As a condition of granting an exemption or creating an excepted holder limit, our board of directors may, but is not be required to, obtain an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to our qualification as a REIT and may impose such other conditions or restrictions as it deems appropriate.

In connection with granting an exemption from the ownership limits or establishing an excepted holder limit or at any other time, our board of directors may increase or decrease the ownership limits. Any decrease in the ownership limits will not be effective for any person whose percentage ownership of shares of our stock is in excess of such decreased limits until such person’s percentage ownership of shares of our stock equals or falls below such decreased limits (other than a decrease as a result of a retroactive change in existing law, which will be effective immediately), but any further acquisition of shares of our stock in excess of such percentage ownership will be in violation of the applicable limits. Our board of directors may not increase or decrease the ownership limits if, after giving effect to such increase or decrease, five or fewer persons could beneficially own or constructively own in the aggregate more than 49.9% in value of the shares of our stock then outstanding. Prior to any modification of the ownership limits, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT.

Our charter further prohibits:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our stock after the completion of this offering that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and
•	any person from transferring shares of our stock after the completion of this offering if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other foregoing restrictions on ownership and transfer of our stock will be required to immediately give written notice to us or, in the case of a proposed or attempted transaction, give at least 15 days’ prior written notice to us, and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The ownership limits and the other restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the restrictions on ownership and transfer of our stock is no longer required in order for us to qualify as a REIT.

If any transfer of shares of our stock after the completion of this offering would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be void from the time of such purported transfer and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result, after the completion of this offering, in:

•	any person violating the ownership limits or such other limit established by our board of directors; or
•	our company being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will automatically be transferred to, and held by, a charitable trust for the exclusive benefit of one or more charitable organizations selected by us, and the intended transferee will acquire no rights in such shares. The transfer will be deemed to be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the charitable trust. A person who, but for the transfer of the shares to the charitable trust, would have beneficially or constructively owned the shares so transferred is referred to as a “prohibited owner,” which, if appropriate in the context, also means any person who would have been the record owner of the shares that the prohibited owner would have so owned. If the transfer to the charitable trust as described above would not be effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer contained in our charter, then our charter provides that the transfer of the shares will be void from the time of such purported transfer.

Shares of stock transferred to a charitable trust are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid per share in the transaction that resulted in such transfer to the charitable trust (or, if the event that resulted in the transfer to the charitable trust did not involve a purchase of such shares of stock at market price, defined generally as the last reported sales price reported on NASDAQ (or other applicable exchange), the market price per share of such stock on the day of the event which resulted in the transfer of such shares of stock to the charitable trust) and (2) the market price on the date we, or our designee, accept such offer. We may reduce the amount payable to the charitable trust by the amount of distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the charitable trust as described below. We may pay the amount of such reduction to the charitable trust for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee of the charitable trust has sold the shares held in the charitable trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, and the charitable trustee must distribute the net proceeds of the sale to the prohibited owner.

If we do not buy the shares, the charitable trustee must, within 20 days of receiving notice from us of the transfer of the shares to the charitable trust, sell the shares to a person or entity designated by the charitable trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of our stock described above. After that, the charitable trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares in the transaction that resulted in the transfer to the charitable trust (or, if the event that resulted in the transfer to the charitable trust did not involve a purchase of such shares at market price, the market price per share of such stock on the day of the event that resulted in the transfer to the charitable trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the charitable trust for the shares. The charitable trustee may reduce the amount payable to the prohibited owner by the amount of distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the charitable trust. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any distributions thereon. In addition, if, prior to discovery by us that shares of stock have been transferred to a charitable trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the charitable trust and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the charitable trust upon demand by the charitable trustee. The prohibited owner will have no rights in the shares held by the charitable trust.

The charitable trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the charitable trust, the charitable trustee will receive, in trust for the charitable beneficiary, all distributions made by us with respect to such shares and may also exercise all voting rights with respect to such shares. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the charitable trust will be paid by the recipient to the charitable trust upon demand by the charitable trustee. These rights will be exercised for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the charitable trust, the charitable trustee will have the authority, at the charitable trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the charitable trust; and
•	to recast the vote in accordance with the desires of the charitable trustee acting for the benefit of the charitable beneficiary.

However, if we have already taken irreversible action, then the charitable trustee may not rescind and recast the vote.

If our board of directors determines in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of all classes or series of our stock, including common stock, will be required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which such shares are held. Each such owner will be required to provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will, upon demand, be required to provide to us such information as we may request, in good faith, in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock, or any written statements of information delivered in lieu of certificates, will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer of our stock could delay, defer or prevent a transaction or a change in control that might involve a premium price for our Class A Common Stock or otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar with respect to our Class A Common Stock is DST Systems, Inc.

Listing

We have applied to have our Class A Common Stock listed on NASDAQ under the symbol “ARCP.”

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

Our Board of Directors

Our charter and bylaws provide that the number of directors we have may be established only by our board of directors pursuant to our bylaws, but may not be fewer than the minimum number permitted under Maryland law nor more than 15. Upon the completion of this offering and the formation transactions, we expect to have five directors. Our charter provides that, at such time as we are eligible to make the election provided for in Title 3, Subtitle 8 of the MGCL, which we expect will occur upon the completion of this offering, except as may be provided in setting the terms of any class or series of preferred stock, vacancies in our Class A Directors may be filled only by the remaining Class A Directors and vacancies in our Class B Directors may be filled only by the remaining Class B Directors, even if the remaining directors do not constitute a quorum. Any individual elected to fill such vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

Our charter provides that holders of the outstanding shares of Class B Common Stock will have the right to elect  2/3 of our board of directors (rounded down to the nearest director) and holders of the outstanding shares of Class A Common Stock will have the right to elect the remaining  1/3 of our board of directors (rounded up to the nearest director). Any director may resign at any time. Each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies under Maryland law. Holders of shares of our common stock will have no right to cumulative voting in the election of directors.

Our bylaws require that each director be an individual at least 21 years of age who is not under legal disability and that at least a majority of our directors will be individuals whom our board of directors has determined are “independent” under the standards established by our board of directors and in accordance with the then applicable NASDAQ listing standards.

Removal of Directors

Our charter provides that any Class A Director may be removed from office, with or without cause, by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding Class A Common Stock of the company and any Class B Director may be removed from office, with or without cause, only by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding Class B Common Stock of the company. These provisions may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations,” including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and an “interested stockholder” or, generally, any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. Under the MGCL, a person is not an “interested stockholder” if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. As permitted by the MGCL, our board of directors has by resolution exempted business combinations (1) between us and any person, provided that such business combination is first approved by our board of directors (including a majority of directors who are not affiliates or associates of such person) and (2) between us and our sponsor, our Manager, our operating partnership or any of their respective affiliates. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to such business combinations. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by us with the supermajority vote requirements and other provisions of the statute. This resolution, however, may be altered or repealed in whole or in part at any time by our board of directors. If this resolution is repealed, or our board of directors does not otherwise approve a business combination with a person other than our sponsor, our Manager, our operating partnership or any of their respective affiliates, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) the person that has made or proposed to make the control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are shares of voting stock which, if aggregated with all other such shares owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third, (B) one-third or more but less than a majority or (C) a majority or more of all voting power. Control shares do not include shares that the acquirer is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquirer does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights, unless the corporation’s charter provides otherwise. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;
•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and
•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of Class A Common Stock entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of Class A directors for the removal of a Class A director from the board, (2) require the affirmative vote of the holders of Class B Common Stock entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of Class B directors for the removal of a Class B director from the board, (3) vest in the board the exclusive power to fix the number of directors and (4) require, unless called by our chairman, chief executive officer, president or a majority of our directors, the request of stockholders entitled to cast a majority of the votes entitled to be cast at such meeting on such matter to call a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders. Our charter provides that, at such time as we become eligible to make the election provided for under Subtitle 8, except as may be provided in setting the terms of any class or series of preferred stock, vacancies in our Class A directors may be filled only by the affirmative vote of a majority of the remaining Class A directors then in office for the full term of the directorship in which the vacancy occurred and vacancies in our Class B directors may be filled only by the affirmative vote of a majority of the remaining Class B directors then in office for the full term of the directorship in which the vacancy occurred.

Meetings of Stockholders

Pursuant to our bylaws, an annual meeting of our stockholders for the purpose of the election of directors and the transaction of any business will be held annually on a date and at the time and place set by our board of directors. Each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies under Maryland law. In addition, our chairman, chief executive officer or president or a majority of our directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be considered by our stockholders will also be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter, accompanied by the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and mail the notice of the special meeting.

Amendment to Our Charter and Bylaws

Under the MGCL, a Maryland corporation generally cannot amend its charter unless advised by its board of directors and approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter unless a different percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter.

Except as set forth below, our charter may be amended only with the approval of our board of directors and the affirmative vote of at least a majority of all of the votes entitled to be cast on the matter. Any amendment, waiver, alteration or repeal of any provision of, or addition to, the charter or the bylaws that would adversely affect, alter, repeal, change or otherwise impair any of the powers, preferences, rights or privileges of the Class B Common Stock (whether directly or by the filing of articles supplementary, by a reorganization, share exchange, consolidation, conversion or merger or otherwise), including, without limitation (i) any of the voting rights of the holders of the Class B Common Stock, and (ii) the requisite vote or percentage required to approve or take any action described in our charter or our bylaws, must be approved by the affirmative vote of the holders of not less than 66 2/3% of the shares of Class B Common Stock voting as a separate class. Our charter further provides that we may not (a) amend or repeal the provisions of our charter without (i) the affirmative vote of the holders of a majority of the total voting power of all outstanding securities of the company then entitled to vote generally on matters other than the election of directors, voting together as a single class, and (ii) the affirmative vote of the holders of a majority of the shares of Class B Common Stock voting as a separate class, or (b) dissolve without the affirmative vote of the holders of a majority of the total voting power of all outstanding Class A Common Stock, voting as a separate class, and the affirmative vote of the holders of not less than a majority of the shares of Class B Common Stock voting as a separate class.

Except as described below, our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Extraordinary Transactions

Under Maryland law, a Maryland corporation generally cannot consolidate, merge, sell all or substantially all of its assets or engage in a share exchange unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a different proportion, which may not be less than a majority of all the votes entitled to be cast on the matter, is specified in the corporation’s charter. As permitted by Maryland law, our charter provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. Also, many of our operating assets are held by our subsidiaries, and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

In addition, in connection with any reorganization, share exchange, consolidation, conversion or merger of the company with or into another person, the company may not adversely affect, alter, repeal, change or otherwise impair any of the powers, preferences, rights or privileges of the Class B Common Stock (whether directly or by the filing of articles supplementary, by reorganization, share exchange, consolidation, conversion or merger or otherwise), including, without limitation (i) any of the voting rights of the holders of the Class B Common Stock, and (ii) the requisite vote or percentage required to approve or take any action set forth in our charter or described in our by-laws, without in each case the affirmative vote of the holders of not less than 66 2/3% of the shares of Class B Common Stock voting as a separate class.

Under Maryland law, dissenting holders may have, subject to satisfying certain procedures, the right to receive a cash payment representing the fair value of their shares of stock under certain circumstances. As a result of this provision, the holders of our Class B Common Stock will have the right to dissent from extraordinary transactions, such as the merger of our company into another company or the sale of all or substantially all of our assets for securities. These appraisal rights granted to the holders of our Class B Common Stock could prevent a change in control of us that might involve a premium for our Class A Common Stock or otherwise be in the best interests of our stockholders.

Appraisal Rights

Our charter provides that our stockholders will not be entitled to exercise appraisal rights unless a majority of our entire board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights. Notwithstanding the foregoing, holders of our Class B Common Stock will be entitled to exercise appraisal rights in the event of significant transactions involving us, such as mergers, consolidations, share exchanges and sales of all or substantially all of our assets.

Dissolution

Our dissolution must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of the holders of a majority of the total voting power of all outstanding Class A Common Stock, voting as a separate class, entitled to be cast on the matter and the affirmative vote of the holders of a majority of the total voting power of all outstanding Class B Common Stock, voting as a separate class.

Advance Notice of Director Nominations and New Business

Our bylaws provide that nominations of individuals for election to the board may be made at an annual meeting, (A) if a Class A Director, (1) pursuant to the company’s notice of meeting, (2) by or at the direction of the Class A Directors, or (3) by any holder of Class A Common Stock of the company who is a holder of Class A Common Stock of record both at the time of giving of notice pursuant to the bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures set forth in our bylaws, and (B) if a Class B Director, (1) pursuant to the company’s notice of meeting, (2) by or at the direction of the Class B Directors, or (3) by any holder of Class B Common Stock of the company who is a holder of Class B Common Stock of record both at the time of giving of notice pursuant to the bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures set forth in our bylaws. Our bylaws currently require the stockholder to provide notice to the secretary containing the information required by our bylaws not earlier than 5:00 p.m., Eastern Time, on the 150th day nor later than 5:00 p.m., Eastern Time, on the 120the day prior to the first anniversary of the date of our proxy statement for the preceding year’s annual meeting.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to the board may be made at a special meeting, (i) if a Class A Director, (A) by or at the direction of the Class A Directors, or (B) provided that the special meeting has been called for the purpose of electing Class A Directors, by any holder of Class A Common Stock who is a holder of record of Class A Common Stock both at the time of giving of notice and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who complies with the notice procedures set forth in our bylaws; and (ii) if a Class B Director, (A) by or at the direction of the Class B Directors, or (B) provided that the special meeting has been called for the purpose of electing Class B Directors, by any holder of Class B Common Stock who is a holder of record of Class B Common Stock both at the time of giving of notice and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who complies with the notice procedures set forth in our bylaws. Such stockholder may nominate one or more individuals, as the case may be, for election as a director if the stockholder’s notice containing the information required by our bylaws is delivered to the secretary not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., eastern time, on the later of (1) the 90th day prior to such special meeting or (2) the tenth day following the day on which public announcement is first made of the date of the special meeting and the proposed nominees of our board of directors to be elected at the meeting.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

If the applicable exemption in our bylaws is repealed and the applicable resolution of our board of directors is repealed, the control share acquisition provisions and the business combination provisions of the MGCL, respectively, as well as the provisions in our charter and bylaws, as applicable, on removal of directors and the filling of director vacancies and the restrictions on ownership and transfer of shares of stock, together with the advance notice and stockholder-requested special meeting provisions of our bylaws, alone or in combination, could serve to delay, deter or prevent a transaction or a change in our control that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision and limits the liability of our directors and officers to the maximum extent permitted by Maryland law.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer of our company or (2) any individual who, while serving as our director or officer and at our request, serves or has served another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity or capacities. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer of our company who is made or threatened to be made a party to the proceeding by reason of his service in that capacity or (2) any individual who, while serving as our director or officer and at our request, serves or has served another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served any predecessor of our company in any of the capacities described above and to any employee or agent of our company or of any predecessor.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgement in a suit by or in the right of the corporation or for a judgement of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the appropriate standard of conduct was not met.

Following completion of this offering, we may enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF
ARC PROPERTIES OPERATING PARTNERSHIP, L.P.

A summary of the material provisions of the Agreement of Limited Partnership of ARC Properties Operating Partnership, L.P., which we refer to as the partnership agreement, is set forth below. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the Delaware Revised Uniform Limited Partnership Act, or the DRULPA, and the partnership agreement. We have filed a copy of the partnership agreement as an exhibit to the registration statement of which this prospectus is a part.

General

Upon completion of the offering and the formation transactions, substantially all of our assets will be held by, and substantially all of our operations will be conducted through, our operating partnership, either directly or through subsidiaries. We are the sole general partner of our operating partnership and we own a general partner interest in our operating partnership. We are also a limited partner of our operating partnership, and we will own, either directly or through subsidiaries, 94.7% of the outstanding interests if we sell the minimum number of shares of Class A Common Stock in this offering or 96.7% of the outstanding interests if we sell the maximum number of shares of Class A Common Stock in this offering, as applicable, in our operating partnership through our ownership of OP units.

OP units are also held by the contributor, an affiliate of our sponsor, which contributed indirect interests in our properties to our operating partnership in the formation transactions. All holders of OP units in our operating partnership (including us in our capacity as a general or limited partner) are entitled to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to their respective percentage interests in our operating partnership. The OP units in our operating partnership will not be listed on any exchange or quoted on any national market system.

Provisions in the partnership agreement may delay or make more difficult unsolicited acquisitions of us or changes in our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some stockholders might consider such proposals, if made, desirable. Such provisions also make it more difficult for third parties to alter the management structure of our operating partnership without the concurrence of our board of directors. These provisions include, among others:

•	redemption rights of qualifying parties;
•	transfer restrictions on the OP units;
•	the ability of the general partner in some cases to amend the partnership agreement without the consent of the limited partners; and
•	the right of the limited partners to consent to transfers of our general partner interest and mergers or consolidations involving us under specified limited circumstances.

Purposes, Business and Management

The purpose of our operating partnership includes the conduct of any business that may be conducted lawfully by a limited partnership formed under the DRULPA, except that the partnership agreement requires the business of our operating partnership to be conducted in such a manner that will permit us to qualify as a REIT under Sections 856 through 860 of the Code. Subject to the foregoing limitation, our operating partnership may enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity. The general partner shall cause our operating partnership not to take, or to refrain from taking, any action that, in its judgment, in its sole and absolute discretion:

•	could adversely affect our ability to continue to qualify as a REIT;
•	could subject us to any additional taxes under Code Section 857 or Code Section 4981 or any other related or successor provision under the Code;
•	could violate any law or regulation of any governmental body or agency having jurisdiction over us, our securities or our operating partnership; or

•	could violate in any material respects any of the covenants, conditions or restrictions now or hereafter placed upon or adopted by us pursuant to any of our agreements or applicable laws and regulations, unless, in any such case, such action or inaction described in the bullet points above is specifically consented to by us.

In general, our board of directors will direct the management of the affairs of our operating partnership by directing the management of our affairs, in our capacity as general partner of our operating partnership.

Except as otherwise expressly provided in the partnership agreement or as delegated or provided to an additional general partner by us (in our capacity as sole general partner of the operating partnership) or any successor general partner pursuant to the partnership agreement, all management powers over the business and affairs of our operating partnership are exclusively vested in the general partner. No limited partner or any other person to whom one or more OP units have been transferred may, in its capacity as a limited partner, take part in the operations, management or control of our operating partnership’s business, transact any business in our operating partnership’s name or have the power to sign documents for or otherwise bind our operating partnership. We may not be removed as general partner of the operating partnership by the limited partners without our consent. In addition to the powers granted to us in our capacity as general partner of the operating partnership under applicable law or that are granted to us under any other provision of the partnership agreement, we have, subject to the other provisions of the partnership agreement, full power and authority to do all things deemed necessary or desirable by us to conduct the business of our operating partnership, to exercise all powers of our operating partnership and to effectuate the purposes of our operating partnership. Our operating partnership may incur debt or enter into other similar credit, guarantee, financing or refinancing arrangements for any purpose, including, without limitation, in connection with any acquisition of properties, upon such terms as we, in our capacity as sole general partner of the operating partnership, determine to be appropriate. With limited exceptions, we are authorized to execute, deliver and perform agreements and transactions on behalf of our operating partnership without any further act, approval or vote of the limited partners.

Restrictions on General Partner’s Authority

We, in our capacity as sole general partner of the operating partnership, may not take any action in contravention of the partnership agreement. The general partner may not, without the prior consent of the limited partners (including us), undertake, on behalf of our operating partnership, any of the following actions or enter into any transaction that would have the effect of such actions:

•	take any action that would make it impossible to carry on the business of our operating partnership, except as provided in the partnership agreement;
•	possess operating partnership property, or assign any rights in partnership property, for other than a partnership purpose, except as otherwise provided in the partnership agreement;
•	admit a person as a partner of our operating partnership, except as provided in the partnership agreement;
•	perform any act that would subject a limited partner to liability as a general partner or any other liability, except as provided in the partnership agreement or the DRULPA;
•	enter into any agreement that prohibits or restricts us or our operating partnership from performing its redemption obligations; and
•	amend, modify or terminate the partnership agreement, except as provided in the partnership agreement; for a description of the provisions of the partnership agreement permitting us in our capacity as general partner of the operating partnership to amend the partnership agreement without the consent of the limited partners. See “—Amendment of the Partnership Agreement for Our Operating Partnership.”

We generally may not withdraw as general partner from our operating partnership nor transfer all of our general partner interest in our operating partnership without the consent of a majority in interest of the limited partners (including us), subject to the exceptions discussed in “—Restrictions on Our Transfer of Our General Partner Interests.”

In addition, we may not, in our capacity as general partner of the operating partnership, amend the partnership agreement or take any action on behalf of our operating partnership, without the prior consent of each limited partner adversely affected by such amendment or action, if such amendment or action would:

•	convert a limited partner interest into a general partner interest;
•	modify the limited liability of a limited partner;
•	alter the rights of any limited partner to receive the distributions to which such partner is entitled, or alter the allocations specified in the partnership agreement;
•	alter or modify the redemption rights or related definitions as provided in the partnership agreement;
•	alter or modify the restrictions on the right of the general partner to transfer its interest in, or withdraw from, our operating partnership; or
•	remove, alter or amend the powers and restrictions related to our REIT requirements or permit us to avoid paying taxes under Code Section 857 or Code Section 4981.

Additional Limited Partners

We are authorized in our capacity as general partner of the operating partnership to admit additional limited partners and additional general partners to our operating partnership from time to time, for such consideration and on terms and conditions as may be established by us in our sole and absolute discretion. No person may be admitted as an additional limited partner or an additional general partner without our consent, which consent may be given or withheld in its sole and absolute discretion.

No action or consent by the limited partners is required in connection with the admission of any additional limited partner. We, in our capacity as sole general partner of the operating partnership, are expressly authorized to cause our operating partnership to issue additional OP units:

•	upon the conversion, redemption or exchange of any debt, OP units or other securities issued by our operating partnership;
•	for less than fair market value, so long as we conclude in good faith that such issuance is in the best interests of us and our operating partnership; and
•	in connection with any merger of any other entity into our operating partnership or a subsidiary of it if the applicable merger agreement provides that persons are to receive OP units in our operating partnership in exchange for their interests in the entity merging into our operating partnership.

Subject to Delaware law, any additional OP units may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties (including, without limitation, rights, powers and duties that may be senior or otherwise entitled to preference over existing OP units) as we, in our capacity as sole general partner of the operating partnership, shall determine, in our sole and absolute discretion without the approval of any limited partner or any other person. Without limiting the generality of the foregoing, the general partner has authority to specify:

•	the allocations of items of partnership income, gain, loss, deduction and credit to each such class or series of OP units;
•	the right of each such class or series of OP units to share in distributions;
•	the rights of each such class or series of OP units upon dissolution and liquidation of our operating partnership;
•	the voting rights, if any, of each such class or series of OP units; and
•	the conversion, redemption or exchange rights applicable to each such class or series of OP units.

Ability to Engage in Other Businesses; Conflicts of Interest

Our operating partnership may not conduct any business other than in connection with the ownership, acquisition and disposition of partnership interests, our operation as a reporting company with a class or classes of securities registered under the Exchange Act, our operations as a REIT, the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, financing or refinancing of any type related to our operating partnership or its assets or activities, and such activities as are incidental to those activities discussed above.

Distributions

Subject to the terms of any partnership unit designation, we shall, in our capacity as general partner of the operating partnership, cause our operating partnership to distribute monthly, all, or such portion as we may in our sole and absolute discretion determine, of Available Cash (as such term is defined in the partnership agreement) generated by our operating partnership during such month to the general partners and the limited partners:

•	first, with respect to any units that are entitled to any preference in distribution, in accordance with the rights of such class or classes of units, and, within such class or classes, among the limited partners pro rata in proportion to their respective percentage interests; and
•	second, with respect to any units that are not entitled to any preference in distribution, in accordance with the rights of such class of partnership units, as applicable, and, within such class, among the limited partners pro rata in proportion to their respective percentage interests.

To the extent we own properties outside our operating partnership, any income we receive in connection with the activities from those properties will result in a recalculation of distributions from our operating partnership such that we and the limited partners would each receive the same distributions that we and they would have received had we contributed such properties to our operating partnership.

Allocations of Net Income and Net Loss

Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership as of the end of the year. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the holders of OP units in accordance with their respective percentage interests at the end of each fiscal year. The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise provided in the partnership agreement, for U.S. federal income tax purposes under the Code and the Treasury Regulations, each operating partnership item of income, gain, loss and deduction is allocated among the limited partners of our operating partnership in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the partnership agreement. In addition, under Section 704(c) of the Code, items of income, gain, loss and deduction with respect to appreciated or depreciated property which is contributed to a partnership, such as our operating partnership, in a tax-free transaction must be specially allocated among the partners in such a manner so as to take into account such variation between tax basis and fair market value. The operating partnership will allocate tax items to the holders of operating partnership units taking into consideration the requirements of Section 704(c). See “Material U.S. Federal Income Tax Considerations.”

Borrowing by Our Operating Partnership

We are authorized in our capacity as sole general partner of the operating partnership to cause our operating partnership to borrow money and to issue and guarantee debt as we deem necessary for the conduct of the activities of our operating partnership. Such debt may be secured, among other things, by mortgages, deeds of trust, liens or encumbrances on properties of our operating partnership.

Reimbursement of Us; Transactions with Our Affiliates and Us

We will not receive any compensation for services as the general partner and limited partner of our operating partnership. We, as a limited partner in our operating partnership, have the same right to allocations and distributions as other limited partners. In addition, our operating partnership will reimburse us for all expenses incurred by us in connection with our operating partnership’s business, including (i) expenses relating to the ownership of interests in and management and operation of, or for the benefit of, our operating partnership, (ii) compensation of officers and employees, including, without limitation, payments under our future compensation plans that may provide for stock, OP units or phantom stock, pursuant to which our employees will receive payments based upon distributions on or the value of our common stock, (iii) director or manager fees and expenses of our company or our affiliates, and (iv) all costs and expenses that we incur in connection with our being a public company, including costs of filings with the SEC, reports and other distributions to our stockholders.

Except for the management agreement, the acquisition and capital services agreement and any future property management and leasing services ARC will provide to us with respect to our properties, and except as expressly permitted by the partnership agreement, we and our affiliates may not engage in any transactions with our operating partnership except on terms that are fair and reasonable and no less favorable to our operating partnership than would be obtained from an unaffiliated third party.

Our Liability and that of the Limited Partners

Under DRULPA, we, as the general partner of our operating partnership, are liable for all general obligations of our operating partnership to the extent not paid by our operating partnership.

The limited partners are not required to make additional contributions to our operating partnership. Assuming that a limited partner does not take part in the control of the business of our operating partnership, the liability of the limited partner for obligations of our operating partnership under the partnership agreement and DRULPA is limited, subject to limited exceptions, generally to the loss of the limited partner’s investment in our operating partnership represented by such limited partner’s OP units.

Our operating partnership will operate in a manner we deem reasonable, necessary and appropriate to preserve the limited liability of the limited partners.

Exculpation and Indemnification of Us

The partnership agreement generally provides that we, as sole general partner of our operating partnership, and any of our directors or officers, will incur no liability to our operating partnership, or any limited partner, general partner or assignee, for losses sustained or liabilities incurred or benefits not derived as a result of errors in judgment, mistakes of law or of any act or omission if we or such officer or director acted in good faith. In addition, we, as the sole general partner of our operating partnership, are not responsible for any misconduct or negligence on the part of our agents, provided we appointed such agents in good faith. We, as the sole general partner of our operating partnership, may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action we take or omit to take in reliance upon the opinion of such persons, as to matters which we, as the sole general partner of our operating partnership, reasonably believe to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

The partnership agreement also provides for the indemnification, to the fullest extent permitted by law, of us, as the sole general partner of our operating partnership, of our directors and officers, and of such other persons as we, in our capacity as sole general partner of the operating partnership, may from time to time designate against any and all losses, claims, damages, liabilities, joint or several, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings in which such person may be involved that relate to the operations of our operating partnership, provided that such person will not be indemnified for (i) any act or omission of such person that was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) in the case of any criminal proceeding, any act or omission that such person had reason to believe was unlawful, or (iii) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement.

Redemption Rights of Qualifying Parties

After holding OP units for a period of 12 months, each limited partner (other than us) and some assignees have the right, subject to the terms and conditions set forth in the partnership agreement, to require our operating partnership to redeem all or a portion of the OP units held by such party in exchange for a cash amount per unit equal to the per share value of our Class A Common Stock, as determined and subject to adjustment in accordance with the partnership agreement. We have no right to exchange our OP units for shares of our Class A Common Stock.

On or before the close of business on the fifth business day after a limited partner gives a notice of redemption to us, in our capacity as sole general partner of the operating partnership, we may, in our sole and absolute discretion but subject to the restrictions on the ownership and transfer of our Class A Common Stock imposed under our charter, elect to acquire some or all of the tendered OP units from the tendering party in exchange for Class A Common Stock, based on an exchange ratio of one share of Class A Common Stock for each unit, subject to adjustment in the event of certain activities of our company, including stock dividends or stock splits, the issuance of certain rights, options or warrants for the purchase of common stock or certain distributions of assets or debt to our stockholders. Class A Common Stock issued in exchange for OP units pursuant to the partnership agreement may contain legends regarding restrictions under the Securities Act and applicable state securities laws as we in good faith determine to be necessary or advisable in order to ensure compliance with securities laws.

Restrictions on Transfer

The partnership agreement restricts the transferability of partnership interests, including OP units. Any transfer or purported transfer of an OP unit not made in accordance with the partnership agreement will not be valid. Until the expiration of 12 months from the date on which a limited partner acquired OP units, such limited partner generally may not transfer all or any portion of its OP units to any transferee.

After the expiration of 12 months from the date on which a limited partner acquired OP units, such limited partner has the right to transfer all or any portion of its OP units to any person that is an “accredited investor,” subject to the satisfaction of conditions specified in the partnership agreement, including our right of first refusal. For purposes of this transfer restriction, “accredited investor” shall have the meaning set forth in Rule 501 promulgated under the Securities Act. It is a condition to any transfer that the transferee assumes by operation of law or express agreement all of the obligations of the transferor limited partner under the partnership agreement with respect to such OP units, and no such transfer will relieve the transferor limited partner of its obligations under the partnership agreement without our approval, in our sole and absolute discretion. This transfer restriction does not apply to a statutory merger or consolidation pursuant to which all obligations and liabilities of the limited partner are assumed by a successor corporation by operation of law.

In connection with any transfer of partnership interests or OP units, we will have the right to receive an opinion of counsel reasonably satisfactory to us to the effect that the proposed transfer may be effected without registration under the Securities Act, and will not otherwise violate any federal or state securities laws or regulations applicable to our operating partnership or the partnership interests or OP units transferred.

No transfer by a limited partner of its OP units, including any redemption or any acquisition of partnership interests or OP units by us or by our operating partnership, may be made to any person if:

•	in the opinion of legal counsel for our operating partnership, it would (i) result in our operating partnership being treated as an association taxable as a corporation or would result in a termination of the partnership under Code Section 708, or (ii) adversely affect the ability of our company to continue to qualify as a REIT or would subject our company to any additional taxes under Sections 857 or 4981 of the Code; or
•	such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Code section 7704.

In addition, we generally have a right of first refusal with respect to any proposed transfers by other limited partners, exercisable within ten business days of notice of the transfer and a description of the proposed consideration to be paid for the OP units.

Substituted Limited Partners

No limited partner will have the right to substitute a transferee as a limited partner in its place. A transferee of the interest of a limited partner may be admitted as a substituted limited partner only with our consent in our capacity as sole general partner of the operating partnership, which consent may be given or withheld in our sole and absolute discretion. If we, in our sole and absolute discretion, do not consent to the admission of any permitted transferee as a substituted limited partner, such transferee will be considered an assignee for purposes of the partnership agreement. An assignee will be entitled to all the rights of an assignee of a limited partnership interest under DRULPA, including the right to receive distributions from our operating partnership and the share of net income, net losses and other items of income, gain, loss, deduction and credit of our operating partnership attributable to the OP units assigned to such transferee and the rights to transfer the OP units provided in the partnership agreement, but will not be deemed to be a holder of OP units for any other purpose under the partnership agreement, and will not be entitled to effect a consent or vote with respect to such OP units on any matter presented to the limited partners for approval. The right to consent or vote, to the extent provided in the partnership agreement or under the DRULPA, will fully remain with the transferor limited partner.

Restrictions on Our Transfer of Our General Partner Interests

We may not transfer any of our general partner interest (other than to us or our affiliates) or withdraw as general partner of our operating partnership unless:

•	we receive the prior consent of a majority in interest of the limited partners (including us); or
•	we receive the prior consent of the limited partners (including us) to merge with another entity and immediately after a merger of us into another entity, substantially all of the assets of the surviving entity, other than the general partner interest in our operating partnership, are contributed to our operating partnership as a capital contribution in exchange for partnership interests or OP units.

Restrictions on Mergers, Sales, Transfers and Other Significant Transactions Involving Us

We may merge, consolidate or otherwise combine our assets with another entity, or sell all or substantially all of our assets, or reclassify, recapitalize or change the terms of our outstanding common equity interests if:

•	in connection with such event, all limited partners, other than ourselves as the special limited partner under the partnership agreement, shall have a right to receive consideration that is equivalent in value to the consideration received by holders of our common stock; or
•	substantially all of the assets of our operating partnership are to be owned by a surviving entity in which our limited partners, other than ourselves as the special limited partner, will hold interests that are at least as favorable in terms as the former units of limited partnership interest previously held by such limited partners, subject to certain specified liquidity protections as are set forth in our operating partnership agreement.

Amendment of the Partnership Agreement for Our Operating Partnership

Amendments to the partnership agreement may be proposed only by us in our capacity as sole general partner of the operating partnership or by limited partners holding 25% percent or more of the partnership interests held by limited partners (excluding us). Following such proposal, we will submit to the partners and limited partners any proposed amendment that, pursuant to the terms of the partnership agreement, requires our consent in our capacity as general partner of the operating partnership and a majority in interest of the limited partners holding OP units entitled to vote at the meeting. We will seek the written consent of the partners and limited partners, if applicable, on the proposed amendment or will call a meeting to vote on the proposed amendment and to transact any other business that it may deem appropriate.

Amendment of the Partnership Agreement by Us without the Consent of the Limited Partners

In our capacity as sole general partner of the operating partnership, we have the power, without the consent of the limited partners, to amend the partnership agreement as may be required to facilitate or implement any of the following purposes:

•	to add to our obligations as general partner or surrender any right or power granted to us or any of our affiliates for the benefit of the limited partners;
•	to reflect the admission, substitution or withdrawal of partners or the termination of our operating partnership in accordance with the partnership agreement;
•	to reflect a change that is of an inconsequential nature or does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with law or with the provisions of the partnership agreement;
•	to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;
•	to reflect such changes as are reasonably necessary for us to maintain our REIT qualification or to reflect the transfer of all or any part of a partnership interest among us and any “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2));
•	to modify the manner in which capital accounts are computed to the extent set forth in the definition of “Capital Account” in the partnership agreement or contemplated by the Code or the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations;
•	to effectuate or otherwise reflect the issuance of additional partnership interests permitted under the partnership agreement of our operating partnership and the manner in which items of net income or net loss are allocated with respect to such interests; and
•	to reflect any other modification to the partnership agreement as is reasonably necessary for the business or operations of us or our operating partnership and which does not violate the explicit prohibitions set forth in the partnership agreement.

Procedures for Actions and Consents of Partners

Meetings of the partners may be called only by us in our capacity as sole general partner of the operating partnership. Notice of any such meeting will be given to all partners not less than seven days nor more than 60 days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Each meeting of partners will be conducted by us in our capacity as sole general partner of the operating partnership or such other person as we may appoint pursuant to such rules for the conduct of the meeting as it or such other person deems appropriate in its sole and absolute discretion. Whenever the vote or consent of partners is permitted or required under the partnership agreement, such vote or consent may be given at a meeting of partners or may be given by written consent. Any action required or permitted to be taken at a meeting of the partners may be taken without a meeting if a written consent setting forth the action so taken is signed by partners holding a majority of outstanding partnership interests (or such other percentage as is expressly required by the partnership agreement for the action in question).

Tax Matters

Pursuant to the partnership agreement, we are the tax matters partner of our operating partnership. Accordingly, we have the authority to handle tax audits and to make tax elections under the Code, in each case, on behalf of our operating partnership. Tax income and loss generally will be allocated in a manner that reflects the entitlement of the general partner, limited partners and the special limited partner to receive distributions from the operating partnership. We will file a U.S. federal income tax return annually on behalf of the operating partnership on IRS Form 1065 (or such other successor form) or on any other IRS form as may be required. As we have not yet begun operations, it is not clear what form any special purpose entities would take for U.S. federal income tax purposes. To the extent that any special purpose entity is not wholly owned by the operating partnership or is a TRS, we will arrange for the preparation and filing of the appropriate tax returns for such special purpose entity for U.S. federal income tax purposes. For a description of other tax consequences stemming from our investment in the operating partnership, see “Material U.S. Federal Income Tax Considerations”.

Dissolution

Our operating partnership will dissolve, and its affairs will be wound up, upon the first to occur of any of the following:

•	an event of withdrawal, as defined in DRULPA, including, without limitation, bankruptcy, of us unless, within 90 days after the withdrawal, a majority in interest of the remaining partners agree in writing, in their sole and absolute discretion, to continue the business of our operating partnership and to the appointment, effective as of the date of withdrawal, of a successor general partner;
•	an election to dissolve our operating partnership made by us in our capacity as sole general partner of the operating partnership in our sole and absolute discretion, with or without the consent of the partners;
•	the entry of a decree of judicial dissolution of our operating partnership pursuant to the provisions of DRULPA;
•	the occurrence of any sale or other disposition of all or substantially all of the assets of our operating partnership not in the ordinary course of our operating partnership’s business or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of our operating partnership not in the ordinary course of our operating partnership’s business; or
•	the redemption, or acquisition by us, of all OP units or all partnership units other than OP units or all partnership units held by us.

Upon dissolution of our operating partnership, we, in our capacity as sole general partner of the operating partnership, or, in the event that there is no remaining general partner or we have dissolved, a liquidator will proceed to liquidate the assets of our operating partnership and apply the proceeds from such liquidation in the order of priority set forth in the partnership agreement.

SHARES ELIGIBLE FOR FUTURE SALE

General

Upon the completion of this offering and the formation transactions, we expect to have outstanding 5,579,000 shares of our common stock, assuming we sell the minimum number of shares offered, or 9,081,000 shares of our common stock, assuming we sell the maximum number of shares offered, and in each case including the restricted shares to be granted to our Manager and our non-executive directors in the formation transactions. In addition, 310,000 shares of our Class A Common Stock are authorized and reserved for issuance upon exchange of OP units that will be outstanding upon the completion of this offering and the formation transactions.

Of these shares, the 5.4 million shares of Class A Common Stock if we sell the minimum number of shares of Class A Common Stock in this offering, or 8.8 million shares of Class A Common Stock if we sell the maximum number of shares of Class A Common Stock in this offering, will be freely transferable without restriction or further registration under the Securities Act, subject to the restrictions on ownership and transfer of our stock set forth in our charter, except for any shares held by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. The shares purchased by affiliates in the offering and the shares of our Class A Common Stock owned by our affiliates upon redemption of OP units will be “restricted shares” as defined in Rule 144.

Prior to this offering, there has been no public market for our common stock. Trading of our Class A Common Stock on NASDAQ is expected to commence immediately following the completion of this offering and the formation transactions. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our Class A Common Stock (including shares issued upon the exchange of OP units, shares issued to our Manager in the formation transactions, or the exercise of stock options), or the perception that such sales occur, could adversely affect prevailing market prices of our Class A Common Stock. See “Risk Factors — Risks Related to this Offering — There has been no public market for our common stock prior to this offering” and “Description of the Partnership Agreement of ARC Properties Operating Partnership, L.P. — Restrictions on Transfer.”

Rule 144

In general, Rule 144 provides that if (i) one year has elapsed since the date of acquisition of Class A Common Stock from us or any of our affiliates and (ii) the holder is not, and has not been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such Class A Common Stock in the public market under Rule 144(b)(1) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements under such rule. In general, Rule 144 also provides that if (i) six months have elapsed since the date of acquisition of Class A Common Stocks from us or any of our affiliates, (ii) we have been a reporting company under the Exchange Act for at least 90 days and (iii) the holder is not, and has not been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such Class A Common Stock in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144’s public information requirements, but without regard to the volume limitations, manner of sale provisions or notice requirements under such rule.

In addition, under Rule 144, if (i) one year (or, subject to us being a reporting company under the Exchange Act for at least the preceding 90 days, six months) has elapsed since the date of acquisition of Class A Common Stock from us or any of our affiliates and (ii) the holder is, or has been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such Class A Common Stock in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144’s volume limitations, manner of sale provisions, public information requirements and notice requirements.

Redemption/Exchange Rights

In connection with the formation transactions, our operating partnership will issue an aggregate of 310,000 OP units to the contributor. Beginning on or after the date which is 12 months after the completion of this offering, limited partners of our operating partnership have the right to require our operating partnership to redeem part or all of their OP units for cash, or, at our election, shares of our Class A Common Stock, based upon the fair market value of an equivalent number of shares of our Class A Common Stock at the time of the redemption, subject to the restrictions on ownership and transfer of our stock set forth in our charter and described under the section entitled “Description of Stock — Restrictions on Ownership and Transfer.” See “Description of the Partnership Agreement of ARC Properties Operating Partnership, L.P. — Redemption Rights of Qualifying Parties.”

Registration Rights

We will enter into a registration rights agreement with regard to (i) the Class A Common Stock issuable in exchange for the OP units acquired by the contributor in the formation transactions, (ii) the shares of our Class A Common Stock that are issuable upon the vesting of the restricted shares to be granted to our Manager under our Equity Plan concurrently with the completion of this offering, (iii) any equity-based awards granted to our Manager under our Equity Plan in the future, and (iv) any shares of Class A Common Stock that our Manager may receive pursuant to the incentive fee provisions of the management agreement in the future, which we refer to collectively as the registrable shares. Pursuant to the registration rights agreement, we will grant the contributor, our Manager and its direct and indirect transferees:

•	unlimited demand registration rights to have the registrable shares registered for resale; and
•	in certain circumstances, the right to “piggy-back” the registrable shares in registration statements we might file in connection with any future public offering so long as we retain our Manager as our Manager under the management agreement.

Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

Equity Plan

We will adopt the American Realty Capital Properties, Inc. Equity Plan, which will provide for the grant of stock options, restricted shares of common stock, restricted stock units, dividend equivalent rights and other equity-based awards to our Manager, non-executive directors, officers and other employees and independent contractors, including employees or directors of the Manager and its affiliates who are providing services to us.

Initial Grant of Equity Compensation to Our Manager

Under our Equity Plan, our compensation committee (or our board of directors, if no such committee is designated by the board) is authorized to approve grants of equity-based awards to our Manager. Concurrently with the closing of this offering, we will grant to our Manager a number of restricted shares equal to 3.0% of the number of shares sold in this offering, or 162,000 restricted shares assuming the sale of 5.4 million shares, the minimum number of shares offered in this offering, or 264,000 restricted shares assuming the sale of 8.8 million shares, the maximum number of shares offered in this offering. This award of restricted shares will vest ratably on a quarterly basis over a three-year period beginning on the first day of the calendar quarter after we complete this offering. Our Manager will be entitled to receive “distribution equivalents” with respect to this restricted stock, whether or not vested, at the same time and in the same amounts as distributions are paid to our stockholders, commencing on the first anniversary of the date of grant. Our Manager will defer any distributions payable to it in connection with the restricted stock that it is granted under our Equity Plan until such time as we are covering the payment of distributions to our stockholders with FFO.

Other Grants of Equity Compensation under the Equity Plan

We will also reserve a total number of shares equal to 10.0% of the total number of issued and outstanding shares of Class A Common Stock (on a fully diluted basis assuming the redemption of all OP units for shares of Class A Common Stock) at any time under the Equity Plan for equity incentive awards other than the initial grant to our Manager. Accordingly, immediately following the completion of this offering, we will have reserved a minimum of 571,000 shares (assuming the sale of 5.4 million shares in this offering and the issuance of 310,000 OP units) and a maximum of 911,000 shares (assuming the sale of

8.8 million shares in this offering and the issuance of 310,000 OP units) under the Equity Plan. All such awards of shares will vest ratably on an annual basis over a three-year period beginning on the first anniversary of the date of grant and shall provide for “distribution equivalents” with respect to this restricted stock, whether or not vested, at the same time and in the same amounts as distributions are paid to our stockholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discusses the material U.S. federal income tax considerations associated with our qualification and taxation as a REIT and the acquisition, ownership and disposition of our shares of common stock. This discussion is based upon the laws, regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this prospectus, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not purport to deal with the U.S. federal income and other tax consequences applicable to all investors in light of their particular investment or other circumstances, or to all categories of investors, some of whom may be subject to special rules (for example, insurance companies, entities treated as partnerships for U.S. federal income tax purposes and investors therein, trusts, financial institutions and broker-dealers and, except to the extent discussed below, tax-exempt organizations and Non-U.S. Stockholders, as defined below). No ruling on the U.S. federal, state, or local tax considerations relevant to our operation or to the purchase, ownership or disposition of our shares, has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. In addition, this summary assumes that security holders hold our common stock as a capital asset, which generally means as property held for investment.

Prospective investors are urged to consult their tax advisors in order to determine the U.S. federal, state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our shares, the tax treatment of a REIT and the effect of potential changes in the applicable tax laws.

We intend to elect and qualify to be taxed as a REIT under the applicable provisions of the Code and the Treasury Regulations promulgated thereunder commencing with our taxable year ending December 31, 2011. Furthermore, we intend to continue operating as a REIT; however, we cannot assure you that we will meet the applicable requirements under U.S. federal income tax laws, which are highly technical and complex.

In brief, a corporation that complies with the provisions in Code Sections 856 through 860, and qualifies as a REIT generally is not taxed on its net taxable income to the extent such income is currently distributed to stockholders, thereby completely or substantially eliminating the “double taxation” that a corporation and its stockholders generally bear together. However, as discussed in greater detail below, a corporation could be subject to U.S. federal income tax in some circumstances even if it qualifies as a REIT and would likely suffer adverse consequences, including reduced cash available for distribution to its stockholders, if it failed to qualify as a REIT.

Proskauer Rose LLP has acted as our tax counsel in connection with this registration statement. Proskauer Rose LLP is of the opinion that (i) assuming that we timely file an election to be treated as a REIT and such election is not either revoked or intentionally terminated, commencing with our taxable year ending December 31, 2011, we have been organized in conformity with the requirements for qualification as a REIT under the Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code, and (ii) our operating partnership will be taxed as a partnership or a disregarded entity, and not an association or publicly traded partnership (within the meaning of Code Section 7704) subject to tax as a corporation, for U.S. federal income tax purposes beginning with its first taxable year. This opinion will be filed as an exhibit to the registration statement of which this prospectus is a part, and is based and conditioned, in part, on various assumptions and representations as to factual matters and covenants made to Proskauer Rose LLP by us and based upon certain terms and conditions set forth in the opinion. Our qualification as a REIT depends upon our ability to meet, through operation of the properties we acquire and our investment in other assets, the applicable requirements under U.S. federal income tax laws. Proskauer Rose LLP has not reviewed these operating results for compliance with the applicable requirements under U.S. federal income tax laws. Therefore, we cannot assure you that our actual operating results allow us to satisfy the applicable requirements to qualify as a REIT under U.S. federal income tax laws in any taxable year.

General

The term “REIT taxable income” means the taxable income as computed for a corporation which is not a REIT:

•	without the deductions allowed by Code Sections 241 through 247, and 249 (relating generally to the deduction for dividends received);
•	excluding amounts equal to: the net income from foreclosure property and the net income derived from prohibited transactions;
•	deducting amounts equal to: the net loss from foreclosure property, the net loss derived from prohibited transactions, the tax imposed by Code Section 857(b)(5) upon a failure to meet the 95% and/or the 75% gross income tests, the tax imposed by Code Section 856(c)(7)(C) upon a failure to meet the quarterly asset tests, the tax imposed by Code Section 856(g)(5) for otherwise avoiding REIT disqualification, and the tax imposed by Code Section 857(b)(7) on redetermined rents, redetermined deductions and excess interest;
•	deducting the amount of dividends paid under Code Section 561, computed without regard to the amount of the net income from foreclosure property (which is excluded from REIT taxable income); and
•	without regard to any change of annual accounting period pursuant to Code Section 443(b).

In any year in which we qualify as a REIT and have a valid election in place, we will claim deductions for the dividends we pay to the stockholders, and therefore will not be subject to U.S. federal income tax on that portion of our taxable income or capital gain which is distributed to our stockholders.

Although we can eliminate or substantially reduce our U.S. federal income tax liability by maintaining our REIT qualification and paying sufficient dividends, we will be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at normal corporate rates on any undistributed REIT taxable income or net capital gain.
•	If we fail to satisfy either the 95% Gross Income Test or the 75% Gross Income Test (each of which is described below), but our failure is due to reasonable cause and not willful neglect, and we therefore maintain our REIT qualification, we will be subject to a tax equal to the product of (a) the amount by which we failed the 75% or 95% Gross Income Test (whichever amount is greater) multiplied by (b) a fraction intended to reflect our profitability.
•	We will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year, we must distribute the sum of (1) 85% of our REIT ordinary income for the calendar year, (2) 95% of our REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed under this formula and the amount actually distributed and would not be deductible by us.
•	We may be subject to the corporate “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.
•	If we have net income from prohibited transactions such income would be subject to a 100% tax. See the section entitled “— REIT Qualification Tests — Prohibited Transactions” below.
•	We will be subject to U.S. federal income tax at the highest corporate rate on any non-qualifying income from foreclosure property, although we will not own any foreclosure property unless we make loans or accept purchase money notes secured by interests in real property and foreclose on the property following a default on the loan, or foreclose on property pursuant to a default on a lease.

•	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT assets tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.
•	If we fail to satisfy any other provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.
•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders.
•	If we acquire any asset from a corporation that is subject to full corporate-level U.S. federal income tax in a transaction in which our basis in the asset is determined by reference to the transferor corporation’s basis in the asset, and we recognize gain on the disposition of such an asset for up to a 10-year period beginning on the date we acquired such asset, then the excess of the fair market value as of the beginning of the applicable recognition period over our adjusted basis in such asset at the beginning of such recognition period will be subject to U.S. federal income tax at the highest regular corporate U.S. federal income tax rate. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.
•	A 100% tax may be imposed on transactions between us and a TRS that do not reflect arm’s-length terms.
•	The earnings of our subsidiaries that are C corporations, including any subsidiary we may elect to treat as a TRS will generally be subject to U.S. federal corporate income tax.
•	We may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include his, her or its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in his, her or its income as long-term capital gain, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for his, her or its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

In addition, notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including state and local and foreign income, property, payroll and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

REIT Qualification Tests

The Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;
•	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
•	that would be taxable as a domestic corporation but for its qualification as a REIT;
•	that is neither a financial institution nor an insurance company;
•	that meets the gross income, asset and annual distribution requirements;

•	the beneficial ownership of which is held by 100 or more persons on at least 335 days in each full taxable year, proportionately adjusted for a short taxable year;
•	generally in which, at any time during the last half of each taxable year, no more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include specified entities);
•	that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to maintain qualification as a REIT; and
•	that uses a calendar year for U.S. federal income tax purposes.

The first five conditions must be met during each taxable year for which REIT qualification is sought, while the sixth and seventh conditions do not have to be met until after the first taxable year for which a REIT election is made. We intend to adopt December 31 as our year end, thereby satisfying the last condition.

Although the 25% Asset Test (as defined below) generally prevents a REIT from owning more than 10% of the stock, by vote or value, of an entity other than another REIT, the Code provides an exception for ownership of stock in a qualified REIT subsidiary and in a TRS. A qualified REIT subsidiary is a corporation that is wholly owned by a REIT, and that it is not a TRS. For purposes of the Asset Tests and Gross Income Tests (each as defined below), all assets, liabilities and tax attributes of a qualified REIT subsidiary are treated as belonging to the REIT. A qualified REIT subsidiary is not subject to U.S. federal income tax, but may be subject to state or local tax. Although we expect to hold most of our investments through our operating partnership, we may hold some investments through qualified REIT subsidiaries. A TRS is described in the section entitled “— 25% Asset Test” below. With respect to the operating partnership, an entity taxed as a partnership is not subject to U.S. federal income tax, and instead allocates its tax attributes to its partners. The partners are subject to U.S. federal income tax on their allocable share of the income and gain, without regard to whether they receive distributions from the partnership. Each partner’s share of a partnership’s tax attributes generally is determined in accordance with the partnership agreement. For purposes of the Asset and Gross Income Tests, we will be deemed to own a proportionate share (based on our capital interest) of the assets of the operating partnership and we will be allocated a proportionate share of each item of gross income of the operating partnership.

In satisfying the tests described above, we must meet, among others, the following requirements:

Share Ownership Tests.  The common stock and any other stock we issue must be held by a minimum of 100 persons (determined without attribution to the owners of any entity owning our stock) for at least 335 days in each full taxable year, proportionately adjusted for partial taxable years. In addition, we cannot be “closely held”, which means that at all times during the second half of each taxable year, no more than 50% in value of our stock may be owned, directly or indirectly, by five or fewer individuals (determined by applying certain attribution rules under the Code to the owners of any entity owning our stock) as specifically defined for this purpose. However, these two requirements do not apply until after the first taxable year an entity elects REIT qualification.

Our charter contains certain provisions intended to enable us to meet the sixth and seventh requirement above. First, subject to certain exceptions, our charter provides that no person may beneficially or constructively own (applying certain attribution rules under the Code) more than 9.8% in value of the aggregate of the outstanding shares of our stock or more than 9.8% (in value or in number of shares, whichever is more restrictive of any class or series of shares of our stock, as well as in certain other circumstances. See the section entitled “Description of Stock — Restrictions on Ownership and Transfer” in this prospectus. Additionally, our charter contains provisions requiring each holder of our shares to disclose, upon demand, constructive or beneficial ownership of shares as deemed necessary to comply with the requirements of the Code. Furthermore, stockholders failing or refusing to comply with our disclosure request will be required, under Treasury Regulations promulgated under the Code, to submit a statement of such information to the IRS at the time of filing their annual income tax returns for the year in which the request was made.

Asset Tests.  At the close of each calendar quarter of the taxable year, we must satisfy four tests based on the composition of our assets, or the Asset Tests. After initially meeting the Asset Tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the Asset Tests at the end of a later quarter solely due to changes in value of our assets. In addition, if the failure to satisfy the Asset Tests results from an acquisition during a quarter, the failure generally can be cured by disposing of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with these tests and will act within 30 days after the close of any quarter as may be required to cure any noncompliance.

75% Asset Test.  At least 75% of the value of our assets must be represented by “real estate assets,” cash, cash items (including receivables) and government securities, which we refer to as the 75% Asset Test. Real estate assets include (1) real property (including interests in real property and interests in mortgages on real property), (2) shares in other qualifying REITs and (3) any property (not otherwise a real estate asset) attributable to the temporary investment of “new capital” in stock or a debt instrument, but only for the one-year period beginning on the date we received the new capital. Property will qualify as being attributable to the temporary investment of new capital if the money used to purchase the stock or debt instrument is received by us in exchange for our stock or in a public offering of debt obligations that have a maturity of at least five years. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below under “—25% Asset Test.”

We anticipate that substantially all of our gross income will be from sources that will allow us to satisfy the income tests described below. Further, our purchase contracts for such real properties will apportion no more than 5% of the purchase price of any property to property other than “real property,” as defined in the Code. However, there can be no assurance that the IRS will not contest such purchase price allocation. If the IRS were to prevail, resulting in more than 5% of the purchase price of property being allocated to other than “real property,” we may be unable to continue to qualify as a REIT under the 75% Asset Test, and also may be subject to additional taxes, as described below. In addition, we intend to invest funds not used to acquire properties in cash sources, “new capital” investments or other liquid investments which allow us to continue to qualify under the 75% Asset Test. Therefore, our investment in real properties should constitute “real estate assets” and should allow us to meet the 75% Asset Test.

25% Asset Test.  Except as described below, the remaining 25% of our assets generally may be invested without restriction, which we refer to as the 25% Asset Test. However, if we invest in any securities that do not qualify under the 75% Asset Test, such securities may not exceed either (1) 5% of the value of our assets as to any one issuer; or (2) 10% of the outstanding securities by vote or value of any one issuer. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including but not limited to any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, a partnership interest held by a REIT is not considered a “security” for purposes of the 10% value test; instead, the REIT is treated as owning directly its proportionate share of the partnership’s assets, which is based on the REIT’s proportionate interest in any securities issued by the partnership (disregarding for this purpose the general rule that a partnership interest is not a security), but excluding certain securities described in the Code.

Two modifications apply to the 25% Asset Test for “qualified REIT subsidiaries” or “TRSs.” As discussed above, the stock of a qualified REIT subsidiary is not counted for purposes of the 25% Asset Test. A qualified REIT subsidiary is a corporation that is wholly owned by a REIT and that is not a TRS. All assets, liabilities and tax attributes of a qualified REIT subsidiary are treated as belonging to the REIT. A qualified REIT subsidiary is not subject to U.S. federal income tax, but may be subject to other taxes. Although we expect to hold all of our investments through the operating partnership, we also may hold investments separately, through qualified REIT subsidiaries. As described above, a qualified REIT subsidiary must be wholly owned by a REIT. Thus, any such subsidiary utilized by us would have to be owned by us, or another qualified REIT subsidiary, and would not be owned by the operating partnership.

Additionally, a REIT may own the stock of a TRS which is a corporation (other than another REIT) that is owned in whole or in part by a REIT, and joins in an election with the REIT to be classified as a TRS. A corporation that is 35% owned by a TRS also will be treated as a TRS. A TRS may not be a qualified REIT subsidiary, and vice versa. A TRS is subject to full corporate-level tax on its income. As described below regarding the 75% Gross Income Test, a TRS is utilized in much the same way an independent contractor is used to provide types of services without causing the REIT to receive or accrue some types of non-qualifying income. For purposes of the 25% Asset Test, securities of a TRS are excepted from the 10% vote and value limitations on a REIT’s ownership of securities of a single issuer. However, no more than 25% of the value of a REIT may be represented by securities of one or more TRSs. In addition to using independent contractors to provide services in connection with the operation of our properties, we also may use TRSs to carry out these functions.

We believe that our holdings of real estate assets and other securities will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. We may make real estate-related debt investments, provided the underlying real estate meets our criteria for direct investment. A real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% REIT asset test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan.

A REIT is able to cure certain asset test violations. As noted above, a REIT cannot own securities of any one issuer representing more than 5% of the total value of the REIT’s assets or more than 10% of the outstanding securities, by vote or value, of any one issuer. However, a REIT would not lose its REIT qualification for failing to satisfy these 5% or 10% asset tests in a quarter if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (1) 1% of the total value of the REIT’s assets at the end of the quarter for which the measurement is done, or (2) $10 million; provided that, in either case, the REIT either disposes of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Treasury), or otherwise meets the requirements of those rules by the end of that period.

If a REIT fails to meet any of the asset test requirements for a quarter and the failure exceeds the de minimis threshold described above, then the REIT still would be deemed to have satisfied the requirements if (1) following the REIT’s identification of the failure, the REIT files a schedule with a description of each asset that caused the failure, in accordance with regulations prescribed by the Treasury; (2) the failure was due to reasonable cause and not to willful neglect; (3) the REIT disposes of the assets within six months after the last day of the quarter in which the identification occurred or such other time period as is prescribed by the Treasury (or the requirements of the rules are otherwise met within that period); and (4) the REIT pays a tax on the failure equal to the greater of (1) $50,000, or (2) an amount determined (under regulations) by multiplying (x) the highest rate of tax for corporations under Code Section 11, by (y) the net income generated by the assets that caused the failure for the period beginning on the first date of the failure and ending on the date the REIT has disposed of the assets (or otherwise satisfies the requirements).

Gross Income Tests.  For each calendar year, we must satisfy two separate tests based on the composition of our gross income, as defined under our method of accounting, or the Gross Income Tests.

The 75% Gross Income Test.  At least 75% of our gross income for the taxable year (excluding gross income from prohibited transactions) must result from (1) rents from real property, (2) interest on obligations secured by mortgages on real property or on interests in real property, (3) gains from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property held primarily for sale to customers in the ordinary course of our trade or business, (4) dividends from other qualifying REITs and gain (other than gain from prohibited transactions) from the sale of shares of other qualifying REITs, (5) other specified investments relating to real property or mortgages thereon, and (6) for a limited time, temporary investment income (as described under the 75% Asset Test above). We refer to this requirement as the 75% Gross Income Test. We intend to invest funds not otherwise invested in real properties in cash sources or other liquid investments which will allow us to qualify under the 75% Gross Income Test.

Income attributable to a lease of real property generally will qualify as “rents from real property” under the 75% Gross Income Test (and the 95% Gross Income Test described below) if such lease is respected as a true lease for U.S. federal income tax purposes (see — “Characterization of Property Leases”) and subject to the rules discussed below. Rent from a particular tenant will not qualify if we, or an owner of 10% or more of our stock, directly or indirectly, owns 10% or more of the voting stock or the total number of shares of all classes of stock in, or 10% or more of the assets or net profits of, the tenant (subject to certain exceptions). The portion of rent attributable to personal property rented in connection with real property will not qualify, unless the portion attributable to personal property is 15% or less of the total rent received under, or in connection with, the lease.

Generally, rent will not qualify if it is based in whole, or in part, on the income or profits of any person from the underlying property. However, rent will not fail to qualify if it is based on a fixed percentage (or designated varying percentages) of receipts or sales, including amounts above a base amount so long as the base amount is fixed at the time the lease is entered into, the provisions are in accordance with normal business practice and the arrangement is not an indirect method for basing rent on income or profits.

If a REIT operates or manages a property or furnishes or renders certain “impermissible services” to the tenants at the property, and the income derived from the services exceeds 1% of the total amount received by that REIT with respect to the property, then no amount received by the REIT with respect to the property will qualify as “rents from real property.” Impermissible services are services other than services “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” For these purposes, the income that a REIT is considered to receive from the provision of “impermissible services” will not be less than 150% of the cost of providing the service. If the amount so received is 1% or less of the total amount received by us with respect to the property, then only the income from the impermissible services will not qualify as “rents from real property.” However, this rule generally will not apply if such services are provided to tenants through an independent contractor from whom we derive no revenue, or though a TRS. With respect to this rule, tenants will receive some services in connection with their leases of the real properties. Our intention is that the services to be provided are those usually or customarily rendered in connection with the rental of space, and therefore, providing these services will not cause the rents received with respect to the properties to fail to qualify as rents from real property for purposes of the 75% Gross Income Test (and the 95% Gross Income Test described below). The board of directors intends to hire qualifying independent contractors or to utilize our TRSs to render services which it believes, after consultation with our tax advisors, are not usually or customarily rendered in connection with the rental of space.

In addition, we have represented that, with respect to our leasing activities, we will not (1) charge rent for any property that is based in whole or in part on the income or profits of any person (excluding rent based on a percentage of receipts or sales, as described above), (2) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease, or (3) enter into any lease with a related party tenant.

Amounts received as rent from a TRS are not excluded from rents from real property by reason of the related party rules described above, if the activities of the TRS and the nature of the properties it leases meet certain requirements. The TRSs will pay regular corporate rates on any income they earn. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants whose terms are not on an arm’s-length basis.

It is possible that we will be paid interest on loans secured by real property. All interest income qualifies under the 95% Gross Income Test, and interest on loans secured by real property qualifies under the 75% Gross Income Test, provided that, in both cases, the interest does not depend, in whole or in part, on the income or profits of any person (excluding amounts based on a fixed percentage of receipts or sales). If a loan is secured by both real property and other property, the interest on it may nevertheless qualify under the 75% Gross Income Test. Interest income constitutes qualifying mortgage interest for purposes of the 75% Gross Income Test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the loan will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Although the issue is not free from doubt, we may be required to treat a portion of the gross income derived from a mortgage loan that is acquired at a time when the fair market value of the real property securing the loan is less than the loan’s face amount and there are other assets securing the loan, as non-qualifying for the 75% gross income test even if our acquisition price for the loan (that is, the fair market value of the loan) is less than the value of the real property securing the loan. All of our loans secured by real property will be structured so that the amount of the loan does not exceed the fair market value of the real property at the time of the loan commitment. Therefore, income generated through any investments in loans secured by real property should be treated as qualifying income under the 75% Gross Income Test.

The 95% Gross Income Test.  In addition to deriving 75% of our gross income from the sources listed above, at least 95% of our gross income (excluding gross income from prohibited transactions) for the taxable year must be derived from (1) sources which satisfy the 75% Gross Income Test, (2) dividends, (3) interest, or (4) gain from the sale or disposition of stock or other securities that are not assets held primarily for sale to customers in the ordinary course of our trade or business. We refer to this requirement as the 95% Gross Income Test. It is important to note that dividends and interest on obligations not collateralized by an interest in real property qualify under the 95% Gross Income Test, but not under the 75% Gross Income Test. We intend to invest funds not otherwise invested in properties in cash sources or other liquid investments which will allow us to qualify under the 95% Gross Income Test.

Our share of income from the properties primarily will give rise to rental income and gains on sales of the properties, substantially all of which generally will qualify under the 75% Gross Income and 95% Gross Income Tests. However, we may establish a TRS in order to engage on a limited basis in acquiring and promptly reselling medium-term net lease assets for immediate gain. The gross income generated by our TRS would not be included in our gross income. However, any dividends from our TRS to us would be included in our gross income and qualify for the 95% Gross Income Test, but not the 75% Gross Income Test.

If we fail to satisfy either the 75% Gross Income or 95% Gross Income Tests for any taxable year, we may retain our qualification as a REIT for such year if we satisfy the IRS that (1) the failure was due to reasonable cause and not due to willful neglect, (2) we attach to our return a schedule describing the nature and amount of each item of our gross income, and (3) any incorrect information on such schedule was not due to fraud with intent to evade U.S. federal income tax. If this relief provision is available, we would remain subject to tax equal to the greater of the amount by which we failed the 75% Gross Income Test or the 95% Gross Income Test, as applicable, multiplied by a fraction meant to reflect our profitability.

Annual Distribution Requirements.  In addition to the other tests described above, we are required to distribute dividends (other than capital gain dividends) to our stockholders each year in an amount at least equal to the excess of: (1) the sum of: (a) 90% of our REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain); and (b) 90% of the net income (after tax) from foreclosure property; less (2) the sum of some types of items of non-cash income. Whether sufficient amounts have been distributed is based on amounts paid in the taxable year to which they relate, or in the following taxable year if we: (1) declared a dividend before the due date of our tax return (including extensions); (2) distribute the dividend within the 12-month period following the close of the taxable year (and not later than the date of the first regular dividend payment made after such declaration); and (3) file an election with our tax return. Additionally, dividends that we declare in October, November or December in a given year payable to stockholders of record in any such month will be treated as having been paid on December 31st of that year so long as the dividends are actually paid during January of the following year. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents. If we fail to meet the annual distribution requirements as a result of an adjustment to our U.S. federal income tax return by the IRS, or under certain other circumstances, we may cure the failure by paying a “deficiency dividend” (plus penalties and interest to the IRS) within a specified period.

If we do not distribute 100% of our REIT taxable income, we will be subject to U.S. federal income tax on the undistributed portion. We also will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year and avoid the excise tax, we must distribute the sum of (1) 85% of our REIT ordinary income for the calendar year, (2) 95% of our REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed and the amount actually distributed and would not be deductible by us.

We intend to pay sufficient dividends each year to satisfy the annual distribution requirements and avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. It is possible that we may not have sufficient cash or other liquid assets to meet the annual distribution requirements due to tax accounting rules and other timing differences. Other potential sources of non-cash taxable income include:

•	“residual interests” in REMICs or taxable mortgage pools;
•	loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and
•	loans on which the borrower is permitted to defer cash payments of interest, distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash, and debt securities purchased at a discount.

We will closely monitor the relationship between our REIT taxable income and cash flow, and if necessary to comply with the annual distribution requirements, will attempt to borrow funds to fully provide the necessary cash flow or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends.

Failure to Qualify.  If we fail to qualify, for U.S. federal income tax purposes, as a REIT in any taxable year, we may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. If the applicable relief provisions are not available or cannot be met, we will not be able to deduct our dividends and will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, thereby reducing cash available for distributions. In such event, all distributions to stockholders (to the extent of our current and accumulated earnings and profits) will be taxable as ordinary dividend income. This “double taxation” would result if we fail to qualify as a REIT. Unless entitled to relief under specific statutory provisions, we would not be eligible to elect REIT qualification for the four taxable years following the year during which qualification was lost.

Recordkeeping Requirements.  We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT.

Prohibited Transactions.  As discussed above, we will be subject to a 100% U.S. federal penalty tax on any net income derived from “prohibited transactions.” Net income derived from prohibited transactions arises from the sale or exchange of property held for sale to customers in the ordinary course of our business which is not foreclosure property. There is an exception to this rule for the sale of property that:

•	is a real estate asset under the 75% Asset Test;
•	generally has been held for at least two years;
•	has aggregate expenditures which are includable in the basis of the property not in excess of 30% of the net selling price;
•	in some cases, was held for production of rental income for at least two years;
•	in some cases, substantially all of the marketing and development expenditures were made through an independent contractor; and

•	when combined with other sales in the year, either does not cause the REIT to have made more than seven sales of property during the taxable year (excluding sales of foreclosure property or in connection with an involuntary conversion) or occurs in a year when the REIT disposes of less than 10% of its assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property).

Although we may eventually sell each of the properties, our primary intention in acquiring and operating the properties is the production of rental income and we do not expect to hold any property for sale to customers in the ordinary course of our business. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates. As a general matter, any condominium conversions we might undertake must satisfy these restrictions to avoid being “prohibited transactions,” which will limit the annual number of transactions.

Characterization of Property Leases.  We intend to acquire and own commercial properties subject to net leases. We expect that such net leases will have been structured so that they qualify as true leases for U.S. federal income tax purposes. For example, with respect to each lease, we generally expect that:

•	our operating partnership and the lessee will intend for their relationship to be that of a lessor and lessee, and such relationship will be documented by a lease agreement;
•	the lessee will have the right to exclusive possession and use and quiet enjoyment of the properties covered by the lease during the term of the lease;
•	the lessee will bear the cost of, and will be responsible for, day-to-day maintenance and repair of the properties other than the cost of certain capital expenditures, and will dictate through the property managers, who will work for the lessee during the terms of the leases, and how the properties will be operated and maintained;
•	the lessee will bear all of the costs and expenses of operating the properties, including the cost of any inventory used in their operation, during the term of the lease, other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures;
•	the lessee will benefit from any savings and will bear the burdens of any increases in the costs of operating the properties during the term of the lease;
•	in the event of damage or destruction to a property, the lessee will be at economic risk because it will bear the economic burden of the loss in income from operation of the properties subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the property to its prior condition;
•	the lessee will indemnify the lessor against all liabilities imposed on the lessor during the term of the lease by reason of (A) injury to persons or damage to property occurring at the properties or (B) the lessee’s use, management, maintenance or repair of the properties;
•	the lessee will be obligated to pay, at a minimum, substantial base rent for the period of use of the properties under the lease;
•	the lessee will stand to incur substantial losses or reap substantial gains depending on how successfully it, through the property managers, who work for the lessees during the terms of the leases, operates the properties;
•	we expect that each lease that we enter into, at the time we enter into it (or at any time that any such lease is subsequently renewed or extended) will enable the tenant to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the properties during the term of its leases; and
•	upon termination of each lease, the applicable property will be expected to have a remaining useful life equal to at least 20% of its expected useful life on the date the lease is entered into, and a fair market value equal to at least 20% of its fair market value on the date the lease was entered into.

If, however, the IRS were to recharacterize our leases as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that we receive from the lessees would not be considered rent and would not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we might not be able to satisfy either the 75% or 95% gross income tests and, as a result, could lose our REIT qualification.

Tax Aspects of Investments in Partnerships

General.  We anticipate holding direct or indirect interests in one or more partnerships, including the operating partnership. We intend to operate as an Umbrella Partnership REIT, or UPREIT, which is a structure whereby we would own a direct interest in the operating partnership, and the operating partnership would, in turn, own the properties and may possibly own interests in other non-corporate entities that own properties. Such non-corporate entities would generally be organized as limited liability companies, partnerships or trusts and would either be disregarded for U.S. federal income tax purposes (if the operating partnership were the sole owner) or treated as partnerships for U.S. federal income tax purposes.

The following is a summary of the U.S. federal income tax consequences of our investment in the operating partnership if the operating partnership is treated as a partnership for U.S. federal income tax purposes. This discussion should also generally apply to any investment by us in other entities taxable as partnerships for such purposes.

A partnership (that is not a publicly traded partnership taxed as a corporation) is not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their allocable share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. We will be required to take into account our allocable share of the foregoing items for purposes of the various REIT gross income and asset tests, and in the computation of our REIT taxable income and U.S. federal income tax liability. Further, there can be no assurance that distributions from the operating partnership will be sufficient to pay the tax liabilities resulting from an investment in the operating partnership.

Generally, an entity with two or more members formed as a partnership or limited liability company under state law will be taxed as a partnership for U.S. federal income tax purposes unless it specifically elects otherwise. Because the operating partnership was formed as a partnership under state law, for U.S. federal income tax purposes, the operating partnership generally will be treated as a partnership, if it has two or more partners, or as a disregarded entity, if it is treated as having one partner. We intend that interests in the operating partnership (and any partnership invested in by the operating partnership) will fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership. However, our ability to satisfy the requirements of some of these safe harbors depends on the results of actual operations and accordingly no assurance can be given that any such partnership will at all times satisfy one of such safe harbors. We reserve the right to not satisfy any safe harbor. Even if a partnership is a publicly traded partnership, it generally will not be treated as a corporation if at least 90% of its gross income each taxable year is from certain sources, which generally include rents from real property and other types of passive income. We believe that our operating partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were treated as a publicly traded partnership.

If for any reason the operating partnership (or any partnership invested in by the operating partnership) is taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of gross income would change, and as a result, we would most likely be unable to satisfy the applicable REIT requirements under U.S. federal income tax laws discussed above. In addition, any change in the status of any partnership may be treated as a taxable event, in which case we could incur a tax liability without a related cash distribution. Further, if any partnership was treated as a corporation, items of income, gain, loss, deduction and credit of such partnership would be subject to corporate income tax, and the partners of any such partnership would be treated as stockholders, with distributions to such partners being treated as dividends.

Anti-abuse Treasury Regulations have been issued under the partnership provisions of the Code that authorize the IRS, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate U.S. federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public offering to a partnership in exchange for a general partnership interest. The limited partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions, and thus, cannot be recast by the IRS. However, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, we cannot assure you that the IRS will not attempt to apply the anti-abuse regulations to us. Any such action could potentially jeopardize our qualification as a REIT and materially affect the tax consequences and economic return resulting from an investment in us.

Income Taxation of Partnerships and their Partners.  Although a partnership agreement generally will determine the allocation of a partnership’s income and losses among the partners, such allocations may be disregarded for U.S. federal income tax purposes under Code Section 704(b) and the Treasury Regulations promulgated thereunder. If any allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ economic interests in the partnership. We believe that the allocations of taxable income and loss in the operating partnership agreement comply with the requirements of Code Section 704(b) and the Treasury Regulations promulgated thereunder. For a description of allocations by the operating partnership to the partners, see the section entitled “Description of the Partnership Agreement of ARC Properties Operating Partnership, L.P.” in this prospectus.

In some cases, special allocations of net profits or net losses will be required to comply with the U.S. federal income tax principles governing partnership tax allocations. Additionally, pursuant to Code Section 704(c), income, gain, loss and deduction attributable to property contributed to the operating partnership in exchange for units must be allocated in a manner so that the contributing partner is charged with, or benefits from, the unrealized gain or loss attributable to the property at the time of contribution. The amount of such unrealized gain or loss is generally equal to the difference between the fair market value and the adjusted basis of the property at the time of contribution. These allocations are designed to eliminate book-tax differences by allocating to contributing partners lower amounts of depreciation deductions and increased taxable income and gain attributable to the contributed property than would ordinarily be the case for economic or book purposes. With respect to any property purchased by the operating partnership, such property generally will have an initial tax basis equal to its fair market value, and accordingly, Code Section 704(c) will not apply, except as described further below in this paragraph. The application of the principles of Code Section 704(c) in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert a different allocation method than the one selected by the operating partnership to cure any book-tax differences. In certain circumstances, we create book-tax differences by adjusting the values of properties for economic or book purposes and generally the rules of Code Section 704(c) would apply to such differences as well.

For U.S. federal income tax purposes, our depreciation deductions generally will be computed using the straight-line method. Commercial buildings, structural components and improvements are generally depreciated over 40 years. Shorter depreciation periods apply to other properties. Some improvements to land are depreciated over 15 years. With respect to such improvements, however, taxpayers may elect to depreciate these improvements over 20 years using the straight-line method. For properties contributed to the operating partnership, depreciation deductions are calculated based on the transferor’s basis and depreciation method. Because depreciation deductions are based on the transferor’s basis in the contributed property, the operating partnership generally would be entitled to less depreciation than if the properties were purchased in a taxable transaction. The burden of lower depreciation generally will fall first on the contributing partner, but also may reduce the depreciation allocated to other partners.

Gain on the sale or other disposition of depreciable property is characterized as ordinary income (rather than capital gain) to the extent of any depreciation recapture. Buildings and improvements depreciated under the straight-line method of depreciation are generally not subject to depreciation recapture unless the property was held for less than one year. However, individuals, trusts and estates that hold shares either directly or through a pass-through entity may be subject to tax on the disposition on such assets at a rate of 25% rather than at the normal capital gains rate, to the extent that such assets have been depreciated.

Some expenses incurred in the conduct of the operating partnership’s activities may not be deducted in the year they were paid. To the extent this occurs, the taxable income of the operating partnership may exceed its cash receipts for the year in which the expense is paid. As discussed above, the costs of acquiring properties must generally be recovered through depreciation deductions over a number of years. Prepaid interest and loan fees, and prepaid management fees are other examples of expenses that may not be deducted in the year they were paid.

U.S. Federal Income Taxation of Stockholders

Taxation of Taxable U.S. Stockholders.  As long as we qualify as a REIT, distributions paid to our U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends, or, for taxable years beginning before January 1, 2013, qualified dividend income) will be ordinary income. Generally, for purposes of this discussion, a “U.S. Stockholder” is a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under current Treasury Regulations to be treated as a U. S. person.

If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions in excess of current and accumulated earnings and profits are treated first as a tax-deferred return of capital to the U.S. Stockholder, reducing the U.S. Stockholder’s tax basis in his or her common stock by the amount of such distribution. Such distributions that exceed tax basis are subject to tax as capital gain. Because our earnings and profits are reduced for depreciation and other non-cash items, it is possible that a portion of each distribution will constitute a tax-deferred return of capital. Additionally, because distributions in excess of earnings and profits reduce the U.S. Stockholder’s basis in our stock, this will increase the stockholder’s gain on any subsequent sale of the stock.

Distributions that we designate as capital gain dividends will be taxed as long-term capital gain to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. Stockholder that receives such distribution has held its stock. However, corporate stockholders may be required to treat up to 20% of some types of capital gain dividends as ordinary income. We also may decide to retain, rather than distribute, our net capital gain and pay any tax thereon. In such instances, U.S. Stockholders would include their proportionate shares of such gain in income as long-term capital gain, receive a credit on their returns for their proportionate share of our tax payments, and increase the tax basis of their shares of stock by the after-tax amount of such gain.

With respect to U.S. Stockholders who are taxed at the rates applicable to individuals, for taxable years beginning before January 1, 2013, we may elect to designate a portion of our distributions paid to such U.S. Stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. Stockholders as capital gain, provided that the U.S. Stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121 day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)  the qualified dividend income received by us during such taxable year from C corporations (including any TRSs);

(2)  the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(3)  the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a regular, domestic C corporation, such as any TRSs, and specified holding period and other requirements are met.

Dividend income is characterized as “portfolio” income under the passive loss rules and cannot be offset by a stockholder’s current or suspended passive losses. Corporate stockholders cannot claim the dividends-received deduction for such dividends unless we lose our REIT qualification. Although U.S. Stockholders generally will recognize taxable income in the year that a distribution is received, any distribution we declare in October, November or December of any year and is payable to a U.S. Stockholder of record on a specific date in any such month will be treated as both paid by us and received by the U.S. Stockholder on December 31st of the year it was declared even if paid by us during January of the following calendar year. Because we are not a pass-through entity for U.S. federal income tax purposes, U.S. Stockholders may not use any of our operating or capital losses to reduce their tax liabilities.

We have the ability to declare a large portion of a dividend in shares of our stock. As long as a portion of such dividend is paid in cash (which portion can be as low as 10% for a REIT’s taxable years ending on or before December 31, 2011) and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, U.S. Stockholders will be taxed on 100% of the dividend in the same manner as a cash dividend, even though most of the dividend was paid in shares of our stock. In general, any dividend on shares of our preferred stock will be taxable as a dividend, regardless of whether any portion is paid in stock.

In general, the sale of our common stock held for more than 12 months will produce long-term capital gain or loss. All other sales will produce short-term gain or loss. In each case, the gain or loss is equal to the difference between the amount of cash and fair market value of any property received from the sale and the U.S. Stockholder’s basis in the common stock sold. However, any loss from a sale or exchange of common stock by a U.S. Stockholder who has held such stock for six months or less generally will be treated as a long-term capital loss, to the extent that the U.S. Stockholder treated our distributions as long-term capital gain. The use of capital losses is subject to limitations.

For taxable years beginning before January 1, 2013, the maximum tax rate applicable to individuals and certain other noncorporate taxpayers on net capital gain recognized on the sale or other disposition of shares has been reduced from 20% to 15%, and the maximum marginal tax rate payable by them on dividends received from corporations that are subject to a corporate level of tax has been reduced. Except in limited circumstances, as discussed above, this reduced tax rate will not apply to dividends paid by us.

Newly enacted legislation requires certain U.S. Stockholders who are individuals, estates or trusts to pay a 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of shares of stock for taxable years beginning after December 31, 2012. U.S. Stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of shares of our common stock.

Taxation of Tax-Exempt Stockholders.  U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, our distributions to a U.S. Stockholder that is a domestic tax-exempt entity should not constitute UBTI unless such U.S. Stockholder borrows funds (or otherwise incurs acquisition indebtedness within the meaning of the Code) to acquire its common shares, or the common shares are otherwise used in an unrelated trade or business of the tax-exempt entity. Furthermore, even in the absence of acquisition debt, part or all of the income or gain recognized with respect to our stock held by certain domestic tax-exempt entities including social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal service plans (all of which are exempt from U.S. federal income taxation under Code Sections 501(c)(7), (9), (17) or (20)), may be treated as UBTI.

Special rules apply to the ownership of REIT shares by some tax-exempt pension trusts. If we would be “closely held” (discussed above with respect to the share ownership tests) because the stock held by tax-exempt pension trusts was viewed as being held by the trusts rather than by their respective beneficiaries, tax-exempt pension trusts owning more than 10% by value of our stock may be required to treat a percentage of our dividends as UBTI. This rule applies if: (1) at least one tax-exempt pension trust owns more than 25% by value of our shares, or (2) one or more tax-exempt pension trusts (each owning more than 10% by value of our shares) hold in the aggregate more than 50% by value of our shares. The percentage treated as UBTI is our gross income (less direct expenses) derived from an unrelated trade or business (determined as if we were a tax-exempt pension trust) divided by our gross income from all sources (less direct expenses). If this percentage is less than 5%, however, none of the dividends will be treated as UBTI. Because of the restrictions in our charter regarding the ownership concentration of our common stock, we believe that a tax-exempt pension trust should not become subject to these rules. However, because our common shares may be publicly traded, we can give no assurance of this.

Prospective tax-exempt purchasers should consult their own tax advisors and financial planners as to the applicability of these rules and consequences to their particular circumstances.

Backup Withholding and Information Reporting.  We will report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the current rate of 28% with respect to dividends paid, unless the U.S. Stockholder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such U.S. Stockholder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. Stockholder who fails to certify its non-foreign status.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such U.S. Stockholder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

For taxable years beginning after December 31, 2012, a U.S. withholding tax at a 30% rate will be imposed on dividends and proceeds of sale in respect of our common stock received by U.S. Stockholders who own their stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. We will not pay any additional amounts in respect to any amounts withheld.

Taxation of Non-U.S. Stockholders

General.  The rules governing the U.S. federal income taxation of Non-U.S. Stockholders are complex, and as such, only a summary of such rules is provided in this prospectus. Non-U.S. investors should consult with their own tax advisors and financial planners to determine the impact that U.S. federal, state and local income tax or similar laws will have on such investors as a result of an investment in our REIT. A “Non-U.S. Stockholder” means a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Stockholder.

Distributions — In General.  Distributions paid by us that are not attributable to gain from our sales or exchanges of U.S. real property interests and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such dividends to Non-U.S. Stockholders ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. If income from the investment in the common shares is treated as effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at the graduated rates applicable to ordinary income, in the same manner as U.S. stockholders are taxed with respect to such dividends (and also may be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation that is not entitled to any treaty exemption). In general, Non-U.S. Stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. Dividends in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent they do not exceed the adjusted basis of the stockholder’s shares. Instead, they will reduce the adjusted basis of such shares. To the extent that such dividends exceed the adjusted basis of a Non-U.S. Stockholder’s shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described in the “Sale of Shares” portion of this Section below.

Distributions Attributable to Sale or Exchange of Real Property.  Distributions that are attributable to gain from our sales or exchanges of U.S. real property interests will be taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. trade or business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. Stockholders, and would be subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, such distributions may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to any treaty exemption. However, generally such a distribution from a REIT is not treated as effectively connected income for a Non-U.S. Stockholder if (1) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the U.S.; and (2) the Non-U.S. Stockholder does not own more than 5% of the class of stock at any time during the one year period ending on the date of the distribution. Distributions that qualify for this exception are subject to withholding tax in the manner described above as dividends of ordinary income. We anticipate that our shares will be “regularly traded” on an established securities market; although, no assurance can be given that this will be the case.

U.S. Federal Income Tax Withholding on Distributions.  For U.S. federal income tax withholding purposes, we generally will withhold tax at the rate of 30% on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Stockholder, unless the Non-U.S. Stockholder provides us with appropriate documentation (1) evidencing that such Non-U.S. Stockholder is eligible for an exemption or reduced rate under an applicable income tax treaty, generally an IRS Form W-8BEN (in which case we will withhold at the lower treaty rate) or (2) claiming that the dividend is effectively connected with the Non-U.S. Stockholder’s conduct of a trade or business within the U.S., generally an IRS Form W-8ECI (in which case we will not withhold tax). We are also generally required to withhold tax at the rate of 35% on the portion of any dividend to a Non-U.S. Stockholder that is or could be designated by us as a capital gain dividend, to the extent attributable to gain on a sale or exchange of an interest in U.S. real property. Such withheld amounts of tax do not represent actual tax liabilities, but rather, represent payments in respect of those tax liabilities described above. Therefore, such withheld amounts are creditable by the Non-U.S. Stockholder against its actual U.S. federal income tax liabilities, including those described above. The Non-U.S. Stockholder would be entitled to a refund of any amounts withheld in excess of such Non-U.S. Stockholder’s actual U.S. federal income tax liabilities, provided that the Non-U.S. Stockholder files applicable returns or refund claims with the IRS.

Sales of Shares.  Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be subject to U.S. federal income taxation, provided that: (1) such gain is not effectively connected with the conduct by such Non-U.S. Stockholder of a trade or business within the U.S.; (2) the Non-U.S. Stockholder is an individual and is not present in the U.S. for 183 days or more during the taxable year and certain other conditions apply; and (3) (A) our REIT is “domestically controlled,” which generally means that less than 50% in value of our shares continues to be held directly or indirectly by foreign persons during a continuous five year period ending on the date of disposition or, if shorter, during the entire period of our existence, or (B) our common shares are “regularly traded” on an established securities market and the selling Non-U.S. Stockholder has not held more than 5% of our outstanding common shares at any time during the five-year period ending on the date of the sale.

We cannot assure you that we will qualify as “domestically controlled”. If we were not domestically controlled, a Non-U.S. Stockholder’s sale of common shares would be subject to tax, unless the common shares were regularly traded on an established securities market and the selling Non-U.S. Stockholder has not directly, or indirectly, owned during the five-year period ending on the date of sale more than 5% in value of our common shares. We anticipate that our common shares will be “regularly traded” on an established market; although, no assurance can be given that this will be the case. If the gain on the sale of shares were to be subject to taxation, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain, and the purchaser of such common shares may be required to withhold 10% of the gross purchase price.

If the proceeds of a disposition of common stock are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding unless the disposing Non-U.S. Stockholder certifies as to its name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a foreign office of a foreign broker-dealer. Under Treasury Regulations, if the proceeds from a disposition of common stock paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (1) a “controlled foreign corporation” for U.S. federal income tax purposes, (2) a person 50% or more of whose gross income from all sources for a three-year period was effectively connected with a U.S. trade or business, (3) a foreign partnership with one or more partners who are U.S. persons and who, in the aggregate, hold more than 50% of the income or capital interest in the partnership, or (4) a foreign partnership engaged in the conduct of a trade or business in the U.S., then (A) backup withholding will not apply unless the broker-dealer has actual knowledge that the owner is not a Non-U.S. Stockholder, and (B) information reporting will not apply if the Non-U.S. Stockholder certifies its non-U.S. status and further certifies that it has not been, and at the time the certificate is furnished reasonably expects not to be, present in the U.S. for a period aggregating 183 days or more during each calendar year to which the certification pertains. Prospective foreign purchasers should consult their tax advisors and financial planners concerning these rules.

With respect to payments made after December 31, 2012, a withholding tax of 30% will be imposed on dividends from, and the gross proceeds of a disposition of, our common stock paid to certain foreign entities unless various information reporting requirements are satisfied. Such withholding tax will generally apply to non-U.S. financial institutions, which is generally defined for this purpose as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) is engaged in the business of holding financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets. Non-U.S. Stockholders are encouraged to consult their tax advisors regarding the implications of this legislation on their investment in our common stock.

Other Tax Considerations

State, Local and Foreign Taxes.  We and you may be subject to state, local or foreign taxation in various jurisdictions, including those in which we transact business or you reside. Our and your state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. You should consult your own tax advisors and financial planners regarding the effect of state, local and foreign tax laws on an investment in the common shares.

Legislative Proposals.  You should recognize that our and your present U.S. federal income tax treatment may be modified by legislative, judicial or administrative actions at any time, which may be retroactive in effect. The rules dealing with U.S. federal income taxation are constantly under review by Congress, the IRS and the Treasury Department, and statutory changes as well as promulgation of new regulations, revisions to existing statutes, and revised interpretations of established concepts occur frequently. We are not currently aware of any pending legislation that would materially affect our or your taxation as described in this prospectus. You should, however, consult your advisors concerning the status of legislative proposals that may pertain to a purchase of our common shares.

CERTAIN ERISA CONSIDERATIONS

A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to ERISA should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in the shares of Class A Common Stock. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of Code). Thus, a plan fiduciary considering an investment in shares of our Class A Common Stock also should consider whether the acquisition or the continued holding of the shares of Class A Common Stock might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor, or the DOL.

The DOL has issued final regulations, or the DOL Regulations, as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act, the plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares of Class A Common Stock are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. We expect the Class A Common Stock to be “widely held” upon completion of the initial public offering.

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe that the restrictions imposed under our charter on the ownership and transfer of our common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of common stock to be “freely transferable.” No assurance can be given that the DOL will not reach a contrary conclusion.

Accordingly, we believe that our Class A Common Stock will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be “plan assets” of any plan that invests in our Class A Common Stock.

Each holder of our Class A Common Stock will be deemed to have represented and agreed that its purchase and holding of such Class A Common Stock (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

PLAN OF DISTRIBUTION

We are offering the shares of our Class A Common Stock described in this prospectus through Realty Capital Securities, the dealer manager for this offering. Realty Capital Securities is an affiliate of us, our Manager, our sponsor and our principals. We and our operating partnership have entered into a dealer manager agreement with the dealer manager. Subject to the terms and conditions of the dealer manager agreement, the dealer manager has agreed to use its reasonable best efforts to sell up to a total of 8.8 million shares of our Class A Common Stock in this offering. The dealer manager is not purchasing or selling any shares by this prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of shares. The dealer manager expects to form a syndicate of other dealer managers and selected dealers to offer and sell shares of our Class A Common Stock to the public.

Our Class A Common Stock is offered subject to a number of conditions, including:

•	receipt and acceptance of the Class A Common Stock by the subscribers, and
•	the dealer manager’s right to reject orders in whole or in part.

The dealer manager does not intend to be a market maker and so will not execute trades for selling stockholders.

In connection with this offering, the dealer manager or certain of the securities dealers may distribute prospectuses electronically.

This offering will end no later than      , 2011, which is 60 days from the effective date of this offering. We will deposit subscription payments in an escrow account held by the escrow agent, Wells Fargo Bank, National Association, in trust for the subscriber’s benefit, pending release to us. We have the right to waive the requirement that a subscriber deposit its subscription payment into escrow with respect to a holder of interests in the ARC Funds that hold the unsecured indebtedness that will be repaid with certain of the proceeds of this offering. In such event, such holders will assign to us the right to receive a liquidating distribution from such ARC Fund in an amount equal to such holder’s subscription for our shares of Class A Common Stock. 5,400,000 shares of Class A Common Stock must be sold within 60 days following commencement of this offering and our Class A Common Stock must be listed on NASDAQ at such time or we will terminate this offering and promptly return your subscription payments with your pro rata share of the interest earned on these funds in accordance with the provisions of the escrow agreement.

Selling Commissions and Dealer Manager Fees

Shares sold by the dealer manager to the public will be offered at the offering price set forth on the cover of this prospectus. We will pay the dealer manager aggregate selling commissions equal to 6.0% of the gross proceeds from the sale of shares of our Class A Common Stock in this offering and aggregate dealer manager fees equal to 2.0% of the gross proceeds from the sale of shares of our Class A Common Stock in this offering. All or a portion of the dealer manager fee may be reallowed to participating broker-dealers for non-accountable marketing support. The following table shows the per share and total selling commissions and dealer manager fees we will pay to the dealer manager assuming we sell the minimum and the maximum number of shares of Class A Common Stock offered in this offering:

	Per Share	Minimum	Maximum
Price to the public	$12.50	$67,500,000	$110,000,000
Selling commissions and dealer manager fees	$1.00	$5,400,000	$8,800,000
Proceeds, before expenses, to us	$11.50	$62,100,000	$101,200,000

We will not pay any selling commissions in connection with the sale of shares to investors whose contracts for investment advisory and related brokerage services include a fixed or “wrap” fee feature. Investors may agree with their participating brokers to reduce the amount of selling commissions payable with respect to the sale of their units shares down to zero (i) if the investor has engaged the services of a registered investment advisor or other financial advisor who will be paid compensation for investment advisory services or other financial or investment advice or (ii) if the investor is investing through a bank trust account with respect to which the investor has delegated the decision-making authority for investments made through the account to a bank trust department. The net proceeds to us will not be affected by reducing the commissions payable in connection with such transaction. Neither our dealer manager nor its affiliates will directly or indirectly compensate any person engaged as an investment advisor or a bank trust department by a potential investor as an inducement for such investment advisor or bank trust department to advise favorably for an investment in our shares.

We or our affiliates also may provide permissible forms of non-cash compensation to registered representatives of our dealer manager and the participating broker-dealers, such as golf shirts, fruit baskets, cakes, chocolates, a bottle of wine, or tickets to a sporting event. In no event shall such items exceed an aggregate value of $100 per annum per participating salesperson, or be pre-conditioned on achievement of a sales target. The value of such items will be considered underwriting compensation in connection with this offering.

We estimate that the total expenses of this offering payable by us, not including the selling commissions and dealer manager fees, will be approximately $1,225,000 assuming we sell the minimum number of shares of Class A Common Stock in this offering and approximately $1,550,000 assuming we sell the maximum number of shares of Class A Common Stock offered in this offering. In no event will the total amount of compensation paid to the dealer manager and other securities dealers upon completion of this offering exceed 8.0% of the gross proceeds of this offering. After deducting selling commissions and dealer manager fees due to our dealer manager and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $60,875,000 assuming we sell the minimum number of shares of Class A Common Stock offered in this offering and approximately $99,650,000 assuming we sell the maximum number of shares of Class A Common Stock offered in this offering.

Directed Share Program

At our request, the dealer manager has reserved up to 50% of the Class A Common Stock being offered by this prospectus for sale to our directors, officers, employees and other individuals associated with us and members of their families, including holders of interests in ARC Income Properties, LLC and ARC Income Properties III, LLC, affiliates of ARC which hold certain unsecured indebtedness that will be repaid in the formation transactions. The purchase price for such shares will be $11.50 per share, reflecting the fact that selling commissions and dealer manager fees will not be payable in connection with such sales. The net offering proceeds we receive will not be affected by such sales of shares at a discount. The sales will be made by Realty Capital Securities through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. Any reserved shares of our Class A Common Stock that are not so purchased will be offered by the dealer manager to the general public on the same terms as the other shares of our Class A Common Stock offered by this prospectus. Any reserved shares sold through our directed share program will count toward the minimum number of shares of Class A Common Stock offered in this offering. In addition, any reserved shares sold through our directed share program will not be subject to any lock-up agreement.

Indemnification and Contribution

We and our operating partnership have agreed to indemnify the dealer manager and its controlling persons against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the dealer manager and its controlling persons may be required to make in respect of those liabilities.

NASDAQ Stock Exchange Listing

We have applied to have our Class A Common Stock listed on NASDAQ under the trading symbol “ARCP.”

Determination of Offering Price

Prior to this offering, there was no public market for our Class A Common Stock. The initial public offering price was determined in consultation with the dealer manager. The principal factors to be considered in determining the initial public offering price include:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our history and prospects and the history of, and prospects for, the industry in which we compete;
•	our past and present financial performance and an assessment of our management;
•	our prospects for future earnings and the present state of our development;
•	the general condition of the securities markets at the time of this offering;
•	the recent market prices of, and the demand for, publicly-traded common stock of generally comparable companies; and
•	other factors deemed relevant by the dealer manager and us.

Affiliations

The dealer manager and its affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Subscription Process

To purchase shares in this offering, you must complete and sign a subscription agreement. You should exercise care to ensure that the applicable subscription agreement is filled out correctly and completely.

By executing the subscription agreement, you will attest, among other things, that you:

•	have received the final prospectus;
•	accept the terms of our charter;
•	are purchasing the shares for your own account; and
•	are in compliance with the USA PATRIOT Act and are not on any governmental authority watch list.

Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part. Subject to compliance with Rule 15c2-4 of the Exchange Act, our dealer manager and/or the broker-dealers participating in the offering will promptly submit a subscriber’s check on the business day following receipt of the subscriber’s subscription documents and check. In certain circumstances where the review procedures are more lengthy than customary, a subscriber’s check will be promptly deposited in compliance with Exchange Act Rule 15c2-4. The proceeds from your subscription will be deposited in a segregated escrow account and will be held in trust for your benefit, pending our acceptance of your subscription.

Within ten business days of our receipt of each completed subscription agreement, we will accept or reject the subscription. If we accept the subscription, we will mail a confirmation within three days. If for any reason we reject the subscription, we will promptly return the check and the subscription agreement, without interest (unless we reject your subscription because we fail to achieve the minimum offering) or deduction, within ten business days after rejecting it.

Investments by IRAs and Certain Qualified Plans

Sterling Trust Company has agreed to act as an IRA custodian for investors of our common stock who desire to establish an IRA, SEP or certain other tax-deferred accounts or transfer or rollover existing accounts. We may pay the fees related to the establishment of investor accounts with Sterling Trust Company, and we also may pay the fees related to the maintenance of any such account for the first year following its establishment. Thereafter, Sterling Trust Company has agreed to provide this service to our stockholders with annual maintenance fees charged at a discounted rate. In the future, we may make similar arrangements for our investors with other custodians. Further information as to custodial services is available through your broker or may be requested from us.

Minimum Offering

Subscription proceeds will be placed in escrow until such time as subscriptions for 5,400,000 shares of Class A Common Stock have been received and accepted by us. Funds in escrow will be invested in short-term investments, which may include obligations of, or obligations guaranteed by, the U.S. government or bank money-market accounts or certificates of deposit of national or state banks that have deposits insured by the Federal Deposit Insurance Corporation (including certificates of deposit of any bank acting as a depository or custodian for any such funds) that can be readily sold, with appropriate safety of principal. Subscribers may not withdraw funds from the escrow account.

If subscriptions for at least the minimum offering have not been received and accepted by       , 2011, which is 60 days after the effective date of this offering, our escrow agent will promptly so notify us, this offering will be terminated and your funds and subscription agreement will be returned to you within ten days after the date of such termination. Interest will accrue on funds in the escrow account as applicable to the short-term investments in which such funds are invested. During any period in which subscription proceeds are held in escrow, interest earned thereon will be allocated among subscribers on the basis of the respective amounts of their subscriptions and the number of days that such amounts were on deposit. Such interest will be paid to subscribers upon the termination of the escrow period, subject to withholding for taxes pursuant to applicable Treasury Regulations. We will bear all expenses of the escrow and, as such, any interest to be paid to any subscriber will not be reduced for such expense.

LEGAL MATTERS

Certain matters in connection with this offering will be passed upon for us by Proskauer Rose LLP, New York, New York. The validity of the Class A Common Stock and certain matters of Maryland law will be passed upon for us by Venable LLP. Proskauer Rose LLP may rely as to certain matters of Maryland law upon the opinion of Venable LLP.

EXPERTS

The financial statements included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon authority of said firm as experts in accounting and auditing in giving said reports.

Butler Burgher Group, an independent third-party appraiser, has prepared for us an investment valuation of the portfolio of our continuing properties. Information relating to the investment valuation of the portfolio of our continuing properties in “Prospectus Summary — Formation Transactions”, “Business and Properties — Investment Valuation of Portfolio” and “Structure and Formation of Our Company — Formation Transactions” is included in this prospectus in reliance on Butler Burgher Group’s authority as an expert in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of our Class A Common Stock to be sold in the offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our Class A Common Stock to be sold in the offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov.

As a result of the offering, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Financial Statements of American Realty Capital Properties, Inc.
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of December 31, 2010	F-3
Statement of Stockholder’s Equity for the Period from December 2, 2010 (Date of Inception) to December 31, 2010	F-4
Statement of Cash Flows for the Period from December 2, 2010 (Date of Inception) to December 31, 2010	F-5
Notes to Financial Statements	F-6
Financial Statements of ARC Income Properties, LLC and Subsidiaries:
Report of Independent Registered Public Accounting Firm	F-12
Consolidated Balance Sheets as of December 31, 2010 and December 31, 2009	F-13
Consolidated Statements of Operations for the Years Ended December 31, 2010 and 2009 and the Period from June 5, 2008 (Date of Inception) to December 31, 2008	F-14
Consolidated Statement of Changes in Member’s Deficiency for the Years Ended December 31, 2010 and 2009 and the Period from June 5, 2008 (Date of Inception) to December 31, 2008	F-15
Consolidated Statements of Cash Flows for the Years Ended December 31, 2010 and 2009 and the Period from June 5, 2008 (Date of Inception) to December 31, 2008	F-16
Notes to Consolidated Financial Statements	F-17
Financial Statements of ARC Income Properties III, LLC and Subsidiary:
Report of Independent Registered Public Accounting Firm	F-27
Consolidated Balance Sheet as of December 31, 2010 and 2009	F-28
Consolidated Statements of Operations for the Year Ended December 31, 2010 and the Period from September 8, 2009 (Date of Inception) to December 31, 2009	F-29
Consolidated Statement of Changes in Member’s Deficiency for the Year Ended December 31, 2010 and the Period from September 8, 2009 (Date of Inception) to December 31, 2009	F-30
Consolidated Statements of Cash Flows for the Year Ended December 31, 2010 and the Period from September 8, 2009 (Date of Inception) to December 31, 2009	F-31
Notes to Consolidated Financial Statements	F-32
Pro Forma Financial Statements of American Realty Capital Properties, Inc.:
Pro Forma Consolidated Balance Sheet as of December 31, 2010 (unaudited)	F-39
Notes to Consolidated Pro Forma Balance Sheets	F-43
Pro Forma Consolidated Statements of Operation for the Years Ended December 31, 2010 and 2009 (unaudited)	F-46
Notes to Consolidated Pro Forma Statements of Operations	F-48

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders
American Realty Capital Properties, Inc.

We have audited the accompanying balance sheet of American Realty Capital Properties, Inc. (a Maryland Corporation in the Developmental Stage) (the “Company”) as of December 31, 2010 and the related statements of stockholder’s equity and cash flows for the period from December 2, 2010 (date of inception) to December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of American Realty Capital Properties, Inc. (a Maryland Corporation in the Developmental Stage) as of December 31, 2010 and the results of its cash flows for the period from December 2, 2010 (date of inception) to December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

March 21, 2011

AMERICAN REALTY CAPITAL PROPERTIES, INC.
(A Maryland Corporation in the Developmental Stage)

BALANCE SHEET
December 31, 2010

ASSETS
Cash	$10
Deferred offering costs	278,976
Total assets	$278,986
LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable and accrued expenses	$278,976
Stockholder’s Equity
Class A Common stock, $0.01 par value, 10,000 shares authorized, 1,000 issued and outstanding	10
Total liabilities and stockholder’s equity	$278,986

The accompanying notes are an integral part of this statement.

AMERICAN REALTY CAPITAL PROPERTIES, INC.
(A Maryland Corporation in the Developmental Stage)

STATEMENT OF STOCKHOLDERS’ EQUITY
For the Period from December 2, 2010 (date of inception) December 31, 2010

	Common Stock
	Shares	Amount	Total
Balance, December 2, 2010	—	$—	$—
Issuance of common stock	1,000	10	10
Balance, December 31, 2010	1,000	$10	$10

The accompanying notes are an integral part of this statement.

AMERICAN REALTY CAPITAL PROPERTIES, INC.
(A Maryland Corporation in the Developmental Stage)

STATEMENT OF CASH FLOWS
For the Period from December 2, 2010 (date of inception) to December 31, 2010

Cash Flows from Financing Activities:
Proceeds from issuance of common stock	$10
Net cash provided by financing activities	10
Net change in cash	10
Cash, beginning of period	—
Cash, end of period	$10

The accompanying notes are an integral part of this statement.

AMERICAN REALTY CAPITAL PROPERTIES, INC.
(A Maryland Corporation in the Developmental Stage)

NOTES TO FINANCIAL STATEMENTS
December 31, 2010

Note 1 — Organization and Proposed Business Operations

American Realty Capital Properties, Inc. (the “Company”), incorporated on December 2, 2010, is a newly formed Maryland corporation that intends to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes for the taxable year ending December 31, 2011. The Company intends to offer for sale a minimum of 5.4 million and a maximum of 8.8 million shares of Class A Common Stock, $0.01 par value per share, at a price of $12.50 per share, through its dealer manager, Realty Capital Securities, LLC (the “Dealer Manager”) pursuant to a registration statement on Form S-11 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Offering”). The Company has applied to have its Class A Common Stock listed on The NASDAQ Capital Market under the symbol ARCP.

The Company was formed to primarily own and acquire single tenant, freestanding commercial real estate that is net leased on a medium-term basis, primarily to investment grade credit rated and other credit worthy tenants. The Company considers properties that are net leased on a “medium-term basis,” to mean properties originally leased long term (ten years or longer) that are currently subject to net leases with remaining lease terms of generally three to eight years, on average.

Substantially all of the Company’s business will be conducted through ARC Properties Operating Partnership, L.P. (the “OP”), a Delaware limited partnership. The Company will be the sole general partner of the OP. After holding OP units for a period of a year, limited partner interests have the right to convert OP units for the cash value of a corresponding number of shares of Class A Common Stock or, at the option of the OP, a corresponding number of shares of Class A Common Stock, as allowed by the limited partnership agreement of the OP. The remaining rights of the limited partner interests are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP’s assets.

The Company is managed by its affiliates, ARC Properties Advisors, LLC (the “Advisor”) and American Realty Capital II, LLC (the “Sponsor”), which provides certain acquisition and debt capital services to the Company. These related parties, including the Advisor, the Sponsor and the Dealer Manager, will receive compensation and fees for services related to the Offering and for the investment and management of the Company’s assets. These entities will receive fees during the offering, acquisition, operational and liquidation stages.

At the completion of the Offering, ARC Real Estate Partners, LLC, (“the Contributor”), an affiliate of our Sponsor, will contribute to the OP its indirect ownership interests in 60 properties that are presently leased to RBS Citizens Bank, N.A. and Citizens Bank of Pennsylvania, a property presently leased to Home Depot U.S.A., Inc., and two vacant properties. In exchange, the Contributor will receive 310,000 units in the OP.

Note 2 — Summary of Significant Accounting Policies

Development Stage Company

The Company complies with the reporting requirements of development stage enterprises. The Company expects to incur organizational, accounting and offering costs in connection with the Offering. Offering and other organization costs, which may be advanced by the Advisor, are not expected to be paid before the commencement of the Offering and will be paid or reimbursed by the Company from proceeds of the Offering that are set aside for such purposes. It is the Company’s plan to complete the Offering; however, there can be no assurance that the Company’s plans to raise capital will be successful.

AMERICAN REALTY CAPITAL PROPERTIES, INC.
(A Maryland Corporation in the Developmental Stage)

NOTES TO FINANCIAL STATEMENTS
December 31, 2010

Note 2 — Summary of Significant Accounting Policies – (continued)

Formation Transactions

After the effectiveness of the Offering, it is the Company’s intention to acquire certain properties from affiliated entities of the Company. The contribution of the properties from affiliates in the initial formation of the Company will be accounted for as a reorganization of entities under common control and therefore all assets and liabilities related to the contributed properties will be accounted for on the carryover basis of accounting whereby the real estate investments will be contributed at amortized cost and all assets and liabilities of the predecessor entities will become assets and liabilities of the Company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding revenue recognition, investments in real estate and purchase price allocations, as applicable.

Real Estate Investments

Upon the acquisition of properties, the Company will record acquired real estate at cost and make assessments as to the useful lives of depreciable assets. The Company will consider the period of future benefit of the asset to determine the appropriate useful lives. Depreciation will be computed using the straight-line method over the estimated useful lives of forty years for buildings, five to ten years for building fixtures and improvements and the lesser of the useful life or remaining lease term for acquired intangible lease assets.

Impairment of Long Lived Assets

The Company will establish a single accounting model for the impairment or disposal of long-lived assets. Operations related to properties that have been sold or properties that are intended to be sold will be presented as discontinued operations in the statement of operations for all periods presented, and properties intended to be sold will be designated as “held for sale” on the balance sheet.

When circumstances indicate the carrying value of a property may not be recoverable, the Company will review the asset for impairment. This review will be based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates will consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists, due to the inability to recover the carrying value of a property, an impairment loss will be recorded to the extent that the carrying value exceeds the estimated fair value of the property or properties to be held and used. For properties held for sale, the impairment loss will be the adjustment to fair value less estimated cost to dispose of the asset. These assessments will have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income.

Allocation of Purchase Price of Acquired Assets

Upon the acquisition of real properties, it is the Company’s policy to allocate the purchase price of properties to acquired tangible assets, consisting of land, building, fixtures and improvements, and identified intangible lease assets and liabilities, consisting of the value of above-market and below-market leases, as applicable, the value of in-place leases and the value of tenant relationships, based in each case on their fair values. The Company utilizes independent appraisals and information management obtains on each property as a result of pre-acquisition due diligence, as well as subsequent marketing and leasing activities, as applicable, to determine the fair values of the tangible assets of an acquired property, amongst other market data.

AMERICAN REALTY CAPITAL PROPERTIES, INC.
(A Maryland Corporation in the Developmental Stage)

NOTES TO FINANCIAL STATEMENTS
December 31, 2010

Note 2 — Summary of Significant Accounting Policies – (continued)

The fair values of above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (a) the contractual amounts to be paid pursuant to the in-place leases and (b) an estimate of fair market lease rates for the corresponding in-place leases, which is generally obtained from independent appraisals, measured over a period equal to the remaining non-cancelable term of the lease. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities. The capitalized above-market lease intangibles are amortized as a decrease to rental income over the remaining term of the lease. The capitalized below-market lease intangibles are amortized as an increase to rental income over the remaining term of the lease. In determining the amortization period for below-market lease intangibles, the Company initially considers, and periodically evaluates on a quarterly basis, the likelihood that a tenant will execute the renewal option. The likelihood that a lessee will execute the renewal option is determined by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.

The fair values of in-place leases include direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals which are avoided by acquiring an in-place lease, and tenant relationships. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated based on independent appraisals and management’s consideration of current market costs to execute a similar lease. The value of opportunity costs is calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. Customer relationships are valued based on expected renewal of a lease or the likelihood of obtaining a particular tenant for other locations. These intangibles are included in intangible lease assets in the accompanying consolidated balance sheet and are amortized to depreciation and amortization, a component of operating expense, over the remaining term of the lease.

The determination of the fair values of the assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, discount rates and other variables. The use of inappropriate estimates would result in an incorrect assessment of the purchase price allocations, which could impact the amount of the Company’s reported net income. Initial purchase price allocations are subject to change until all information is finalized, which is generally within one year of the acquisition date.

Deferred Offering Costs

The Company has incurred certain expenses in connection with registering to sell shares of its Class A Common Stock as discussed in Note 1 — Organization and Proposed Business Operations. These costs principally relate to professional fees. As of December 31, 2010, such costs totaled $278,976 and are included in deferred offering costs in the accompanying balance sheet. Simultaneous with selling shares of Class A Common Stock, the deferred offering costs will be charged to equity upon the completion of the Offering or to expenses if the Offering is not completed.

Derivative Instruments

The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions.

AMERICAN REALTY CAPITAL PROPERTIES, INC.
(A Maryland Corporation in the Developmental Stage)

NOTES TO FINANCIAL STATEMENTS
December 31, 2010

Note 2 — Summary of Significant Accounting Policies – (continued)

The Company will record all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Company may enter into derivative contracts that are intended to economically hedge certain of its risk, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.

Revenue Recognition

Upon the acquisition of real estate, certain properties will have leases where minimum rent payments increase during the term of the lease. The Company will record rental revenue for the full term of each lease on a straight-line basis. When the Company acquires a property, the term of existing leases will be considered to commence as of the acquisition date for the purposes of this calculation. Cost recoveries from tenants will be included in tenant reimbursement income in the period the related costs are incurred, as applicable.

The Company’s revenues, which will be derived primarily from rental income, include rents that each tenant pays in accordance with the terms of each lease reported on a straight-line basis over the initial term of the lease. Since many leases will provide for rental increases at specified intervals, straight-line basis accounting requires the Company to record a receivable, and include in revenues, unbilled rent receivables that the Company will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease. The Company will defer the revenue related to lease payments received from tenants in advance of their due dates.

The Company will review receivables related to rent and unbilled rent receivables and determine collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located, as applicable. In the event that the collectability of a receivable is in doubt, the Company will record an increase in the allowance for uncollectible accounts or record a direct write-off of the receivable in the consolidated statement of operations.

Loan Loss Provisions

The Company may purchase or originate commercial mortgages and mezzanine loans to be held as long-term investments. The loans will be evaluated for possible impairment on at least a quarterly basis.

The asset specific reserve component of the loan loss provision relates to reserves for losses on loans considered to be impaired and measured in accordance with the accounting guidance for impaired loans. A loan is considered to be impaired when, based upon current information and events, management believes that it is probable that the Company will be unable to collect all amounts due under the contractual terms of the loan agreement. A reserve is established when the present value of payments expected to be received or observable market prices for the estimated fair value of the collateral, if applicable, of an impaired loan is lower than the carrying value of that loan.

AMERICAN REALTY CAPITAL PROPERTIES, INC.
(A Maryland Corporation in the Developmental Stage)

NOTES TO FINANCIAL STATEMENTS
December 31, 2010

Note 2 — Summary of Significant Accounting Policies – (continued)

The portfolio-based reserve component covers the pool of loans that do not have asset specific reserves. A portfolio-based reserve will be recorded when available information indicates that it is probable that the pool of loans will recognize losses and the amount of such losses can be reasonably estimated. Reserve balances for this pool of loans is derived using estimated default rates and estimated loss severities assuming a default occurs.

Upon determination of impairment, management will establish a reserve for loan losses and a corresponding charge to earnings through the provision for loan losses. Significant judgments are required in determining impairment, which include making assumptions regarding the value of the loan, the value of the real estate or partnership interests that secure the loan, and any other applicable provisions, including guarantees and cross-collateralization features, if any.

Net Income Per Share

The Company will calculate basic income per share by dividing net income for the period by weighted-average shares of Common Stock outstanding for a respective period. Diluted income per share takes into account the effect of dilutive instruments, such as stock options and unvested restricted stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding.

Income Taxes

The Company intends to elect and qualify to be taxed as a REIT, commencing with its taxable year ending December 31, 2011. Accordingly, the Company will generally not be subject to corporate U.S. federal or state income tax to the extent that qualifying distributions are paid to our stockholders, and provided the Company satisfies on a continuing basis, through actual investment and operating results, the REIT requirements, including certain asset, income, distribution and stock ownership tests. If the Company fails to qualify as a REIT, and does not qualify for certain statutory relief provisions, the Company will be subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which the REIT qualification was lost. Accordingly, the failure to qualify as a REIT could have a material adverse impact on the Company’s results of operations and amounts available for distribution to its stockholders.

The dividends paid deduction of a REIT for qualifying dividends to its stockholders is computed using our taxable income as opposed to net income reported on the financial statements. Taxable income, generally, will differ from net income reported on the financial statements because the determination of taxable income is based on tax provisions and not financial accounting principles.

The Company may establish and elect to treat certain of its subsidiaries as taxable REIT subsidiaries (“TRS”). In general, a TRS may hold assets and engage in activities that the Company cannot hold or engage in directly and generally may engage in any real estate or non-real estate-related business. A TRS is subject to U.S. federal, state and local corporate income taxes.

Note 3 — Related Party Transactions and Arrangements

The Advisor, the Sponsor, the Dealer Manager and their affiliates will receive compensation and reimbursement for services relating to the Offering and the investment and management of the Company’s assets. The Company had no related party transactions and payables to affiliated entities as of and for the period ended December 31, 2010.

AMERICAN REALTY CAPITAL PROPERTIES, INC.
(A Maryland Corporation in the Developmental Stage)

NOTES TO FINANCIAL STATEMENTS
December 31, 2010

Note 4 — Subsequent Events

The Company has evaluated subsequent events through March 21, 2011, the date which these financial statements have been issued and have determined that there have not been any events that have occurred that would require adjustments to our disclosures in the audited financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of
ARC Income Properties, LLC and Subsidiaries

We have audited the accompanying consolidated balance sheets of ARC Income Properties, LLC, a Delaware limited liability company, and Subsidiaries (collectively, the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in member’s deficiency and cash flows for the years ended December 31, 2010 and 2009 and the period from June 5, 2008 (date of inception) to December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ARC Income Properties, LLC and Subsidiaries as of December 31, 2010 and 2009 and the consolidated results of their operations and their cash flows for the years ended December 31, 2010 and 2009 and the period from June 5, 2008 (date of inception) to December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

March 24, 2011

ARC INCOME PROPERTIES, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Year Ended December 31,
	2010	2009
Assets
Real estate investments, at cost:
Land	$14,435,060	$14,435,060
Buildings, fixtures and improvements	81,798,674	81,798,674
Acquired intangible lease assets	2,580,874	2,580,874
Total real estate investments, at cost	98,814,608	98,814,608
Less: accumulated depreciation and amortization	(8,948,328)	(4,471,541)
Total real estate investments, net	89,866,280	94,343,067
Cash	516,303	922,746
Prepaid expenses and other assets	223,564	348
Deferred costs, net	1,093,128	2,011,869
Total assets	$91,699,275	$97,278,030
Liabilities and Member’s Deficiency
Mortgage notes payable	$82,622,049	$82,622,049
Long-term notes payable	19,408,013	19,537,178
Due to affiliates	—	840,262
Accounts payable and accrued expenses	647,087	545,405
Deferred rent and other liabilities	515,809	578,696
Total liabilities	103,192,958	104,123,590
Member’s deficiency	(11,493,683)	(6,845,560)
Total liabilities and member’s deficiency	$91,699,275	$97,278,030

The accompanying notes are an integral part of these statements.

ARC INCOME PROPERTIES, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,		Period from June 5, 2008 (date of inception to December 31, 2008

	2010	2009
Revenues:
Rental income	$6,907,952	$5,342,066	$1,337,375
Operating expense reimbursement	—	5,130	—
Total revenues	6,907,952	5,347,196	1,337,375
Operating expenses:
Acquisition and transaction related	10,000	2,802,354	—
General and administrative	309,712	61,984	4,875
Depreciation and amortization	4,495,263	3,562,401	909,140
Total operating expenses	4,814,975	6,426,739	914,015
Operating income (loss)	2,092,977	(1,079,543)	423,360
Other income (expense):
Interest expense	(8,459,572)	(6,575,759)	(1,608,503)
Interest income	—	16,774	3,254
Other income	100,000	—
Total other income (expense)	(8,359,572)	(6,558,985)	(1,605,249)
Net loss	$(6,266,595)	$(7,638,528)	$(1,181,889)

The accompanying notes are an integral part of these statements.

ARC INCOME PROPERTIES, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN MEMBER’S DEFICIENCY

Member’s deficiency – December 31, 2008	—
Contributions	1,067,514
Net loss	(1,181,889)
Member’s deficiency – December 31, 2008	(114,375)
Contributions	907,343
Net loss	(7,638,528)
Member’s deficiency – December 31, 2009	(6,845,560)
Contributions	1,618,472
Net loss	(6,266,595)
Member’s deficiency – December 31, 2010	$(11,493,683)

The accompanying notes are an integral part of these statements.

ARC INCOME PROPERTIES, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31.		Period from June 5, 2008 (Date of Inception) to December 31, 2008
	2010	2009
Cash flows from operating activities:
Net loss	$(6,266,595)	$(7,638,528)	$(1,181,889)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,519,409	2,675,908	668,736
Amortization of intangibles	957,378	886,493	240,404
Amortization of deferred financing costs	1,247,203	962,686	227,787
Amortization of deferred leasing costs	18,476	—	—
Changes in assets and liabilities:
Prepaid expenses and other assets	(223,216)	84,452	(84,801)
Deferred leasing	(346,938)	—	—
Accounts payable and accrued expenses	101,682	(97,632)	643,037
Due to affiliated entities	(840,262)	518,634	321,628
Deferred rent and other liabilities	(62,887)	259,469	319,227
Net cash used in operating activities	(1,895,750)	(2,348,518)	1,154,129
Cash flows from investing activities:
Investment in real estate and related assets	—	(4,463,077)	(9,754,624)
Net cash used in investing activities	—	(4,463,077)	(9,754,624)
Cash flows from financing activities:
Payments of deferred financing costs	—	(1,437,361)	(1,764,981)
Payments on long-term notes payable	(129,165)	—	—
Proceeds from long-term notes payable	—	8,856,684	10,680,494
Equity contribution	1,618,472	—	—
Net cash provided by financing activities	1,489,307	7,419,323	8,915,513
Net increase(decrease) in cash	(406,443)	607,728	315,018
Cash, beginning of period	922,746	315,018	—
Cash, end of period	$516,303	$922,746	$315,018
Supplemental Disclosures of Noncash Financing and Investing Activities:
Mortgage loans assumed in real estate acquisitions	$—	$37,265,801	$45,356,248
Investment in real estate made by affiliate as equity contribution	$—	$907,343	$1,067,514
Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for interest	$7,213,467	$6,677,993	$1,133,944

The accompanying notes are an integral part of these statements.

ARC INCOME PROPERTIES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

Note 1 — Organization

ARC Income Properties, LLC (the “Company”) is a Delaware limited liability company formed on June 5, 2008. The Company is wholly-owned by ARC Real Estate Partners, LLC, an affiliate of American Realty Capital II, LLC (“ARC II”). The Company is managed by an affiliate of ARC II and has no direct employees. The Company was formed to acquire, and exists to own, 100% of the membership interests in property-owning companies (collectively, “Property-Owning Companies”), which together own a portfolio of individual, free-standing, bank branches (collectively, the “Properties”) triple-net leased to RBS Citizens, N.A. and Citizens Bank of Pennsylvania (collectively the “Tenant”).

As of December 31, 2010 and December 31, 2009, the Company owned 28 Property-Owning Companies, which together owned 62 Properties comprised of 303,130 square feet, and which were 97% and 100% occupied at December 31, 2010 and December 31, 2009, respectively. As of December 31, 2010, the remaining lease term of each of the Properties is approximately five years, expiring between July 2016 and January 2019, excluding extension periods. The Properties are located in Delaware, Connecticut, Illinois, Michigan, New Hampshire, New York, Ohio, Pennsylvania and Vermont.

In connection with the acquisitions of the Properties and arranging for the transfer of the mortgage loans to the Company (see Note 4 — Mortgage Notes Payable), ARC II or its affiliates received an acquisition fee and a debt placement fee (see Note 6 — Related Party Transactions and Arrangements). In addition, an affiliate of ARC II served as the exclusive dealer manager in connection with the sale of unsecured notes used to fund a portion of the purchase price of the Properties (see Note 5 — Long-Term Notes Payable).

The Company’s sole assets will be its interests in the Property-Owning Companies, which are the owners of the Properties. The Company does not intend to engage in any other business. The Company has reported net losses since inception. A member of ARC Real Estate Partners, LLC has committed to provide financial support to the Company, if needed, through January 1, 2012.

On February 11, 2011 American Realty Capital Properties, Inc. filed a registration statement on Form S-11 with the U.S. Securities and Exchange Commission announcing an initial public offering of Class A Common Stock (the “Offering”) and the intended contribution of the Company by ARC Real Estate Partners, LLC to this newly formed entity. Upon the closing of the Offering the Company’s long-term notes will be repaid and American Realty Capital Properties, Inc. intends to refinance the current mortgage note payable with a new mortgage note payable. The Company will be contributed under the carryover basis of accounting as required by accounting principles generally accepted in the United States of America (“U.S. GAAP”) for entities under common control. To the extent the offering is unsuccessful, management may seek to refinance its existing mortgage prior to its maturity (see Note 4).

Note 2 — Summary of Significant Accounting Policies

Basis of Accounting

The accompanying consolidated financial statements of the Company are prepared on the accrual basis of accounting in accordance with U.S. GAAP.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding revenue recognition, investments in real estate and purchase price allocations, as applicable.

ARC INCOME PROPERTIES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

Note 2 — Summary of Significant Accounting Policies  – (continued)

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Substantially all of the Company’s business activities are conducted through these subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash

The Company maintains its cash balances at a financial institution. The balances in that institution are insured (up to $250,000) by the Federal Deposit Insurance Corporation. At times, the balances may exceed federally insured limits. The Company has not experienced any losses in such accounts, and believes it is not exposed to any significant credit risk on cash.

Real Estate Investments

The Company records acquired real estate at fair value, primarily purchase price, and makes assessments as to the useful lives of depreciable assets. The Company considers the period of future benefit of the asset to determine the appropriate useful lives. Depreciation is computed using a straight-line method over the estimated useful life of forty years for buildings, five to ten years for building fixtures and improvements and the remaining lease term for acquired intangible lease assets. Expenditures for additions are capitalized and expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or disposal of assets, the cost and accumulated depreciation are eliminated from the accounts and the resulting gain or loss is credited or charged to operations.

Impairment of Long-Lived Assets

The Company establishes a single accounting model for the impairment or disposal of long-lived assets. Accounting guidance requires that the operations related to properties that have been sold or properties that are intended to be sold be presented as discontinued operations in the statement of operations for all periods presented, and properties intended to be sold to be designated as “held for sale” on the balance sheet.

When circumstances indicate the carrying value of a property may not be recoverable, the Company reviews the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists, due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income. There are no impairment losses recognized during the years ended December 31, 2010 and 2009.

Allocation of Purchase Price of Acquired Assets

The Company allocates the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, buildings, equipment and tenant improvements on an as-if vacant basis. The Company utilizes various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, which may include data from appraisals, comparable sales, discounted cash flow analysis and other methods. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships.

Amounts allocated to land, buildings, equipment and fixtures may be based on cost segregation studies performed by independent third-parties or on the Company’s analysis of comparable properties in its portfolio.

ARC INCOME PROPERTIES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

Note 2 — Summary of Significant Accounting Policies  – (continued)

Depreciation is computed using the straight-line method over the estimated lives of forty years for buildings, five to ten years for building equipment and fixtures, and the shorter of the useful life or the remaining lease term for tenant improvements.

The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors considered by the Company in its analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period, which typically ranges from six to 18 months. The Company also estimates costs to execute similar leases including leasing commissions, legal and other related expenses.

Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease intangibles are amortized as a decrease to rental income over the remaining term of the lease. The capitalized below-market lease values will be amortized as an increase to rental income over the remaining term and any fixed rate renewal periods provided within the respective leases. In determining the amortization period for below-market lease intangibles, the Company initially will consider, and periodically evaluate on a quarterly basis, the likelihood that a lessee will execute the renewal option. The likelihood that a lessee will execute the renewal option is determined by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.

The aggregate value of intangibles assets related to customer relationship is measured based on the Company’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with the tenant. Characteristics considered by the company in determining these values include the nature and extent of the Company’s existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.

The value of in-place leases is amortized to expense over the initial term of the respective leases, which range primarily from 2 to 20 years. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

In making estimates of fair values for purposes of allocating purchase price, the Company may utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. The Company also considers information obtained about each property as a result of its pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed. The allocations presented in the accompanying consolidated balance sheets are substantially complete; however, there are certain items that the Company will finalize once the Company receives additional information. Accordingly, these allocations are subject to revision when final information is available, although the Company does not expect future revisions to have a significant impact on the Company’s financial position or results of operations.

ARC INCOME PROPERTIES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

Note 2 — Summary of Significant Accounting Policies  – (continued)

Acquired lease intangible assets consist of in-place lease intangibles. As of December 31, 2010 acquired lease intangible assets totaled $496,599, net of accumulated amortization of $2,084,275. At December 31, 2009 acquired lease intangible assets consisted of in-place lease intangibles totaling $1,453,976, net of accumulated amortization of $1,126,897. As of December 31, 2010, the remaining unamortized balance is $496,599, which will be fully amortized in 2011.

Deferred Financing Costs

Deferred financing costs as of December 31, 2010 and 2009 totaling $764,667and $2,011,869, net of accumulated amortization of $2,437,676 and $1,190,473, respectively, represent commitment fees, legal fees, and other third-party costs associated with obtaining commitments for financing, which result in such financing. These costs are amortized over the terms of the respective financing agreements using the effective interest method. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financial transactions that do not close are expensed in the period in which it is determined that the financing will not close. As of December 31, 2010, the remaining unamortized balance is $764,667, which will be fully amortized in 2011.

Deferred Leasing Costs

Deferred leasing costs as of December 31, 2010 and 2009 were $328,461 and $0, net of accumulated amortization of $18,476 as of December 31, 2010. Deferred leasing costs represent third part costs, primarily legal fees, associated with obtaining new leases. Deferred leasing costs are amortized on a straight-line basis over the term of the new lease. Amortization expense is expected to be $44,343 for each of the next 5 years and $106,746 thereafter.

Revenue Recognition

When the Company acquires a property, the term of existing leases is considered to commence as of the acquisition date for purposes of this calculation. The Company will defer the recognition of contingent rental income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved. Cost recoveries from tenants are included in tenant reimbursement income in the period the related costs are incurred, as applicable.

The Company’s revenues, which are derived primarily from rental income, include rents that each tenant pays in accordance with the terms of each lease reported on a straight-line basis over the initial term of the lease. The Company defers the revenue related to lease payments received from tenants in advance of their due dates.

The Company continually reviews receivables related to rent and unbilled rent receivables and determines collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is in doubt, the Company will record an increase in the allowance for uncollectible accounts in the consolidated statements of operations.

Income Taxes

The Company is a single-member limited liability company and is treated as a disregarded entity for income tax purposes. As a result, income and losses of the Company are passed through to the member for federal and applicable state income tax purposes. Accordingly, no provision is made for federal or applicable state income taxes.

Reportable Segments

The Company’s investments in real estate generate rental revenue and other income through the leasing of properties, which comprised 100% of our total consolidated revenues for the years ended December 31,

ARC INCOME PROPERTIES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

Note 2 — Summary of Significant Accounting Policies  – (continued)

2010 and 2009 and the period from June 5, 2008 to December 31, 2008. Although the Company’s investments in real estate are geographically diversified throughout the United States, management evaluates operating performance on an individual property level. The Company’s operating properties have been aggregated into one reportable segment with activities related to investing in real estate.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) amended the guidance on transfers of financial assets to, among other things, eliminate the qualifying special-purpose entity concept, include a new unit of account definition that must be met for transfers of portions of financial assets to be eligible for sale accounting, clarify and change the derecognition criteria for a transfer to be accounted for as a sale, and require significant additional disclosure. This standard was effective January 1, 2010. Adoption of this guidance did not have a material impact on the Company’s financial position or results of operations.

In June 2009, the FASB issued new guidance which revised the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity. This standard was effective January 1, 2010. Adoption of this guidance did not have a material impact on the Company’s financial position or results of operations.

In January 2010, the FASB amended guidance to require a number of additional disclosures regarding fair value measurements. Specifically, the guidance revises two disclosure requirements concerning fair value measurements and clarifies two others. It requires separate presentation of significant transfers into and out of Levels 1 and 2 of the fair value hierarchy and disclosure of the reasons for such transfers. Also, it requires the presentation of purchases, sales, issuances and settlements within Level 3 on a gross basis rather than on a net basis. The amendments clarify that disclosures should be disaggregated by class of asset or liability and that disclosures about inputs and valuation techniques should be provided for both recurring and non-recurring fair value measurements. This guidance is related to enhanced disclosure. The Company currently has no fair value measurements requiring such disclosure.

In March 2010, the FASB issued a clarification of previous guidance that exempts certain credit related features from analysis as potential embedded derivatives subject to bifurcation and separate fair value accounting. This guidance specifies that an embedded credit derivative feature related to the transfer of credit risk that is only in the form of subordination of one financial instrument to another is not subject to bifurcation from a host contract. All other embedded credit derivative features should be analyzed to determine whether their economic characteristics and risks are “clearly and closely related” to the economic characteristics and risks of the host contract and whether bifurcation and separate fair value accounting is required. The adoption of this guidance on July 1, 2010 had no material effect on the Company’s financial position or results of operations.

In December 2010, the FASB updated its guidance related to goodwill which affected all entities that have recognized goodwill and have one or more reporting units whose carrying amount for purposes of performing Step 1 of the goodwill impairment test is zero or negative. The guidance modifies Step 1 so that for those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. This guidance will be effective for the Company on January 1, 2011. The adoption of this

ARC INCOME PROPERTIES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

Note 2 — Summary of Significant Accounting Policies  – (continued)

guidance is not expected to have a material impact on the Company’s financial position or results of operations as the Company has no goodwill.

In December 2010, the FASB updated the guidance related to business combinations to address diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendment specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, non-recurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendment affects any public entity, as defined, that enters into business combinations that are material on an individual or aggregate basis. This guidance will be effective for the Company for acquisitions occurring on or after January 1, 2011. The adoption of this guidance is not expected to have a material impact on the Company’s financial position or results of operations.

Note 3 — Real Estate Acquisitions

During the year ended December 31, 2009 and the period from June 5, 2008 to December 31, 2008, the Company acquired 62 Properties. There were no properties acquired in 2010. The following table presents the allocation of the assets acquired and liabilities assumed during 2009:

	Year Ended December 31, 2009	Period from June 5, 2008 to December 31, 2008
Assets acquired:
Real estate investments, at cost:
Land	$6,313,931	$8,121,129
Buildings, fixtures and improvements	35,778,946	46,019,728
	42,092,877	54,140,857
Intangibles and other assets:
In-place leases	543,344	2,037,529
Total assets acquired	42,636,221	56,178,386
Liabilities assumed:
Mortgage notes payable	(37,265,801)	(45,356,248)
Total liabilities assumed	(37,265,801)	(45,356,248)
Purchase price paid by affiliate as equity contribution	(907,343)	(1,067,514)
Cash paid	$4,463,077	$9,754,624

ARC INCOME PROPERTIES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

Note 3 — Real Estate Acquisitions  – (continued)

During the period from June 5, 2008 (date of inception) to December 31, 2010, the following Property-Owning Companies were acquired by the Company:

Property-Owning Company	Acquisition Date	No. of Properties	Square Feet	Total Purchase Price(1)
CRE JV Mixed Five CT Branch Holdings LLC	09/19/08	2	5,592	$1,836,101
CRE JV Mixed Five IL 3 Branch Holdings LLC	09/19/08	3	13,305	4,638,456
CRE JV Mixed Five IL 5 Branch Holdings LLC	09/19/08	2	7,536	2,713,895
CRE JV Mixed Five MI 1 Branch Holdings LLC	08/28/08	2	11,299	5,904,748
CRE JV Mixed Five MI 2 Branch Holdings LLC	07/30/08	2	7,200	3,300,410
CRE JV Mixed Five MI 3 Branch Holdings LLC	09/19/08	2	7,353	3,187,611
CRE JV Mixed Five MI 5 Branch Holdings LLC	07/30/08	3	10,679	3,615,505
CRE JV Mixed Five MI 6 Branch Holdings LLC	07/30/08	2	9,574	2,848,199
CRE JV Mixed Five MI 7 Branch Holdings LLC	12/15/08	2	9,882	5,433,749
CRE JV Mixed Five NH Branch Holdings LLC	09/19/08	2	6,872	1,652,490
CRE JV Mixed Five OH 1 Branch Holdings LLC	09/19/08	3	16,312	6,162,710
CRE JV Mixed Five OH 2 Branch Holdings LLC	07/02/08	3	13,868	4,372,177
CRE JV Mixed Five OH 5 Branch Holdings LLC	07/02/08	3	10,602	4,323,392
CRE JV Mixed Five OH 6 Branch Holdings LLC	07/02/08	2	10,578	2,734,111
CRE JV Mixed Five OH 7 Branch Holdings LLC	07/02/08	2	14,764	3,454,832
CRE JV Mixed Five DE Branch Holdings LLC	03/13/09	1	4,610	1,348,659
CRE JV Mixed Five NY 5 Branch Holdings LLC	03/13/09	1	4,092	1,070,218
CRE JV Mixed Five OH 4 Branch Holdings LLC	03/13/09	1	3,630	1,483,468
CRE JV Mixed Five VT Branch Holdings LLC	03/13/09	3	12,492	3,522,703
CRE JV Mixed Five IL 4 Branch Holdings LLC	05/21/09	1	6,525	3,140,691
CRE JV Mixed Five NY 4 Branch Holdings LLC	05/21/09	3	12,378	4,246,519
CRE JV Mixed Five IL 2 Branch Holdings LLC	08/19/09	2	16,875	3,608,617
CRE JV Mixed Five MI 4 Branch Holdings LLC	08/19/09	2	11,927	5,744,627
CRE JV Mixed Five NY 1 Branch Holdings LLC	08/19/09	3	17,757	4,893,309
CRE JV Mixed Five NY 2 Branch Holdings LLC	08/19/09	2	10,852	2,795,370
CRE JV Mixed Five NY 3 Branch Holdings LLC	08/19/09	2	11,296	2,499,575
CRE JV Mixed Five OH 3 Branch Holdings LLC	08/19/09	2	11,837	3,403,050
CRE JV Mixed Five PA Branch Holdings LLC	08/19/09	4	23,443	7,681,770
		62	303,130	$101,616,962

(1)	Base purchase price plus acquisition related costs.

ARC INCOME PROPERTIES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

Note 3 — Real Estate Acquisitions  – (continued)

Future Lease Payments Table

The following table presents future minimum base rental payments due to the Company over the next five years as of December 31, 2010:

2011	$6,286,344
2012	6,410,542
2013	6,570,806
2014	6,735,076
2015	6,903,453
Thereafter	15,492,877
Total	$48,399,098

The Tenant has the option to extend the term of each of the leases for three additional periods of five years each.

Note 4 — Mortgage Notes Payable

The Properties are subject to the Property-Owning Companies’ mortgage notes (collectively, the “Mortgage Notes”) pursuant to individual loan agreements (collectively, “Loan Agreements”), which are senior in priority to the long-term notes payable (see Note 5 — Long-Term Notes Payable). As of December 31, 2010 and 2009, the Company had Mortgage Notes payable of $82,622,049 encumbering the Properties described in Note 3. The Mortgage Notes have an annual effective interest rate of 6.39% and mature July 2011 through August 2011. The Mortgage Notes require interest-only monthly payments until maturity, at which time the aggregate principal amount of the Mortgage Notes are due and payable.

Note 5 — Long-Term Notes Payable

The Company funded a portion of the purchase price of the Properties acquired from proceeds received from the issuance of long–term notes payable (the “Notes”) in connection with a private placement pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended. As of December 31, 2010 and 2009, the Company had issued Notes outstanding in the aggregate of $19,408,013 and $19,537,178, respectively. The class A Notes, with a balance of $9,644,620 at December 31, 2010, for subscribers prior to September 15, 2008, bear interest at 10.0% per annum and the remaining class B Notes, with a balance of $9,763,393 at December 31, 2010, bear interest at 9.625% per annum. The Company pays interest-only monthly payments to subscribers of the Notes until the maturity in July 2011. The Company has the right to extend the maturity date for two additional one-year periods. If the Company exercises its extension rights, the Notes will bear interest at a rate of 10.125% per annum for the first extension period and a rate of 10.625% per annum during the second extension period.

The Company has the right to prepay the Notes in whole or in part at any time following the first anniversary of the applicable issuance date of the Notes. If repaid on or before the second anniversary of the issuance date, the Company will pay 2% of the remaining amount due on the Notes as a prepayment premium. If repaid after the second anniversary of the issuance date but before the third anniversary of the issuance date, the Company will pay 1% of the remaining amount due on the Notes as a prepayment premium. The foregoing not withstanding, the Company shall have the right to repay the amount due under the Notes in whole or in part without premium or penalty within ninety days of the maturity date. The Company will not have the right to prepay the amount due under the Notes during the two optional extension periods.

ARC INCOME PROPERTIES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

Note 5 — Long-Term Notes Payable  – (continued)

The Company is required to prepay the Notes out of any proceeds derived from the sale or refinancing of the Properties after any required payments of the principal and interest due under the Mortgage Notes (see Note 4 — Mortgage Notes Payable). Such prepayment is subject to the prepayment premiums described above.

The Notes are unsecured. However, the Company does not have any indebtedness other than the Notes and the Mortgage Notes and has agreed that it will not incur any additional debt other than refinancing of the Mortgage Notes on the Properties. The Company has agreed that any available funds from the sale or refinancing of the Properties, following repayment of the amount due on the Mortgage Notes, will be paid to the holders of the Notes prior to any distribution of the equity. The Company intends to repay the notes with the proceeds from the American Realty Capital Properties, Inc. offering (see Note — 1).

Two principals of ARC II, who own approximately 82% of ARC II in the aggregate, have unconditionally, jointly and severally, guaranteed repayment of 50% of the principal of the Notes.

Note 6 — Related Party Transactions and Arrangements

In connection with the acquisition of the Properties and arranging for the refinancing of the Mortgage Notes, ARC II was paid a fee of $1,314,219 and $1,645,303, and $373,625 and $565,497, respectively for such services provided during 2009 and 2008. The acquisition fees for 2008 were capitalized and included with in the purchase price of the properties acquired in 2008. The acquisition fees for 2009 were expensed and are included in acquisition and transaction related expenses within the accompanying Statements of Operations. The finance coordination fees are included within deferred financing costs on the accompanying Balance Sheets. No such fees were paid in 2010.

The Company agreed to pay ARC II’s affiliated dealer manager a selling commission equal to 10% of the gross proceeds from the sale of Notes, allocated as follows: (i) 6% reallowed in full to unaffiliated soliciting dealers who sell the Notes, (ii) 3% for organizational and offering expenses, a portion of which may be paid to unaffiliated soliciting dealers who sell the Notes if they reach certain agreed-upon sales levels and (iii) 1% for marketing and due diligence expenses. Included in deferred financing costs, the total commission earned by the affiliated dealer manager during 2009 and 2008 aggregated $854,602 and $838,549, respectively, of which $496,811 and $411,606, was reallowed in full to unaffiliated soliciting dealers. No such fees were paid in 2010.

Note 7 — Commitments and Contingencies

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. There are no material legal proceedings pending or known to be contemplated against the Company.

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. The Company has not been notified by any governmental authority of any noncompliance, liability or other claim, and the Company is not aware of any other environmental condition that it believes will have a material adverse effect on the consolidated results of operations.

Note 8 — Economic Dependency

Under various agreements, the Company has engaged in or will engage an affiliate of ARC II to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the

ARC INCOME PROPERTIES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

Note 8 — Economic Dependency  – (continued)

sale of shares of the Company’s common stock available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations.

As a result of these relationships, the Company is dependent upon ARC II and its affiliates. In the event that these companies were unable to provide the Company with the respective services, the Company would be required to find alternative providers of these services.

Note 9 — Subsequent Events

The Company evaluated its financial statements as of December 31, 2010 for subsequent events through March 24, 2011, the date the financial statements were issued and have determined that there have not been any events that have occurred that would require adjustments to our disclosures in audited financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of
ARC Income Properties III, LLC and Subsidiary

We have audited the accompanying consolidated balance sheets of ARC Income Properties III, LLC, a Delaware limited liability company, and Subsidiary (collectively, the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in member’s deficiency and cash flows for the year ended December 31, 2010 and the period from September 8, 2009 (Date of Inception) to December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ARC Income Properties III, LLC and Subsidiary as of December 31, 2010 and 2009 and the consolidated results of their operations and their cash flows for the year ended December 31, 2010 and the period from September 8, 2009 (Date of Inception) to December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

March 24, 2011

27

ARC INCOME PROPERTIES III, LLC AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31, 2010	December 31, 2009
Assets
Real estate investments, at cost:
Land	$2,911,241	$2,911,241
Buildings, fixtures and improvements	15,462,798	15,462,798
Acquired intangible lease assets	5,023,824	5,023,824
Total real estate investments, at cost	23,397,863	23,397,863
Less: accumulated depreciation and amortization	(1,060,040)	(168,916)
Real estate investments, net	22,337,823	23,228,947
Cash	98,129	—
Restricted cash	—	3,561,591
Prepaid expenses and other assets	464,225	245,364
Deferred financing costs, net	1,172,932	1,409,962
Total assets	$24,073,109	$28,445,864
Liabilities and Member’s Deficiency
Mortgage note payable	$13,850,000	$14,934,340
Long-term notes payable	11,218,133	11,243,133
Due to affiliate	—	5,100
Due to seller	—	2,068,888
Accounts payable and accrued expenses	99,637	462,547
Deferred rent	158,111	—
Total liabilities	25,325,881	28,714,008
Member’s deficiency	(1,252,772)	(268,144)
Total liabilities and member’s deficiency	$24,073,109	$28,445,864

The accompanying notes are an integral part of these statements.

ARC INCOME PROPERTIES III, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 30, 2010	Period from September 8, 2009 (Date of Inception) to December 31, 2009
Rental income	$2,237,102	$340,779
Operating expenses:
Acquisition and transaction related	—	903,010
General and administrative	36,113	15,337
Depreciation and amortization	891,124	168,916
Total operating expenses	927,237	1,087,263
Operating (loss) income	1,309,865	(746,484)
Other income (expense):
Interest expense	(2,345,273)	(386,788)
Interest income	—	300
Total other income (expense)	(2,345,273)	(386,488)
Net loss	$(1,035,408)	$(1,132,972)

The accompanying notes are an integral part of these statements.

ARC INCOME PROPERTIES III, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN MEMBER’S DEFICIENCY

Member’s equity – September 8, 2009 (date of inception)	$—
Equity contributions	864,828
Net loss	(1,132,972)
Member’s deficiency – December 31, 2009	(268,144)
Equity contributions	50,780
Net loss	(1,035,408)
Member’s deficiency – December 31, 2010	$(1,252,772)

The accompanying notes are an integral part of these statements.

ARC INCOME PROPERTIES III, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31, 2010	Period from September 8, 2009 (Date of Inception) to December 31, 2009
Cash flows from operating activities:
Net loss	$(1,035,408)	$(1,132,972)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	642,009	127,397
Amortization of intangibles	249,115	41,519
Amortization of deferred finance charges	540,030	51,163
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(218,861)	(245,364)
Accounts payable and accrued expenses	(362,910)	462,547
Due to affiliate	(5,100)	5,100
Deferred rent	158,111	—
Net cash used in operating activities	(33,014)	(690,610)
Cash flows from investing activities:
Investment in real estate and related assets	1,492,703	(9,956,226)
Net cash provided by (used in) investing activities	1,492,703	(9,956,226)
Cash flows from financing activities:
Payments of deferred financing costs	(303,000)	(1,461,125)
Payments on mortgage note payable	(1,084,340)	—
Proceeds from long-term notes payable	—	11,243,133
Payments on long-term notes payable	(25,000)	—
Proceeds from equity contributions	50,780	864,828
Net cash provided by (used in) financing activities	(1,361,560)	10,646,836
Net increase (decrease) in cash	98,129	—
Cash, beginning of period	—	—
Cash, end of period	$98,129	$—
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest	$1,785,295	$175,000
Non-Cash Investing and Financing Activities:
Acquisition purchase price adjustment	$—	$1,492,703
Mortgage loan incurred in real estate acquisition	$—	$14,934,340

The accompanying notes are an integral part of these statements.

ARC INCOME PROPERTIES III, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

Note 1 — Organization

ARC Income Properties III, LLC (the “Company”) is a Delaware limited liability company formed on September 8, 2009. The Company is wholly-owned by American Realty Capital Partners, LLC, an affiliate of American Realty Capital II, LLC (“ARC II”). The Company is managed by an affiliate of ARC II and has no direct employees. As of December 31, 2010, the Company owned a Home Depot distribution facility comprised of 465,600 square feet (the “Property”). The primary lease term under the triple-net master lease agreement is twenty years, expiring in December 2029. The Property is located in Columbia, South Carolina.

In connection with the acquisition of the Property and arranging for mortgage financing (see Note 4 —  Mortgage Note Payable), an affiliate of ARC II received an acquisition fee and a debt placement fee (see Note 7 — Related Party Transactions and Arrangements). In addition, an affiliate of ARC II served as the exclusive dealer manager in connection with the sale of unsecured long-term notes used to fund a portion of the purchase price of the Property (see Note 5 — Long-Term Notes Payable).

The Company’s sole assets will be its interests in the Property. The Company does not intend to engage in any other business.

On February 11, 2011 American Realty Capital Properties, Inc. filed a registration statement on Form S-11 with the U.S. Securities and Exchange Commission announcing an initial public offering of common stock (the “Offering”) and the intended contribution of the Company to this newly formed entity. Upon the closing of the offering, the Company’s long-term notes will be repaid. The Company will be contributed under the carryover basis of accounting as required by accounting principles generally accepted in the United States of America (“U.S. GAAP”) for entities under common control.

Note 2 — Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statements of the Company are prepared on the accrual basis of accounting in accordance with U.S. GAAP.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding revenue recognition, purchase price allocations to record investments in real estate, and purchase price allocations.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. Substantially all of the Company’s business activities are conducted through this subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash

The Company maintains its cash balances in one financial institution. The balance in the institution is insured (up to $250,000) by the Federal Deposit Insurance Corporation. At times, the balance may exceed federally insured limits. The Company has not experienced any losses in this account, and believes it is not exposed to any significant credit risk on cash.

Real Estate Investments

The Company records acquired real estate at fair value, primarily purchase price, and makes assessments as to the useful lives of depreciable assets. The Company considers the period of future benefit of the asset to

ARC INCOME PROPERTIES III, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

Note 2 — Summary of Significant Accounting Policies  – (continued)

determine the appropriate useful lives. Depreciation is computed using a straight-line method over the estimated useful life of forty years for buildings, seven years for building fixtures and improvements and the remaining lease term for acquired intangible lease assets. Expenditures for additions are capitalized and expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or disposal of assets, the cost and accumulated depreciation are eliminated from the accounts and the resulting gain or loss is credited or charged to operations.

Impairment of Long-Lived Assets

The Company establishes a single accounting model for the impairment or disposal of long-lived assets. Operations related to the property that has been sold or the property that is intended to be sold is presented as discontinued operations in the statement of operations for all periods presented, and the property intended to be sold is designated as “held for sale” on the balance sheet.

When circumstances indicate the carrying value of a property may not be recoverable, the Company reviews the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists, due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For property held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income. There were no impairment losses recognized during the periods ended December 31, 2010 or 2009.

Allocation of Purchase Price of Acquired Assets

The Company allocates the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, buildings, equipment and tenant improvements on an as-if vacant basis. The Company utilizes various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, which may include data from appraisals, comparable sales, discounted cash flow analysis and other methods. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships.

Amounts allocated to land, buildings, equipment and fixtures may be based on cost segregation studies performed by independent third-parties or on the Company’s analysis of comparable properties in its portfolio. Depreciation is computed using the straight-line method over the estimated lives of forty years for buildings, five to ten years for building equipment and fixtures, and the shorter of the useful life or the remaining lease term for tenant improvements.

The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors considered by the Company in its analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period, which typically ranges from six to 18 months. The Company also estimates costs to execute similar leases including leasing commissions, legal and other related expenses.

Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the

ARC INCOME PROPERTIES III, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

Note 2 — Summary of Significant Accounting Policies  – (continued)

difference between the contractual amounts to be paid pursuant to the in-place leases and management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease intangibles are amortized as a decrease to rental income over the remaining term of the lease. The capitalized below-market lease values will be amortized as an increase to rental income over the remaining term and any fixed rate renewal periods provided within the respective leases. In determining the amortization period for below-market lease intangibles, the Company initially will consider, and periodically evaluate on a quarterly basis, the likelihood that a lessee will execute the renewal option. The likelihood that a lessee will execute the renewal option is determined by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.

The aggregate value of intangibles assets related to customer relationship is measured based on the Company’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with the tenant. Characteristics considered by the company in determining these values include the nature and extent of the Company’s existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.

The value of in-place leases is amortized to expense over the initial term of the respective leases, which range primarily from 2 to 20 years. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

In making estimates of fair values for purposes of allocating purchase price, The Company may utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. The Company also considers information obtained about each property as a result of its pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed. The allocations presented in the accompanying consolidated balance sheets are substantially complete; however, there are certain items that the Company will finalize once the Company receives additional information. Accordingly, these allocations are subject to revision when final information is available, although the Company does not expect future revisions to have a significant impact on the Company’s financial position or results of operations.

Acquired lease intangible assets consisted of in-place lease intangibles. As of December 31, 2010 in-place lease intangibles totaled $4,733,190, net of accumulated amortization of $290,634. As of December 31, 2009, in-place lease intangibles totaled $4,982,305, net of accumulated amortization of $41,519. Amortization expense is expected to be $249,115 for each of the next five years.

Deferred Financing Costs

Deferred financing costs as of December 31, 2010 and 2009 totaling $1,172,932 and $1,409,962, net of accumulated amortization of $441,850 and $51,163, respectively, represent commitment fees, legal fees, and other third party costs associated with obtaining commitments for financing, which resulted in such financing. These costs are amortized over the terms of the respective financing agreements using the effective interest method. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financial transactions that do not close are expensed in the period in

ARC INCOME PROPERTIES III, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

Note 2 — Summary of Significant Accounting Policies  – (continued)

which it is determined that the financing will not close. Amortization expense is expected to be approximately $402,000, $402,000, $296,000, $60,000, and $30,000 for the years ending December 31, 2011, 2012, 2013, 2014 and 2015, respectively.

Income Taxes

The Company is a single-member limited liability company and is treated as a disregarded entity for income tax purposes. As a result, income and losses of the Company are passed through to the member for federal and applicable state income tax purposes. Accordingly, no provision is made for federal or state income taxes.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) amended the guidance on transfers of financial assets to, among other things, eliminate the qualifying special-purpose entity concept, include a new unit of account definition that must be met for transfers of portions of financial assets to be eligible for sale accounting, clarify and change the derecognition criteria for a transfer to be accounted for as a sale, and require significant additional disclosure. This standard was effective January 1, 2010. Adoption of this guidance did not have a material impact on the Company’s financial position or results of operations.

In June 2009, the FASB issued new guidance which revised the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity. This standard was effective January 1, 2010. Adoption of this guidance did not have a material impact on the Company’s financial position or results of operations.

In January 2010, the FASB amended guidance to require a number of additional disclosures regarding fair value measurements. Specifically, the guidance revises two disclosure requirements concerning fair value measurements and clarifies two others. It requires separate presentation of significant transfers into and out of Levels 1 and 2 of the fair value hierarchy and disclosure of the reasons for such transfers. Also, it requires the presentation of purchases, sales, issuances and settlements within Level 3 on a gross basis rather than on a net basis. The amendments clarify that disclosures should be disaggregated by class of asset or liability and that disclosures about inputs and valuation techniques should be provided for both recurring and non-recurring fair value measurements. This guidance is related to enhanced disclosure. The Company currently has no fair value measurements requiring such disclosure.

In March 2010, the FASB issued a clarification of previous guidance that exempts certain credit related features from analysis as potential embedded derivatives subject to bifurcation and separate fair value accounting. This guidance specifies that an embedded credit derivative feature related to the transfer of credit risk that is only in the form of subordination of one financial instrument to another is not subject to bifurcation from a host contract. All other embedded credit derivative features should be analyzed to determine whether their economic characteristics and risks are “clearly and closely related” to the economic characteristics and risks of the host contract and whether bifurcation and separate fair value accounting is required. The adoption of this guidance on July 1, 2010 had no material effect on the Company’s financial position or results of operations.

In December 2010, the FASB updated its guidance related to goodwill which affected all entities that have recognized goodwill and have one or more reporting units whose carrying amount for purposes of performing Step 1 of the goodwill impairment test is zero or negative. The guidance modifies Step 1 so that for those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors

ARC INCOME PROPERTIES III, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

Note 2 — Summary of Significant Accounting Policies  – (continued)

indicating that an impairment may exist. The qualitative factors are consistent with existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. This guidance will be effective for the Company on January 1, 2011. The adoption of this guidance is not expected to have a material impact on the Company’s financial position or results of operations as the Company has no goodwill.

In December 2010, the FASB updated the guidance related to business combinations to address diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendment specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, non-recurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendment affects any public entity, as defined, that enters into business combinations that are material on an individual or aggregate basis. This guidance will be effective for acquisitions occurring on or after January 1, 2011. The adoption of this guidance is not expected to have a material impact on the Company’s financial position or results of operations

Note 3 — Real Estate Acquisition

In November 2009, the Company acquired one property for which the purchase price was not finalized at December 31, 2009. As required by accounting guidance we recorded provisional amounts at December 31, 2009. In 2010, when the final purchase price was determined, the purchase and sale agreement related to the property was amended to reduce the purchase price from the original purchase price of $24,890,566 by approximately $1,492,703 to reflect lower costs for the construction of the property than originally anticipated. The adjustment was retrospectively applied to the provisional amounts.

The following table presents the allocation of the assets acquired based on provisional amounts and the final amounts. There were no liabilities assumed as part of the acquisition:

	Provisional Allocation	Final Allocation
Real estate investments
Land	$3,135,146	$2,911,241
Buildings, fixtures and improvements	16,731,596	15,462,798
	19,866,742	18,374,039
Intangibles and other assets:
In-place leases	5,023,824	5,023,824
Total assets acquired	$24,890,566	$23,397,863

Note 4 — Mortgage Note Payable

In connection with the acquisition of the Property, the Company financed a portion of the purchase price with a mortgage note obligation with an outstanding balance of $14,934,340 as of December 31, 2009, which bore interest at 6.25%. In connection with the adjustment of the purchase price of the property in 2010, the mortgage note payable balance was reduced to maintain a certain leverage ratio as required by the note agreement. In June 2010, the Company refinanced the mortgage note with a new mortgage note in the amount of $13,850,000, which bears interest at 5.25%. The Company is required to pay interest only on the note until maturity in July 2015 when the principal balance will be due in full.

ARC INCOME PROPERTIES III, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

Note 5 — Long-Term Notes Payable

The Company funded a portion of the purchase price of the Property acquired from proceeds received from the issuance of notes (the “Notes”) in connection with a private placement pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended. As of December 31, 2010 and 2009 the Company had issued Notes outstanding in the aggregate amount of $11,218,133 and $11,243,133, respectively. The Notes bear an annual interest rate of 8.50%. The Company will pay interest-only monthly payments to subscribers of the Notes until the maturity in September 2013. The Company has the right to extend the maturity date for two additional one-year periods.

The Company has the right to prepay the Notes in whole or in part at any time following the first anniversary of the closing date. If repaid on or before the second anniversary of the closing date, the Company will pay 1% of the remaining amount due on the Notes as a prepayment premium. If repaid after the second anniversary of the closing date but before the third anniversary of the closing date, the Company will pay 0.5% of the remaining amount due on the Notes as a prepayment premium. The foregoing notwithstanding, the Company shall have the right to repay the amount due under the Notes in whole or in part without penalty within 360 days of the maturity date. The Company will not have the right to prepay the amount due under the Notes during the two optional extension periods.

The Company is required to prepay the Notes out of any proceeds derived from the sale or refinancing of the Property after any required payments of the principal and interest due under the mortgage note payable (see Note 4). Such prepayment is subject to the prepayment premiums described above.

The Notes are unsecured. However, the Company does not have any indebtedness other than the Notes and the mortgage note and has agreed that it will not incur any additional debt other than refinancing of the mortgage note. The Company has agreed that any available funds from the sale or refinancing of the properties, following repayment of the amount due on the mortgage note, will be paid to the holders of the Notes prior to any distribution of the equity. The Company intends to repay the notes with the proceeds from the American Realty Capital Properties, Inc. offering (see Note 1).

Note 6 — Future Lease Payments Table

In May 2010, the lease payments were amended in connection with the adjustment of the purchase price of the Property. The following table reflects such amendments and presents future minimum base rental payments due to the Company over the next five years and thereafter as of December 31, 2010:

2011	$1,900,495
2012	1,938,505
2013	1,977,275
2014	2,016,820
2015	2,057,157
Thereafter	33,287,775
Total	$43,178,027

The lease expires in December 2029. The Tenant has the option to extend the term of the lease for two additional terms of five years each.

Note 7 — Related Party Transactions and Arrangements

In connection with the acquisition of the Property and arranging for the mortgage financing for the Company, an affiliate of ARC II was paid fees of $148,000 and $771,607 for such services providing during 2010 and 2009, respectively.

ARC INCOME PROPERTIES III, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

Note 7 — Related Party Transactions and Arrangements  – (continued)

The Company paid ARC II’s affiliated dealer manager a selling commission equal to 10% of the gross proceeds from the sale of Notes allocated as follows: (i) 6% reallowed in full to unaffiliated soliciting dealers who sold the Notes, (ii) 3% for organizational and offering expenses, a portion of which may be paid to unaffiliated soliciting dealers who sold the Notes if they reach certain agreed-upon sales levels and (iii) 1% for marketing and due diligence expenses. Included in deferred financing costs, the total commission earned by the affiliated dealer manager during 2009 aggregated $1,125,630, of which $459,582 relates to external commissions and reallowances paid and/or accrued to unaffiliated soliciting broker dealers. No such fees were paid in 2010.

Note 8 — Commitments and Contingencies

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. There are no material legal proceedings pending or known to be contemplated against the Company.

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. The Company has not been notified by any governmental authority of any noncompliance, liability or other claim, and the Company is not aware of any other environmental condition that it believes will have a material adverse effect on the consolidated results of operations.

Note 9 — Economic Dependency

Under various agreements, the Company has engaged in or will engage an affiliate of ARC II to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company’s common stock available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations.

As a result of these relationships, the Company is dependent upon ARC II and its affiliates. In the event that these companies were unable to provide the Company with the respective services, the Company would be required to find alternative providers of these services.

Note 10 — Subsequent Events

The Company evaluated its financial statements as of March 24, 2011 for subsequent events the date the financial statements were issued and have determined that there have not been any events that have occurred that would require adjustments to our disclosures in audited financial statements.

AMERICAN REALTY CAPITAL PROPERTIES, INC. AND SUBSIDIARIES

The following unaudited pro forma Consolidated Balance Sheets and Statements of Operations are presented as if American Realty Capital Properties, Inc. (“the Company”) had acquired ARC Income Properties, LLC and ARC Income Properties III, LLC from affiliated entities and completed other formation transactions as of December 31, 2010 or 2009 and for the years ended December 31, 2010 and 2009. The Company was formed as a Maryland corporation on December 2, 2010 to:

•	Sell a minimum of 5.4 million shares of Class A Common Stock and a maximum of 8.8 million shares of Class A Common Stock in this offering, and contribute the net proceeds from this offering to its operating partnership in exchange for 5.4 million OP units assuming it sells the minimum number of shares of Class A Common Stock offered in this offering, or 8.8 million OP units assuming it sells the maximum number of shares of Class A Common Stock offered in this offering.
•	Sell an aggregate of 8,000 shares of Class B Common Stock to the Company’s executive officers, who also are the members of the Company’s sponsor, at a price of $12.50 per share in a private placement and contribute the net proceeds to the Company’s operating partnership in exchange for 8,000 OP units.
•	The Company and its operating partnership will then consolidate the ownership of its portfolio of properties by acquiring the indirect interests in each of the property subsidiaries through a contribution transaction. Pursuant to the contribution transaction, the contributor will contribute and exchange all of its indirect ownership interests in 29 property subsidiaries that own the entire interest in 63 properties to the Company’s operating partnership in exchange for approximately 310,000 OP units, with an aggregate value of approximately $3.9 million plus the assumption, as of December 31, 2010, of approximately $127 million of indebtedness. The properties will be contributed at carryover basis, which is cost, less accumulated depreciation and amortization, as required by GAAP.
•	The Company will repay approximately $30.6 million of unsecured recourse indebtedness (together with prepayment penalties related thereto in the aggregate amount of approximately $306,000) incurred by two property subsidiaries that will be contributed to the Company by the contributor and that is owed to two private investment funds sponsored by the Company’s sponsor.
•	The Company anticipates repaying $82.6 million of mortgage indebtedness encumbering 60 of its properties leased to Citizens Bank and two vacant properties by utilizing approximately $27.6 million of net proceeds from this offering and the proceeds of an anticipated new $55.0 million mortgage loan the Company will obtain secured by the 60 continuing properties leased to Citizens Bank.

The pro forma Consolidated Balance Sheets and Statements of Operations are unaudited and are not necessarily indicative of what the actual financial position or results of operations would have been had the Company acquired ARC Income Properties, LLC and ARC Income Properties III, LLC or other formation transactions taken place as of December 31, 2010 or 2009 or for the years ended December 31, 2010 or 2009, nor does it purport to present the future financial position of the Company.

Tenant/Location			Fair Value	OP Units to be Issued	Debt
Citizens	Higganum	CT	$1,200,000	$2,839
Citizens	New London	CT	650,000	1,538
			1,850,000	4,377	$1,471,370
Citizens	Smyrna	DE	1,370,000	3,241
			1,370,000	3,241	1,080,200
Citizens	Alsip	IL	1,590,000	3,762
Citizens	Evergreen Park	IL	1,170,000	2,768
			2,760,000	6,530	2,193,306
Citizens	Chicago	IL	1,870,000	4,424
Citizens	Chicago	IL	1,340,000	3,170
Citizens	Lyons	IL	1,500,000	3,549
			4,710,000	11,143	3,746,984
Citizens	Elmwood Park	IL	3,230,000	7,642	2,598,800
Citizens	Worth	IL	—	—
Citizens	Wilmington	IL	2,440,000	5,773
			2,440,000	5,773	2,926,980
Citizens	Clinton Township	MI	3,780,000	8,943
Citizens	Southfield	MI	1,690,000	3,998
			5,470,000	12,941	4,403,905
Citizens	Dearborn	MI	3,190,000	7,548
Citizens	Dearborn	MI	2,840,000	6,719
			6,030,000	14,267	4,861,024
Citizens	Detroit	MI	1,460,000	3,454
Citizens	Harper Woods	MI	1,480,000	3,501
			2,940,000	6,955	2,321,977
Citizens	Detroit	MI	800,000	1,893
Citizens	Highland Park	MI	1,070,000	2,531
Citizens	Livonia	MI	1,860,000	4,401
			3,730,000	8,825	2,962,352
Citizens	Grosse Pointe	MI	2,870,000	6,790
Citizens	Utica	MI	2,620,000	6,199
			5,490,000	12,989	4,435,900
Citizens	Lathrup Village	MI	1,990,000	4,708
Citizens	Warren	MI	1,250,000	2,957
			3,240,000	7,665	2,599,151
Citizens	Richmond	MI	1,200,000	2,839
Citizens	St. Clair Shores	MI	2,220,000	5,252
			3,420,000	8,091	2,745,131
Citizens	Pittsfield	NH	1,130,000	2,673
Citizens	Rollinsford	NH	540,000	1,278
			1,670,000	3,951	1,298,130
Citizens	Albany	NY	1,730,000	4,093
Citizens	Johnstown	NY	1,230,000	2,910
Citizens	Schenectady	NY	2,160,000	5,110
			5,120,000	12,113	4,031,963

Citizens	Amherst (Buffalo)	NY	1,790,000	4,235
Citizens	East Aurora	NY	1,220,000	2,886
Citizens	Rochester	NY	1,250,000	2,957
			4,260,000	10,078	3,386,165
Citizens	Greene	NY	1,620,000	3,833
Citizens	Whitesboro	NY	1,000,000	2,366
			2,620,000	6,199	2,028,376
Citizens	Port Jervis	NY	1,080,000	2,555	844,888
Citizens	Vails Gate	NY	2,110,000	4,992
Citizens	Whitehall	NY	560,000	1,325
			2,670,000	6,317	2,292,944
Citizens	Alliance	OH	1,460,000	3,454
Citizens	Louisville	OH	1,370,000	3,241
			2,830,000	6,695	2,216,075
Citizens	Boardman	OH	2,010,000	4,755
Citizens	Brunswick	OH	1,340,000	3,170
Citizens	Wadsworth	OH	1,130,000	2,673
			4,480,000	10,598	3,586,021
Citizens	Broadview Heights	OH	1,510,000	3,572	1,209,935
Citizens	Cleveland	OH	1,720,000	4,069
Citizens	Cleveland	OH	1,510,000	3,572
Citizens	Cleveland	OH	1,300,000	3,076
			4,530,000	10,717	3,585,233
Citizens	Lakewood	OH	1,470,000	3,478
Citizens	Rocky River	OH	2,100,000	4,968
			3,570,000	8,446	2,812,983
Citizens	Massillon	OH	2,060,000	4,874
Citizens	Massillon	OH	1,520,000	3,596
			3,580,000	8,470	2,785,256
Citizens	Mentor	OH	1,250,000	2,957
Citizens	Northfield	OH	2,230,000	5,276
Citizens	Willoughby	OH	2,780,000	6,601
			6,260,000	14,834	5,005,457
Citizens	Havertown	PA	—	—
Citizens	Ambridge	PA	1,610,000	3,809
Citizens	Monesson	PA	1,490,000	3,525
Citizens	Narberth	PA	3,080,000	7,312
			6,180,000	14,646	6,395,039
Citizens	Poultney	VT	1,120,000	2,650
Citizens	St. Albans	VT	1,060,000	2,508
Citizens	White River Junction	VT	1,370,000	3,265
			3,550,000	8,423	2,796,504
Home Depot	West Columbia	SC	30,410,000	71,947	13,850,000
	Totals		$131,000,000	$310,000	$96,472,049

PRO FORMA CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2010

The following unaudited pro forma Consolidated Balance Sheet is presented as if American Realty Capital Properties, Inc. (“the Company”) had acquired ARC Income Properties, LLC and ARC Income Properties III, LLC as of December 31, 2010. This financial statement should be read in conjunction with the unaudited pro forma Consolidated Statement of Operations and the Company’s historical financial statements and notes thereto in this registration statement. The pro forma Consolidated Balance Sheet is unaudited and is not necessarily indicative of what the actual financial position would have been had the Company acquired ARC Income Properties, LLC and ARC Income Properties III, LLC as of December 31, 2010, nor does it purport to present the future financial position of the Company.

	ARC Income Properties, LLC(1)	ARC Income Properties III, LLC(2)	Pro Forma Adjustments (Minimum)(3)		Pro Forma (Minimum)(3)	Pro Forma Adjustments (Maximum)(4)		Pro Forma (Maximum)(4)
Assets
Real estate investments, at cost:
Land	$14,435,060	$2,911,241	—		$17,346,301	—		$17,346,301
Buildings, fixtures and improvements	81,798,674	15,462,798	—		97,261,472	—		97,261,472
Acquired intangible lease assets	2,580,874	5,023,824	—		7,604,698	—		7,604,698
Total real estate investments, at cost	98,814,608	23,397,863	—		122,212,471	—		122,212,471
Less: accumulated depreciation and amortization	(8,948,328)	(1,060,040)	—		(10,008,368)	—		(10,008,368)
Total real estate investments, net	89,866,280	22,337,823	—		112,204,103	—		112,204,103
Cash and cash equivalents	516,303	98,129	$876,805	(5)	1,491,237	$39,651,805	(5)	40,266,237
Prepaid expenses and other assets	223,564	464,225	—		687,789	—		687,789
Deferred financing costs, net	1,093,128	1,172,932	(680,354	)(6)	1,585,706	(680,354	)(6)	1,585,706
Total assets	$91,699,275	$24,073,109	—		$115,968,835	—		$14,743,835
Liabilities and Equity
Mortgage notes payable	$82,622,049	$13,850,000	(27,622,049	)(7)	$68,850,000	(27,622,049	)(7)	$68,850,000
Long-term notes payable	19,408,013	11,218,133	(30,626,146	)(8)	—	(30,626,146	)(8)	—
Accounts payable and accrued expenses	647,087	99,637	—		746,724	—		746,724
Deferred rent and other liabilities	515,809	158,111	—		673,920	—		673,920
Total liabilities	103,192,958	25,325,881	—		70,270,644	—		70,270,644
Member’s deficiency	(11,493,683)	(1,252,772)	12,746,455	(9)	—	12,746,455	(9)	—
Preferred stock	—	—	—		—	—		—
Class A Common stock	—	—	54,000	(10)	54,000	88,000	(10)	88,000
Class B Common stock	—	—	80	(11)	80	80	(11)	80
Additional paid in capital	—	—	41,769,111	(12)	41,769,111	80,510,111	(12)	80,510,111
Total American Realty Capital Properties, Inc. shareholder's equity	(11,493,683)	(1,252,722)	—		41,823,191	—		80,598,191
Noncontrolling interests	—	—	3,875,000	(13)	3,875,000	3,875,000	(13)	3,875,000
Total liabilities and equity	$91,699,275	$24,073,109	—		$115,968,835	—		$154,743,835

AMERICAN REALTY CAPITAL PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEETS

Pro Forma Consolidated Balance Sheet as of December 31, 2010:

(1)	Reflects the historical Balance Sheet of ARC Income Properties, LLC for the period indicated.
(2)	Reflects the historical Balance Sheet of ARC Income Properties III, LLC for the period indicated.
(3)	Adjustments and pro forma balances based on the offering of the minimum number of 5,400,000 shares of Class A Common Stock offered.
(4)	Adjustments and pro forma balances based on the offering of the maximum number of 8,800,000 shares of Class A Common Stock offered.
(5)	Represents net cash proceeds from the issuance of common stock and equity units after offering costs and acquisition costs from the predecessor companies as shown below:

	Minimum Offering Amount	Maximum Offering Amount
Gross offering proceeds	$67,500,000	$110,000,000
Uses:
Fees and expenses	1,225,000	1,550,000
Selling commissions and dealer manager fees	5,400,000	8,800,000
Repay existing indebtedness	58,248,195	58,248,195
Property transfer, debt origination and transfer expenses	1,750,000	1,750,000
Net cash proceeds	$876,805	$39,651,805
(6)	Represents write-off of $1,680,354 deferred financing costs for long-term notes payable which are to be repaid upon the closing of the offering and the ARC Income Properties mortgage note payable which is expected to be refinanced with an anticipated new $55,000,000 mortgage financing facility, partially offset by estimated offering costs of $1,000,000 to be incurred in connection with obtaining the $55,000,000 of new mortgage financing.
(7)	Represents repayment of $82,622,049 mortgage notes payable and refinancing with an anticipated new $55,000,000 mortgage note payable with a term of 10 years at a proposed annualized interest rate of 4.40%. This proposed annualized interest rate is based on the facts that it was provided to the Company by one of the lenders with which the Company has been discussing the loan as indicative of a market interest rate for this type of loan and an affiliate of the Company’s sponsor recently closed on a loan commitment with similar terms.
(8)	Represents repayment of long-term notes with proceeds from the offering.
(9)	Represents elimination of members' deficiency related to predecessor companies.
(10)	Represents the issuance of a minimum of 5,400,000 and maximum of 8,800,000 shares of Class A Common Stock at a par value of $0.01 per share.
(11)	Represents the issuance of 8,000 shares of Class B Common Stock with a par value of $0.01 per share.

(12)	Represents net proceeds after offering costs and par values of Class A Common Stock and Class B Common Stock based on the minimum offering of 5,400,000 shares of Class A Common Stock offered or the maximum offering of 8,800,000 shares of Class A Common Stock offered at an offering price of $12.50 per share and elimination of other balance sheet items as shown below:

	Minimum Offering	Maximum Offering
Gross offering proceeds	$67,500,000	$110,000,000
Less: offering fees and expenses	(1,225,000)	(1,550,000)
Less: selling commissions and dealer manager fees	(5,400,000)	(8,800,000)
Less: property transfer, debt origination and transfer expenses	(1,750,000)	(1,750,000)
Less: Class A and Class B common stock par value	(54,080)	(88,080)
Less: write-off of deferred financing costs on retired indebtedness	(680,354)	(680,354)
Less: Net reclassification of historic member deficiency	(16,621,455)	(16,621,455)
Adjustment to additional paid in capital	$41,769,111	$80,510,111
(13)	Represents the value of 310,000 OP units issued to the owner of the predecessor companies.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR
YEAR ENDED DECEMBER 31, 2010 AND THE YEAR ENDED DECEMBER 31, 2009

The following unaudited pro forma Consolidated Statements of Operations for the year ended December 31, 2010 and the year ended December 31, 2009 are presented as if American Realty Capital Properties, Inc. (“the Company”) had acquired ARC Income Properties, LLC and ARC Income Properties III, LLC at the beginning of the periods presented. These financial statements should be read in conjunction with the unaudited pro forma Consolidated Balance Sheet and the Company’s historical financial statements and notes thereto in this registration statement. The pro forma Consolidated Statements of Operations are unaudited and are not necessarily indicative of what the actual results of operations would have been had the Company acquired ARC Income Properties, LLC and ARC Income Properties III, LLC at the beginning of the periods presented, nor does it purport to present the future results of operations of the Company.

AMERICAN REALTY CAPITAL PROPERTIES, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR
THE YEAR ENDED DECEMBER 31, 2010

	ARC Income Properties, LLC(1)	ARC Income Properties III, LLC(2)	Pro Forma Adjustments (Minimum)(3)		Pro Forma (Minimum)(3)		Pro Forma Adjustments (Maximum)(4)		Pro Forma (Maximum)(4)
Revenues:
Rental income	$6,907,952.00	$2,237,102.00	$(106,400.00	)(5)	$9,038,654.00		$(106,400.00	)(5)	$9,038,654.00
Total revenues	6,907,952.00	2,237,102.00	—		9,038,654.00		—		9,038,654.00
Operating expenses
Management fee	—	—	611,062.00	(7)	611,062.00		611,062.00	(7)	611,062.00
Acquisition and transaction related	10,000	—	(10,000.00	)(8)	—		(10,000.00	)(8)	—
General and administrative	309,711.00	36,113.00	199,176.00	(9)	545,000.00		199,176.00	(9)	545,000.00
Depreciation and amortization	4,495,264.00	891,124.00	(1,002.00	)(10)	5,385,386.00		(1,002.00	)(10)	5,385,386.00
Total operating expenses	4,814,975.00	927,237.00	—		6,541,448.00		—		6,541,448.00
Operating income	2,092,977.00	1,309,865.00	—		2,497,206.00		—		2,497,206.00
Other income (expense)
Interest expense	(8,459,572.00)	(2,345,273.00)	6,201,539.00	(11)	(4,603,306.00)		6,201,539.00	(11)	(4,603,306.00)
Interest income	—	—	—		—		—		—
Other income	100,000.00	—	—		—		—		—
Total other income (expense)	(8,359,572.00)	(2,345,273.00)	—		(4,603,306.00)		—		(4,603,306.00)
Net loss	$(6,266,595.00)	$(1,035,408.00)	—		(2,106,100.00)		—		(2,106,100.00)
Net loss attributable to noncontrolling interest holders					120,727.00				76,038.00
Net loss attributable to American Realty Capital Properties, Inc.					$(1,985,373.00)				$(2,030,062.00)
Per share data:
Weighted average shares outstanding					5,408,000	(12)			8,808,000	(13)
Earnings per share basic and fully diluted					$(0.37)				$(0.23)

The accompanying notes are an integral part of these pro forma statements.

AMERICAN REALTY CAPITAL PROPERTIES, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED
DECEMBER 31, 2009

	ARC Income Properties, LLC(1)	ARC Income Properties III, LLC(2)	Pro Forma Adjustments (Minimum)(3)		Pro Forma (Minimum)(3)		Pro Forma Adjustments (Maximum)(4)		Pro Forma (Maximum)(4)
Revenues:
Rental income	$5,342,066	$340,779	$3,355,809.00	(5)	$9,038,654.00		$3,355,809.00	(5)	$9,038,654.00
Operating expense reimbursement	5,130	—	(5,130.00	)(6)	—		(5,130.00	)(6)	—
Total revenues	5,347,196	340,779			9,038,654.00				9,038,654.00
Operating expenses
Management fee			611,062.00	(7)	611,062.00		611,062.00	(7)	611,062.00
Acquisition and transaction related	2,802,354	903,010	(3,705,364.00	)(8)	—		(3,705,364.00	)(8)	—
General and administrative	61,984	15,337	467,679.00	(9)	545,000.00		467,679.00	(9)	545,000.00
Depreciation and amortization	3,562,401	168,916	1,654,069.00	(10)	5,385,386.00		1,654,069.00	(10)	5,385,386.00
Total operating expenses	6,426,739	1,087,263			6,541,448.00				6,541,448.00
Operating income (loss)	(1,079,543)	(746,484)			2,497,206.00				2,497,206.00
Other income (expense)
Interest expense	(6,575,759)	(386,788)	3,683,795.00	(11)	(3,278,752.00)		3,683,795.00	(11)	(3,278,752.00)
Interest income	16,774	300	—		17,074.00		—		17,074.00
Total other income (expense)	(6,558,985)	(386,488)			(3,261,678.00)				(3,261,678.00)
Net loss	$(7,638,528)	$(1,132,972)			(764,472.00)				(764,472.00)
Net loss attributable to noncontrolling interest holders					43,821.00				27,600.00
Net loss attributable to American Realty Capital Properties, Inc.					$(720,651.00)				$(736,872.00)
Per share data:
Weighted average shares outstanding					5,408,000.00	(12)			8,808,000.00	(13)
Earnings per share basic and fully diluted					$(0.13)				$(0.08)

The accompanying notes are an integral part of these pro forma statements.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2009 and the Year Ended December 31, 2010:

Historical statements for ARC Income Properties, LLC and ARC Income Properties III, LLC for the periods ended December 31, 2009 include partial periods for certain properties purchased during the year. All adjustments to the predecessor companies for the year ended December 31, 2009 annualize the amounts reported or annualize the adjustments for new activity to make the pro forma statement of operations an estimate of operating activity for a full year.

(1)	Reflects the historical Statement of Operations of ARC Income Properties, LLC for the period indicated.
(2)	Reflects the historical Statement of Operations of ARC Income Properties III, LLC for the period from September 8, 2009 to December 31, 2009 or January 1, 2010 to December 31, 2010, as indicated.
(3)	Adjustments and pro forma balances based on the offering of the minimum number of shares of 5,400,000 shares of Class A Common Stock offered.
(4)	Adjustments and pro forma balances based on the offering of the maximum number of 8,800,000 shares of Class A Common Stock offered.
(5)	Represents adjustment for straight-line rent had the properties been acquired at the beginning of the period.
(6)	Represents elimination of one-time income item.
(7)	Represents management fee of the maximum of 0.50% of unadjusted book value of assets that may be charged by affiliated manager. The determination of payment of fees to the manager will be made on a periodic basis based on available cash flow.
(8)	Represents elimination of acquisition costs of Predecessor entities.
(9)	Represents estimated increase in general and administrative costs primarily for legal fees, audit fees, board of directors fees, insurance, marketing and investor relations fees related to operation as a public company, which are expected to have an ongoing effect on the results of operations of the Company.
(10)	Represents adjustment for additional depreciation and amortization of real estate investments had the properties been acquired at the beginning of the period.

(11)	Represents reversal of interest expense for long-term notes to be repaid at the closing of the offering and reversal of interest expense on $82,622,049 of mortgage debt which is expected to be refinanced by American Realty Capital Properties, Inc., reversal of related deferred financing costs, amortization, addition of estimated interest expense for an anticipated new $55,000,000 note with an annualized interest rate of 4.40% and amortization of deferred financing costs for the anticipated new $55,000,000 note. This proposed annualized interest rate is based on the facts that it was provided to the Company by one of the lenders with which the Company has been discussing the loan as indicative of a market interest rate for this type of loan and an affiliate of the Company’s sponsor recently closed on a loan commitment with similar terms. The detail of these amounts are as follows:

	Year Ended December 31, 2009	Year Ended December 31, 2010
Reversal of interest expense for long-term notes	$1,783,553	$2,920,642
Reversal of interest expense for $82,622,049 mortgage note	4,030,322	4,030,322
Reversal of deferred financing cost amortization on long-term notes and mortgage to be refinanced	1,013,849	1,748,422
Interest expense for anticipated new $55,000,000 mortgage note	(2,397,847)	(2,397,847)
Annualization of interest expense on existing $13,850,000 mortgage outstanding for partial period in 2009	(602,400)	—
Annualization of deferred financing costs on existing $13,850,000 mortgage note outstanding for partial period in 2009	(43,682)	—
Deferred financing amortization for new $55,000,000 mortgage note	(100,000)	(100,000)
	$3,683,795	$6,201,539

Every  1/8 of 1% change in the annualized interest rate on the anticipated new $55,000,000 note will result in a change in annualized interest expense of approximately $68,750.

(12)	Excludes the effect of 310,000 of OP units issued to the owner of the predecessor companies exchangeable for 310,000 shares of Class A Common Stock and 162,000 manager unvested restricted shares of Class A Common Stock and 9,000 director unvested restricted shares of Class A Common Stock to be issued at the closing of the offering as the effect of these shares would be anti-dilutive.
(13)	Excludes the effect of 310,000 of OP units issued to the owner of the predecessor companies exchangeable for 310,000 shares of Class A Common Stock and 264,000 manager unvested restricted shares of Class A Common Stock and 9,000 director unvested restricted shares of Class A Common Stock to be issued at the closing of the offering as the effect of these shares would be anti-dilutive.

Non Recurring adjustments not reflected in the income statement for the year ended December 31, 2009:

•	Estimated expenses of $443,739 to acquire the properties of ARC Income Properties, LLC and ARC Income Properties III, LLC from the predecessor entities are not included in the income statement above. These costs are primarily legal fees, deed transfer fees and closing costs required to transfer title of the property to the new entity.
•	Write-off of $1,680,354 of capitalized financing costs related to long-term notes to be repaid and mortgage debt of ARC Income Properties, LLC to be refinanced.
•	Payment of $306,261 prepayment fees for prepayment of ARC Income Properties III, LLC long-term notes.

AMERICAN REALTY CAPITAL
PROPERTIES, INC.

Common Stock

5,400,000 SHARES OF CLASS A COMMON STOCK — MINIMUM OFFERING

8,800,000 SHARES OF CLASS A COMMON STOCK — MAXIMUM OFFERING

PROSPECTUS

      , 2011

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to make any representations other than those contained in the prospectus and supplemental literature authorized by American Realty Capital Properties, Inc. and referred to in this prospectus, and, if given or made, such information and representations must not be relied upon. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.

Until     (60 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as soliciting dealers with respect to subscriptions.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution

Expenses in connection with the issuance and distribution of the securities being registered hereunder are below assuming the maximum 8.8 million shares of Class A Common Stock offered are sold. All amounts set forth are estimates except for the SEC registration fee, the FINRA filing fee and the NASDAQ filing fee. We will pay the expenses of this registration.

SEC registration fee	$12,771
FINRA filing fee	11,500
NASDAQ filing fee	50,000
Legal fees and expenses	1,025,000
Accounting fees and expenses	250,000
Printing and engraving expenses	150,000
Transfer agent and registrar fees and expenses	25,000
Miscellaneous expenses	25,729
Total	$1,550,000

Item 32. Sales to Special Parties

None.

Item 33. Recent Sales of Unregistered Securities

In connection with the formation transactions, 310,000 OP units with an aggregate value of $3,875,000, assuming a price per share or unit at the initial public offering price of $12.50 per share, will be issued by our operating partnership to ARC Real Estate Partners, LLC in consideration of the transfer of its interests in the property subsidiaries to our operating partnership. ARC Real Estate Partners, LLC is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such OP units will be effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act and Rule 506 thereunder.

Concurrently with the closing of this offering, our executive officers will acquire an aggregate of 8,000 shares of Class B Common Stock in a private placement at a price per share equal to $12.50 per share of Class B Common Stock. The gross proceeds we will receive from selling our Class B Common Stock in this offering are $100,000. No sales commissions or other consideration will be paid in connection with such sales. Each of our executive officers is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class B Common Stock will be effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act and Rule 506 thereunder.

On February 2, 2011 we issued 1,000 shares of common stock that we sold to our sponsor at $0.01 per share in connection with the formation transactions in a private placement. This sale was consummated without registration under the Securities Act in reliance upon the exemption from registration in Section 4(2) of the Securities Act as a transaction not involving any public offering. Those shares will be redeemed for $10 prior to or concurrently with the completion of the offering.

Item 34. Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that limits such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable to the corporation or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of: (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and (2) a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or (2) any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Following completion of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law.

Following the completion of this offering and the formation transactions, we intend to purchase and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities, whether or not we are required or have the power to indemnify them against the same liability.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35. Treatment of Proceeds From Stock Being Registered

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits

(a) Financial Statements.  See Index to Consolidated Financial Statements and the related notes thereto.

(b) Exhibits.  The list of exhibits following the signature pages of this registration statement on Form S-11 is incorporated herein by reference.

Item 37. Undertakings

(a) The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment may be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, (3) that all post-effective amendments will comply with the applicable forms, rules and regulations of the SEC in effect at the time such post-effective amendments are filed; and (4) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(f) The undersigned registrant hereby undertakes to provide to the dealer manager at the closing specified in the dealer manager agreement, certificates in such denominations and registered in such names as required by the dealer manager to permit prompt delivery to each purchaser.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933, as amended, shall be deemed to part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 24, 2011.

AMERICAN REALTY CAPITAL PROPERTIES, INC.
By: /s/ Nicholas S. Schorsch Nicholas S. Schorsch Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Nicholas S. Schorsch Nicholas S. Schorsch	Chairman of the Board of Directors and Chief Executive Officer	March 24, 2011
/s/ William M. Kahane William M. Kahane	President, Chief Operating Officer and Director	March 24, 2011
/s/ Peter M. Budko Peter M. Budko	Executive Vice President and Chief Investment Officer	March 24, 2011
/s/ Brian S. Block Brian S. Block	Executive Vice President and Chief Financial Officer (Principal Accounting Officer)	March 24, 2011
/s/ Edward M. Weil, Jr. Edward M. Weil, Jr.	Executive Vice President and Secretary	March 24, 2011

EXHIBIT INDEX

The following exhibits are included, or incorporated by reference, in this registration statement on Form S-11 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit No.	Description
1.1(1)	Form of Dealer Manager Agreement between American Realty Capital Properties, Inc., ARC Properties Operating Partnership, L.P. and Realty Capital Securities, LLC
1.1(1)	Form of Soliciting Dealer Agreement between Realty Capital Securities, LLC and each Soliciting Dealer thereto
3.1(1)	Form of Articles of Amendment and Restatement of American Realty Capital Properties, Inc.
3.2(1)	Form of Bylaws of American Realty Capital Properties, Inc.
4.1(1)	Form of Agreement of Limited Partnership of ARC Properties Operating Partnership, L.P.
5.1	Form of Opinion of Venable LLP
8.1	Form of Opinion of Proskauer Rose LLP as to tax matters
10.1(1)	Form of Management Agreement among American Realty Capital Properties, Inc., ARC Properties Operating Partnership, L.P. and ARC Properties Advisors, LLC
10.2(1)	Form of Acquisition and Capital Services Agreement between American Realty Capital Properties, Inc. and American Realty Capital II, LLC
10.3(1)	Form of Subscription Agreement for Class B Common Stock between American Realty Capital Properties, Inc. and the subscribers thereto
10.4(1)	Form of American Realty Capital Properties, Inc. Equity Plan
10.5(1)	Form of American Realty Capital Properties, Inc. Director Stock Plan
10.6(1)	Form of Restricted Stock Award Agreement for Non-Executive Directors
10.7(1)	Form of Restricted Stock Award Agreement for ARC Properties Advisors, LLC
10.8(1)	Form of Registration Rights Agreement among American Realty Capital Properties, Inc., ARC Real Estate Partners, LLC and ARC Properties Advisors, LLC
10.9(2)	Contribution Agreement, dated February 4, 2011, between ARC Real Estate Partners, LLC and ARC Properties Operating Partnership, L.P.
10.10(1)	Form of Assignment and Assumption of Membership Interests between ARC Real Estate Partners, LLC and ARC Properties Operating Partnership, L.P.
10.11(1)	Form of Right of First Offer Agreement between American Realty Capital Properties, Inc. and ARC Income Properties IV, LLC
10.12(1)	Form of Tax Protection Agreement, between American Realty Capital Properties, Inc. and ARC Real Estate Partners, LLC
10.13(1)	Form of Escrow Agreement, between American Realty Capital Properties, Inc. and Wells Fargo Bank, National Association
10.14(1)	Form of Indemnification Agreement between American Realty Capital Properties, Inc. and its directors and executive officers
10.15	Triple Net Lease Agreement, dated as of May 15, 2009, by and between US Real Estate Limited Partnership and Home Depot U.S.A., Inc.
10.16	First Amendment to Triple Net Lease Agreement, dated as of March 1, 2010, by and between ARC HDCOLSC001, LLC and Home Depot U.S.A., Inc.
10.17	Assignment and Assumption of Lease, dated November 6, 2009, by and between US Real Estate Limited Partnership and ARC HDCOLSC001, LLC
10.18	Mortgage, Assignment of Leases and Rents and Security Agreement, dated as of November 9, 2009, by and between ARC HDCOLSC001, LLC and US Real Estate Limited Partnership

Exhibit No.	Description
10.19	Promissory Note, dated November 9, 2009, made by ARC HDCOLSC001, LLC for the benefit of US Real Estate Limited Partnership
10.20	Bill of Sale, delivered as of November 6, 2009, by US Real Estate Limited Partnership
10.21	Limited Guaranty, dated as of November 9, 2009, made by American Realty Capital II, LLC for the benefit of US Real Estate Limited Partnership
10.22(1)	Form of Administrative Support Agreement between American Realty Capital II, LLC and American Realty Capital Properties, Inc.
21(1)	Subsidiaries of American Realty Capital Properties, Inc.
23.1	Consent of Grant Thornton LLP
23.2	Form of Consent of Venable LLP (included in Exhibit 5.1)
23.3	Form of Consent of Proskauer Rose LLP (included in Exhibit 8.1)
23.4	Consent of Butler Burgher Group
24(2)	Power of Attorney

(1)	To be filed by amendment.
(2)	Previously filed.